     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 1996

                                                         REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           BANK OF BOSTON CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

              MASSACHUSETTS                            04-2471221
        (STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)             IDENTIFICATION NO.)


                                      6711
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                            ------------------------

         100 FEDERAL STREET, BOSTON, MASSACHUSETTS 02110 (617) 434-2200 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

           GARY A. SPIESS, ESQ.                             JANICE B. LIVA, ESQ.
         GENERAL COUNSEL AND CLERK                 ASSISTANT GENERAL COUNSEL AND ASSISTANT
        BANK OF BOSTON CORPORATION                                  CLERK
            100 FEDERAL STREET                           BANK OF BOSTON CORPORATION
        BOSTON, MASSACHUSETTS 02110                          100 FEDERAL STREET
              (617) 434-2870                             BOSTON, MASSACHUSETTS 02110
                                                               (617) 434- 8630

 (NAMES, ADDRESSES, INCLUDING ZIP CODES, AND TELEPHONE NUMBERS, INCLUDING AREA
                         CODES, OF AGENTS FOR SERVICE)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and all other conditions to the merger of a subsidiary of the Registrant with and into BayBanks, Inc. have been satisfied or waived as described in the enclosed Joint Proxy Statement-Prospectus.
                            ------------------------

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box / /.
                            ------------------------


                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS         AMOUNT      PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
    OF SECURITIES TO BE          TO BE     OFFERING PRICE PER AGGREGATE OFFERING   REGISTRATION
          REGISTERED         REGISTERED(1)      SHARE(2)           PRICE(3)           FEE(4)
-------------------------------------------------------------------------------------------------
Common Stock, par value
$2.25 per share (5).........  45,000,000           --         $2,019,886,417.50    $696,512.56
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) This Registration Statement covers the maximum number of the Registrant's securities that would be issued in the transaction described herein.

(2) Not applicable.

(3) Computed pursuant to Rule 457(f)(l), based upon the market value of the securities to be canceled in the merger, consisting of approximately 20,454,546 shares of BayBanks common stock (including shares issuable upon the exercise of options to acquire BayBanks common stock).

(4) In accordance with Rule 457(b), the registration fee paid herewith has been reduced by $374,891.54, which is the amount of the fee previously paid in connection with the Registrant's Preliminary Proxy Statement filed with the Commission on Schedule 14A on February 2, 1996.

(5) Includes Preferred Stock Purchase Rights. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           BANK OF BOSTON CORPORATION
                             CROSS REFERENCE SHEET

                                                                      CAPTION IN JOINT PROXY
                  ITEM OF FORM S-4                                   STATEMENT -- PROSPECTUS
-----------------------------------------------------    ------------------------------------------------
  A.  INFORMATION ABOUT THE TRANSACTION
      ITEM 1 -- Forepart of Registration Statement
      and Outside Front Cover Page of Prospectus.....    Outside Front Cover Page; Cross Reference Sheet;
                                                         Cover Page
      ITEM 2 -- Inside Front and Outside Back Cover
      Pages of Prospectus............................    Table of Contents; Available Information;
                                                         Incorporation of Certain Information by
                                                         Reference
      ITEM 3 -- Risk Factors, Ratio of Earnings to
      Fixed Charges and Other Information............    Summary; Information about Bank of Boston;
                                                         Information about BayBanks
      ITEM 4 -- Terms of the Transaction.............    Summary; The Merger; Description of Bank of
                                                         Boston Capital Stock; Comparative Rights of
                                                         Stockholders
      ITEM 5 -- Pro Forma Financial Information......    Pro Forma Combined Financial Information
      ITEM 6 -- Material Contracts with the Company
      Being Acquired.................................    The Merger -- Background of the Merger; The
                                                         Merger -- Recommendation of the BayBanks Board;
                                                         Reasons for the Merger; The Merger -- Interests
                                                         of Certain Persons in the Merger
      ITEM 7 -- Additional Information Required for
      Reoffering by Persons and Parties Deemed To Be
      Underwriters...................................    *
      ITEM 8 -- Interests of Named Experts and
      Counsel........................................    Experts; Legal Matters
      ITEM 9 -- Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities....................................    *
  B.  INFORMATION ABOUT THE REGISTRANT
      ITEM 10 -- Information with Respect to S-3
      Registrants....................................    Incorporation of Certain Information by
                                                         Reference; Information about Bank of Boston;
                                                         Comparative Rights of Stockholders
      ITEM 11 -- Incorporation of Certain Information
      by Reference...................................    Incorporation of Certain Information by
                                                         Reference
      ITEM 12 -- Information with Respect to S-2 or
      S-3 Registrants................................    *
      ITEM 13 -- Incorporation of Certain Information
      by Reference...................................    *
      ITEM 14 -- Information with Respect to
      Registrants Other Than S-3 or S-2
      Registrants....................................    *
  C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED
      ITEM 15 -- Information with Respect to S-3
      Companies......................................    Incorporation of Certain Information by
                                                         Reference; Information about BayBanks;
                                                         Comparative Rights of Stockholders
      ITEM 16 -- Information with Respect to S-2 or
      S-3 Companies..................................    *
      ITEM 17 -- Information with Respect to
      Companies Other Than S-3 or S-2 Companies......    *
  D.  VOTING AND MANAGEMENT INFORMATION
      ITEM 18 -- Information if Proxies, Consents or
      Authorizations are to be Solicited.............    Cover Page; Incorporation of Certain Information
                                                         by Reference; Summary; The Bank of Boston
                                                         Meeting; The BayBanks Meeting; The Merger;
                                                         Experts; The Bank of Boston
                                                         Meeting -- Additional Matters -- Election of
                                                         Directors; The BayBanks Meeting -- Additional
                                                         Matters -- Ownership of BayBanks Common Stock;
                                                         Solicitation of Proxies
      ITEM 19 -- Information if Proxies, Consents or
      Authorization are not to be Solicited, or in an
      Exchange Offer.................................    *

---------------
*Omitted because item is inapplicable or answer to item is negative.

                                                                            LOGO
BANK OF BOSTON CORPORATION

100 FEDERAL STREET - BOSTON - MASSACHUSETTS 02110

                                                                  March 19, 1996

To Holders of Bank of Boston Common Stock:

     We are pleased to invite you to attend the Annual Meeting of Stockholders (the "Bank of Boston Meeting") of Bank of Boston Corporation ("Bank of Boston"), which will be held on Thursday, April 25, 1996, at 10:30 a.m. in the Auditorium on the ground floor of The Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts.

     At the Bank of Boston Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 12, 1995 (the "Merger Agreement"), among Bank of Boston, Boston Merger Corp., a wholly-owned subsidiary of Bank of Boston (the "Merger Subsidiary") and BayBanks, Inc. ("BayBanks"), and each of the transactions contemplated thereby, pursuant to which the Merger Subsidiary will be merged (the "Merger") with and into BayBanks, and BayBanks will become a subsidiary of Bank of Boston. A copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement-Prospectus as Exhibit A.

     At the effective time of the Merger, each share of BayBanks common stock, par value $2.00 per share ("BayBanks Common Stock") will be entitled to receive
2.2 shares of Bank of Boston common stock, par value $2.25 per share ("Bank of Boston Common Stock").

     The Merger will create a consumer and corporate banking leader with deep regional roots and global reach, operating in 36 states and 24 countries. By combining the world-class technology and consumer innovation of BayBanks with the worldwide franchise and corporate sophistication of Bank of Boston, the combined company will be able to provide a broad array of financial products and services to the customers and communities it serves more efficiently than either company could provide separately, creating long-term benefits for the customers, employees, communities and stockholders of both companies.

     Enclosed are a Notice of Annual Meeting of Stockholders and a Joint Proxy Statement-Prospectus which describes the Merger and the background to the transaction. You are urged to read all of these materials carefully. The Board of Directors has fixed the close of business on March 5, 1996, as the record date for the Bank of Boston Meeting. Accordingly, only stockholders of record on that date will be entitled to notice of, or to vote at, the Bank of Boston Meeting. The affirmative vote of the holders of a majority of the shares of Bank of Boston Common Stock present in person, or represented by proxy, and entitled to vote is necessary to approve and adopt the Merger Agreement and each of the transactions contemplated thereby.

     THE BOARD OF DIRECTORS OF BANK OF BOSTON HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF APPROVING AND ADOPTING THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     At the Bank of Boston Meeting, you will also be asked to consider and vote upon the election of five directors to serve on the Bank of Boston Board for three-year terms until their successors are elected and qualified, the ratification of the selection of independent auditors for 1996, the approval of amendments to Bank of Boston's Restated Articles of Organization (the "Bank of Boston Articles") to increase the authorized shares of Bank of Boston Common Stock from 200,000,000 to 300,000,000 and to change the par value of Bank of Boston Common Stock from $2.25 to $1.50 per share, the approval of Bank of Boston's 1996 Long-Term Incentive Plan and the consideration of four stockholder proposals (if such stockholder proposals are presented to the Bank of Boston Meeting).

     The Bank of Boston Board of Directors recommends that stockholders vote FOR the proposed slate of directors, FOR the ratification of the selection of independent auditors, FOR the proposed amendments to the Bank of Boston Articles, FOR the approval of Bank of Boston's 1996 Long-Term Incentive Plan, and AGAINST each of the four stockholder proposals.

     If you plan to attend the meeting, please bring a form of personal identification with you and, if you are acting as proxy for another, please bring written confirmation from the record owner that you are acting as proxy.

     Whether or not you expect to attend the meeting, please sign and date the enclosed form of proxy and return it promptly in the accompanying envelope to ensure that your shares will be represented. If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person.

     My primary commitment as Chairman of Bank of Boston is to you, our stockholders, to manage the company for maximum value. I strongly support the Merger as an important contribution to that objective, and ask for your support as well.

                                          Cordially,


                                          /S/ Charles K. Gifford
                                          ----------------------
                                          CHARLES K. GIFFORD
                                          Chairman, President and
                                          Chief Executive Officer

                                      LOGO

                           BANK OF BOSTON CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 25, 1996

To Common Stockholders of
  Bank of Boston Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bank of Boston Corporation ("Bank of Boston") will be held in the Auditorium on the ground floor of The Federal Reserve Bank of Boston at 600 Atlantic Avenue, Boston, Massachusetts on Thursday, April 25, 1996 at 10:30 a.m. (the "Bank of Boston Meeting"), for the following purposes, all as set forth in the accompanying Joint Proxy Statement-Prospectus:

          (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 12, 1995 (the "Merger Agreement"), among Bank of Boston, Boston Merger Corp. (the "Merger Subsidiary") and BayBanks, Inc. ("BayBanks"), and the consummation of the transactions contemplated thereby, pursuant to which the Merger Subsidiary will be merged (the "Merger") with and into BayBanks, and BayBanks will become a subsidiary of Bank of Boston, upon the terms and subject to the conditions set forth in the Merger Agreement, as are more fully described in the accompanying Joint Proxy Statement-Prospectus. A copy of the Merger Agreement is attached as Exhibit A to the Joint Proxy Statement-Prospectus.

          (2) To elect five directors with terms expiring at the 1999 Annual Meeting of Stockholders. As described in the accompanying Joint Proxy Statement-Prospectus, from and after the effective time of the Merger, the Bank of Boston Board of Directors will be expanded by four members, and William M. Crozier, Jr., the Chairman of the Board and President of BayBanks, and three additional members of the BayBanks Board of Directors will be appointed as directors of Bank of Boston.

          (3) To ratify the selection by the Board of Directors of Coopers & Lybrand L.L.P. as Bank of Boston's independent auditors for 1996.

          (4) To authorize the amendment of Bank of Boston's Restated Articles of Organization to increase and change the authorized shares of Bank of Boston's Common Stock from 200,000,000 shares, par value $2.25 per share, to 300,000,000 shares, par value $1.50 per share.

          (5) To approve the Bank of Boston Corporation 1996 Long-Term Incentive Plan.

          (6) To consider and act upon four stockholder proposals described in the accompanying Joint Proxy Statement-Prospectus, if such proposals are presented to the Bank of Boston Meeting.

          (7) To transact such other business as may properly come before the Bank of Boston Meeting.

     The Board of Directors has fixed the close of business on March 5, 1996, as the record date for the Bank of Boston Meeting.

     It is important that your shares be represented at the Bank of Boston Meeting regardless of the number of shares you may hold. Please complete, sign and date the enclosed form of proxy and return it promptly in the enclosed envelope which requires no postage if mailed within the United States.

                                          By Order of the Board of Directors,

                                                      /s/ GARY A. SPIESS

                                                      GARY A. SPIESS
                                                          Clerk
Boston, Massachusetts
March 19, 1996

                                   BAYBANKS

                                                                  March 19, 1996

To our Stockholders:

     We invite you to attend the Annual Meeting of Stockholders of BayBanks, Inc. to be held at the offices of BayBank Systems, Inc., One BayBank Technology Place, Waltham, Massachusetts, on Thursday, April 25, 1996, at 10:00 A.M.

     At this special Annual Meeting, BayBanks stockholders will be asked to approve an Agreement and Plan of Merger between BayBanks, Inc. and Bank of Boston Corporation under which each outstanding share of BayBanks Common Stock will be converted into the right to receive 2.2 shares of Bank of Boston Common Stock. The value of the Bank of Boston Common Stock to be received by BayBanks stockholders will depend on the market price of Bank of Boston Common Stock when the merger transaction is consummated. The terms and conditions of the merger transaction are described in the accompanying Joint Proxy Statement-Prospectus, which we urge you to read carefully.

     The proposed merger will join two strong Boston-based institutions, building on the consumer and corporate banking leadership of both and combining deep regional roots with global reach. After the transaction is completed, the principal banking subsidiary of the merged organization will operate as "BayBank of Boston" and the "Bank of Boston" name will be used in national corporate and international banking markets. YOUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED TRANSACTION IS IN THE BEST INTERESTS OF BAYBANKS STOCKHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE AGREEMENT AND PLAN OF MERGER.

     A proxy card is enclosed. Please sign, date, and mail the proxy card promptly in the return envelope provided. It is important that you return the proxy card, whether or not you plan to attend the Annual Meeting, so that your shares of BayBanks Common Stock are voted.

     I hope that you can join us on April 25.

                                          Sincerely,

                                          /s/ WILLIAM M. CROZIER, JR.

                                          WILLIAM M. CROZIER, JR.
                                          Chairman of the Board and President

                                 BAYBANKS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders of BayBanks, Inc. ("BayBanks") will be held at the offices of BayBank Systems, Inc., One BayBank Technology Place, Waltham, Massachusetts, on Thursday, April 25, 1996, at 10:00 A.M.

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger among Bank of Boston Corporation, Boston Merger Corp., and BayBanks dated December 12, 1995 (the "Merger Agreement"), and the transactions contemplated thereby, pursuant to which Boston Merger Corp. would merge with and into BayBanks (the "Merger") on and subject to the terms contained in the Merger Agreement. A copy of the Merger Agreement is attached as Exhibit A to the accompanying Joint Proxy Statement-Prospectus.

     2. To elect three directors to hold office for a term of three years and until their respective successors are chosen and qualified, or, if earlier, until the consummation of the Merger.

     3. To transact such other business as may be in furtherance of or incidental to the foregoing.

     The business referred to above may be transacted at said meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 5, 1996, as the record date for determination of stockholders entitled to notice of and to vote at said meeting or any adjournment thereof.

     You are requested to sign the enclosed proxy and mail it to us promptly in the enclosed self-addressed envelope, whether or not you plan to attend the meeting in person. The giving of such proxy will not affect your right to vote in person if you attend the meeting in person.

                                          /s/ILENE BEAL
Dated: March 19, 1996                     ILENE BEAL, Secretary and Clerk

                           NOTICE OF APPRAISAL RIGHTS

     If the Merger Agreement is approved by the stockholders at the Annual Meeting and the Merger is consummated, any stockholder (1) who files with BayBanks before the taking of the vote on approval of the Merger Agreement written objection to the proposed Merger stating that he intends to demand payment for his shares if the Merger is consummated and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from BayBanks (as it exists after the Merger), within twenty days after the date of mailing to him of notice in writing that the Merger has been consummated, payment for his shares and an appraisal of the value thereof. BayBanks and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in Sections 85 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts, copies of which are attached as Exhibit F to the accompanying Joint Proxy Statement-Prospectus. See "THE MERGER -- Rights of Dissenting Stockholders" in the Joint Proxy Statement-Prospectus for more information.

Bank of Boston Corporation                          BayBanks, Inc.
100 Federal Street                                  175 Federal Street
Boston, Massachusetts 02110                         Boston, Massachusetts 02110

                        JOINT PROXY STATEMENT-PROSPECTUS
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                           BANK OF BOSTON CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS

                                 BAYBANKS, INC.
                            ------------------------

                                 APRIL 25, 1996

     This Joint Proxy Statement-Prospectus is being furnished to stockholders of Bank of Boston Corporation ("Bank of Boston") in connection with the solicitation of proxies by the Board of Directors of Bank of Boston (the "Bank of Boston Board") to be used at the Annual Meeting of Stockholders of Bank of Boston to be held on Thursday, April 25, 1996, at 10:30 a.m., in the Auditorium on the ground floor of The Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts and at any adjournments or postponements thereof (the "Bank of Boston Meeting"). At the Bank of Boston Meeting, the holders of the common stock, par value $2.25 per share (the "Bank of Boston Common Stock"), will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 12, 1995 (the "Merger Agreement") by and among Bank of Boston, BayBanks, Inc. ("BayBanks") and Boston Merger Corp. (the "Merger Subsidiary"), a Massachusetts corporation and wholly-owned subsidiary of Bank of Boston, providing for the merger of the Merger Subsidiary with and into BayBanks, with BayBanks being the surviving corporation and becoming a wholly-owned subsidiary of Bank of Boston (the "Merger"). See "THE BANK OF BOSTON MEETING -- Date, Time and Place" and "-- Purposes of the Meeting."

     This Joint Proxy Statement-Prospectus is also being furnished to stockholders of BayBanks in connection with the solicitation of proxies by the Board of Directors of BayBanks (the "BayBanks Board") to be used at the Annual Meeting to be held on Thursday, April 25, 1996, at 10:00 a.m., at the offices of BayBank Systems, Inc., One BayBank Technology Place, Waltham, Massachusetts, and at any adjournments or postponements thereof (the "BayBanks Meeting"). At the BayBanks Meeting, holders of the common stock, par value $2.00 per share (the "BayBanks Common Stock") will consider and vote upon a proposal to approve and adopt the Merger Agreement. See "THE BAYBANKS MEETING -- Date, Time and Place" and "-- Purposes of the Meeting."

     The Merger Agreement is attached hereto as Exhibit A and is incorporated herein by reference.

     This Joint Proxy Statement-Prospectus is also being furnished to holders of Bank of Boston Common Stock and holders of BayBanks Common Stock for the purpose of considering and voting upon separate proposals to elect directors for their respective corporations, and in the case of Bank of Boston, to ratify the selection of auditors, to amend Bank of Boston's Restated Articles of Organization (the "Bank of Boston Articles") to increase the authorized shares of Bank of Boston Common Stock from 200,000,000 to 300,000,000 and to change the par value of Bank of Boston Common Stock from $2.25 to $1.50 per share, to approve Bank of Boston's 1996 Long-Term Incentive Plan, and to consider and act upon four stockholder proposals (if such stockholder proposals are presented to the Bank of Boston Meeting). Information with respect to these proposals and additional matters to be considered at the Bank of Boston Meeting and the BayBanks Meeting is being furnished separately to each of the stockholders of Bank of Boston and BayBanks, respectively, in this Joint Proxy Statement-Prospectus. See "THE BANK OF BOSTON MEETING -- Purposes of the Meeting," "THE BANK OF BOSTON MEETING -- ADDITIONAL MATTERS," which is included in the Joint Proxy Statement-Prospectus delivered to Bank of Boston stockholders only, "THE BAYBANKS MEETING -- Purposes of the Meeting," and "THE BAYBANKS MEETING -- ADDITIONAL MATTERS," which is included in the Joint Proxy Statement-Prospectus delivered to BayBanks stockholders only.

     Upon consummation of the Merger, each share of BayBanks Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than certain shares held in BayBanks' treasury or held by Bank of Boston or BayBanks or any subsidiary thereof and shares held by dissenting stockholders who have duly perfected their rights of appraisal (the "Dissenting Shares")) will be converted into the right to receive 2.2 shares of Bank of Boston Common Stock. See "THE MERGER -- Conversion of Shares." The transaction is subject to various conditions, including approval by the respective stockholders of Bank of Boston and BayBanks, and approval by applicable regulatory authorities. See "THE MERGER -- "Conditions to the Consummation of the Merger" and "-- Regulatory Approvals Required for the Merger."

     Bank of Boston Common Stock is listed and traded on the New York Stock Exchange ("NYSE") and the Boston Stock Exchange ("BSE"). The closing price of Bank of Boston Common Stock on the NYSE on March 14, 1996 was $46.875.

     This Joint Proxy Statement-Prospectus does not cover any resales of Bank of Boston Common Stock received by stockholders of BayBanks upon consummation of the Merger, and no person is authorized to make use of this Joint Proxy Statement-Prospectus in connection with any such resale. See "THE MERGER -- Resales of Bank of Boston Common Stock."

     All information concerning Bank of Boston contained in this Joint Proxy Statement-Prospectus has been furnished by Bank of Boston, and all information concerning BayBanks has been furnished by BayBanks. Bank of Boston has represented and warranted to BayBanks, and BayBanks has represented and warranted to Bank of Boston, that the particular information so furnished does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading. See "EXPERTS" with respect to the financial statements of Bank of Boston and BayBanks. For a more complete description of the terms of the Merger and the Merger Agreement, see generally, "THE MERGER."

     Bank of Boston has filed a Registration Statement on Form S-4 (together with its exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering a maximum of 45,000,000 shares of Bank of Boston Common Stock, representing shares to be issued in connection with the Merger. This Joint Proxy Statement-Prospectus also constitutes the Prospectus of Bank of Boston filed as a part of such Registration Statement.

     This Joint Proxy Statement-Prospectus and the form of proxy are first being mailed to stockholders of Bank of Boston and BayBanks on or about March 19, 1996.

     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT-PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER THIS JOINT PROXY STATEMENT-PROSPECTUS CAREFULLY AND IN ITS ENTIRETY.
                            ------------------------

     THE SHARES OF BANK OF BOSTON COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF BANK OF BOSTON AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER FEDERAL OR STATE GOVERNMENT AGENCY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

      The date of this Joint Proxy Statement-Prospectus is March   , 1996.

                      (This page intentionally left blank)

                               TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      -----
AVAILABLE INFORMATION...............................................................      8
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...................................      8
SUMMARY.............................................................................     10
     The Companies..................................................................     10
     The Merger.....................................................................     10
     Bank of Boston and BayBanks Stock Option Agreements............................     12
     Date, Time and Place of the Bank of Boston Meeting and the BayBanks Meeting....     12
     Purposes of the Bank of Boston Meeting and the BayBanks Meeting................     12
     Vote Required at the Bank of Boston Meeting and the BayBanks Meeting...........     13
     Recommendations of the Boards of Directors and Reasons for the Merger..........     14
     Opinions of Financial Advisors.................................................     15
     Regulatory Approvals Required for the Merger...................................     15
     Certain Federal Income Tax Consequences........................................     15
     Accounting Treatment...........................................................     16
     Employee Benefits and Plans....................................................     16
     Interests of Certain Persons in the Merger.....................................     16
     Indemnification and Insurance..................................................     17
     Rights of Dissenting Stockholders..............................................     17
     Comparative Rights of Stockholders.............................................     17
     Conditions to the Consummation of the Merger...................................     17
     Conduct of Business Pending the Merger and Other Agreements....................     18
     Waiver and Amendment...........................................................     18
     Management and Operations after the Merger.....................................     18
     Termination of the Merger Agreement............................................     18
     Market and Market Prices.......................................................     19
     Bank of Boston Selected Financial Data.........................................     20
     BayBanks Selected Financial Data...............................................     22
     Pro Forma Combined Bank of Boston and BayBanks Selected Financial Data.........     24
     Bank of Boston Capitalization..................................................     26
     Comparative Per Share Data.....................................................     27
THE BANK OF BOSTON MEETING..........................................................     28
     Date, Time and Place...........................................................     28
     Purposes of the Meeting........................................................     28
     Record Date....................................................................     28
     Proxies; Voting and Revocation.................................................     28
     Votes Required to Approve the Merger and Other Matters; Abstentions and
      Non-Votes.....................................................................     29
     Principal Stockholders of Bank of Boston.......................................     30
THE BAYBANKS MEETING................................................................     31
     Date, Time and Place...........................................................     31
     Purposes of the Meeting........................................................     31
     Record Date....................................................................     31
     Proxies; Voting and Revocation.................................................     31
     Votes Required to Approve the Merger and Other Matters; Abstentions and
      Non-Votes.....................................................................     32
     Principal Stockholders of BayBanks.............................................     32

                                                                                      PAGE
                                                                                      -----
INFORMATION ABOUT BANK OF BOSTON....................................................     33
INFORMATION ABOUT BAYBANKS..........................................................     33
THE MERGER..........................................................................     35
     General........................................................................     35
     Background of the Merger.......................................................     35
     Recommendation of the Bank of Boston Board; Reasons for the Merger.............     38
     Recommendation of the BayBanks Board; Reasons for the Merger...................     40
     Opinion of Financial Advisor to Bank of Boston.................................     42
     Opinion of Financial Advisor to BayBanks.......................................     49
     Effective Time of the Merger; Closing Date.....................................     53
     Structure of the Merger........................................................     54
     Regulatory Approvals Required for the Merger...................................     54
     Certain Federal Income Tax Consequences........................................     58
     Accounting Treatment...........................................................     59
     Employee Benefits and Plans....................................................     59
     Interests of Certain Persons in the Merger.....................................     60
       Employment Agreements........................................................     60
       Options and Restricted Stock.................................................     62
       Directors' Restricted Stock..................................................     62
       Payment of Deferred Directors' Fees..........................................     62
     Indemnification and Insurance..................................................     62
     Rights of Dissenting Stockholders..............................................     62
     Stock Exchange Listings........................................................     64
     Resales of Bank of Boston Common Stock.........................................     64
     Conversion of Shares...........................................................     65
     Exchange of Certificates.......................................................     66
     Conditions to the Consummation of the Merger...................................     67
     Conduct of Business Pending the Merger and Other Agreements....................     69
     Waiver and Amendment...........................................................     71
     Expenses.......................................................................     72
     Management and Operations after the Merger.....................................     72
       Bank of Boston...............................................................     72
       BayBanks.....................................................................     72
       Subsidiary Banks of Bank of Boston and BayBanks..............................     73
       Cost Savings.................................................................     73
     Termination of the Merger Agreement............................................     74
CERTAIN TERMS OF THE STOCK OPTION AGREEMENTS........................................     75
     General........................................................................     75
     Grant of Options...............................................................     76
     Triggering Events; Exercise of Options.........................................     76
     Registration Rights............................................................     77
     Repurchase of Options..........................................................     78
     Assignment of Options..........................................................     79
     Additional Provisions..........................................................     79
PRO FORMA COMBINED FINANCIAL INFORMATION............................................     80
     Unaudited Pro Forma Combined:
       Balance Sheet at December 31, 1995...........................................     80
       Statements of Income.........................................................     81
     Notes to Unaudited Pro Forma Combined Financial Information....................     85

             [ALTERNATIVE PAGE TO BANK OF BOSTON STOCKHOLDERS ONLY]

                                                                                      PAGE
                                                                                      -----
DESCRIPTION OF BANK OF BOSTON CAPITAL STOCK.........................................     86
     Common Stock...................................................................     86
     Preferred Stock................................................................     87
COMPARATIVE RIGHTS OF STOCKHOLDERS..................................................     89
     General........................................................................     89
     Size and Classification of the Board of Directors..............................     89
     Removal of Directors...........................................................     89
     Stockholder Nominations........................................................     89
     Conflict of Interest Transactions..............................................     89
     Meetings of Stockholders.......................................................     90
     Amendment of By-Laws...........................................................     90
     Required Vote for Certain Business Combinations................................     91
     Stockholder Rights Plan........................................................     91
     State Anti-takeover Statutes...................................................     92
EXPERTS.............................................................................     92
LEGAL MATTERS.......................................................................     92
SOLICITATION OF PROXIES.............................................................     93
THE BANK OF BOSTON MEETING -- ADDITIONAL MATTERS....................................     94
     Election of Directors..........................................................     94
          Security Ownership of Directors and Executive Officers....................     98
          Security Ownership of Certain Beneficial Owners...........................     99
          Compliance with Section 16(a) of the Exchange Act.........................     99
          1995 Meetings and Standard Fee Arrangements of the Bank of Boston Board
          and Committees............................................................     99
          Compensation of Executive Officers........................................    102
          Five-Year Stockholder Return Comparison...................................    112
          Indirect Interest of Directors and Executive Officers in Certain
          Transactions..............................................................    112
     Ratification of the Selection of Independent Auditors..........................    113
     Increase in Number and Change in Par Value of Authorized Shares of Bank of
      Boston Common Stock...........................................................    113
     Approval of 1996 Long-Term Incentive Plan......................................    114
     Stockholder Proposals..........................................................    122
     Submission of Stockholder Proposals for 1997 Annual Meeting....................    128
     Other Matters..................................................................    128
     By-Laws of Bank of Boston......................................................    128
     Annual Report..................................................................    128
     10-K Report....................................................................    128
EXHIBIT A --    Agreement and Plan of Merger...........................................   A-1
EXHIBIT B --    Bank of Boston Stock Option Agreement..................................   B-1
EXHIBIT C --    BayBanks Stock Option Agreement........................................   C-1
EXHIBIT D --    Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated..........   D-1
EXHIBIT E --    Opinion of Morgan Stanley & Co. Incorporated...........................   E-1
EXHIBIT F --    Intentionally omitted. This exhibit applies only to dissenting stockholders, if any, of BayBanks......................................
EXHIBIT G --    Bank of Boston Corporation 1996 Long-Term Incentive Plan...............   G-1

                 [ALTERNATE PAGE TO BAYBANKS STOCKHOLDERS ONLY]

                                                                                        PAGE
                                                                                        ----
DESCRIPTION OF BANK OF BOSTON CAPITAL STOCK...........................................    86
     Common Stock.....................................................................    86
     Preferred Stock..................................................................    87
COMPARATIVE RIGHTS OF STOCKHOLDERS....................................................    89
     General..........................................................................    89
     Size and Classification of the Board of Directors................................    89
     Removal of Directors.............................................................    89
     Stockholder Nominations..........................................................    89
     Conflict of Interest Transactions................................................    89
     Meetings of Stockholders.........................................................    90
     Amendment of By-Laws.............................................................    90
     Required Vote for Certain Business Combinations..................................    91
     Stockholder Rights Plan..........................................................    91
     State Anti-takeover Statutes.....................................................    92
EXPERTS...............................................................................    92
LEGAL MATTERS.........................................................................    92
SOLICITATION OF PROXIES...............................................................    93
THE BAYBANKS MEETING -- ADDITIONAL MATTERS............................................    94
     Election of Directors............................................................    94
     Executive Compensation...........................................................    98
     Corporate Compensation Committee and Stock Option Committee Report on Executive
      Officer Compensation............................................................   101
     Ownership of BayBanks Common Stock...............................................   106
     Accountants......................................................................   107
     Stockholder Proposals at 1997 Annual Meeting.....................................   107
EXHIBIT A --    Agreement and Plan of Merger..........................................   A-1
EXHIBIT B --    Bank of Boston Stock Option Agreement.................................   B-1
EXHIBIT C --    BayBanks Stock Option Agreement.......................................   C-1
EXHIBIT D --    Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.........   D-1
EXHIBIT E --    Opinion of Morgan Stanley & Co. Incorporated..........................   E-1
EXHIBIT F --    Sections 85 to 98 of Chapter 156B of the Massachusetts Business
                Corporation Law.......................................................   F-1
EXHIBIT G --    Intentionally omitted. This exhibit applies only to Bank of Boston stockholders..........................................................

                             AVAILABLE INFORMATION

     Both Bank of Boston and BayBanks are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information filed by Bank of Boston or BayBanks can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Certain securities of Bank of Boston are listed on the NYSE and the BSE, and such reports, proxy statements and other information concerning Bank of Boston may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Boston Stock Exchange Incorporated, One Boston Place, Boston, Massachusetts 02108.

     This Joint Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement that Bank of Boston has filed with the Commission under the Securities Act, and to which reference is hereby made. The Registration Statement may be inspected at the public reference facilities of the Commission at the addresses noted above, and copies thereof may be obtained from the Commission at prescribed rates.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     There are hereby incorporated by reference in this Joint Proxy Statement-Prospectus the following documents and information heretofore filed with the Commission, which documents are not presented herein or delivered herewith:

     Bank of Boston's Annual Report on Form 10-K filed for its fiscal year ended December 31, 1995 and the description of its Common Stock, Preferred Stock and Preferred Stock Purchase Rights contained in its registration statements filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

     BayBanks' Annual Report on Form 10-K filed for its fiscal year ended December 31, 1995.

     All documents subsequently filed by Bank of Boston or BayBanks pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the Bank of Boston Meeting and the BayBanks Meeting shall be deemed to be incorporated by reference into this Joint Proxy Statement-Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement-Prospectus to the extent that a statement contained herein, or in an amendment hereto, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement-Prospectus.

     BANK OF BOSTON AND BAYBANKS WILL EACH PROVIDE, UPON REQUEST AND WITHOUT CHARGE TO EACH PERSON TO WHOM THIS JOINT PROXY STATEMENT-PROSPECTUS IS DELIVERED, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED THEREIN BY REFERENCE). WRITTEN REQUESTS FOR DOCUMENTS RELATING TO BANK OF BOSTON SHOULD BE DIRECTED TO INVESTOR RELATIONS, THE FIRST NATIONAL BANK OF BOSTON, P.O. BOX 2016, 01-20-02, BOSTON, MASSACHUSETTS 02106-2016. TELEPHONE REQUESTS MAY BE DIRECTED TO INVESTOR RELATIONS AT (617) 434-7858. WRITTEN REQUESTS FOR DOCUMENTS RELATING TO BAYBANKS SHOULD BE DIRECTED TO AMY B. WARNER, LEGAL COUNSEL, BAYBANKS, INC., 175 FEDERAL STREET, BOSTON, MASSACHUSETTS 02110. TELEPHONE REQUESTS

MAY BE DIRECTED TO MS. WARNER AT (617) 482-1040. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY OF THE DOCUMENTS, REQUESTS SHOULD BE MADE BY APRIL 18, 1996.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANK OF BOSTON OR BAYBANKS. THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE A PROXY SOLICITATION, AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE BY ANYONE IN ANY STATE (i) IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED; (ii) IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO; OR (iii) TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT-PROSPECTUS NOR THE DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF BANK OF BOSTON OR BAYBANKS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE HAS NOT CHANGED SINCE THE DATE OR THE DATES THEREOF.

                                    SUMMARY

     The following summary is not intended to be complete and is qualified in its entirety by reference to more detailed information contained elsewhere in this Joint Proxy Statement-Prospectus or incorporated by reference in this Joint Proxy Statement-Prospectus, or in the accompanying exhibits and the documents referred to herein. Stockholders are urged to read the Joint Proxy Statement-Prospectus and its Exhibits carefully and in their entirety. Capitalized terms that are used and not defined in this Joint Proxy Statement-Prospectus have the meanings set forth in the Merger Agreement.

THE COMPANIES

     Bank of Boston. Bank of Boston is a registered bank holding company, organized in 1970 under Massachusetts law, that, through its subsidiaries and joint ventures, is engaged in providing a wide variety of financial services to individuals, corporate and institutional customers, governments, and other financial institutions. Bank of Boston's principal subsidiary is The First National Bank of Boston ("FNBB"). Other major banking subsidiaries of Bank of Boston are Bank of Boston Connecticut ("BKB Connecticut") and Rhode Island Hospital Trust National Bank ("Hospital Trust"). As of December 31, 1995, Bank of Boston had total assets of $47.4 billion, total deposits of $30.9 billion and total stockholders' equity of $3.8 billion. See "INFORMATION ABOUT BANK OF BOSTON."

     The executive office of Bank of Boston is located at 100 Federal Street, Boston, Massachusetts 02110 (Telephone (617) 434-2200).

     BayBanks. BayBanks, Inc., established in 1928, is a registered bank holding company and savings and loan holding company that provides a complete range of banking, investment, and related financial services, with particular emphasis on consumer and middle market business customers. BayBanks is best known for its use of advanced banking technology, featuring state-of-the-art computer and telecommunications technology to process customer transactions, provide customer information, and increase the efficiency of its data processing activities. BayBanks' largest subsidiary is BayBank, N.A., a national bank based in Boston with branches in Massachusetts and Connecticut. BayBanks also has bank and savings association subsidiaries in New Hampshire. As of December 31, 1995, BayBanks had total assets of $12.1 billion, total deposits of $10.2 billion and total stockholders' equity of $951 million. See "INFORMATION ABOUT BAYBANKS."

     The executive office of BayBanks is located at 175 Federal Street, Boston, Massachusetts 02110 (Telephone (617) 482-1040).

THE MERGER

     The Merger will build on the strengths of Bank of Boston, a corporate and international banking leader, and those of BayBanks, which is one of the nation's premier consumer banking companies. The combined institution will have the lead market share in Massachusetts in total deposits, commercial and industrial lending, consumer lending, mortgage lending, small business lending, and private banking. The combination of Bank of Boston's stature and expertise in international, large corporate, and commercial banking with BayBanks' stature and expertise in consumer banking and use of advanced banking technology is expected to result in an enhanced business mix and improved risk profile for both companies, with the resulting financial institution being well positioned for continued growth.

     The Merger Agreement provides for the merger of the Merger Subsidiary with and into BayBanks, with BayBanks surviving as a wholly-owned subsidiary of Bank of Boston. The time at which the Merger becomes effective under the laws of The Commonwealth of Massachusetts is referred to as the "Effective Time" and the date on which the Effective Time occurs is referred to as the "Closing Date." See "THE MERGER -- Effective Time of the Merger; Closing Date." Upon consummation of the Merger, each share of BayBanks Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of BayBanks Common Stock held (i) in the BayBanks treasury or (ii) directly or indirectly by Bank of Boston or BayBanks or any of their respective subsidiaries, except shares of BayBanks Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties, including all shares held by BayBanks' Savings, Profit Sharing and Employee Stock Ownership Plan ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares"), or Dissenting Shares) will be converted into 2.2 shares of Bank of Boston Common Stock (the "Common Exchange Ratio"). See "THE MERGER -- Conversion of Shares."

     The Common Exchange ratio is the product of arms' length negotiations between the managements of Bank of Boston and BayBanks. In determining the fairness of the Common Exchange Ratio, the management of Bank of Boston had the benefit of advice from its financial advisor, the investment banking firm of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). See "THE MERGER -- Opinion of Financial Advisor to Bank of Boston." The management of BayBanks had the benefit of advice from its financial advisor, the investment banking firm of Morgan Stanley & Co. Incorporated ("Morgan Stanley"). See "THE MERGER -- Opinion of Financial Advisor to BayBanks."

     Shares of BayBanks Common Stock held by a stockholder who has demanded appraisal rights in compliance with the provisions of the Massachusetts Business Corporation Law (the "MBCL") will not be converted into the right to receive, or be exchangeable for, shares of Bank of Boston Common Stock. Instead, that stockholder will receive payment of the appraised value of the Dissenting Shares in accordance with the MBCL. If, however, the stockholder subsequently withdraws in writing his or her demand for appraisal or fails to establish an entitlement to appraisal rights under the MBCL, such stockholder will forfeit the right to appraisal and the Dissenting Shares of BayBanks Common Stock held by such stockholder will be deemed to have been converted into the right to receive, and to have become exchangeable for, shares of Bank of Boston Common Stock as of the Effective Time (without interest or entitlement to the payment of dividends or other distributions unless such amounts are payable to stockholders of record at a date prior to the date the dissenting stockholder exercises appraisal rights). Bank of Boston stockholders are not entitled to appraisal rights under the MBCL in connection with, or as a result of, the Merger. See "THE MERGER -- Conversion of Shares" and "-- Rights of Dissenting Stockholders."

     No fractional shares of Bank of Boston Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of shares of BayBanks Common Stock who otherwise would have been entitled to a fractional share of Bank of Boston Common Stock will receive cash (without interest) in an amount determined by multiplying (i) the average of the closing-sale prices of Bank of Boston Common Stock on the NYSE as reported by The Wall Street Journal for the five trading days immediately preceding the Effective Time by (ii) such holder's fractional interest. See "THE MERGER -- Conversion of Shares."

     In addition, each option granted by BayBanks to acquire BayBanks Common Stock that is outstanding and unexercised immediately prior to the Effective Time will be converted automatically at the Effective Time into an option to purchase Bank of Boston Common Stock and will continue to be governed by the terms of the BayBanks stock option plans, which will be assumed by Bank of Boston. For further information with respect to the conversion of options to purchase BayBanks Common Stock into options to purchase Bank of Boston Common Stock, see the section entitled "THE MERGER -- Conversion of Shares." Approval of the Merger by Bank of Boston stockholders will also constitute approval of the BayBanks stock option plans to be assumed by Bank of Boston as provided in the Merger Agreement. See "THE MERGER -- Conversion of Shares."

     If, before the Effective Time, the outstanding shares of Bank of Boston Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Bank of Boston's capitalization, an appropriate and proportionate adjustment will be made to the Common Exchange Ratio. See "THE MERGER -- Conversion of Shares."

     Shares of Bank of Boston capital stock (including Bank of Boston Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Merger. See "THE MERGER -- Exchange of Certificates."

     In connection with the Merger, Bank of Boston and BayBanks will consolidate their subsidiary banks, subject to required regulatory approvals. The name or names of the bank subsidiaries of Bank of Boston in

New England will be changed after the Merger to include the "BayBank" name. For example, the legal name of the bank subsidiary headquartered in Massachusetts will be "BayBank of Boston, N.A.," and the name of each bank subsidiary located in another state will include the "BayBank" name and the name of that state. The combined bank will continue to use the name "Bank of Boston" for its national relationship and international activities. See "THE MERGER -- Management and Operations after the Merger."

BANK OF BOSTON AND BAYBANKS STOCK OPTION AGREEMENTS

     As an inducement to BayBanks to enter into the Merger Agreement, Bank of Boston and BayBanks entered into the Bank of Boston Stock Option Agreement, dated December 12, 1995 (the "Bank of Boston Stock Option Agreement"), pursuant to which Bank of Boston granted BayBanks an option to purchase up to 22,400,761 shares of Bank of Boston Common Stock (subject to adjustment, but in no event to exceed 19.9% of the then outstanding Bank of Boston Common Stock), at a price of $47.50 per share (the "Bank of Boston Option"). BayBanks may exercise the Bank of Boston Option only upon the occurrence of certain events (none of which has occurred as of the date hereof). At the request of the holder of the Bank of Boston Option, under certain circumstances, Bank of Boston will repurchase for a formula price the Bank of Boston Option and any shares of Bank of Boston Common Stock purchased upon the exercise of the Bank of Boston Option and beneficially owned by such holder at that time.

     Similarly, as an inducement to Bank of Boston to enter into the Merger Agreement, BayBanks and Bank of Boston entered into the BayBanks Stock Option Agreement dated December 12, 1995 (the "BayBanks Stock Option Agreement," and together with the Bank of Boston Stock Option Agreement, the "Stock Option Agreements"), pursuant to which BayBanks granted Bank of Boston an option to purchase up to 3,907,120 shares of BayBanks Common Stock (subject to adjustment, but in no event to exceed 19.9% of the then outstanding BayBanks Common Stock), at a price of $83.75 per share (the "BayBanks Option"). Bank of Boston may exercise the BayBanks Option only upon the occurrence of certain events (none of which has occurred as of the date hereof). At the request of the holder of the BayBanks Option under certain circumstances, BayBanks will repurchase for a formula price the BayBanks Option and any shares of BayBanks Common Stock purchased upon the exercise of the BayBanks Option and beneficially owned by such holder at that time.

     The Stock Option Agreements are intended to increase the likelihood that the Merger will be consummated as agreed. To this end, certain aspects of the Stock Option Agreements may have the effect of discouraging persons who might be interested in acquiring all of or a significant interest in Bank of Boston or BayBanks from considering or proposing such an acquisition, even if, in the case of BayBanks, such persons were prepared to offer to pay consideration to BayBanks' stockholders that had a higher current market price than the shares of Bank of Boston Common Stock to be received for each share of BayBanks Common Stock pursuant to the Merger Agreement. See "CERTAIN TERMS OF THE STOCK OPTION AGREEMENTS" and the Stock Option Agreements attached hereto as Exhibits B and C.

DATE, TIME AND PLACE OF THE BANK OF BOSTON MEETING AND THE BAYBANKS MEETING

     The Bank of Boston Meeting will be held on Thursday, April 25, 1996, at 10:30 a.m., in the Auditorium on the ground floor of The Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts. The BayBanks Meeting will be held on Thursday, April 25, 1996, at 10:00 a.m., at the offices of BayBank Systems, Inc., One BayBank Technology Place, Waltham, Massachusetts.

PURPOSES OF THE BANK OF BOSTON MEETING AND THE BAYBANKS MEETING

     Bank of Boston. The Bank of Boston Meeting will be held for the purposes of considering and voting upon proposals to: (i) approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (ii) elect five directors to serve on the Bank of Boston Board for terms expiring at the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified; (iii) ratify the selection by the Bank of Boston Board of Coopers & Lybrand L.L.P. as Bank of Boston's independent auditors for 1996; (iv) approve amendments to the Bank of Boston Articles to increase the authorized shares of Bank of Boston Common Stock from 200,000,000 to 300,000,000 and to change the par value of Bank of Boston Common Stock from $2.25 to $1.50 per share; (v) approve Bank of Boston's 1996 Long-Term Incentive Plan; (vi) consider and act upon four stockholder proposals (if such stockholder proposals are presented to the Bank of Boston Meeting); and (vii) transact such other business as may properly come before the Bank of Boston Meeting. See "THE BANK OF BOSTON MEETING -- Purposes of Meeting" and "THE BANK OF BOSTON
MEETING -- ADDITIONAL MATTERS," which is included in the Joint Proxy Statement-Prospectus to be delivered to Bank of Boston stockholders only.

     BayBanks. The BayBanks Meeting will be held for the purposes of considering and voting upon proposals to: (i) approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (ii) elect three directors to hold office for a term of three years and until their successors are chosen and qualified, or, if earlier, until the Effective Time of the Merger; and (iii) transact such other business as may be in furtherance of or incidental to the foregoing. See "THE BAYBANKS MEETING -- Purposes of Meeting" and "THE BAYBANKS MEETING -- ADDITIONAL MATTERS," which is included in the Joint Proxy Statement-Prospectus to be delivered to BayBanks stockholders only.

VOTE REQUIRED AT THE BANK OF BOSTON MEETING AND THE BAYBANKS MEETING

     The Bank of Boston Board and the BayBanks Board have fixed the close of business on March 5, 1996 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Bank of Boston Meeting and the BayBanks Meeting, respectively. Only the holders of record of the outstanding shares of Bank of Boston Common Stock and BayBanks Common Stock on the Record Date will be entitled to notice of, and to vote at, the Bank of Boston Meeting and BayBanks Meeting, respectively. The presence, in person or by proxy, of the holders of a majority in interest of all Bank of Boston Common Stock or BayBanks Common Stock, outstanding and entitled to vote on the Record Date, is necessary to constitute a quorum at the Bank of Boston Meeting and the BayBanks Meeting, respectively. See "THE BANK OF BOSTON
MEETING -- Record Date" and "THE BAYBANKS MEETING -- Record Date."

     Bank of Boston. The affirmative votes of the holders of at least a majority of the shares of Bank of Boston Common Stock present in person, or represented by proxy, and entitled to vote at the Bank of Boston Meeting are required: (i) to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (ii) to ratify the selection of the independent auditors for 1996; (iii) to approve Bank of Boston's 1996 Long-Term Incentive Plan; and (iv) to approve any of the four stockholder proposals. The affirmative votes of the holders of at least a majority of the shares of Bank of Boston Common Stock outstanding and entitled to vote at the Bank of Boston Meeting are required to amend the Bank of Boston Articles. The affirmative vote of a plurality of the shares of Bank of Boston Common Stock represented at the Bank of Boston Meeting and entitled to vote is required to elect directors to the Bank of Boston Board. Approval of the Merger Agreement by the requisite vote of the holders of Bank of Boston Common Stock is a condition to, and required for, consummation of the Merger. None of the other matters being considered at the Bank of Boston Meeting must be approved by holders of Bank of Boston Common Stock in order for the Merger to be consummated. See "THE BANK OF BOSTON MEETING -- Votes Required to Approve the Merger and Other Matters; Abstentions and Non-Votes" and "THE BANK OF BOSTON MEETING -- ADDITIONAL MATTERS."

     As of the Record Date, 110,507,016 shares of Bank of Boston Common Stock were outstanding and entitled to vote, of which approximately 704,264 shares, or approximately .6%, were held by directors and executive officers of Bank of Boston and their respective affiliates. Each such director and officer of Bank of Boston has indicated his or her intention to vote the Bank of Boston Common Stock beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby. As of the Record Date, the banking and trust subsidiaries of Bank of Boston, as fiduciaries, custodians or agents, held a total of 4,622,234 shares, or 4.2%, of the outstanding shares of Bank of Boston Common Stock under trust agreements and other instruments and agreements. These entities maintained sole or shared voting power with respect to none of such shares. In addition, as of the Record Date, BayBanks and its directors and officers beneficially owned 567 shares of Bank of Boston Common Stock, all of which they intend to vote for approval of the Merger and the consummation of the transactions contemplated thereby. As of the Record Date, BayBank, N.A., as fiduciary, custodian or agent, held a total of 85,996 shares, or .1%, of the outstanding shares of Bank of Boston Common Stock under trust agreements and other instruments and agreements. BayBank, N.A. maintained sole or shared voting power with respect to 3,755 of such shares. See "THE BANK OF BOSTON MEETING -- Principal Stockholders of Bank of Boston."

     BayBanks. The affirmative votes of holders of two-thirds of the issued and outstanding shares of BayBanks Common Stock are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The affirmative votes of a majority of any quorum are sufficient to elect the nominees for director and to transact any other business at the BayBanks Meeting. Approval of the Merger Agreement by the requisite vote of the holders of BayBanks Common Stock is a condition to, and required for, the consummation of the Merger. See "THE BAYBANKS MEETING -- Votes Required to Approve the Merger and Other Matters; Abstentions and Non-Votes" and "THE BAYBANKS MEETING -- ADDITIONAL MATTERS."

     As of the Record Date, 19,707,874 shares of BayBanks Common Stock were outstanding and entitled to vote, of which approximately 305,000 shares, or approximately 1.5% were held by directors and executive officers of BayBanks and their respective affiliates. Each such director and officer of BayBanks has indicated his or her intention to vote the BayBanks Common Stock beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby. As of the Record Date, BayBank, N.A., as fiduciary, custodian or agent, held a total of 1,715,478 shares, or 8.7%, of the outstanding shares of BayBanks Common Stock under trust agreements and other instruments and agreements. BayBank, N.A. maintained sole or shared voting power with respect to 428,885 of such shares. In addition, as of the Record Date, the banking and trust subsidiaries of Bank of Boston, as fiduciaries, custodians or agents, held a total of 78,028 shares, or .4%, of the outstanding shares of BayBanks Common Stock under trust agreements and other instruments and agreements. These entities maintained sole or shared voting power with respect to 50,435 of such shares. As of the Record Date, Bank of Boston's directors and officers beneficially owned no shares of BayBanks Common Stock. See "THE BAYBANKS MEETING -- Principal Stockholders of BayBanks."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

     THE BOARD OF DIRECTORS OF EACH OF BANK OF BOSTON AND BAYBANKS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND EACH UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, BY ITS RESPECTIVE STOCKHOLDERS.

     The Bank of Boston Board and the BayBanks Board believe that the terms of the Merger Agreement are fair and in the best interests of Bank of Boston and its stockholders and BayBanks and its stockholders, respectively. The terms of the Merger Agreement were reached on the basis of arms' length negotiations between Bank of Boston and BayBanks. In the course of reaching their respective decisions to approve the Merger Agreement, the Bank of Boston Board and the BayBanks Board consulted with their respective legal advisors regarding the legal terms of the Merger Agreement and their respective obligations in connection therewith, and with their respective financial advisors, Merrill Lynch and Morgan Stanley, regarding the financial terms of the Merger Agreement and the fairness to Bank of Boston, in the case of Merrill Lynch, and to holders of BayBanks Common Stock, in the case of Morgan Stanley, from a financial point of view, of the Common Exchange Ratio. See "THE MERGER -- Background of the Merger," "-- Recommendation of the Bank of Boston Board; Reasons for the Merger," "-- Recommendation of the BayBanks Board; Reasons for the Merger,"
"-- Opinion of Financial Advisor to Bank of Boston," and "-- Opinion of Financial Advisor to BayBanks."

OPINIONS OF FINANCIAL ADVISORS

     Merrill Lynch, Bank of Boston's financial advisor, has rendered its written opinions, as of December 12, 1995 and as of the date of this Joint Proxy Statement-Prospectus, to the Bank of Boston Board that, as of such date, the Common Exchange Ratio is fair, from a financial point of view, to Bank of Boston.

     Morgan Stanley, BayBanks' financial advisor, has rendered its written opinions, as of December 12, 1995, and as of the date of this Joint Proxy Statement-Prospectus, to the BayBanks' Board that, as of such date, the Common Exchange Ratio was fair, from a financial point of view, to the holders of the BayBanks Common Stock.

     The opinions of the financial advisors, which are attached hereto as Exhibits D and E, describe the assumptions made, matters considered and limits of the reviews undertaken by Merrill Lynch and Morgan Stanley in rendering their respective opinions, and should be read in their entirety. Bank of Boston and BayBanks have agreed to pay fees to Merrill Lynch and Morgan Stanley, respectively, a portion of which are contingent upon consummation of the Merger. For further description of the opinions of Merrill Lynch and Morgan Stanley and the fees payable to them, see "THE MERGER -- Background of the Merger,"
"-- Recommendation of the Bank of Boston Board; Reasons for the Merger,"
"-- Recommendation of the BayBanks Board; Reasons for the Merger," "-- Opinion of Financial Advisor to Bank of Boston," "-- Opinion of Financial Advisor to BayBanks," and Exhibits D and E to this Joint Proxy Statement-Prospectus.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to the Bank Holding Company Act of 1956, by the Office of Thrift Supervision pursuant to the Home Owners' Loan Act, and by the Board of Bank Incorporation of The Commonwealth of Massachusetts. In connection with the Merger, Bank of Boston and BayBanks will consolidate their subsidiary banks as described in "THE MERGER -- Management and Operations after the Merger." Any such consolidation is subject to the prior approval of the Office of the Comptroller of the Currency under the Bank Merger Act.

     Assuming Federal Reserve Board and other required regulatory approvals for the Merger are obtained, the Merger may not be consummated for thirty days after such approvals (or fifteen days in certain circumstances described more fully under "THE MERGER -- Regulatory Approvals Required for the Merger"), during which time the United States Department of Justice has jurisdiction to challenge the Merger on antitrust grounds and seek the divestiture of assets and liabilities. Bank of Boston and BayBanks have filed or intend to file as soon as practicable following the date of this Joint Proxy Statement-Prospectus applications with the appropriate federal and state regulators with respect to the Merger. The Merger will not proceed until all regulatory approvals required to consummate the Merger have been obtained, such approvals are in full force and effect and all statutory waiting periods in respect thereof have expired. There can be no assurance that the Merger will be approved by the appropriate federal and state regulators of whom approval is required. If such approvals are received, there can be no assurance as to the date of such approvals, any conditions attached to such approvals or the absence of any litigation challenging such approvals. See "THE MERGER -- Regulatory Approvals Required for the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Each party's obligation to effect the Merger is conditioned on delivery of a tax opinion, in the case of Bank of Boston, from its counsel, Bingham, Dana and Gould LLP, and, in the case of BayBanks, from its counsel, Palmer & Dodge, each dated as of the Effective Time, substantially to the effect that for federal income tax purposes, the Merger constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and that accordingly: (i) no gain or loss will be recognized by Bank of Boston or by BayBanks as a result of the Merger; (ii) no gain or loss will be recognized by the stockholders of BayBanks who exchange their BayBanks Common Stock for Bank of Boston Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Bank of Boston Common Stock); and (iii) the tax basis of the Bank of Boston Common Stock received by stockholders who exchange all of their BayBanks Common Stock solely for Bank of Boston Common Stock in the Merger will be the same as the tax basis of the BayBanks Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received). NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO ANY TAX MATTERS.

     With respect to the foregoing, as well as the consequences if the Merger does not constitute a reorganization within the meaning of the Code and the tax effects to holders of Dissenting Shares, see "THE MERGER -- Certain Federal Income Tax Consequences."

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH BAYBANKS STOCKHOLDER, EACH SUCH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISORS AS TO THE FEDERAL (AND ANY STATE, LOCAL OR FOREIGN) TAX CONSEQUENCES OF THE MERGER IN HIS OR HER PARTICULAR CIRCUMSTANCES.

ACCOUNTING TREATMENT

     The Merger is intended to be accounted for as a pooling of interests under generally accepted accounting principles ("GAAP"). It is a condition to consummation of the Merger that Bank of Boston and BayBanks receive a letter from Coopers & Lybrand L.L.P. that the Merger will qualify for pooling of interests accounting treatment. See "THE MERGER -- Accounting Treatment."

EMPLOYEE BENEFITS AND PLANS

     From the Effective Time through the last day of the year in which the Effective Time occurs, Bank of Boston will continue BayBanks' employee benefit plans and arrangements as in effect at the Effective Time. Thereafter, Bank of Boston will provide employees of Bank of Boston and its subsidiaries who formerly were employees of BayBanks employee benefits substantially the same as those provided to similarly situated employees of Bank of Boston. Bank of Boston will honor and continue all BayBanks employment, severance and other compensation agreements disclosed to Bank of Boston in the Merger Agreement in accordance with their terms as in effect at the Effective Time. See "THE
MERGER -- Employee Benefits and Plans" and "THE BAYBANKS MEETING -- ADDITIONAL MATTERS -- Executive Compensation."

     Stock options to acquire BayBanks Common Stock granted under BayBanks stock option plans that are outstanding and unexercised immediately prior to the Effective Time will be converted at the Effective Time into, and will become, stock options to purchase Bank of Boston Common Stock and will continue to be governed by the terms of BayBanks' stock plans, which will be assumed by Bank of Boston. For a further description of the conversion of options to purchase BayBanks Common Stock into options to purchase Bank of Boston Common Stock, see the section entitled "THE MERGER -- Conversion of Shares." See also "THE
MERGER -- Interests of Certain Persons in the Merger," and " -- Employee Benefits and Plans."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Bank of Boston's management and the Bank of Boston Board, and BayBanks' management and the BayBanks Board, respectively, may be deemed to have interests in the Merger that are in addition to their interests as stockholders of Bank of Boston or BayBanks, as the case may be, generally. Upon the Merger, the Bank of Boston Board will be expanded and William M. Crozier, Jr., Chairman of the Board and President of BayBanks, and BayBanks directors John A. Cervieri Jr., Thomas R. Piper, and Glenn P. Strehle will become directors of Bank of Boston. Certain executive officers of each of Bank of Boston and BayBanks will be executive officers of, or serve in executive capacities with, Bank of Boston or BayBank of Boston, N.A. following the Merger. Bank of Boston will honor the existing BayBanks employment and severance arrangements and indemnify, and will maintain directors and officers liability insurance covering, the BayBanks directors and officers following the Merger. Bank of Boston also has entered into employment agreements with Mr. Crozier, Richard F. Pollard, Donald L. Isaacs, Ilene Beal, Michael W. Vasily, Joan E. Tonra, and three other officers that will become effective upon the Merger. Under his employment agreement, Mr. Crozier will receive a base salary and an annual incentive award in amounts related to those of the Chief Executive Officer of Bank of Boston. Based on the current salary and the 1995 incentive award for Charles K. Gifford, the Chief Executive Officer of Bank of Boston, Mr. Crozier's salary and incentive award would have been $1,925,000. The other named executives will receive base salaries at a rate at least equal to the highest rate in effect during the twelve months before the consummation of the Merger. Based on such executives' current annual base salaries, the aggregate annual amount payable to Mr. Crozier and the other executives pursuant to these provisions is $3,262,000. The employment agreements, which supersede any other change in control agreement between BayBanks and such officers, also provide for benefits upon termination of employment in specified circumstances consisting of (i) the sum of the officer's annual base salary and maximum annual incentive award multiplied by a factor corresponding to the term of the officer's employment agreement, (ii) treatment under the BayBanks Supplemental Executive Retirement Plan as though the officer had remained employed for the term of the agreement and, in the case of two officers, assuming certain age and service levels had been attained, and (iii) continuation of health, medical, and life insurance coverage and other employee welfare plans during the term of the agreement. Finally, restrictions on certain benefits payable to employees of BayBanks, including the directors and executive officers, will lapse, and such benefits will vest, in connection with the Merger. The Bank of Boston Board and the BayBanks Board were each aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "THE
MERGER -- Management and Operations After the Merger," " -- Indemnification and Insurance," and " -- Interests of Certain Persons in the Merger."

INDEMNIFICATION AND INSURANCE

     Bank of Boston has agreed, subject to the conditions set forth in the Merger Agreement, to indemnify, for six years and to the fullest extent permitted by law, each past or present director, officer or employee of BayBanks, its subsidiaries or any predecessors against any liability or expense incurred in connection with any claim or proceeding against such person pertaining to (i) such person being a director, officer or employee, or (ii) the Merger Agreement, the Stock Option Agreements or any transaction contemplated thereby. Bank of Boston has also agreed, subject to the conditions set forth in the Merger Agreement, to use its best efforts, subject to certain pricing considerations, to maintain BayBanks' directors and officers liability insurance policy for four years. See "THE MERGER -- Indemnification and Insurance."

RIGHTS OF DISSENTING STOCKHOLDERS

     Under the MBCL, any BayBanks stockholder (i) who files with BayBanks an objection to the Merger in writing before the approval of the Merger Agreement by the stockholders of BayBanks and who states in such objection that such stockholder intends to demand payment for his or her shares if the Merger is concluded and (ii) whose shares are not voted in favor of the Merger will be entitled to demand payment for his or her shares of BayBanks Common Stock and an appraisal of the value thereof, in accordance with the provisions of Sections 85 through 98 of Chapter 156B of the MBCL. Bank of Boston stockholders are not entitled to appraisal rights under the MBCL in connection with, or as a result of, the Merger. See "THE MERGER -- Rights of Dissenting Stockholders" and relevant sections of the MBCL attached hereto as Exhibit F.

COMPARATIVE RIGHTS OF STOCKHOLDERS

     The rights of holders of shares of BayBanks Common Stock currently are governed by the Massachusetts General Laws, including in particular the MBCL, and the Articles of Organization and By-Laws of BayBanks. At the Effective Time of the Merger, BayBanks stockholders who do not exercise and perfect their statutory dissenters' rights will become Bank of Boston stockholders, and their rights will be governed by the MBCL and the Bank of Boston Articles and Bank of Boston's By-Laws. See "COMPARATIVE RIGHTS OF STOCKHOLDERS," for a discussion of the material differences in the rights of the holders of Bank of Boston Common Stock and BayBanks Common Stock.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the respective requisite affirmative votes of the holders of Bank of Boston Common Stock and BayBanks Common Stock; the effectiveness of the Registration Statement of which this Joint Proxy Statement-Prospectus forms a part; approval of the Merger by certain federal and state regulatory authorities;

receipt by Bank of Boston and BayBanks of the opinions of their respective counsel as to certain tax consequences of the Merger, and of a letter from Coopers & Lybrand L.L.P. that the Merger will qualify for pooling of interests accounting treatment; the listing, subject to notice of issuance, on the NYSE of the Bank of Boston Common Stock to be issued in the Merger; and certain other customary closing conditions. There can be no assurance as to when and if such conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated. See "THE MERGER -- Conditions to the Consummation of the Merger."

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

     Bank of Boston and BayBanks have each agreed to, and will cause their respective subsidiaries to, undertake or refrain from undertaking certain actions pending the Merger. In addition, Bank of Boston and BayBanks have agreed to cooperate or coordinate certain actions with each other. For a full discussion of the conduct of the business of Bank of Boston and BayBanks pending the Merger and the other agreements made by the parties with respect to certain matters pending the Merger, see "THE MERGER -- Conduct of Business Pending the Merger and Other Agreements."

WAIVER AND AMENDMENT

     At any time prior to the Effective Time, Bank of Boston and BayBanks, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or
(iii) amend the Merger Agreement or waive compliance by the other party of any of its agreements or conditions contained in the Merger Agreement, except that, after BayBanks stockholder approval, no extension, waiver or amendment may reduce the amount or change the form of consideration to be delivered to each of BayBanks' stockholders without further approval of BayBanks' stockholders. See "THE MERGER -- Waiver and Amendment."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     From and after the Effective Time, the Bank of Boston Board will be expanded by four members, to a total of eighteen members. Mr. Crozier, presently the Chairman of the Board and President of BayBanks, and Messrs. Cervieri, Piper and Strehle will be appointed as directors of Bank of Boston. Mr. Crozier will serve as Chairman of Bank of Boston and Mr. Gifford, presently the Chairman of the Board, President and Chief Executive Officer of Bank of Boston, will serve as President and Chief Executive Officer of Bank of Boston from and after the Effective Time.

     In connection with the Merger, Bank of Boston and BayBanks will take such actions as they determine to be mutually desirable to consolidate their subsidiary banks, subject to required regulatory approvals. Bank of Boston also expects to consolidate the operations of certain other Bank of Boston and BayBanks subsidiaries that provide similar services. The name or names of the bank subsidiaries of Bank of Boston in New England will be changed after the Merger to include the "BayBank" name. For example, the legal name of the bank subsidiary headquartered in Massachusetts will be "BayBank of Boston, N.A.," and the name of each bank subsidiary located in another state will include the "BayBank" name and the name of that state. The combined bank will continue to use the name "Bank of Boston" for its national relationship and international activities. It is not a condition to consummation of the Merger that the regulatory approvals required for such consolidations have been received. See "THE MERGER -- Management and Operations after the Merger" for a discussion of the status of planned subsidiary bank consolidations, expected cost savings associated with the Merger, and a list of senior management personnel.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective
Time: (i) by the mutual consent of Bank of Boston and BayBanks by a majority vote of the members of each company's entire Board of Directors; (ii) by either Bank of Boston or BayBanks if any governmental entity that must grant a regulatory approval has denied approval of the Merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; (iii) except if the party seeking termination is in breach of the Merger Agreement, by either Bank of Boston or BayBanks, (a) if the Effective Time has not occurred by December 31, 1996 or (b) if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not timely cured; (iv) by either Bank of Boston or BayBanks if the requisite stockholder approval of either party has not been obtained; or
(v) by BayBanks if the average closing price of Bank of Boston Common Stock over the twenty trading days prior to the date of final regulatory approval has declined (a) more than 25% from the closing price of Bank of Boston Common Stock of $47 1/2 on December 8, 1995 (i.e., to less than $35 5/8), and (b) more than 25 percentage points more than any decline over the same period in the average closing prices of the Morgan Stanley 35-Bank Regional Peer Group (a group of thirty-five comparable regional banks whose performance is equally weighted and averaged by Morgan Stanley to obtain the Morgan Stanley Bank Index). See "THE MERGER -- Termination of the Merger Agreement."

MARKET AND MARKET PRICES


     Bank of Boston Common Stock is traded on the NYSE and BSE. Transactions with respect to BayBanks Common Stock are reported on the Nasdaq National
Market. The Merger Agreement provides as a condition to BayBanks' obligation to consummate the Merger that the shares of Bank of Boston Common Stock issuable in connection with the Merger be authorized for listing on the NYSE upon official notice of issuance. See "THE MERGER -- Conditions to the Consummation of the Merger." The information set forth in the table below presents: (a) the closing price for Bank of Boston Common Stock, as reported for the New York Stock
Exchange Composite Transactions in The Wall Street Journal, and the last quoted composite closing prices for BayBanks Common Stock on the Nasdaq National Market on December 11, 1995, the business day immediately preceding the public announcement of the Merger, and March 14, 1996; and (b) the BayBanks Common
Stock equivalent per share price as of December 11, 1995 and March 14, 1996, calculated by multiplying the closing price of Bank of Boston Common Stock on the NYSE on such dates by the Common Exchange Ratio:

                                                   BANK OF                            BAYBANKS
                                                   BOSTON           BAYBANKS       EQUIVALENT PER
                PRICE PER SHARE AT              COMMON STOCK      COMMON STOCK      SHARE PRICE
    ------------------------------------------  -------------     ------------     --------------
    December 11, 1995.........................     $46.625          $  84.25          $ 102.58
    March 14, 1996............................     $46.875          $ 101.00          $ 103.13

     No assurance can be given as to what the market price of Bank of Boston Common Stock will be if and when the Merger is consummated or when the shares of Bank of Boston Common Stock are actually issued in the Merger. The Common Exchange Ratio is subject to adjustment in the event of stock dividends, stock splits or similar changes in Bank of Boston's capitalization. See "THE
MERGER -- Conversion of Shares."

                                 BANK OF BOSTON

                            SELECTED FINANCIAL DATA

     The following table sets forth certain condensed historical financial data of Bank of Boston and is based on the consolidated financial statements of Bank of Boston, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement-Prospectus and should be read in conjunction therewith. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                                              YEARS ENDED DECEMBER 31,
                                                   -----------------------------------------------
                                                    1995      1994      1993      1992      1991
                                                   -------   -------   -------   -------   -------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Interest income..................................  $ 4,319   $ 3,718   $ 2,739   $ 3,007   $ 3,285
Interest expense.................................    2,578     2,146     1,394     1,752     2,170
                                                    ------    ------    ------    ------    ------
Net interest revenue.............................    1,741     1,572     1,345     1,255     1,115
Provision for credit losses......................      250       130        70       181       519
                                                    ------    ------    ------    ------    ------
  Net interest revenue after provision for credit
     losses......................................    1,491     1,442     1,275     1,074       596
Noninterest income...............................    1,091       828       746       759       763
Noninterest expense(1)...........................    1,597     1,479     1,531     1,474     1,538
                                                    ------    ------    ------    ------    ------
Income (loss) before income taxes, extraordinary
  items and cumulative effect of changes in
  accounting principles..........................      985       791       490       359      (179)
Provision for (benefit from) income taxes........      444       349       215       153       (58)
                                                    ------    ------    ------    ------    ------
Income (loss) before extraordinary items and
  cumulative effect of changes in accounting
  principles.....................................      541       442       275       206      (121)
Extraordinary items
  Gains (losses) from early extinguishment of
     debt, net of tax............................                 (7)                            8
  Recognition of prior year tax benefit
     carryforwards...............................                                     73
Cumulative effect of changes in accounting
  principles, net(2).............................                           24
                                                    ------    ------    ------    ------    ------
  Net income (loss)..............................  $   541   $   435   $   299   $   279   $  (113)
                                                    ======    ======    ======    ======    ======
  Net income (loss) applicable to common stock...  $   504   $   398   $   264   $   259   $  (126)
                                                    ======    ======    ======    ======    ======
Per common share
  Income (loss) before extraordinary items and
     cumulative effect of changes in accounting
     principles
     Primary.....................................  $  4.55   $  3.79   $  2.28   $  1.82   $ (1.42)
     Fully diluted...............................     4.43      3.67      2.22      1.78     (1.42)
  Net income (loss)
     Primary.....................................     4.55      3.73      2.51      2.54     (1.33)
     Fully diluted...............................     4.43      3.61      2.44      2.45     (1.33)
  Book value.....................................    28.93     24.72     22.71     20.21     18.00
  Cash dividends declared........................     1.28       .93       .40       .10       .10
Average number of common shares (in thousands)
  Primary........................................  110,716   106,730   105,336   101,977    94,730
  Fully diluted..................................  113,560   111,427   110,258   107,157    94,730
AVERAGE BALANCE SHEET DATA:
Loans and lease financing (net of reserve for
  credit losses).................................  $31,116   $29,790   $26,586   $25,330   $26,167
Total earning assets.............................   39,391    38,145    34,299    33,229    34,563
Total average assets.............................   44,612    43,061    38,367    36,855    37,915
Deposits.........................................   29,301    29,301    28,539    29,028    29,861
Notes payable....................................    2,092     2,069     1,743     1,197     1,552
Stockholders' equity.............................    3,446     3,023     2,719     2,226     1,944

                                                                 YEARS ENDED DECEMBER 31,
                                                         -----------------------------------------
                                                          1995     1994     1993     1992    1991
                                                         ------   ------   ------   ------   -----
SELECTED RATIOS:
Net interest margin....................................    4.45%    4.14%    3.94%    3.81%   3.29%
Return on average assets...............................    1.21     1.01      .78      .76    (.30)
Return on average common equity(3).....................   17.14    15.82    11.78    13.37   (7.28)
Common equity to total assets..........................     6.8      5.9      5.9      5.7     4.5
Average total stockholders' equity to average
  total assets.........................................     7.7      7.0      7.1      6.0     5.1
Risk-based capital ratios(4)
  Tier 1...............................................     8.0      7.0      7.2      7.1     5.2
  Total................................................    12.8     12.2     12.4     12.0     9.3
Leverage ratio(4)......................................     7.4      6.5      6.8      6.6     4.6
Net credit losses to average loans and lease
  financing............................................     .54      .82      .84     1.22    1.87
Reserve for credit losses to loans and lease
  financing............................................    2.37     2.19     2.68     3.63    4.14
Reserve for credit losses to nonaccrual loans and lease
  financing ...........................................  238.29   186.22   139.69   118.51   69.48
Nonaccrual loans and OREO as a percent of related asset
  categories...........................................     1.2      1.4      2.3      3.7     7.2

---------------
(1) Includes, in 1995, $28 million in charges related mainly to exiting, reorganizing and downsizing certain business and corporate staff; in 1994, acquisition-related costs of $21 million in connection with Bank of Boston's acquisitions of BankWorcester Corporation and Pioneer Financial, A Co-operative Bank; in 1993, acquisition-related costs and restructuring charges of $85 million, primarily in connection with Bank of Boston's mergers with Society for Savings Bancorp, Inc. ("Society") and Multibank Financial Corp., as well as estimated costs of downsizing and reconfiguring certain of Bank of Boston's business and corporate units; and in 1991, restructuring charges of $54 million, including $7 million in connection with a Society restructuring plan and $47 million in connection with Bank of Boston's plans for the consolidation and downsizing of various domestic and international operations and facilities and staff reductions.

(2) Includes a cumulative benefit of $77 million resulting from the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and a cumulative charge of $53 million, net of taxes, relating to a change in accounting methodology pertaining to the valuation of purchased mortgage servicing rights.

(3) For purposes of this ratio, preferred stock dividends have been deducted from net income.

(4) Ratios for the year ended December 31, 1995 are estimates.


                                    BAYBANKS

                            SELECTED FINANCIAL DATA

     The following table sets forth certain condensed historical financial data of BayBanks and is based on the consolidated financial statements of BayBanks, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement-Prospectus and should be read in conjunction therewith. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                                          YEARS ENDED DECEMBER 31,
                                           -------------------------------------------------------
                                            1995        1994        1993        1992        1991
                                           -------     -------     -------     -------     -------
                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Interest income..........................  $   799     $   658     $   591     $   657     $   815
Interest expense.........................      292         193         167         240         418
                                           -------     -------     -------     -------     -------
Net interest revenue.....................      507         465         424         417         397
Provision for credit losses..............       25          24          37         107         165
                                           -------     -------     -------     -------     -------
  Net interest revenue after provision
     for credit losses...................      482         441         387         310         232
Noninterest income.......................      219         207         199         261         211
Noninterest expense......................      479         466         471         475         426
                                           -------     -------     -------     -------     -------
Income before income taxes and cumulative
  effect of change in accounting
  principles.............................      222         182         115          96          17
Provision for income taxes...............       85          74          47          37           7
                                           -------     -------     -------     -------     -------
Income before cumulative effect of change
  in accounting principles...............      137         108          68          59          10
Cumulative effect of change in accounting
  for post-employment benefits, net of
  tax....................................                   (1)
                                           -------     -------     -------     -------     -------
  Net income.............................  $   137     $   107     $    68     $    59     $    10
                                           =======     =======     =======     =======     =======
Per common share
  Income before cumulative effect of
     change in accounting principles
     Primary.............................  $  7.01     $  5.65     $  3.57     $  3.57     $   .60
     Fully diluted.......................     6.99        5.65        3.56        3.54         .60
  Net income
     Primary.............................     7.01        5.60        3.57        3.57         .60
     Fully diluted.......................     6.99        5.60        3.56        3.54         .60
  Book value.............................    48.43       41.51       37.52       34.81       31.30
  Cash dividends declared................     2.20        1.60         .90
Average number of common shares (in
  thousands)
     Primary.............................   19,609      19,174      18,953      16,576      16,022
     Fully diluted.......................   19,640      19,177      19,004      16,767      16,174
AVERAGE BALANCE SHEET DATA:
Loans and lease financing................  $ 7,122     $ 6,202     $ 5,910     $ 6,153     $ 6,735
Total earning assets.....................   10,156       9,372       8,580       8,429       8,759
Total average assets.....................   11,145      10,328       9,570       9,435       9,675
Deposits.................................    9,216       8,618       8,624       8,615       8,673
Notes payable............................       58          53          54          55          55
Stockholders' equity.....................      858         743         671         535         494

                                                             YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------------
                                                  1995       1994       1993       1992      1991
                                                 ------     ------     ------     ------     -----
SELECTED RATIOS:
Net interest margin............................    5.11%      5.04%      5.00%      4.99%     4.57%
Return on average assets.......................    1.23       1.04        .71        .63       .10
Return on average common equity................   15.98      14.44      10.08      11.07      1.96
Common equity to total assets..................     7.9        7.3        7.0        6.5       5.3
Average total stockholders' equity to average
  total assets.................................     7.7        7.2        7.0        5.7       5.1
Risk-based capital ratios(1)
  Tier 1.......................................    11.4       11.5       10.7       10.4       7.3
  Total........................................    12.8       13.1       12.4       12.3       9.3
Leverage ratio(1)..............................     7.7        7.4        7.3        6.8       5.4
Net credit losses to average loans and lease
  financing....................................     .40        .78        .98       2.06      2.48
Reserve for credit losses to loans and lease
  financing....................................    1.98       2.21       2.81       3.25      3.34
Reserve for credit losses to nonaccrual loans
  and lease financing..........................  240.78     268.80     155.90     106.71     95.41
Nonaccrual loans and OREO as a percent of
  related asset categories.....................     1.1        1.8        3.6        6.1       7.1

---------------
(1) Ratios for the year ended December 31, 1995 are estimates.


                       PRO FORMA COMBINED BANK OF BOSTON
                                  AND BAYBANKS

                            SELECTED FINANCIAL DATA

     The following table sets forth certain unaudited pro forma combined condensed financial data for Bank of Boston giving effect to the Merger as if it had occurred as of the beginning of each of the periods indicated below, after giving effect to the pro forma adjustments described in the Notes to Pro Forma Combined Financial Information. The Merger will be accounted for as a pooling of interests. This information should be read in conjunction with the historical consolidated financial statements of Bank of Boston and BayBanks, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement-Prospectus, and in conjunction with the Bank of Boston and BayBanks selected financial data and the Bank of Boston and BayBanks pro forma combined financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA COMBINED FINANCIAL INFORMATION." The effect of estimated merger and reorganization costs expected to be incurred in connection with the Merger has been reflected in the pro forma combined balance sheet; however, since these costs are nonrecurring, they have not been reflected in the pro forma combined statements of income. The pro forma combined condensed financial data do not give effect to any anticipated cost savings in connection with the Merger. The pro forma combined condensed financial data are not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future.

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1995        1994        1993
                                                                -------     -------     -------
                                                                     (DOLLARS IN MILLIONS,
                                                                EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Interest income...............................................  $ 5,118     $ 4,376     $ 3,330
Interest expense..............................................    2,870       2,339       1,561
                                                                -------     -------     -------
Net interest revenue..........................................    2,248       2,037       1,769
Provision for credit losses...................................      275         154         107
                                                                -------     -------     -------
  Net interest revenue after provision for credit losses......    1,973       1,883       1,662
Noninterest income............................................    1,310       1,035         945
Noninterest expense...........................................    2,077       1,945       2,002
                                                                -------     -------     -------
Income before income taxes, extraordinary item and cumulative
  effect of changes in accounting principles..................    1,206         973         605
Provision for income taxes....................................      528         423         262
                                                                -------     -------     -------
Income before extraordinary item and cumulative effect of
  changes in accounting principles............................  $   678     $   550     $   343
                                                                =======     =======     =======
Per common share
  Income before extraordinary item and cumulative effect of
     changes in accounting principles
     Primary..................................................  $  4.17     $  3.44     $  2.09
     Fully diluted............................................     4.09        3.37        2.05
  Book value..................................................    26.47
  Cash dividends declared(1)..................................     1.28         .93         .40
Average number of common shares (in thousands)
     Primary..................................................  153,856     148,913     147,033
     Fully diluted............................................  156,768     153,616     152,067
AVERAGE BALANCE SHEET DATA:
Loans and lease financing.....................................  $38,238     $35,992     $32,496
Total earning assets..........................................   49,547      47,517      42,879
Total average assets..........................................   55,757      53,389      47,937
Deposits......................................................   38,517      37,919      37,163
Notes payable.................................................    2,150       2,122       1,797
Stockholders' equity..........................................    4,304       3,766       3,390

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1995        1994        1993
                                                                -------     -------     -------
SELECTED RATIOS:
Net interest margin...........................................     4.58%       4.32%       4.16%
Return on average assets......................................     1.22        1.02         .76
Return on average common equity...............................    16.88       15.51       11.39
Common equity to total assets.................................      6.9         6.0         6.0
Average total stockholders' equity to average total assets....      7.7         7.1         7.1
Risk-based capital ratios(2)
  Tier 1......................................................      8.3         7.5         7.5
  Total.......................................................     12.7        12.2        12.2
Leverage ratio(2).............................................      7.3         6.5         6.8
Net credit losses to average loans and lease financing........      .51         .82         .86
Reserve for credit losses to loans and lease financing........     2.29        2.20        2.70
Reserve for credit losses to nonaccrual loans and lease
  financing...................................................   238.72      196.97      142.39
Nonaccrual loans and OREO as a percent of related asset
  categories..................................................      1.1         1.5         2.5

---------------
(1) Pro forma combined cash dividends represent the historical cash dividends of Bank of Boston.

(2) Pro forma combined risk-based capital and leverage ratios for the year ended December 31, 1995 have been calculated based upon estimated ratios of Bank of Boston and BayBanks.

                                 BANK OF BOSTON

                                 CAPITALIZATION

     The following table presents the capitalization of Bank of Boston and its subsidiaries at December 31, 1995, and the capitalization of Bank of Boston and its subsidiaries adjusted to give effect to the Merger. This information should be read in conjunction with the historical consolidated financial statements of Bank of Boston and BayBanks, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement-Prospectus, and in conjunction with the Unaudited Pro Forma Combined Balance Sheet, including the Notes thereto, appearing elsewhere in this Joint Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA COMBINED FINANCIAL INFORMATION."

                                                                          AT DECEMBER 31, 1995
                                                                     ------------------------------
                                                                     OUTSTANDING     AS ADJUSTED(1)
                                                                     -----------     --------------
                                                                     (IN MILLIONS, EXCEPT SHARE AND
                                                                           PER SHARE AMOUNTS)
NOTES PAYABLE:
Parent Company
  Floating rate senior notes, due June 1996........................    $   100           $  100
  Subordinated equity contract notes, due August 1997..............        129              129
  Floating rate subordinated equity commitment notes, due August
     1998..........................................................        106              106
  Subordinated floating rates notes, due February 2001.............        186              186
  Subordinated notes, due July 2003................................        100              100
  Subordinated debenture, due February 2004........................        299              299
  Subordinated notes, due December 2005............................        349              349
                                                                        ------           ------
                                                                         1,269            1,269
Subsidiaries
  Notes, due 1996 through 2004.....................................        870              870
BayBanks
  Notes, due 1997 through 2013.....................................                          65
                                                                        ------           ------
          Total Notes Payable......................................    $ 2,139           $2,204
                                                                        ------           ------
STOCKHOLDERS' EQUITY:
  Preferred Stock without par value
     Authorized shares -- 10,000,000 Issued shares -- 4,593,941....    $   508           $  508
  Common Stock, par value $2.25
     Authorized -- 200,000,000 shares
     Issued shares -- 112,571,508
     155,781,561 shares as adjusted(1)
     Outstanding shares -- 112,086,150
     155,296,203 shares as adjusted(1).............................        253              350
  Surplus..........................................................        932            1,235
  Retained earnings................................................      2,020            2,470
  Net unrealized gain on securities available for sale, net of
     tax...........................................................         64               82
  Treasury stock, at cost..........................................        (22)             (22)
  Cumulative translation adjustments...............................         (4)              (4)
                                                                        ------           ------
          Total Stockholders' Equity...............................    $ 3,751           $4,619
                                                                        ------           ------
          Total Notes Payable and Stockholders' Equity.............    $ 5,890           $6,823
                                                                        ======           ======

---------------
(1) Adjusted to give effect to the Merger.

     The above table does not include significant amounts of short-term obligations incurred in the ordinary course of business, including deposit liabilities, federal funds purchased, securities sold under agreements to repurchase and other borrowed funds.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     The following table sets forth for Bank of Boston Common Stock and BayBanks Common Stock certain historical, pro forma and pro forma equivalent per share information for each of the three years in the period ended December 31, 1995. The information presented herein should be read in conjunction with the Bank of Boston and BayBanks selected financial data and the Pro Forma Combined Financial Information, including the Notes thereto, appearing elsewhere in this Joint Proxy Statement-Prospectus. See also "PRO FORMA COMBINED FINANCIAL INFORMATION."

                                                                      YEARS ENDED DECEMBER 31,
                                                                     --------------------------
                                                                      1995      1994      1993
                                                                     ------     -----     -----
BANK OF BOSTON COMMON STOCK:
Income per share before extraordinary item and cumulative effect of change in accounting principles (shares in thousands)
     Primary
       Historical (110,716 shares in 1995, 106,730 in 1994 and
        105,336 in 1993)...........................................  $ 4.55     $3.79     $2.28
       Pro forma(1) (153,856 shares in 1995, 148,913 in 1994 and
        147,033 in 1993)...........................................    4.17      3.44      2.09
     Fully diluted
       Historical (113,560 shares in 1995, 111,427 in 1994 and
        110,258 in 1993)...........................................    4.43      3.67      2.22
       Pro forma(1) (156,768 shares in 1995, 153,616 in 1994 and
        152,067 in 1993)...........................................    4.09      3.37      2.05
Dividends per share
  Historical.......................................................    1.28       .93       .40
  Pro forma(2).....................................................    1.28       .93       .40
Book value per share at period-end (shares in thousands)
  Historical (112,086 shares)......................................   28.93
  Pro forma(1) (155,296 shares)....................................   26.47
BAYBANKS COMMON STOCK:
Income per share before extraordinary item and cumulative effect of change in accounting principles (shares in thousands)
     Primary
       Historical (19,609 shares in 1995, 19,174 in 1994 and 18,953
        in 1993)...................................................  $ 7.01     $5.65     $3.57
       Pro forma equivalent(3).....................................    9.17      7.57      4.60
     Fully diluted
       Historical (19,640 shares in 1995, 19,177 in 1994 and 19,004
        in 1993)...................................................    6.99      5.65      3.56
       Pro forma equivalent(3).....................................    9.00      7.41      4.51
Dividends per share
  Historical.......................................................    2.20      1.60       .90
  Pro forma equivalent(3)..........................................    2.82      2.05       .88
Book value per share at period-end (shares in thousands)
  Historical (19,641 shares).......................................   48.43
  Pro forma equivalent(3)..........................................   58.23

---------------
(1) Includes the effect of the Merger.

(2) Pro forma combined dividends per share amounts represent the historical dividends per share of Bank of Boston.

(3) The BayBanks pro forma equivalent per share amounts are calculated by multiplying the Bank of Boston pro forma information as described in note
    (1) by the Common Exchange Ratio of 2.2. The Common Exchange Ratio is subject to adjustment in the event of stock dividends, stock splits or similar changes in Bank of Boston's capitalization. See "THE
    MERGER -- Conversion of Shares."

                           THE BANK OF BOSTON MEETING

DATE, TIME AND PLACE

     This Joint Proxy Statement-Prospectus is being furnished to holders of Bank of Boston Common Stock in connection with the solicitation of proxies by the Bank of Boston Board for use at the Bank of Boston Meeting to be held on Thursday, April 25, 1996, at 10:30 a.m., in the Auditorium on the ground floor of The Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts.

PURPOSES OF THE MEETING

     The Bank of Boston Meeting will be held for the purposes of considering and voting upon proposals to: (i) approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger;
(ii) elect five directors to serve on the Bank of Boston Board for terms expiring at the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified; (iii) ratify the selection by the Bank of Boston Board of Coopers & Lybrand L.L.P. as Bank of Boston's independent auditors for 1996; (iv) approve amendments to the Bank of Boston Articles to increase the authorized shares of Bank of Boston Common Stock from 200,000,000 to 300,000,000 and to change the par value of Bank of Boston Common Stock from $2.25 to $1.50 per share; (v) approve Bank of Boston's 1996 Long-Term Incentive Plan; (vi) consider and act upon four stockholder proposals (if such stockholder proposals are presented to the Bank of Boston Meeting); and (vii) transact such other business as may properly come before the Bank of Boston Meeting. Any action may be taken on the foregoing proposals at the Bank of Boston Meeting. With the exception of these matters, the management of Bank of Boston knows of no other matters at this time to be brought before the Bank of Boston Meeting. For additional information with respect to the election of directors, the ratification of the selection of independent auditors, the amendment of the Bank of Boston Articles, the approval of the 1996 Long-Term Incentive Plan, the consideration of the four stockholder proposals and other matters to be addressed at the Bank of Boston Meeting, see "THE BANK OF BOSTON
MEETING -- ADDITIONAL MATTERS" which is included in the Joint Proxy Statement-Prospectus to be delivered to Bank of Boston stockholders only.

     THE BANK OF BOSTON BOARD UNANIMOUSLY RECOMMENDS THAT BANK OF BOSTON STOCKHOLDERS VOTE: FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER; FOR THE ELECTION OF EACH OF THE FIVE NOMINEES FOR DIRECTOR; FOR THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P. AS BANK OF BOSTON'S INDEPENDENT AUDITORS FOR 1996; FOR THE PROPOSED AMENDMENTS TO THE BANK OF BOSTON ARTICLES; FOR THE APPROVAL OF BANK OF BOSTON'S 1996 LONG-TERM INCENTIVE PLAN; AND AGAINST EACH OF THE FOUR STOCKHOLDER PROPOSALS.

RECORD DATE

     The Bank of Boston Board has fixed the close of business on March 5, 1996 as the record date (the "Record Date"). Only holders of the outstanding shares of Bank of Boston Common Stock on the Record Date will be entitled to notice of, and to vote at, the Bank of Boston Meeting. At the Record Date, 110,507,016 shares of Bank of Boston Common Stock were outstanding and entitled to vote. The presence, in person or by proxy, of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present to constitute a quorum at the Bank of Boston Meeting for the transaction of business.

PROXIES; VOTING AND REVOCATION

     Each share of Bank of Boston Common Stock is entitled to one vote on each matter voted upon at the Bank of Boston Meeting. Shares of Bank of Boston Common Stock represented by a properly executed proxy received prior to the vote at the Bank of Boston Meeting and not revoked will be voted at the Bank of Boston Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED: FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER; FOR ALL NOMINEES FOR DIRECTOR LISTED IN

THE PROXY; FOR RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS FOR 1996; FOR AMENDMENT OF THE BANK OF BOSTON ARTICLES; FOR THE APPROVAL OF THE 1996 LONG-TERM INCENTIVE PLAN; AND AGAINST EACH OF THE FOUR STOCKHOLDER PROPOSALS.

     The persons named as proxies by a stockholder may propose and vote for one or more adjournments or postponements of the Bank of Boston Meeting to permit further solicitation of proxies; provided, however, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement. If any other matters should properly come before the Bank of Boston Meeting, the persons named in the proxy will vote in accordance with their best judgment.

     A stockholder of record may revoke a proxy by filing an instrument of revocation with Gary A. Spiess, Esq., Clerk of Bank of Boston, 100 Federal Street, 01-25-01, Boston, MA 02110, by filing a duly executed proxy bearing a later date, or by appearing at the Bank of Boston Meeting in person, notifying the Clerk, and voting by ballot at the Bank of Boston Meeting. Any stockholder of record attending the Bank of Boston Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Clerk) of a stockholder at the Bank of Boston Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of Bank of Boston Common Stock are not registered in their own name will need additional documentation from the record holder of such shares to vote personally at the Bank of Boston Meeting. See also "SOLICITATION OF PROXIES."

     Under the rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the approval and adoption of the Merger Agreement and the transactions contemplated thereby, the approval of the 1996 Long-Term Incentive Plan, and the consideration of each of the five stockholder proposals, without specific instructions from such customers.

VOTES REQUIRED TO APPROVE THE MERGER AND OTHER MATTERS; ABSTENTIONS AND
NON-VOTES

     The affirmative votes of the holders of at least a majority of the shares of Bank of Boston Common Stock present in person, or represented by proxy, and entitled to vote at the Bank of Boston Meeting are required: to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger; to ratify the selection of the independent auditors for 1996; to approve Bank of Boston's 1996 Long-Term Incentive Plan; and to approve any of the four stockholder proposals. The affirmative votes of the holders of at least a majority of the shares of Bank of Boston Common Stock outstanding and entitled to vote at the Bank of Boston Meeting are required to amend the Bank of Boston Articles. The election of nominees for directors will be decided by plurality vote. Abstentions and broker non-votes will be treated as shares present or represented at the Bank of Boston Meeting for quorum purposes. Abstentions will have the effect of votes against the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, the ratification of independent auditors, the approval of the 1996 Long-Term Incentive Plan and the approval of any of the four stockholder proposals, while broker non-votes will be disregarded (i.e., they will not be considered shares entitled to be voted on these proposals). With respect to the proposal to amend the Bank of Boston Articles, both abstentions and broker non-votes will have the effect of votes against this proposal. (A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter, which the broker indicates on the proxy.)

     The approval of the Merger Agreement by holders of Bank of Boston Common Stock is a condition to the consummation of the Merger. None of the other matters being considered at the Bank of Boston Meeting must be approved by holders of Bank of Boston Common Stock in order for the Merger to be consummated. If the requisite affirmative vote for the Merger Agreement by the Bank of Boston stockholders is not obtained, each of Bank of Boston and BayBanks will have the right to terminate the Merger Agreement and in that case, the Merger Agreement will become null and void and there will be no liability on the part of Bank of Boston or BayBanks or their respective officers or directors to the other, except as specifically provided in the Merger Agreement. See "THE MERGER -- Termination of the Merger Agreement."

PRINCIPAL STOCKHOLDERS OF BANK OF BOSTON

     As of the Record Date, 110,507,016 shares of Bank of Boston Common Stock were outstanding and entitled to vote, of which approximately 704,264 shares, or approximately .6%, were held by directors and executive officers of Bank of Boston and their respective affiliates. Each such director and officer of Bank of Boston has indicated his or her intention to vote the Bank of Boston Common Stock beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby. As of the Record Date, the banking and trust subsidiaries of Bank of Boston, as fiduciaries, custodians or agents, held a total of 4,622,234 shares, or 4.2%, of the outstanding shares of Bank of Boston Common Stock under trust agreements and other instruments and agreements. These entities maintained sole or shared voting power with respect to none of such shares. In addition, as of the Record Date, BayBanks and its directors and officers beneficially owned 567 shares of Bank of Boston Common Stock, all of which they intend to vote for approval of the Merger and the consummation of the transactions contemplated thereby. As of the Record Date, BayBank, N.A., as fiduciary, custodian or agent, held a total of 85,996 shares, or .1%, of the outstanding shares of Bank of Boston Common Stock under trust agreements and other instruments and agreements. BayBank, N.A. maintained sole or shared voting power with respect to 3,755 of such shares.

     Information with respect to beneficial ownership of Bank of Boston Common Stock by entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Bank of Boston Common Stock by Bank of Boston directors and executive officers is set forth in the section entitled "THE BANK OF BOSTON MEETING -- ADDITIONAL MATTERS," which is included in the Joint Proxy Statement-Prospectus delivered to Bank of Boston stockholders only.

                              THE BAYBANKS MEETING

DATE, TIME AND PLACE

     This Joint Proxy Statement-Prospectus is being furnished to holders of BayBanks Common Stock in connection with the solicitation of proxies by the BayBanks Board of Directors for use at the BayBanks Meeting to be held on Thursday, April 25, 1996, at 10:00 a.m., at the offices of BayBank Systems, Inc., One BayBank Technology Place, Waltham, Massachusetts.

PURPOSES OF THE MEETING

     The BayBanks Meeting will be held for the purposes of considering and voting upon proposals to: (i) approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger;
(ii) elect three directors to hold office for a term of three years and until their successors are chosen and qualified or, if earlier, until the Effective Time; and (iii) transact such other business as may be in furtherance of or incidental to the foregoing. Any action may be taken on the foregoing proposals at the BayBanks Meeting. With the exception of these matters, the management of BayBanks knows of no other matters at this time to be brought before the BayBanks Meeting. For additional information with respect to the election of directors, see "THE BAYBANKS MEETING -- ADDITIONAL MATTERS," which is included in the Joint Proxy Statement-Prospectus to be delivered to BayBanks stockholders only.

     THE BAYBANKS BOARD UNANIMOUSLY RECOMMENDS THAT BAYBANKS STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND FOR ELECTION OF THE NOMINEES FOR DIRECTOR.

RECORD DATE

     The BayBanks Board has fixed the close of business on March 5, 1996 as the record date (the "Record Date"). Only holders of BayBanks Common Stock of record on the Record Date will be entitled to notice of and to vote at, the BayBanks Meeting. At the Record Date, 19,707,874 shares of BayBanks Common Stock were outstanding and entitled to vote. A majority in interest of the BayBanks Common Stock outstanding and entitled to vote represented at the BayBanks Meeting in person or by proxy constitutes a quorum for the transaction of business.

PROXIES; VOTING AND REVOCATION

     Each share of BayBanks Common Stock is entitled to one vote on each matter voted upon at the BayBanks Meeting. Shares of BayBanks Common Stock represented by a properly executed proxy received prior to the vote at the BayBanks Meeting and not revoked will be voted at the BayBanks Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND FOR ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN THE PROXY.

     The persons named as proxies by a stockholder may propose and vote for one or more adjournments or postponements of the BayBanks Meeting to permit further solicitation of proxies; provided, however, that no proxy that is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement. If any other matters should properly come before the BayBanks Meeting, the persons named in the proxy will vote in accordance with their best judgment.

     A stockholder of record may revoke a proxy by filing an instrument of revocation with Ilene Beal, Executive Vice President, Secretary, and Clerk of BayBanks, 175 Federal Street, Boston, MA 02110, by filing a duly executed proxy bearing a later date, or by appearing at the BayBanks Meeting in person, notifying the Clerk of the revocation, and voting by ballot at the BayBanks Meeting. Any stockholder of record attending the BayBanks Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Clerk of the revocation) of a stockholder at the BayBanks Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of BayBanks Common Stock are not registered in their own names will need additional documentation from the record holders of such shares to vote personally at the BayBanks Meeting. See also "SOLICITATION OF PROXIES."

VOTES REQUIRED TO APPROVE THE MERGER AND OTHER MATTERS; ABSTENTIONS AND
NON-VOTES

     The affirmative votes of the holders of two-thirds of the issued and outstanding shares of BayBanks Common Stock are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The affirmative vote of a majority of any quorum is sufficient to elect the nominees for director and to transact any other business at the meeting. Abstentions and broker non-votes will be treated as shares present or represented at the BayBanks Meeting for quorum purposes. Abstentions and broker non-votes will have the effect of votes against the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. (A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter, which the broker indicates on the proxy.)

     The approval of the Merger Agreement by holders of two-thirds of BayBanks Common Stock is a condition to the consummation of the Merger. If the requisite affirmative vote for the Merger Agreement is not obtained from BayBanks stockholders, each of BayBanks and Bank of Boston will have the right to terminate the Merger Agreement and, in that case, the Merger Agreement will become null and void and there will be no liability on the part of BayBanks or Bank of Boston or their respective officers or directors to the other, except as specifically provided in the Merger Agreement. See "THE MERGER -- Termination of the Merger Agreement."

PRINCIPAL STOCKHOLDERS OF BAYBANKS

     As of the Record Date, 19,707,874 shares of BayBanks Common Stock were outstanding and entitled to vote, of which approximately 305,000 shares, or approximately 1.5% were held by directors and executive officers of BayBanks and their respective affiliates. Each such director and officer of BayBanks has indicated his or her intention to vote the BayBanks Common Stock beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby. As of the Record Date, BayBank, N.A., as fiduciary, custodian or agent, held a total of 1,715,478 shares, or 8.7%, of the outstanding shares of BayBanks Common Stock under trust agreements and other instruments and agreements. BayBank, N.A. maintained sole or shared voting power with respect to 428,885 of such shares. In addition, as of the Record Date, the banking and trust subsidiaries of Bank of Boston, as fiduciaries, custodians or agents, held a total of 78,028 shares, or .4%, of the outstanding shares of BayBanks Common Stock under trust agreements and other instruments and agreements. These entities maintained sole or shared voting power with respect to 50,435 of such shares. As of the Record Date, Bank of Boston's directors and officers beneficially owned no shares of BayBanks Common Stock.

     Information with respect to beneficial ownership of BayBanks Common Stock by entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of BayBanks Common Stock by BayBanks directors and executive officers is set forth in the section entitled "THE BAYBANKS MEETING -- ADDITIONAL MATTERS," which is included in the Joint Proxy Statement-Prospectus to be delivered to BayBanks stockholders only.

                        INFORMATION ABOUT BANK OF BOSTON

GENERAL

     Bank of Boston is a registered bank holding company, organized in 1970 under Massachusetts law, which, through its subsidiaries and joint ventures, is engaged in providing a wide variety of retail, corporate and international financial services to individuals, corporate and institutional customers, governments, and other financial institutions. These services include retail banking, consumer finance, private banking, trust, mortgage origination and servicing, domestic corporate and investment banking, leasing, international banking, commercial real estate lending, correspondent banking, and securities and payments processing. Bank of Boston's principal subsidiary is FNBB, a national banking association. Other major banking subsidiaries of Bank of Boston are BKB Connecticut and Hospital Trust.

     For more information about Bank of Boston, reference is made to Bank of Boston's most recent Annual Report on Form 10-K, which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

RECENT DEVELOPMENTS

     On March 15, 1996, Bank of Boston announced that it had closed its previously announced transaction relating to the sale of its mortgage banking business.

     On December 11, 1995, two equity investment firms, Thomas H. Lee Company ("Lee") and Madison Dearborn Partners ("Madison"), entered into an agreement to acquire Bank of Boston's mortgage banking subsidiary, BancBoston Mortgage Corporation ("BBMC") with the Bank of Boston retaining a 45% interest. The new independent mortgage company, named HomeSide, Inc., will be positioned to compete more effectively in a consolidating mortgage banking industry.

     On March 4, 1996 HomeSide, Inc. signed a definitive agreement with Barnett Banks, Inc. relating to the purchase of Barnett Mortgage Company. This transaction is expected to close in the second quarter of 1996.

     Under the agreement relating to the sale of BBMC, Bank of Boston agreed to receive a fixed price of $225 million and maintain a hedging program designed to protect the enterprise value of BBMC. On March 15, 1996, this transaction closed and Bank of Boston realized a net gain after taxes of approximately $40 million. An additional after-tax gain of approximately $30 million is expected to be substantially offset by an after-tax net hedging loss of approximately $70 million to be recorded in the first quarter of 1996.

     These losses arise from hedge contracts purchased by Bank of Boston which are designed to protect the value of Bank of Boston's mortgage servicing assets and the value of its investment in BBMC. These values are affected by the expected level of prepayments made by mortgage holders resulting from changes in mortgage rates. The value of these contracts fluctuates inversely with the value of the mortgage servicing assets. Due to the sharp increase in long-term interest rates in the first quarter of 1996, the value of these contracts has declined. Concurrently, the value of the mortgage servicing assets and the amount of gain recognized and to be recognized by Bank of Boston on the disposition of BBMC has increased. This is caused by the fixed price sale nature of this transaction and the fact that Bank of Boston's investment in BBMC has declined due to the hedging results.

                           INFORMATION ABOUT BAYBANKS

     BayBanks, Inc., established in 1928, is a registered bank holding company and savings and loan holding company that provides a complete range of banking, investment, and related financial services, with particular emphasis on consumer and middle market business customers. BayBanks' largest subsidiary is BayBank, N.A., a national bank based in Boston with branches in Massachusetts and Connecticut. BayBanks also has bank and savings association subsidiaries in New Hampshire. BayBanks is best known for its use of advanced banking technology, featuring state-of-the-art computer and telecommunications technology to process customer transactions, provide customer information, and increase the efficiency of its data processing activities. BayBanks is a recognized leader in consumer banking, with the largest consumer market share in Massachusetts.

     For more information about BayBanks, reference is made to BayBanks' most recent Annual Report on Form 10-K, which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                   THE MERGER

                                 (PROXY ITEM 1)

GENERAL

     The Bank of Boston Board and the BayBanks Board each has unanimously approved the Merger Agreement and believe that the terms of the Merger are fair and in the best interests of the respective parties and their respective stockholders, and each unanimously recommends that its respective stockholders vote to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

     This section of the Joint Proxy Statement-Prospectus describes certain aspects of the proposed Merger, including the principal provisions of the Merger Agreement. The following description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Stock Option Agreements, which are attached as Exhibits A, B and C, respectively, to this Joint Proxy Statement-Prospectus and are incorporated herein by reference. All stockholders of Bank of Boston and BayBanks are urged to read the Merger Agreement and the Stock Option Agreements carefully and in their entirety.

BACKGROUND OF THE MERGER

     Bank of Boston. In recent years, Bank of Boston's strategy for building long-term value for Bank of Boston's stockholders has been focused in three areas: to build a strong consumer banking franchise, particularly in Southern New England, to sharpen its significant presence in national commercial banking, and to continue to expand international operations, principally in Latin America but also selectively in other international markets. During 1994 and 1995, Bank of Boston took steps to further focus its efforts, including, among other initiatives, the announcement or completion of acquisitions of a number of smaller banks and consumer credit companies, sales of its factoring, freight management and corporate trust businesses, its banking subsidiaries in Maine and Vermont and its branches in Puerto Rico and Haiti, and joint ventures relating to its stock transfer and mortgage banking businesses.

     An important challenge in Bank of Boston's consumer strategy has been to strengthen its consumer operations in southern New England. Bank of Boston recognized that a stronger consumer business was important to its overall success. Bank of Boston believes that in today's dynamically changing financial services industry, the opportunity to merge with BayBanks provides Bank of Boston with a way to widen its customer base and expand its product and delivery capabilities. Bank of Boston believes that BayBanks is a premier retail banking company and, as discussed in detail below, Bank of Boston pursued negotiations with BayBanks which resulted in the execution of the Merger Agreement.

     In the spring and summer of 1995, Bank of Boston's management and financial advisors made presentations to the Bank of Boston Board on a number of potential transactions with major financial partners including, in May, a presentation by Merrill Lynch on BayBanks. In the first part of 1995, Ira Stepanian, then Chairman of Bank of Boston, and Mr. Crozier had exploratory conversations about a potential combination of Bank of Boston and BayBanks that did not result in any agreement.

     Following the retirement of Mr. Stepanian in the summer of 1995, Mr. Gifford was elected as his successor. Mr. Gifford initiated a review of strategic business options for Bank of Boston, with the results to be presented at a Board meeting in the fall.

     In mid-October 1995, Mr. Gifford and Mr. Crozier met formally for the first time following Mr. Gifford's election as Chairman. They discussed a number of topics, including a possible business combination involving Bank of Boston and BayBanks. Following that initial meeting, they agreed to meet again to discuss the topic.

     Coincident with its regular October meeting, the Bank of Boston Board and management met on the 26th and 27th to review a number of strategic alternatives for Bank of Boston resulting from the review initiated earlier. At this meeting, the Board and management discussed a wide range of strategic alternatives for Bank of Boston, including as an option a business combination with BayBanks.

     On November 14, Mr. Gifford and Mr. Crozier met to discuss further the possibility of a merger of the two companies. They also talked about using Morgan Stanley as an intermediary in their discussions.

     At its regular monthly Board meeting on November 21, management of Bank of Boston made a presentation to the Board on how an acquisition of BayBanks would fit into Bank of Boston's strategy. Mr. Gifford reported to the Board on his discussions with Mr. Crozier and noted that it was too early to know whether a transaction between the parties would ultimately occur. Following this Board meeting, Mr. Gifford informed Mr. Crozier that the Bank of Boston Board was amenable to further discussion, and they arranged for exploratory discussions with Morgan Stanley.

     On November 29, Morgan Stanley met separately with Mr. Gifford and Mr. Crozier to discuss terms, including possible financial terms, for a possible merger of Bank of Boston and BayBanks. In the days following those discussions, there were further telephone conversations between Mr. Gifford, Mr. Crozier and Morgan Stanley concerning the possible merger.

     On December 4, Mr. Gifford met with Mr. Crozier and Morgan Stanley for several hours to discuss a possible merger. At the conclusion of that meeting, the two Chairmen concluded that a transaction was possible and that it would be appropriate to involve key senior managers from both companies to conduct a due diligence review and explore further business synergies. Later that day, Mr. Gifford met with a small number of senior Bank of Boston managers and asked this group to begin due diligence discussions with their counterparts at BayBanks.

     Beginning on December 5 and continuing through December 11, senior managers of Bank of Boston and BayBanks conducted a series of due diligence meetings and continued to discuss further a possible merger. During this period, Bank of Boston retained external legal counsel and Merrill Lynch as its financial advisor and discussed the possible transaction with its regular outside auditors. Also during this period, the parties discussed the structure and other terms of the transaction.

     On December 11, at a regularly scheduled meeting of Bank of Boston's Compensation Committee, Mr. Gifford advised the directors on that committee that he would recommend to the Bank of Boston Board a transaction with BayBanks. Throughout the day on December 11 and continuing during the morning of December 12, Mr. Gifford telephoned each of the other directors to call a special Board meeting on December 12 and advise them about the proposed transaction.

     The Bank of Boston Board met on December 12 to consider the proposed merger with BayBanks. Management presented the terms of the Merger and the Merger Agreement and the Stock Option Agreements to the Bank of Boston Board. Management made presentations to the Board on the results of their due diligence, the reasons for the Merger and the benefits of the Merger to Bank of Boston's stockholders, customers, employees and other constituencies. Bank of Boston's legal advisors reviewed for the Board the legal terms of the Merger Agreement and the Stock Option Agreements and the Board's obligations in consideration of the proposed transaction. Merrill Lynch made presentations regarding the financial terms and delivered its opinion that (subject to the assumptions expressed in its opinion) the Common Exchange Ratio was fair to the holders of Bank of Boston Common Stock from a financial point of view. See "THE MERGER -- Opinion of Financial Advisor to Bank of Boston." After discussion and consideration of the factors described below under "Recommendations of the Boards of Directors and Reasons for the Merger," the Bank of Boston Board unanimously approved and authorized the execution of the Merger Agreement and the Stock Option Agreements.

     The Merger Agreement and the Stock Option Agreements were signed on December 12, 1995.

     BayBanks. For many years BayBanks' business strategy has focused on building a premier consumer banking company in Massachusetts, principally in the Greater Boston market, and developing as a significant regional corporate lender and provider of corporate banking services to middle market businesses. BayBanks has pursued its strategy primarily through internal growth via aggressive branch and ATM expansion and the use of marketing programs featuring state-of-the-art computer and telecommunications technology to provide superior products and services to its customers and increase the efficiency of its operations. During 1995, BayBanks expanded into the Southern New Hampshire portion of the Greater Boston market (where direct branching from Massachusetts is not yet permitted) by acquiring two smaller New Hampshire banking organizations, adding twenty-two branches to its network. At present, BayBanks operates 238 full service banking offices and 657 remote banking facilities serving 187 cities and towns in Massachusetts, fourteen in Southern New Hampshire and two in Connecticut.

     Since the severe New England recession during the late 1980's and early 1990's, BayBanks has sought to increase profitability, while continuing to grow and strengthen its franchise. By early 1995, BayBanks' earnings, dividends, loan quality, and capital ratios had been restored to pre-recession levels, and Mr. Crozier and the BayBanks Board determined that Mr. Crozier should explore ways to add depth and greater breadth to the company's operations and consider corporate alliances as one means to that end. The BayBanks Board formed an Organization Committee consisting of the members of the BayBanks Executive Committee (Directors Cervieri, Crozier, Piper, and Strehle) and Director Robert Gable to guide the exploration process. During the process, Mr. Crozier and the Organization Committee considered the merits of various alternatives for adding depth to the company's operations, including adding senior management that could provide management succession if the company were to remain independent, making an acquisition of a similarly sized institution or of smaller institutions, and pursuing possible mergers with, or acquisition by, major regional, national, and international banking organizations. During this period, Mr. Crozier had contact with the chief executive officers of a number of banking organizations, including the former Chief Executive Officer of Bank of Boston, and discussed possible alliances. Such discussions, which were reported to the Organization Committee and the BayBanks Board, all were exploratory, did not involve financial advisers, and did not result in any agreements.

     During the summer of 1995, the former Chairman and Chief Executive Officer of Bank of Boston retired and Mr. Gifford was elected to succeed him. Mr. Crozier met Mr. Gifford at a function in Boston in September 1995, and they agreed to meet at some time in the future to get better acquainted. They met in mid-October, when they discussed various issues, among them a possible merger of their organizations, a topic that Mr. Crozier had discussed earlier with Mr. Gifford's predecessor. They agreed to meet again during mid-November.

     On October 26, 1995, Mr. Crozier outlined to the BayBanks Board several potential organizational strategies that had been under active consideration, including continued independence, a major acquisition, and possible alliances with other companies, particularly Bank of Boston. After discussion of the alternatives, the BayBanks Board agreed that it would be desirable to investigate further the possibility of a merger with Bank of Boston.

     Messrs. Crozier and Gifford met again on November 14 and discussed a possible merger in more specific terms, including adoption of the name "BayBank of Boston" for Bank of Boston's principal bank subsidiary and the continued use of BayBanks' graphics for advertising. At that time Messrs. Crozier and Gifford agreed to review a possible merger with the boards of directors of their respective companies at their November board meetings. They also discussed using Morgan Stanley as an intermediary for discussion of a possible merger transaction.

     At meetings of the BayBanks Organization Committee on November 15 and the BayBanks Board on November 16, Mr. Crozier provided an update on the strategic options under consideration. The discussion focused on the possibility of a merger transaction with Bank of Boston and, at its November 16 meeting, the BayBanks Board authorized Mr. Crozier to explore the possibility of a merger with Bank of Boston.

     After the Bank of Boston Board met on November 21, Mr. Gifford informed Mr. Crozier that the Bank of Boston Board also was agreeable to pursuing matters further, and that it would be appropriate to arrange for exploratory discussions with Morgan Stanley.

     On November 29 and 30, Morgan Stanley had a series of separate meetings and telephone conversations with each of Mr. Crozier and Mr. Gifford to determine if there were a framework within which the parties could agree on a merger. As a result of these discussions, which included the structure of a possible transaction and the range of values that might be appropriate, it appeared that the areas on which the parties might be able to reach an agreement were broadbased.

     Messrs. Crozier and Gifford met again with Morgan Stanley on December 4 to discuss key issues, including corporate and subsidiary bank names, BayBanks' representation on the Bank of Boston Board, and the top-level organization and management structure of a combined organization. At that meeting the Chief

Executive Officers decided that the possibility of reaching agreement was sufficiently great that they should convene meetings of the senior managers of the two organizations. The senior managers met on the afternoon of December 5, when a confidentiality agreement was signed and the senior managers discussed each company's business and prospects and the effects of a possible merger between them. During this period, Mr. Crozier engaged Morgan Stanley as BayBanks' financial advisor, and due diligence meetings commenced, during which the parties discussed the structure and terms of such a transaction with each other and with their respective financial and legal advisors.

     Mr. Crozier reviewed the possible merger with the BayBanks Executive Committee at a meeting held on December 10, and it was determined that a special meeting of the BayBanks Board should be held on December 12.

     At the December 12 meeting of the BayBanks Board, the proposed merger transaction was reviewed in detail with Directors by management, financial advisors, and legal counsel. Morgan Stanley discussed the financial terms of the proposed merger, delivering its written opinion that the proposed Common Exchange Ratio of 2.2 was fair from a financial point of view to the holders of BayBanks Common Stock. BayBanks' legal counsel and members of senior management also made presentations to the BayBanks Board. The potential financial and strategic benefits of the proposed transaction and the terms of the Merger Agreement and related reciprocal stock option agreements were discussed in detail. After consideration of all the information presented, the Merger, the Common Exchange Ratio, and the other terms of the transaction were unanimously approved by all members of the BayBanks Board present, subject to approval of stockholders, receipt of necessary regulatory approvals, and compliance with the further conditions set forth in the Merger Agreement. The Merger Agreement and the Stock Option Agreements were executed on December 12, 1995, following the BayBanks and Bank of Boston Board meetings.

RECOMMENDATION OF THE BANK OF BOSTON BOARD; REASONS FOR THE MERGER

     The Merger will create a strong New England consumer and business banking franchise with a significant national corporate presence and strong international capabilities, particularly in Latin America. The Merger will combine Bank of Boston's strong corporate and international businesses (and its significant domestic consumer business) with BayBanks' wide retail product range, customer base and attractive market positions. The Merger will also permit each company to diversify beyond its current businesses and services by expanding the marketing of its products and services to the customers now served by the other, and will enable the combined company to continue to provide a broad array of innovative financial services and products to the customers and communities currently served by each.

     In reaching its decision to approve the Merger Agreement and the Option Agreements, the Bank of Boston Board considered that the Merger would represent a strategic alliance between Bank of Boston and BayBanks and that Bank of Boston's stockholders would realize the expected benefits of such an alliance, including, but not limited to, the earnings per share prospects of the combined company, the combined company's financial strength and its consequent enhanced ability to strengthen its existing businesses and develop new products and services to better serve customers and communities of the two companies, the cost savings to be realized through consolidation of services in the New England market, the potential for cross-marketing services to customers of the two companies and increased access to the combined company's customers, the opportunity to diversify earnings, the business synergies that might be realized, and the potential effect of the Merger on the perceptions of the combined company's businesses by the rating agencies and the financial markets.

     The Bank of Boston Board determined that the Merger would significantly enhance the combined company's ability to compete effectively and to meet the changing credit and product needs of its customers and communities by combining two financially sound institutions with complementary businesses and business strategies, thereby creating a stronger combined company with greater size, flexibility, breadth of services, efficiency, capital strength, profitability and potential for growth than either Bank of Boston or BayBanks would possess on a stand-alone basis. The Board believes that each institution is well-managed and possesses management philosophies and strategic focus compatible with those of the other, and that the strong capitalization of the combined company following the Merger will allow it to take advantage of future opportunities for growth, including appropriate acquisitions and investments in products and technology. The Board also believes that the Merger will allow the combined company to compete effectively in the rapidly changing marketplace for banking and financial services and to take advantage of opportunities for growth and diversification that may not be available to either institution on its own. In evaluating the Merger, the Bank of Boston Board and management discussed the critical importance of successfully integrating, and building on the strengths of, the management teams and cultures of both companies, and considered the uncertainties inherent in any such combination of two significant companies.

     In reaching its conclusion to approve the Merger Agreement and the Stock Option Agreements, the Bank of Boston Board consulted with Bank of Boston management, as well as its financial and legal advisors, and considered the factors described above and a number of additional factors, including the following:

          (i) The Bank of Boston Board considered the effectiveness of the Merger in implementing and accelerating Bank of Boston's basic long-term focused growth strategy.

          (ii) The Bank of Boston Board analyzed the financial condition, businesses and prospects of Bank of Boston and BayBanks, including, but not limited to, information with respect to their respective recent and historic stock and earnings performance and their respective relatively strong credit position and access to the capital markets. The Bank of Boston Board considered the detailed financial analyses, pro forma and other information with respect to Bank of Boston and BayBanks discussed by Merrill Lynch, as well as the Bank of Boston Board's own knowledge of Bank of Boston, BayBanks and their respective businesses. In making its determination, the Bank of Boston Board took into account the results of Bank of Boston's due diligence review of BayBanks' business. The Bank of Boston Board also considered the fact that while the Merger, on a pro forma basis, would initially dilute the combined company's 1996 earnings per share before merger and reorganization costs by approximately five percent, the Merger would result in accretion of approximately five percent to the company's combined 1997 earnings per share. Such amounts include the expected effect of annualized cost savings from the Merger of approximately $190 million (pre-tax) per year to be achieved over an eighteen-month period, and the amount for 1997 includes the effect of $40 million (pre-tax) of projected revenue enhancements which are expected to be achieved primarily from the funding advantages of BayBanks' retail deposit base to the combined company. See "THE MERGER -- Management and Operations after the Merger -- Cost Savings."

          (iii) The Bank of Boston Board considered the opinion of Merrill Lynch that, as of December 12, 1995, the Common Exchange Ratio was fair to Bank of Boston from a financial point of view. See "THE MERGER -- Opinion of Financial Advisor to Bank of Boston."

          (iv) The Bank of Boston Board considered the terms of the Merger Agreement and the reciprocal Stock Option Agreements. The Bank of Boston Board also considered certain other information regarding the structure of the Merger, including the terms and structure of the Merger, the proposed arrangements with respect to the Bank of Boston Board following the Merger and the management structure following the Merger. See "THE
     MERGER -- Management and Operations after the Merger -- Bank of Boston" and "-- Interests of Certain Persons in the Merger."

          (v) The Bank of Boston Board considered the effect on Bank of Boston stockholders' value of Bank of Boston continuing as a stand-alone entity compared to the effect of Bank of Boston combining with BayBanks in light of the factors summarized above with respect to the financial condition and prospects of the two companies on a stand-alone basis and of the combined company, and the current economic and financial environment.

          (vi) The Bank of Boston Board also considered the likelihood of the Merger being approved by the appropriate regulatory authorities. See "THE MERGER -- Regulatory Approvals Required for the Merger."

          (vii) The Bank of Boston Board considered the anticipated cost savings and operating efficiencies available to the combined company from the Merger. See "THE MERGER -- Management and Operations after the Merger."

          (viii) The Bank of Boston Board considered the effect of the Merger on Bank of Boston's other constituencies, including the customers and communities it serves and its employees, including management.

     The foregoing discussion of the information and factors considered by the Bank of Boston Board is not intended to be exhaustive but includes the material factors considered by the Bank of Boston Board. In reaching its determination to approve and recommend the Merger, the Bank of Boston Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Throughout its deliberations, the Bank of Boston Board received the advice of special counsel. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of Merrill Lynch referred to above, the Bank of Boston Board, by unanimous vote of all directors, approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Stock Option Agreements, as being in the best interests of Bank of Boston and its stockholders. The Bank of Boston Board is unanimous in its recommendation that holders of Bank of Boston Common Stock vote for approval and adoption of the Merger Agreement.

     THE BANK OF BOSTON BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, BANK OF BOSTON AND ITS STOCKHOLDERS. THE BANK OF BOSTON BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

RECOMMENDATION OF THE BAYBANKS BOARD; REASONS FOR THE MERGER

     The BayBanks Board believes that the Merger between the two corporations will benefit BayBanks' stockholders. The Merger will build on the strengths of Bank of Boston, a corporate and international banking leader, and those of BayBanks, which is one of the nation's premier consumer banking companies. Upon consummation of the Merger, the combined company will be operating in thirty-six states and twenty-four countries, with approximately $60 billion in assets and approximately $40 billion in deposits. The combined institution will have the lead market share in Massachusetts in total deposits, commercial and industrial lending, consumer lending, mortgage lending, small business lending, and private banking. The combination of Bank of Boston's stature and expertise in international, large corporate, and commercial banking with BayBanks' stature and expertise in consumer banking and use of advanced banking technology is expected to result in an enhanced business mix and lower risk profile for both companies, with the resulting financial institution being well positioned for continued growth.

     The Merger will combine institutions that have shown strong revenue growth and have demonstrated increased market share and earnings momentum. Neither currently has any significant asset quality problems. The Merger also will combine two strong management teams with experience in completing merger transactions that realize cost savings through organizational consolidation and the achievement of operating efficiencies. Expected benefits of the Merger include the substantially greater financial strength of the combined company and its enhanced ability to develop new products and services, market to each company's customers, and diversify earnings. The Merger also will present new opportunities to achieve cost savings in the combined company through internal consolidation, greater scale efficiencies in operations, and interstate mergers of subsidiaries. As a result, the prospects for future earnings per share growth of the combined company should be enhanced.

     During the process that culminated in approval of the Merger Agreement, the BayBanks Board considered the following factors, among others:

          (i) The Financial and Other Terms of the Merger Agreement. The BayBanks Board considered the terms of the Merger Agreement and the transactions contemplated thereby, including the Stock Option Agreements. The BayBanks Board took into account: the historical trading range for Bank of Boston Common Stock and BayBanks Common Stock; the Common Exchange Ratio (noting, in particular, that it reflected a 22 percent premium for the stockholders of BayBanks Common Stock based on the closing prices of BayBanks Common Stock and Bank of Boston Common Stock, respectively, on the last trading day prior to December 12, 1995); the potential impact of the Merger on the price of Bank of Boston Common Stock; the resulting relative interests of BayBanks and Bank of Boston stockholders in the equity of the combined company; and the potential for increased earnings and book value per share for stockholders of BayBanks. The Board considered that under the Merger Agreement it would have the right to terminate the Merger Agreement in the event of a specified significant decline in the price of Bank of Boston Common Stock (both absolutely and relative to an index of bank stocks) prior to consummation of the Merger. With respect to the BayBanks Option Agreement and the Bank of Boston Option Agreement, the BayBanks Board was aware that the existence of such agreements might discourage third parties from seeking to acquire BayBanks or (prior to the Merger) Bank of Boston, respectively. See "THE MERGER -- Termination of the Merger Agreement" and "CERTAIN TERMS OF THE STOCK OPTION AGREEMENTS."

          (ii) Advice and Opinion of Financial Advisor. The BayBanks Board considered the advice of its financial advisor, Morgan Stanley, and reviewed the detailed financial analyses, pro forma results, and other information presented by Morgan Stanley. The BayBanks Board considered the opinion of Morgan Stanley that, as of December 12, 1995, and based upon the matters set forth in its written opinion as of that date, the Common Exchange Ratio was fair from a financial point of view to the holders of BayBanks Common Stock. (For a discussion of the opinion of Morgan Stanley, including a summary of the procedures followed, the matters considered, the scope of the review undertaken, and the assumptions made with respect thereto, see "THE MERGER -- Opinion of Financial Advisor to BayBanks.")

          (iii) Increased Resources and Market Presence. The BayBanks Board considered that the combined entity resulting from the Merger would be the fifteenth largest banking institution in the United States in asset size. The Board recognized that such an institution would be likely to possess the financial resources to compete more effectively in the rapidly changing market for banking and financial services and would be effective in fulfilling BayBanks' long-term objective of enhancing its market presence while maintaining its asset quality and credit standards. The BayBanks Board also considered the continued use of the "BayBank" name in New England to be a significant factor in maintaining and increasing the merged institution's consumer business.

          (iv) Opportunities for Efficiencies and Cost Savings. The BayBanks Board took into account the expectation that the Merger would result in economies of scale and cost synergies. The BayBanks Board noted that, although no assurances can be given that any particular level of cost savings will be achieved, the managements of BayBanks and Bank of Boston, working together, had identified potential annual pre-tax cost savings of up to $190 million, attributable to, among other things, closing redundant branches, consolidating staffing, leveraging technology expenses across a broader base, and gaining greater scale in data processing and loan servicing operations.

          (v) Continuity of Management. The BayBanks Board took into account that Mr. Crozier would be elected Chairman of Bank of Boston and that Mr. Crozier and three other members of the BayBanks Board would be elected or appointed members of the Bank of Boston Board following consummation of the Merger. The BayBanks Board also considered that current BayBanks management would be expected to play a continuing role in the combined entity.

          (vi) Complementary Businesses and Managements. The BayBanks Board considered the complementary nature of the businesses, business strategies, and product offerings of BayBanks and Bank of Boston, and recognized that the Merger would extend BayBanks' state-of-the-art consumer banking technology and customer services to Bank of Boston's extensive retail customer base, while similarly extending Bank of Boston's broader range of corporate and private banking services to BayBanks customers. The Board noted that BayBanks' low cost core deposit funding would benefit Bank of Boston's diverse investment and corporate financing activities. In addition, the Board determined that the two companies possess compatible and complementary management philosophies and strategic objectives.

          (vii) Effect on BayBanks Constituencies. The BayBanks Board considered the effect of the Merger on the various constituencies served by BayBanks, including its customers, employees, and others. The BayBanks Board was aware that integration plans anticipated the elimination of approximately 2,000 positions affecting both companies, but noted that more than half of the reduction was expected to be accomplished through normal turnover and that joint hiring freezes and expected growth in both organizations would minimize the number of employees affected. The Board further noted that greater opportunity for career growth would most likely result from the expanded prospects of the combined organization. The Board also recognized that the resulting entity would be able to offer a more extensive range of products and banking services to BayBanks' customers and took into account Bank of Boston's favorable ratings under the Community Reinvestment Act (the "CRA"), including the "Outstanding" CRA rating awarded to FNBB.

          (viii) Certain Financial and Other Information Concerning Bank of Boston. The BayBanks Board analyzed information with respect to, among other things, the historical financial results of Bank of Boston and the projected financial results provided by Bank of Boston management. The Board reviewed information with respect to Bank of Boston's business, operations, financial condition, and future prospects. The Board also considered, in particular, Bank of Boston's capital position, asset quality, approach to risk management, management strength, and strategic direction.

          (ix) Due Diligence Review. The BayBanks Board considered the results of the due diligence investigations conducted by BayBanks management, including, among other things, assessments of Bank of Boston's credit policies, asset quality, loan loss reserve adequacy, and interest rate risk.

          (x) The Tax and Accounting Treatment of the Transaction. The BayBanks Board considered that the Merger is expected to be tax-free for federal income tax purposes to BayBanks stockholders receiving Bank of Boston Common Stock and to be accounted for under the pooling of interests method of accounting for business combinations. See "THE MERGER -- Certain Federal Income Tax Consequences" and "-- Accounting Treatment."

          (xi) Regulatory Approvals. The BayBanks Board considered the nature of, and likelihood of obtaining, the regulatory approvals that would be required with respect to the Merger. See "THE MERGER -- Regulatory Approvals Required for the Merger."

          (xii) Economic and Competitive Environment. The BayBanks Board took into account the current and prospective economic and competitive environment facing the financial services industry generally and each institution in particular.

     After deliberating with respect to the Merger Agreement and the transactions contemplated thereby, and after considering the other alternatives to the Merger that might be available, the BayBanks Board, by the unanimous vote of the directors present, approved the Merger Agreement and the transactions contemplated thereby as being in the best interests of BayBanks and holders of BayBanks Common Stock. The foregoing discussion of the information and factors considered by the BayBanks Board is not intended to be exhaustive, but includes the material factors considered by the BayBanks Board.

     FOR THE REASONS DESCRIBED ABOVE, THE BAYBANKS BOARD APPROVED THE MERGER AGREEMENT AND BELIEVES THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, BAYBANKS STOCKHOLDERS. ACCORDINGLY, THE BAYBANKS BOARD UNANIMOUSLY RECOMMENDS THAT BAYBANKS STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO BANK OF BOSTON

     On December 10, 1995, Bank of Boston retained Merrill Lynch to act as Bank of Boston's financial advisor in connection with the Merger and related matters based upon its qualifications, expertise and reputation, as well as Merrill Lynch's prior investment banking relationship and general familiarity with Bank of Boston. At the December 12, 1995 meeting of the Bank of Boston Board, Merrill Lynch rendered an oral opinion to the Bank of Boston Board that, as of such date, the Common Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Bank of Boston. Merrill Lynch subsequently delivered to the Bank of Boston Board a written opinion dated as of December 12, 1995 confirming its oral opinion, and this opinion was reconfirmed in writing as of the date of this Joint Proxy Statement-Prospectus. No limitations were imposed by Bank of Boston on the scope of Merrill Lynch's investigation or on the procedures followed by Merrill Lynch in rendering its opinion, except that Merrill Lynch was directed not to consider the effect of any divestitures by Bank of Boston that may result from the Merger.

     The full text of Merrill Lynch's opinion dated as of the date of this Joint Proxy Statement-Prospectus, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Exhibit D to this Joint Proxy Statement-Prospectus and is incorporated herein by reference. Bank of Boston stockholders are urged to read the Merrill Lynch opinion in its entirety. This summary of the opinion of Merrill Lynch set forth in this Joint Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion.

     MERRILL LYNCH'S OPINION IS DIRECTED TO THE BANK OF BOSTON BOARD AND ADDRESSES ONLY THE COMMON EXCHANGE RATIO. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, A RECOMMENDATION TO ANY HOLDER OF BANK OF BOSTON COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE BANK OF BOSTON MEETING OR ANY OTHER MATTER IN CONNECTION THEREWITH.

     Merrill Lynch has informed Bank of Boston that in arriving at its opinion, among other things, it has: (i) reviewed BayBanks' Annual Reports on Form 10-K and related audited financial information for the five fiscal years ended December 31, 1995; (ii) reviewed Bank of Boston's Annual Reports on Form 10-K and related audited financial information for the five fiscal years ended December 31, 1995; (iii) reviewed certain limited financial information, including financial forecasts and assumptions regarding cost savings resulting from the Merger, relating to the respective business, earnings, assets, contingencies and prospects of BayBanks and Bank of Boston, furnished by senior management of BayBanks and Bank of Boston; (iv) conducted certain limited discussions with members of senior management of BayBanks and Bank of Boston concerning their respective financial condition, businesses, earnings, cash flow, assets, liabilities, operations, regulatory condition, financial forecasts, contingencies and prospects; (v) reviewed the historical market prices and trading activity for the BayBanks Common Stock and the Bank of Boston Common Stock and compared them with that of certain publicly traded companies which it deemed to be relevant; (vi) compared the respective results of operations of BayBanks and Bank of Boston with that of certain publicly traded companies which it deemed relevant; (vii) compared the proposed financial terms of the Merger contemplated by the Merger Agreement as described to it by senior management of Bank of Boston with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (viii) reviewed the amount and timing of the projected cost savings for BayBanks and Bank of Boston following the Merger as prepared, and discussed with Merrill Lynch, by the senior management of Bank of Boston; (ix) considered, based upon information provided by Bank of Boston's senior management, the pro forma impact of the transaction on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of Bank of Boston; (x) considered the terms of the Merger set forth in the Merger Agreement; (xi) considered the terms of the stock options set forth in the Bank of Boston Stock Option Agreement and the BayBanks Stock Option Agreement ; and
(xii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed appropriate.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to it for the purpose of its opinion, and did not assume any responsibility for independently verifying such information or for undertaking an independent evaluation or appraisal of the assets or liabilities of Bank of Boston or BayBanks or any of their subsidiaries, nor was Merrill Lynch furnished with any such evaluation or appraisal. Merrill Lynch has also assumed and relied upon the management of Bank of Boston as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to Merrill Lynch. In that regard, Merrill Lynch assumed with Bank of Boston's consent that such forecasts, including, without limitation, financial forecasts, projected cost savings and operating synergies resulting from the Merger and projections regarding underperforming and nonperforming assets, net charge-offs, adequacy of reserves, future economic conditions and results of operations reflect the best currently available estimates of Bank of Boston's senior management and that such projections and forecasts will be realized in the amounts and time periods currently estimated. Merrill Lynch's opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Merrill Lynch is not an expert in the evaluation of allowances for loan losses and did not assume any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses of Bank of Boston or BayBanks, nor did Merrill Lynch review any individual credit files, and it assumed that the aggregate allowances for loan losses are adequate to cover such loan losses.

     Merrill Lynch's opinion was rendered without regard to the necessity for, or the level of, any obligations or undertakings which may be imposed or required in the course of obtaining regulatory approvals for the Merger.

     In connection with rendering its opinion, Merrill Lynch performed a variety of financial analyses, consisting of those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Merrill Lynch in this regard, although it describes all material analyses performed by Merrill Lynch. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying Merrill Lynch's opinions. In addition, while Merrill Lynch gave the various analyses approximately similar weight, it may have used them for different purposes and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described below should not be taken to be Merrill Lynch's view of the actual value of Bank of Boston and BayBanks. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis.

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Bank of Boston and BayBanks. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Merrill Lynch's analysis of the fairness of the Common Exchange Ratio to Bank of Boston and were provided to the Bank of Boston Board in connection with the delivery of Merrill Lynch's opinion. With respect to the comparison of selected companies analysis and the analysis of selected bank merger transactions summarized below, no public company utilized as a comparison is identical to Bank of Boston or BayBanks and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies concerned. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, the analyses do not purport to be appraisals or to reflect the prices at which any securities of Bank of Boston or BayBanks may trade at the present time or at any time in the future. Furthermore, Merrill Lynch's opinions are just one of the factors taken into consideration by the Bank of Boston Board.

     The projections furnished to Merrill Lynch and used by it in certain of its analyses were prepared by the senior management of Bank of Boston and BayBanks. Bank of Boston and BayBanks do not publicly disclose internal management projections of the type provided to Merrill Lynch in connection with its review of the Merger, and, as a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections.

     The following is a summary of the material analyses presented by Merrill Lynch to the Bank of Boston Board in connection with its December 12, 1995 oral opinion, which, as indicated above, was reconfirmed as of the date hereof.

     Summary of Proposal. Merrill Lynch reviewed the terms of the proposed transaction, including the Common Exchange Ratio and the aggregate transaction value. Merrill Lynch reviewed the implied value of the consideration offered based upon the closing share price of Bank of Boston Common Stock on December 11, 1995 (the last trading day prior to the announcement of the Merger) which showed that the implied value of the BayBanks proposal was approximately $102.58 per share of BayBanks Common Stock, representing a 21.8% premium to BayBanks' December 11, 1995 closing market price of $84.25 per share, or a total transaction value of approximately $2.06 billion. In addition, Merrill Lynch reviewed the implied value of the consideration offered based upon the average closing share price of Bank of Boston Common Stock for the 30-day period ending on December 11, 1995 and the closing share price of BayBanks Common Stock on December 11, 1995, which showed a 24.4% premium. Merrill Lynch also reviewed the implied value of the consideration based upon the 52-week high price of Bank of Boston Common Stock and the closing share price of BayBanks Common Stock on December 11, 1995, which showed a 21.0% premium. Based on the aggregate consideration offered using the December 11, 1995 stock price for Bank of Boston, Merrill Lynch calculated the price to fully diluted book value per share, price to fully diluted tangible book value per share, price to last twelve months earnings per share and price to First Call estimated 1996 earnings per share multiples in the contemplated transaction. This analysis yielded a price to fully diluted book value per share multiple of 2.27x, a price to fully diluted tangible book value per share of 2.41x, a price to last twelve months' earnings per share multiple of 15.31x (based on earnings for the twelve months ended September 30, 1995), and a price to First Call estimated 1996 earnings per share multiple of 13.94x. First Call is a financial data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.

     Pro Forma Merger Analysis. Based on projections provided by Bank of Boston, including pre-tax revenue enhancements of $40 million in 1997 and $50 million in 1998, fully phased in pre-tax cost savings of $190 million by 1998 and after-tax merger and reorganization charges of $87 million (for BayBanks), Merrill Lynch analyzed certain pro forma effects resulting from the Merger. This analysis indicated that the transaction would be dilutive to projected earnings per share of Bank of Boston Common Stock in 1996 and accretive thereafter, and that the Merger was dilutive to Bank of Boston's book value and tangible book value per share. In this analysis, Merrill Lynch assumed that Bank of Boston performed in accordance with the earnings forecast and synergy assumptions provided to Merrill Lynch by Bank of Boston's senior management.

     Contribution Analysis. Merrill Lynch reviewed the relative contributions in terms of various balance sheet items, last twelve months' net income and market capitalization to be made by Bank of Boston and BayBanks to the combined institution based on data at September 30, 1995. The income statement and balance sheet components analyzed included total assets, total loans (net), total deposits, fully diluted common equity, fully diluted tangible common equity, latest twelve months' net income, 1995 estimated net income and 1996 estimated net income. Merrill Lynch also analyzed the fully diluted market capitalization of the combined institution. This analysis showed that, while Bank of Boston stockholders would own approximately 72.15% of the outstanding shares of the combined institution based upon the Common Exchange Ratio, Bank of Boston was contributing 80.13% of total assets, 80.59% of total loans (net), 76.09% of total deposits, 77.29% of fully diluted common equity, 76.19% of tangible common equity, 76.04% of the fully diluted market capitalization, 78.50% of latest twelve months net income, 78.55% of 1995 estimated net income and 79.16% of 1996 estimated net income.

     Historical Trading Valuation. Merrill Lynch analyzed the closing price of Bank of Boston Common Stock on December 11, 1995 and over various periods ranging from the five-day average trading price to the 90-day average trading price through December 11, 1995. The analysis showed that the proposed Common Exchange Ratio created a range of implied values to BayBanks stockholders of $100.19 to $104.01, with the high implied value determined with reference to the five-day average trading price prior to December 11, 1995 and the low implied value determined with reference to the 90-day average trading price ending December 11, 1995.

     Discounted Dividend Stream Analysis. Using a discounted dividend stream analysis, Merrill Lynch estimated the present value of the future streams of after-tax cash flows that BayBanks could produce on a stand-alone basis from 1996 through 2000 and distribute to stockholders ("dividendable net income"). In this analysis, Merrill Lynch assumed that BayBanks performed in accordance with the earnings forecasts for 1995 and 1996 provided to Merrill Lynch by BayBanks' senior management and, assuming a 10% growth rate, projected the maximum dividends that would permit BayBanks' tangible equity to asset ratio to be maintained at a minimum 6.5% level. Merrill Lynch estimated the terminal values for the BayBanks Common Stock at 9.0, 10.0 and 11.0 times BayBanks' year 2000 estimated operating income (defined as net income before intangible amortization). The dividendable net income streams and terminal values were then discounted to present values using different discount rates ranging from 14% to 16%. This discounted dividend stream analysis indicated a reference range of between $120.61 and $148.22 per share of BayBanks Common Stock. The analysis was based upon BayBanks' senior management's forecasts, which were based upon many factors and assumptions, many of which are beyond the control of BayBanks. As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of BayBanks Common Stock may trade before or after the Merger. Merrill Lynch noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values, and discount rates.

     Merrill Lynch also estimated the present value of the dividendable net income that Bank of Boston could produce on a stand-alone basis from 1996 through 2000. In this analysis, Merrill Lynch assumed that Bank of Boston performed in accordance with the earnings forecasts provided to Merrill Lynch by Bank of Boston's senior management and projected the maximum dividends that would permit Bank of Boston's tangible common equity to asset ratio to be maintained at a minimum 6.5% level. Merrill Lynch estimated the terminal values for Bank of Boston Common Stock at 9.0, 10.0 and 11.0 times Bank of Boston's year 2000 estimated operating income. The dividendable net income streams and terminal values were then discounted to present values using different discount rates ranging from 14% to 16%. This discounted dividend stream analysis indicated a reference range of between $44.29 and $55.71 per share of Bank of Boston Common Stock. The analysis was based upon Bank of Boston's senior management's projections, which were based upon many factors and assumptions, many of which are beyond the control of Bank of Boston. As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Bank of Boston Common Stock may trade before or after the Merger.

     Finally, Merrill Lynch estimated the present value of the dividendable net income that the combined institution could produce from 1996 through 2000 and distribute to stockholders. In this analysis, Merrill Lynch assumed that the combined institution performed in accordance with the earnings forecasts provided to Merrill Lynch by Bank of Boston's and BayBanks' senior management and assumed that the combined institution's tangible equity to asset ratio would be maintained at a minimum 6.5% level. Merrill Lynch estimated the terminal values for the combined institution's common stock at 9.0, 10.0 and 11.0 times the combined institution's year 2000 estimated operating income. The dividendable net income streams and terminal values were then discounted to present values using different discount rates ranging from 14% to 16%. Assuming the projected cost savings resulting from the Merger as provided to Merrill Lynch by Bank of Boston's senior management and after-tax merger and reorganization charges, this discounted dividend stream analysis indicated a reference range of between $47.26 and $58.99 per share of Bank of Boston Common Stock. Based on the closing share price on December 11, 1995 of Bank of Boston Common Stock and the Common Exchange Ratio of 2.2, the value to be received in the Merger per share of BayBanks Common Stock would be approximately $102.58. The actual value received will depend on the value of Bank of Boston Common Stock at the Effective Time of the Merger. The discounted dividend stream analysis was based upon Bank of Boston's and BayBanks' senior management's projections, which were based upon many factors and assumptions, many of which are beyond the control of Bank of Boston and BayBanks. As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which any securities may trade before or after the Merger.

     Analysis of Selected Bank Merger Transactions. Merrill Lynch reviewed publicly available information regarding bank merger transactions in the United States with a value of greater than $1 billion which had occurred since January 1, 1995 (including in-market merger transactions as discussed below). Merrill Lynch calculated the price to market, price to earnings, price to fully diluted book value and price to fully diluted tangible book values and the implied deposit premium paid in the contemplated transaction and such selected bank merger transactions. This analysis yielded a range of price to market values of $140.70 to $88.72 with a mean of $111.84 and a median of $108.88, a range of price to earnings values of $151.63 to $76.49 with a mean of $104.36 and a median of $97.76, a range of price to fully diluted book values of approximately $128.75 to $80.70 with a mean of $97.08 and a median of $94.50, a range of price to fully diluted tangible book values of approximately $152.17 to $76.19 with a mean of $104.61 and a median of $101.16 and a range of implied deposit premiums paid of approximately $150.83 to $86.66 with a mean of $111.70 and a median of $113.71. Based on the closing share price on December 11, 1995 of Bank of Boston Common Stock and the Common Exchange Ratio of 2.2, the value to be received in the Merger per share of BayBanks Common Stock would be approximately $102.58. The actual value received will depend on the value of Bank of Boston Common Stock at the Effective Time of the Merger.

     Merrill Lynch also reviewed publicly available information regarding in-market bank merger transactions in the United States with a value of greater than $1 billion which had occurred since January 1, 1995. Merrill Lynch calculated the price to market, price to earnings, price to fully diluted book value and price to fully diluted tangible book values and the implied deposit premium paid in the contemplated transaction and such selected bank merger transactions. This analysis yielded a range of price to market values of $140.70 to $99.92 with a mean of $116.89 and a median of $110.54, a range of price to earnings values of $142.47 to $94.68 with a mean of $110.80 and a median of $103.02, a range of price to fully diluted book values of approximately $109.93 to $89.45 with a mean of $99.42 and a median of $96.67, a range of price to fully diluted tangible book values of approximately $119.50 to $97.76 with a mean of $106.19 and a median of $102.86 and a range of implied deposit premiums paid of approximately $138.26 to $86.66 with a mean of $116.24 and a median of $120.93. Based on the closing share price on December 11, 1995 of Bank of Boston Common Stock and the Common Exchange Ratio of 2.2, the value to be received in the Merger per share of BayBanks Common Stock would be approximately $102.58. The actual value received will depend on the value of Bank of Boston Common Stock at the Effective Time of the Merger.

     No company or transaction used in the above analysis as a comparison is identical to BayBanks, Bank of Boston, or the contemplated transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable company data.

     Comparison of Selected Companies. Merrill Lynch compared selected balance sheet data, asset quality, capitalization and profitability ratios and market statistics using financial data at or for the twelve months ended September 30, 1995 and market data as of December 11, 1995 (the last trading day prior to the announcement of the Merger) for BayBanks to a group of selected bank holding companies which Merrill Lynch deemed to be relevant, including Commerce Bancshares, Inc., Compass Bancshares, Inc., Central Fidelity Banks, Inc., Crestar Financial Corporation, First American Corporation, First Empire State Corporation, First Security Corporation, First Tennessee National Corp., First Virginia Banks, Inc., Marshall & Ilsley Corporation, Old Kent Financial Corporation, Regions Financial Corp., Signet Banking Corporation, Star Banc Corporation and Union Planters Corporation, all being bank holding companies with assets between $8 billion and $15 billion, (collectively, the "BayBanks Composite"). This comparison, among other things, showed that: (i) for the twelve-month period ended September 30, 1995, BayBanks' noninterest expenses to average assets were 4.32%, compared to a mean of 3.58% and a median of 3.39% for the BayBanks Composite; (ii) for the twelve-month period ended September 30, 1995, BayBanks' noninterest income to average assets was 2.01%, compared to a mean of 1.85% and a median of 1.52% for the BayBanks Composite; (iii) for the twelve-month period ended September 30, 1995, BayBanks' net interest margin was 5.13%, compared to a mean of 4.42% and a median of 4.40% for the BayBanks Composite; (iv) for the twelve-month period ended September 30, 1995, BayBanks' efficiency ratio (defined as noninterest expense divided by the sum of noninterest income and net interest income before provision for loan losses) was 64.90%, compared to a mean of 60.91% and a median of 60.18% for the BayBanks Composite; (v) for the twelve-month period ended September 30, 1995, BayBanks' return on average assets was 1.19%, compared to a mean of 1.23% and a median of 1.26% for the BayBanks Composite; (vi) for the twelve-month period ended September 30, 1995, BayBanks' return on average equity was 15.84%, compared to a mean of 15.25% and a median of 15.59% for the BayBanks Composite;
(vii) at September 30, 1995, BayBanks' tangible common equity to tangible assets was 7.49%, compared to a mean of 7.34% and a median of 7.32% for the BayBanks Composite; (viii) at September 30, 1995, BayBanks' nonperforming loans to total loans was 0.83%, compared to a mean of 0.49% and a median of 0.51% for the BayBanks Composite; (ix) at September 30, 1995, BayBanks' non-performing assets to total assets were 0.70%, compared to a mean of 0.38% and a median of 0.34% for the BayBanks Composite; (x) at September 30, 1995, BayBanks' loan loss reserves to non-performing assets were 191.10%, compared to a mean of 357.05% and a median of 352.60% for the BayBanks Composite; (xi) BayBanks' price per share to 1996 estimated earnings per share was 10.98x, compared with a mean of 11.03x and a median of 10.84x for the BayBanks Composite; (xii) at September 30, 1995, BayBanks' price per share to book value per share at September 30, 1995 was 1.82x, compared with a mean of 1.85x and a median of 1.72x for the BayBanks Composite; (xiii) at September 30, 1995, BayBanks' price per share to tangible book value per share at September 30, 1995 was 1.92x, compared to a mean of 2.07x and a median of 1.92x for the BayBanks Composite; and (xiv) at September 30, 1995, BayBanks' dividend yield was 2.87%, compared with a mean of 2.90% and a median of 3.15% for the BayBanks Composite.

     Merrill Lynch also compared selected operating and stock market results of Bank of Boston to the publicly available corresponding data of other companies which Merrill Lynch deemed to be relevant, including Bank of New York Company, Barnett Banks, Inc., Boatmen's Bancshares, Inc., Comerica Incorporated, CoreStates Financial Corp., First Bank Systems, Inc., Mellon Bank Corporation, National City Corporation, PNC Bank Corp., Republic New York Corporation, SunTrusts Banks, Inc., Wachovia Corporation, and Wells Fargo & Company, all being bank holding companies with assets between $25 billion and $60 billion, (collectively, the "Bank of Boston Composite"). This comparison showed, among other things, that: (i) for the twelve-month period ended September 30, 1995, Bank of Boston's noninterest expenses to average assets were 3.49%, compared to a mean of 3.45% and a median of 3.47% for the Bank of Boston Composite; (ii) for the twelve-month period ended September 30, 1995, Bank of Boston's noninterest income to average assets was 2.02%, compared to a mean of 2.03% and a median of 2.12% for the Bank of Boston Composite; (iii) for the twelve-month period ended September 30, 1995, Bank of Boston's net interest margin was 4.46%, compared to a mean of 4.43% and a median of 4.52% for the Bank of Boston Composite; (iv) for the twelve-month period ended September 30, 1995, Bank of Boston's efficiency ratio (defined as noninterest expense divided by the sum of noninterest income and net interest income before provision for loan losses) was 58.48%, compared to a mean of 57.80% and a median of 58.30% for the Bank of Boston Composite; (v) for the twelve-month period ended September 30, 1995, Bank of Boston's return on average assets was 1.18%, compared to a mean of 1.30% and a median of 1.31% for the Bank of Boston Composite; (vi) for the twelve-month period ended September 30, 1995, Bank of Boston's return on average equity was 15.66%, compared to a mean of 15.99% and a median of 15.98% for the Bank of Boston Composite; (vii) at September 30, 1995, Bank of Boston's tangible common equity to tangible assets was 6.05%, compared to a mean of 6.94% and a median of 6.66% for the Bank of Boston Composite; (viii) at September 30, 1995, Bank of Boston's nonperforming loans to total loans was 1.21%, compared to a mean of 0.63% and a median of 0.62% for the Bank of Boston Composite; (ix) at September 30, 1995, Bank of Boston's non-performing assets to total assets were 0.96%, compared to a mean of 0.60% and a median of 0.56% for the Bank of Boston Composite; (x) at September 30, 1995, Bank of Boston's loan loss reserves to non-performing assets were 158.60%, compared to a mean of 277.59% and a median of 241.33% for the Bank of Boston Composite; (xi) Bank of Boston's price per share to 1996 estimated earnings per share was 9.14x, compared with a mean of 10.62x and a median of 10.62x for the Bank of Boston Composite; (xii) at September 30, 1995, Bank of Boston's price per share to book value per share at September 30, 1995 was 1.70x, compared with a mean of 2.02x and a median of 1.92x for the Bank of Boston Composite; (xiii) at September 30, 1995, Bank of Boston's price per share to tangible book value per share at September 30, 1995 was 1.89x, compared to a mean of 2.36x and a median of 2.12x for the Bank of Boston Composite; and (xiv) at September 30, 1995, Bank of Boston's dividend yield was 3.17%, compared with a mean of 3.32% and a median of 3.10% for the Bank of Boston Composite. Earnings per share estimates for all companies other than Bank of Boston and BayBanks were based on First Call earnings estimates.

Earnings per share estimates for Bank of Boston and BayBanks were based upon estimates provided by the senior management of Bank of Boston and BayBanks, respectively.

     In connection with its opinion dated the date of this Joint Proxy Statement-Prospectus, Merrill Lynch performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Merrill Lynch did not perform any analyses in addition to those described in updating its December 12, 1995 opinion.

     Merrill Lynch has been retained by the Bank of Boston Board as an independent contractor to act as financial advisor to Bank of Boston with respect to the Merger and will receive a fee for its services. Merrill Lynch is a nationally recognized investment banking firm which, among other things, regularly engages in the valuation of businesses and securities, including banking institutions, in connection with mergers and acquisitions. Merrill Lynch has in the past two years provided financial advisory, investment banking and other services to Bank of Boston and certain of their affiliates and has received customary fees for the rendering of such services. In addition, in the ordinary course of its securities business, Merrill Lynch may actively trade debt and/or equity securities of BayBanks and Bank of Boston and their respective affiliates for its own account and the accounts of its customers, and Merrill Lynch, therefore, may from time to time hold a long or short position in such securities. Merrill Lynch has also provided a bridge loan to a joint venture in which Bank of Boston is an investor formed to acquire Bank of Boston's mortgage banking business for which Merrill Lynch has received customary compensation paid by Bank of Boston and which bridge loan is expected to be refinanced by Merrill Lynch in the future through a securities offering or otherwise.

     Bank of Boston and Merrill Lynch have entered into a letter agreement dated December 10, 1995 relating to the services to be provided by Merrill Lynch in connection with the Merger. Bank of Boston has agreed to pay Merrill Lynch fees as follows: (i) a cash fee of $200,000, which was paid upon execution of the letter agreement, (ii) an additional cash fee of $800,000 to be paid upon the mailing of this Joint Proxy Statement-Prospectus, and (iii) an additional cash fee of $2,000,000 (less any fees paid to Merrill Lynch pursuant to (i) or (ii) above) to be paid upon the closing of the Merger. In such letter, Bank of Boston also agreed to reimburse Merrill Lynch for its reasonable and necessary out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch against certain liabilities relating to or arising out of the Merger, including liabilities which might arise under the federal securities laws.

OPINION OF FINANCIAL ADVISOR TO BAYBANKS

     BayBanks retained Morgan Stanley to act as BayBanks' financial advisor in connection with the Merger and related matters based upon its qualifications, expertise and reputation, as well as Morgan Stanley's prior investment banking relationship and familiarity with BayBanks. At the December 12, 1995 meeting of the BayBanks Board, Morgan Stanley rendered a written opinion to the BayBanks Board that, as of such date, the Common Exchange Ratio in the Merger Agreement was fair from a financial point of view to the holders of BayBanks Common Stock. Morgan Stanley subsequently confirmed its December 12, 1995 opinion by delivery to the BayBanks Board of a written opinion dated as of the date of this Joint Proxy Statement-Prospectus that is substantially identical to the December 12, 1995 opinion.

     THE FULL TEXT OF MORGAN STANLEY'S OPINION, DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT E TO THIS JOINT PROXY STATEMENT-PROSPECTUS. BAYBANKS STOCKHOLDERS ARE URGED TO READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS ADDRESSED TO THE BAYBANKS BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF BAYBANKS AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE BAYBANKS MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In connection with rendering its written opinion dated as of the date of this Joint Proxy Statement-Prospectus, Morgan Stanley, among other things: (i) analyzed certain publicly available financial statements and other information of BayBanks and Bank of Boston, respectively; (ii) analyzed certain internal financial statements and other financial and operating data concerning BayBanks and Bank of Boston prepared by the managements of BayBanks and Bank of Boston, respectively; (iii) analyzed certain financial projections of BayBanks and Bank of Boston prepared by the managements of BayBanks and Bank of Boston, respectively; (iv) discussed the past and current operations and financial condition and the prospects of BayBanks and Bank of Boston with senior executives of BayBanks and Bank of Boston, respectively, and analyzed certain pro forma financial projections for the combined company prepared by senior executives of Bank of Boston; (v) reviewed the reported prices and trading activity for the BayBanks Common Stock and the Bank of Boston Common Stock; (vi) compared the financial performance of BayBanks and Bank of Boston and the prices and trading activity of the BayBanks Common Stock and the Bank of Boston Common Stock with that of certain other comparable publicly-traded companies and their securities; (vii) discussed with independent auditors of BayBanks their review of the financial and accounting affairs of BayBanks and with the independent auditors of Bank of Boston their review of the financial and accounting affairs of Bank of Boston; (viii) discussed the results of regulatory examinations of BayBanks and Bank of Boston with the senior managements of the respective companies; (ix) discussed the strategic objectives of the Merger and the plan for the combined company with senior executives of BayBanks and Bank of Boston; (x) reviewed and discussed with senior managements of BayBanks and Bank of Boston certain estimates of the cost savings projected by BayBanks and Bank of Boston for the combined company and compared such amounts to those estimated in certain precedent transactions; (xi) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (xii) participated in discussions and negotiations among representatives of BayBanks and Bank of Boston and their financial and legal advisors; (xiii) reviewed the Merger Agreement and certain related documents; and (xiv) performed such other analyses as deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, including the estimates of cost savings expected to result from the Merger, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of BayBanks and Bank of Boston. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of BayBanks and Bank of Boston, nor has Morgan Stanley been furnished with any such appraisals, and Morgan Stanley has not examined any individual loan files of BayBanks or Bank of Boston. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinions.

     In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any other party with respect to the acquisition of BayBanks or any of its assets.

     The following is a summary of the material financial analyses presented by Morgan Stanley to the BayBanks Board on December 12, 1995 in connection with rendering its opinion on such date.

     Comparable Company Analysis. Comparable company analysis analyzes a company's operating performance relative to a group of publicly traded peers. Based on relative performance and outlook for a company versus its peers, this analysis enables an implied unaffected market trading value to be determined. Morgan Stanley analyzed the operating performance of BayBanks relative to (i) a group of two publicly traded bank holding companies: Bank of Boston and Fleet Financial Group, Inc. (the "Peer Group") and (ii) thirty-five regional bank holding companies (the "Morgan Stanley Bank Index" and together with the Peer Group, the "Comparables"). Historical financial information used in connection with the ratios provided below with respect to the Comparables is as of September 30, 1995.

     Morgan Stanley analyzed the relative performance and value of BayBanks by comparing certain market trading statistics for BayBanks with the Comparables. Market information used in ratios provided below is as of December 11, 1995. The market trading information used in the valuation analysis was market price to book value (which was 1.8x in the case of BayBanks; 1.7x in the case of the average of the Peer Group; and 2.0x in the case of the average of the Morgan Stanley Bank Index) and market price to estimated earnings per share for 1996 (which was 11.4x in the case of BayBanks; 9.5x in the case of the average of the Peer Group; and 11.2x in the case of the mean average of the Morgan Stanley Bank Index). Earnings per share estimates for BayBanks and the Peer Group were based on First Call estimates as of December 8, 1995. Earnings per share estimates for the Morgan Stanley Bank Index were based on the most recent available Institutional Brokers Estimate System ("IBES") estimates. IBES and First Call are data services that monitor and publish compilations of earnings estimates produced by selected research analysts regarding companies of interest to institutional stockholders. The implied range of values for BayBanks Common Stock derived from the analysis of the Comparables' market price to book value and market price to 1996 estimated earnings per share ranged from approximately $70 to $79.

     No company or transaction used in the comparable company and comparable transaction analyses is identical to BayBanks or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of BayBanks and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     Dividend Discount Analysis. Morgan Stanley performed a dividend discount analysis to determine a range of present values per share of BayBanks Common Stock assuming BayBanks continued to operate as a stand-alone entity. This range was determined by adding (i) the present value of the estimated future dividend stream that BayBanks could generate over the period beginning in October 1995 and ending in year 2000 and (ii) the present value of the "terminal value" of BayBanks Common Stock at the end of year 2000. To determine a projected dividend stream, Morgan Stanley assumed a dividend payout ratio equal to 40% of BayBanks' projected net income. The earnings projections which formed the basis for the dividends were adapted from two sources: (i) management estimates for 1995 and 1996 and (ii) First Call estimates, as of December 8, 1995. In both cases, a growth rate accepted by management of BayBanks as reasonable was used for estimating earnings for 1997 through 2000. The "terminal value" of BayBanks Common Stock at the end of the period was determined by applying two price-to-earnings multiples (9.5x and 10.5x) to year 2000 projected earnings. The dividend stream and terminal values were discounted to present values using discount rates of 13.5% and 14.5%, which Morgan Stanley viewed as the appropriate discount rate range for a company with BayBanks' risk characteristics. For the 13.5% case the fully diluted stand-alone value of BayBanks Common Stock ranged from approximately $68 to $77 per share, and for the 14.5% case the fully diluted stand-alone value of BayBanks Common Stock ranged from approximately $65 to $74 per share.

     Implied Acquisition Value. As part of its analysis of the acquisition valuation, Morgan Stanley assumed that the net present value of estimated cost savings was added to the fully diluted stand-alone value of BayBanks Common Stock calculated using First Call estimates as described above (see "Dividend Discount Analysis" above). Based on cost savings of $190 million (39% of BayBanks' non-interest expense base) estimated by managements of BayBanks and Bank of Boston to result from the Merger, discount rates of 13.5% and 14.5%, a phase-in of cost savings over two years, a cost savings growth rate of 2% after the phase-in period, merger and reorganization charges of $140 million incurred in the first year following the Merger and price-to-earnings terminal multiples of 9.5x and 10.5x in the year 2000, Morgan Stanley estimated the implied acquisition value of BayBanks Common Stock to range from approximately $86 to $94 and approximately $97 to $106, assuming allocation of 50% and 75% of the value of the estimated cost savings to BayBanks, respectively. Based on the closing market price on December 11, 1995 of $46.625 for Bank of Boston Common Stock and the Common Exchange Ratio of 2.2, the value to be received in the Merger per share of BayBanks Common Stock would be $102.575. The actual value received will depend on the value of Bank of Boston Common Stock at the Effective Time of the Merger.

     Comparable Transaction Analysis. Morgan Stanley performed an analysis of transactions by selected holding companies of commercial banks in order to obtain a valuation range for the BayBanks Common Stock based upon comparable merger transactions. Multiples of book value and earnings implied by the consideration paid in 1995 merger transactions comparable to the Merger were applied to book value and 1996 estimated earnings per share of BayBanks to yield a range of values for BayBanks Common Stock. The comparison included a total of thirteen transactions. The transactions examined were (acquiree/acquiror):

NBD Bancorp, Inc./First Chicago Corporation; Midlantic Corporation/PNC Bank Corp.; Bank South Corporation/ NationsBank Corporation; First Fidelity Bancorporation/First Union Corporation; Meridian Bancorp, Inc./CoreStates Financial Corp; West One Bancorp/U.S. Bancorp, Shawmut National Corporation/Fleet Financial Group, Inc.; Michigan National Corporation/National Australia Bank Limited; Fourth Financial Corporation/Boatmen's Bancshares, Inc.; The Chase Manhattan Corporation/Chemical Banking Corporation; First Interstate Bancorp/First Bank System, Inc.; The Summit Bancorporation/UJB Financial Corp.; and Integra Financial Corporation/National City Bancshares, Inc. Ranges of multiples of book value and of 1996 estimated earnings (based on IBES estimates prior to announcement) per share ranging from 2.0x to 2.3x and from 12.5x to 14.0x, respectively, derived from the comparable transactions were applied to the book value and 1996 estimated earnings (based on First Call estimates as of December 8, 1995) per share of BayBanks to yield an implied range of values for BayBanks Common Stock ranging from approximately $91 to $104. Based on the closing market price on December 11, 1995 of $46.625 for Bank of Boston Common Stock and the Common Exchange Ratio of 2.2, the value to be received in the Merger per share of BayBanks Common Stock would be $102.575. The actual value received will depend on the value of Bank of Boston Common Stock at the Effective Time of the Merger.

     Exchange Ratio and Stock Price Performance Analysis. Morgan Stanley reviewed the performance, over the five-year and twelve-month periods ending December 8, 1995, of the closing prices of BayBanks Common Stock and Bank of Boston Common Stock relative to the closing prices of the Morgan Stanley Bank Index. Morgan Stanley also analyzed the ratio of closing prices per share of BayBanks Common Stock and Bank of Boston Common Stock during the twelve-month period ending December 11, 1995. Morgan Stanley observed that such implied exchange ratio had averaged approximately 1.911 during such period and had averaged 1.844 over the six-month period, 1.742 over the three-month period,
1.786 over the one-month period and 1.780 over the one-week period, in each case, prior to December 11, 1995. Morgan Stanley also observed that the implied exchange ratio based on the closing market prices of BayBanks Common Stock and Bank of Boston Common Stock on December 11, 1995 of $84.250 and $46.625, respectively, was approximately 1.807x.

     Contribution Analysis. Morgan Stanley reviewed the pro forma effects of the Merger and computed the contribution to the combined entity's pro forma financial results attributable to each of BayBanks and Bank of Boston. The computation showed, among other things, that BayBanks and Bank of Boston would contribute to the combined entity approximately 23% and 77%, respectively, of book value as of September 30, 1995, 21% and 79%, respectively, of 1996 estimated earnings using managements' estimates, and 24% and 76%, respectively, of market value as of December 11, 1995. Morgan Stanley calculated that the Common Exchange Ratio would result in an allocation between the holders of BayBanks Common Stock and Bank of Boston Common Stock of pro forma ownership of the combined entity equal to approximately 28% and 72%, respectively.

     In connection with its written opinion dated as of the date of this Joint Proxy Statement-Prospectus, Morgan Stanley confirmed the appropriateness of its reliance on the analyses used to render its December 12, 1995 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion and the presentation to the BayBanks Board. In addition, Morgan Stanley may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of BayBanks.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Bank of Boston or BayBanks. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the Common Exchange Ratio in the Merger Agreement to the holders of BayBanks Common Stock and were provided to the BayBanks Board in connection with the delivery of Morgan Stanley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, as described above, Morgan Stanley's opinion and presentations to the BayBanks Board was one of many factors taken into consideration by the BayBanks Board in making its determination to approve the Merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the BayBanks Board's or BayBanks management's opinion with respect to the value of BayBanks or of whether the BayBanks Board or BayBanks management would have been willing to agree to a different exchange ratio.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley makes a market in BayBanks Common Stock and Bank of Boston Common Stock. In the course of its market-making and other trading and brokerage activities, Morgan Stanley or its affiliates may, from time to time, have a long or short position in, and buy and sell securities of, BayBanks and Bank of Boston. Morgan Stanley and its affiliates have provided and provide financial advisory and financing services to BayBanks and Bank of Boston (for which they receive customary fees), and may provide such services in the future. However, Morgan Stanley did not act as Bank of Boston's financial advisor in connection with the Merger.

     BayBanks has agreed to pay Morgan Stanley: (i) an advisory fee that is expected to be between $100,000 and $200,000 if the Merger is not consummated;
(ii) an opinion fee of $2,000,000, which is currently payable; and (iii) a transaction fee equal to between .370% and .450% of an amount equal to value of the consideration received by BayBanks stockholders per share of BayBanks Common Stock times the total number of outstanding shares of BayBanks Common Stock (including the number of shares that would be outstanding if any in-the-money options of BayBanks were settled by issuing shares of BayBanks Common Stock equal in value to the spread between the consideration paid per share and the exercise price or conversion price per share of such options). The transaction fee will become payable upon the consummation of the Merger, and the advisory fee and opinion fee will be credited against it. In addition, BayBanks has agreed, among other things, to reimburse Morgan Stanley for all reasonable out-of-pocket expenses incurred in connection with the services provided by Morgan Stanley, and to indemnify and hold harmless Morgan Stanley and certain related parties from and against certain liabilities and expenses, which may include certain liabilities under the federal securities laws, in connection with its engagement.

EFFECTIVE TIME OF THE MERGER; CLOSING DATE

     The Effective Time of the Merger will be as set forth in the Articles of Merger (the "Articles of Merger") which will be submitted for filing with the Secretary of State of The Commonwealth of Massachusetts on the closing date of the Merger (the "Closing Date"). The Closing Date will occur on a date to be specified by the parties which shall be no later than two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions precedent to the Merger set forth in Article VII of the Merger Agreement. Bank of Boston and BayBanks each anticipate that the Merger will be consummated in mid-1996. However, the consummation of the Merger could be delayed as a result of delays in obtaining the necessary governmental and regulatory approvals. There can be no assurances as to if or when such approvals will be obtained or that the Merger will be consummated. If the Merger is not effected on or before December 31, 1996, the Merger Agreement may be terminated by either Bank of Boston or BayBanks, unless the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein. See "THE MERGER -- Conditions to the Consummation of the Merger," "-- Regulatory Approvals Required for the Merger," and "-- Termination of the Merger Agreement."

STRUCTURE OF THE MERGER

     Subject to the terms and conditions of the Merger Agreement and in accordance with the MBCL, at the Effective Time, the Merger Subsidiary will merge with and into BayBanks. BayBanks will be the surviving corporation in the Merger, and will continue its corporate existence under the laws of The Commonwealth of Massachusetts as a wholly-owned subsidiary of Bank of Boston. The name of the surviving corporation will be that of the Merger Subsidiary immediately prior to the Effective Time and its purposes and authorized capital stock will be those of the Merger Subsidiary as set forth in its Articles of Organization as in effect immediately prior to the Effective Time.

     At the Effective Time, each share of common stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time will become one share of common stock of the surviving corporation and the separate corporate existence of the Merger Subsidiary will terminate. The Articles of Organization of the Merger Subsidiary as in effect at the Effective Time will be the Articles of Organization of the surviving corporation. The By-Laws of the Merger Subsidiary as in effect immediately prior to the Effective Time will be the By-Laws of the surviving corporation until amended in accordance with applicable law.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     Bank of Boston and BayBanks have agreed to use their best efforts to obtain all necessary federal and state governmental approvals for the Merger (the "Requisite Regulatory Approvals"), which include approval from the Federal Reserve Board, the Office of Thrift Supervision (the "OTS") and the Board of Bank Incorporation of The Commonwealth of Massachusetts (the "Massachusetts BBI"), and have filed or will file applications to obtain such Requisite Regulatory Approvals. The Merger cannot proceed in the absence of the Requisite Regulatory Approvals. There can be no assurance that such Requisite Regulatory Approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or whether any conditions will be attached to such approvals or the nature of any such conditions. There can likewise be no assurance that the United States Department of Justice (the "DOJ") or any state attorney general or any private party will not attempt to challenge the Merger in court on antitrust or other grounds or, if such a challenge is made, as to the result thereof.

     Bank of Boston and BayBanks are not aware of any governmental approvals or actions that are required prior to the parties' consummation of the Merger other than those described below. It is presently contemplated that if such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

     Federal Reserve Board. The Merger is subject to approval by the Federal Reserve Board pursuant to Sections 3 and 4 of the Bank Holding Company Act of 1956, as amended (the "BHCA"). Assuming Federal Reserve Board approval is granted, the Merger may not be consummated until thirty days after such approval, during which time the DOJ may challenge the Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than fifteen days.

     The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes which:

          (i) would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

          (ii) may have the effect in any section of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     In reviewing a transaction under the applicable statutes, the Federal Reserve Board also will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of, or in addition to, consideration of the above factors, it is anticipated that the Federal Reserve Board will consider the regulatory status of Bank of Boston and BayBanks, current and projected economic conditions in the New England region and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the regulations promulgated thereunder.

     In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of each of Bank of Boston and BayBanks in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. Each of FNBB, Hospital Trust and BKB Connecticut has received an "outstanding" CRA rating from its appropriate federal regulator (and, in the case of BKB Connecticut, from its appropriate state regulator) and Bank of Boston Florida, N.A. ("BKB Florida") has received a "satisfactory" CRA rating from its appropriate federal regulator. BayBanks' principal bank subsidiary, BayBank, N.A., resulted from the conversion of BayBank, a state bank insured by the Federal Deposit Insurance Corporation (the "FDIC"), into a national bank and the merger of BayBank Boston, N.A., into the converted bank on October 31, 1995. The resulting bank has not yet been examined for CRA purposes by the Office of the Comptroller of the Currency (the "OCC"). Before the conversion and merger, BayBank had received an "outstanding" CRA rating from its state regulator and both BayBank and BayBank Boston, N.A. had received "satisfactory" CRA ratings from their primary federal regulators. The larger of BayBanks' other bank subsidiaries, BayBank FSB, has an "outstanding" CRA rating from its primary federal regulator and the smaller, BayBank NH, has a "satisfactory" CRA rating from its primary federal regulator. None of Bank of Boston's or BayBanks' banking subsidiaries received any comments from its respective federal regulator in its last CRA examination relating to such ratings which were material and remain unresolved.

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"), certain provisions of which became effective September 29, 1995, the Federal Reserve Board generally may not approve an application if the applicant (including all insured depository institutions which are affiliates of the applicant), upon consummation of the acquisition, would control 30% or more of the total amounts of deposits of insured depository institutions in a particular state. This provision is not applicable, however, if the acquisition is approved by the appropriate state bank supervisor of such state and the standard on which such approval is based does not have the effect of discriminating against out-of-state banks, out-of-state bank holding companies, or subsidiaries of such out-of-state banks or bank holding companies.

     The Federal Reserve Board will furnish notice and a copy of the application for approval of the Merger to the OCC, the FDIC and the appropriate state regulatory authorities. These agencies have thirty days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within such thirty-day period. Furthermore, the BHCA and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Bank of Boston for approval of the Merger and authorize the Federal Reserve Board to hold a public hearing in connection therewith if the Federal Reserve Board determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could extend the period during which the application is subject to review by the Federal Reserve Board.

     As noted above, the Merger may not be consummated until thirty days after Federal Reserve Board approval, during which time the DOJ has jurisdiction to challenge the Merger in court on antitrust grounds and to seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than fifteen days. The commencement of an antitrust action by the DOJ would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the DOJ could analyze the Merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the Merger's competitive effects. Failure of the

DOJ to object to the Merger may not prevent the filing of antitrust actions or actions on other grounds by private persons or state attorneys general.

     In general, the Federal Reserve Board and the DOJ will examine the impact of the Merger on competition in various product and geographic markets, including competition for deposits and loans, especially loans to small and middle market businesses.

     Using the above standards, the Federal Reserve Board or the DOJ may request that Bank of Boston or BayBanks divest certain operations in order to alleviate what such agency may believe to be an adverse competitive effect. Bank of Boston has not formulated a divestiture proposal and does not presently intend to do so. Nevertheless, there can be no assurance that the Federal Reserve Board or the DOJ will not require divestitures. As of the date of this Joint Proxy Statement-Prospectus neither Bank of Boston nor BayBanks can predict if divestitures will be required or what the aggregate amount of any such divestitures, if any, may be. While any potential divestitures may affect certain pro forma combined financial statement amounts, merger and restructuring costs, cost savings and revenues, Bank of Boston believes that the aggregate amount and financial impact of any such divestitures is unlikely to be material to the business, operations or financial condition of the combined institution and its subsidiaries, taken as a whole.

     Bank of Boston's and BayBanks' rights to exercise their respective options under the Stock Option Agreements also are subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of their respective options under the Stock Option Agreements would result in Bank of Boston's or BayBanks', as the case may be, owning more than 5% of the outstanding shares of BayBanks Common Stock or Bank of Boston Common Stock, respectively. In considering whether to approve Bank of Boston's or BayBanks' right to exercise its respective option, including its respective right to purchase more than 5% of the outstanding shares of BayBanks Common Stock or Bank of Boston Common Stock, as the case may be, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of the Merger.

     The Stock Option Agreements provide that at the request of the holder of the Options, under certain circumstances, Bank of Boston will repurchase the Bank of Boston Option and BayBanks will repurchase the BayBanks Option (and any shares acquired pursuant to the respective options beneficially owned by such holder) for cash. Such repurchase may be subject to the prior approval of the Federal Reserve Board. In considering whether to approve such repurchase, the Federal Reserve Board would be concerned principally with the effect of the repurchase on the capital adequacy of the institution making the repurchase.

     Office of Thrift Supervision. The Merger will be subject to approval of the OTS under Section 10 of the Home Owner's Loan Act, as amended ("HOLA") because the Merger will cause Bank of Boston to acquire control of BayBank FSB. HOLA directs the OTS to take into consideration the financial and managerial resources and future prospects of the acquiring company and savings association involved, the effect of the acquisition on the savings association, the insurance risk to the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC and the convenience and needs of the community to be served.

     The OTS is prohibited from approving any transaction under the applicable statutes that: (i) would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States; or (ii) may have the effect in any section of the United States of substantially lessening competition or tending to create a monopoly, or resulting in a restraint of trade, unless the OTS finds that the anticompetitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     Bank of Boston's right to exercise the BayBanks Option also is subject to the prior approval of the OTS to the extent that the exercise of the option would result in Bank of Boston owning more than 10% of the outstanding shares of BayBanks Common Stock. In considering whether to approve Bank of Boston's right to purchase more than 10% of the outstanding shares of BayBanks Common Stock, the OTS would generally apply the same statutory criteria it would apply to its consideration of the Merger.

     Massachusetts BBI. The Merger requires the approval of the Massachusetts BBI under Section 2 of Chapter 167A of the Massachusetts General Laws. In determining whether to approve the Merger, the Massachusetts BBI would consider whether or not the Merger will unreasonably affect competition among Massachusetts banking institutions and will promote public convenience and advantage. In making such a determination, the Massachusetts BBI would consider, but would not be limited to, a showing of net new benefits including initial capital investments, job creation plans, consumer and business services and commitments to maintain and open branch offices within a bank's statutorily-delineated local community.

     Section 4 of Chapter 167A also requires that, for a merger or acquisition requiring approval, the Massachusetts BBI receive notice from the Massachusetts Housing Partnership Fund (the "MHPF") that arrangements satisfactory to the MHPF have been made for the proposed acquiror to make 0.9% of its assets located in Massachusetts available for call by MHPF for a period of ten years for purposes of funding various affordable housing programs. Under the statute, Bank of Boston will be required to maintain, for a period of two years following the consummation of the Merger, the asset base of BayBank, N.A. at a level equal to or greater than the total assets of BayBank, N.A. on the date of consummation of the Merger. Because BayBank, N.A. will be merged with FNBB and its asset base will be impossible to track independently, a waiver of this provision will be sought from the Massachusetts Commissioner of Banks. In addition, unless waived by the Massachusetts Commissioner of Banks, the Massachusetts BBI may not approve any proposed acquisition or merger if such acquisition or merger would result in a bank holding company holding or controlling in excess of 25% of the total deposits, exclusive of foreign deposits, of all state and federally chartered banks in Massachusetts and all Massachusetts branches existing by authority of a foreign country. It is estimated that the Merger would result in Bank of Boston controlling approximately 26% of such total deposits, and therefore, a waiver of the deposit cap limit will be sought from the Massachusetts Commissioner of Banks.

     Bank of Boston's and BayBanks' rights to exercise their respective options under the Stock Option Agreements are subject to the prior approval of the Massachusetts BBI to the extent that the exercise of their respective options under the Stock Option Agreements would result in Bank of Boston or BayBanks, as the case may be, owning more than 5% of the outstanding shares of BayBanks Common Stock or Bank of Boston Common Stock, respectively. In considering whether to approve Bank of Boston's or BayBanks' right to purchase more than 5% of the outstanding shares of BayBanks Common Stock or Bank of Boston Common Stock, as the case may be, the Massachusetts BBI would generally apply the same statutory criteria it would apply to its consideration of the Merger.

     Office of the Comptroller of the Currency. In connection with the Merger, Bank of Boston and BayBanks will consolidate their subsidiary banks as described in "THE MERGER -- Management and Operations After the Merger," subject to the prior approval of the OCC under the Bank Merger Act, as amended (the "BMA"), and other provisions of federal law. BayBanks has filed applications with the OCC for approval of a series of transactions that would result in the merger of BayBank FSB and BayBank NH into BayBank, N.A. It is anticipated that an application for approval of the merger of BayBank, N.A. and FNBB will be filed with the OCC in the first quarter of 1996. In reviewing any BMA applications, the OCC must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, the BMA prohibits the OCC from approving a bank merger that: (i) would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize the business of banking in any part of the United States; or (ii) may have the effect in any section of the United States of substantially lessening competition or tending to create a monopoly, or resulting in a restraint of trade, unless the OCC finds that the anticompetitive effects of the bank merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     In addition, under the BMA, a bank merger may not be consummated until the thirtieth day (or the fifteenth day in certain circumstances) following the date of OCC approval of such bank merger, during which time the DOJ has the authority to challenge such bank merger on antitrust grounds. With the approval of the OCC and DOJ, the waiting period may be reduced to no less than fifteen days. The commencement of an antitrust action during the waiting period would stay the effectiveness of such approval unless a court specifically orders otherwise.

     New Hampshire. No approval of the Merger by any New Hampshire regulatory authority is required for the acquisition of BayBank NH or BayBank FSB. However, since Bank of Boston would be regulated by the OTS as a result of its acquisition of BayBank FSB, under Section 384:58 of the New Hampshire Revised Statutes, the acquisition of BayBank NH may be subject to a determination by the New Hampshire bank commissioner that the laws of each state in which a bank subsidiary of Bank of Boston is located would permit a substantially similar transaction.

     State Attorneys General. In addition, the Merger may be subject to review by the attorney general in The Commonwealth of Massachusetts and any other state in which Bank of Boston or BayBanks own bank subsidiaries. Bank of Boston and BayBanks intend to provide information about the potential effects of the Merger to the attorney general of any such state requesting such information.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     General. The following is a summary description of the material federal income tax consequences of the Merger. This summary is not a complete description of all of the tax consequences of the Merger and, in particular, may not address federal income tax considerations that may affect the treatment of a stockholder which, at the Effective Time, already owns some Bank of Boston Common Stock, is not a U.S. person, is a tax-exempt entity or an individual who acquired BayBanks Common Stock pursuant to an employee stock option or otherwise as compensation, or exercises some form of control over BayBanks. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each BayBanks stockholder is advised to consult a tax advisor as to the specific tax consequences of the transaction to that stockholder. The following discussion is based on the Code, as in effect on the date of this Joint Proxy Statement-Prospectus, and there can be no assurances that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements contained herein. The following discussion gives no consideration to the particular facts or circumstances of any holder of BayBanks Common Stock and assumes that the BayBanks Common Stock held by each holder thereof is held as a capital asset.

     Effect of the Merger. Neither Bank of Boston nor BayBanks has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. Consummation of the Merger is conditioned on the rendering of tax opinions by Bingham, Dana & Gould LLP, counsel to Bank of Boston, and Palmer & Dodge, counsel to BayBanks, each dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as part of one or more reorganizations within the meaning of
Section 368 of the Code. In rendering such opinions, the parties' respective counsel will be entitled to rely on representations from BayBanks, Bank of Boston and others as to certain factual matters.

     If the Merger constitutes such a reorganization: (i) no gain or loss will be recognized by Bank of Boston, BayBanks or the Merger Subsidiary as a result of the Merger; (ii) no gain or loss will be recognized by stockholders of BayBanks on account of their receipt of Bank of Boston Common Stock in exchange for their BayBanks Common Stock as a result of the Merger; (iii) a holder of BayBanks Common Stock who receives cash proceeds for fractional interests in Bank of Boston Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Bank of Boston;
(iv) the tax consequences of the assumed redemption occurring in connection with the payment of cash in lieu of fractional shares, and of the redemption of BayBanks Common Stock by holders of BayBanks who perfect their statutory dissenters' rights, will be determined in accordance with Section 302 of the Code but should generally give rise to capital gain or loss, which capital gain or loss will be long-term if the BayBanks Common Stock has been held for more than one year at the Effective Time; (v) the tax basis of the Bank of Boston Common Stock received by stockholders who exchange BayBanks Common Stock for Bank of Boston Common Stock in the Merger will be the same as the tax basis of the BayBanks Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and
(vi) the holding period of the Bank of Boston Common Stock in the hands of the BayBanks stockholders will include the holding period of the BayBanks Common Stock exchanged therefor. If, for any reason, the Merger is not treated as a reorganization within the meaning of
Section 368 of the Code, no gain or loss will be recognized by BayBanks, Bank of Boston or the Merger Subsidiary. However, exchanges of BayBanks Common Stock, whether for cash or for Bank of Boston Common Stock pursuant to the Merger, will be taxable transactions. In that event, each exchanging holder of BayBanks Common Stock will recognize capital gain or loss equal to the difference between such holder's adjusted basis in the BayBanks Common Stock exchanged and the amount of cash (if any) plus the fair market value of Bank of Boston Common Stock (if any) received by such holder in the Merger.

     Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash to a holder who exchanges his or her BayBanks Common Stock, or a portion of his or her BayBanks Common Stock, for cash, a holder must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such holder's correct taxpayer identification number ("TIN") on a Form W-9 and certify under penalties of perjury that such number is correct and that such holder is not subject to backup withholding. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on a holder by the Internal Revenue Service and the cash payments received by a holder may be subject to backup withholding tax at a rate of 31%.

     Other. Under Section 280G of the Code, it is possible that Bank of Boston will not be entitled to deductions for federal income tax purposes for certain payments that will or might be made in connection with certain executive separation arrangements.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a pooling of interests transaction under GAAP. Under such accounting method, holders of BayBanks Common Stock will be deemed to have combined their existing voting common stock interest with that of holders of Bank of Boston Common Stock by exchanging their shares for shares of Bank of Boston Common Stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of BayBanks, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of Bank of Boston and no goodwill will be created. Bank of Boston will be able to include in its consolidated income the consolidated income of BayBanks for the entire fiscal year in which the Merger occurs; however, certain expenses incurred to effect the Merger must be treated by Bank of Boston as current charges against income rather than adjustments to its balance sheet. In order for the Merger to qualify for pooling of interests accounting treatment, among other criteria, substantially all (90% or more) of the outstanding BayBanks Common Stock must be exchanged for Bank of Boston Common Stock.

     Bank of Boston and BayBanks' respective obligations to consummate the Merger are conditioned upon the receipt by Bank of Boston and BayBanks of a letter from Bank of Boston's independent public accountants to the effect that the Merger qualifies for pooling of interests accounting treatment.

     The unaudited pro forma combined financial information contained in this Joint Proxy Statement-Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "PRO FORMA COMBINED FINANCIAL INFORMATION."

EMPLOYEE BENEFITS AND PLANS

     The Merger Agreement requires Bank of Boston to honor all employment, severance and other compensation agreements disclosed to Bank of Boston in the Merger Agreement in accordance with their terms. See "THE MERGER -- Interests of Certain Persons in the Merger." The Merger Agreement also provides that, after the Merger, Bank of Boston will continue the employee benefits plans and arrangements maintained by BayBanks at the Effective Time through the last day of the year in which the Effective Time occurs. Thereafter, Bank of Boston will provide Bank of Boston employees who formerly were employees of BayBanks employee benefits substantially the same as those provided to similarly situated employees of Bank of Boston. Those employees will receive full credit for all purposes under such employee benefit plans, except the accrual of benefits, for their years of service with BayBanks or any of its subsidiaries (and any predecessors thereto). Bank of Boston also has agreed to recognize compensation paid by Bank of Boston or its affiliated companies on and after the Effective Time in determining benefits attributable to BayBanks' defined benefit retirement plan and any excess or supplemental retirement plan as in effect at the Effective Time.

     Each option granted by BayBanks to acquire BayBanks Common Stock that is outstanding and unexercised immediately prior to the Effective Time will cease to represent a right to acquire shares of BayBanks Common Stock, will be converted automatically at the Effective Time into an option to purchase Bank of Boston Common Stock, and will continue to be governed by the terms of the BayBanks stock option plans, which will be assumed by Bank of Boston. For a full discussion concerning the conversion of BayBanks options to Bank of Boston options, see "THE MERGER -- Conversion of Shares."

     BayBanks has in effect a Severance Benefits Plan that provides severance benefits to full-time employees of BayBanks with three or more years of service in the event of termination of employment by BayBanks (or its successor) without cause or in the event of a constructive discharge (as defined in the plan) during the two-year period following a change in control of BayBanks. The basic severance benefit is a lump sum cash payment of two weeks' pay for each year of service up to a maximum of seventy-eight weeks' pay, plus continued coverage under health and life insurance plans and other welfare benefits for the same period on substantially the same terms as in effect on the date of the change in control. Certain designated senior executives are eligible for additional severance benefits if they are over the age of fifty or have ten or more years of service, if they have a base salary of more than $100,000 or if they hold certain qualifying positions, up to maximum benefit of 156 weeks' pay. Approval of the Merger Agreement by BayBanks stockholders will constitute a "change in control" of BayBanks under the Severance Benefits Plan.

     Bank of Boston and BayBanks anticipate that in connection with the Merger, they will incur personnel-related costs (including without limitation costs incurred pursuant to the Severance Benefits Plan). Such costs have been included in the estimated merger and reorganization costs described below. See "THE MERGER -- Management and Operations After the Merger -- Cost Savings" and "PRO FORMA COMBINED FINANCIAL INFORMATION."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Bank of Boston's management and the Bank of Boston Board, and BayBanks' management and the BayBanks Board, respectively, may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of Bank of Boston or BayBanks, as the case may be. Certain executive officers and directors of each of Bank of Boston and BayBanks will be executive officers and directors of Bank of Boston following the Merger. See "THE MERGER -- Management and Operations After the Merger." Bank of Boston has agreed to take certain actions regarding the existing employment and severance arrangements of certain officers of BayBanks and to indemnify, and maintain directors and officers liability insurance covering, the BayBanks directors and officers following the Merger. Pursuant to the Merger Agreement, rights to indemnification in favor of and limitations on the personal liability of any director, officer or other employee of BayBanks or any of its subsidiaries, as in effect on December 12, 1995, will remain in effect for at least six years. See "THE MERGER -- Indemnification and Insurance." The approval of the Merger by BayBanks stockholders will constitute a change in control of BayBanks for purposes of determining the entitlement of executive officers of BayBanks to certain severance and other benefits. See "THE BAYBANKS
MEETING -- ADDITIONAL MATTERS -- Executive Compensation -- Severance Arrangements." These arrangements will be in effect from the date of the stockholder approval of the Merger through the Effective Time. In addition, as described below, BayBanks and Bank of Boston have entered into employment agreements with certain members of management that will provide employment and severance benefits following the Merger.

     The Bank of Boston Board and the BayBanks Board were each aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Employment Agreements. In conjunction with the execution of the Merger Agreement, BayBanks and Bank of Boston and each of William M. Crozier, Jr., Chairman and President of BayBanks; Donald L. Isaacs, Vice Chairman of BayBanks; Richard F. Pollard, Vice Chairman of BayBanks; Michael W. Vasily, Executive Vice President and Chief Financial Officer of BayBanks; Ilene Beal, Executive Vice President, Secretary, and Clerk of BayBanks; Joan E. Tonra, Senior Vice President and Controller of BayBanks (together, the "Executives"), and three other officers of BayBanks entered into employment agreements (the "Employment

Agreements") to be effective as of the Effective Time. Pursuant to the Employment Agreements, Mr. Crozier will be employed as Chairman of the Board of Bank of Boston and BayBank of Boston, N.A., Mr. Isaacs and Mr. Pollard will be employed as Vice Chairmen of BayBank of Boston, N.A., and Mr. Vasily, Ms. Beal, and Ms. Tonra will be employed in positions commensurate with their positions with BayBanks immediately before the Effective Time.

     The Employment Agreement for Mr. Crozier extends through December 31, 1998. The Employment Agreement for Mr. Isaacs extends through April 1, 1997, his agreed retirement date. The Employment Agreement for Mr. Pollard extends through March 1, 1998, the first day of the month following his 65th birthday. The Employment Agreements for Mr. Vasily and Ms. Beal run for a period of three years from the Effective Time. The Employment Agreement for Ms. Tonra runs for a period of two years from the Effective Time. None of the other Employment Agreements runs for more than three years from the Effective Time.

     The Employment Agreements provide that each Executive, other than Mr. Crozier, will continue to receive a base salary at the highest monthly rate that was in effect during the twelve months immediately before the Effective Time. As of the date of this Joint Proxy Statement-Prospectus, such Executives' annual base salaries are as follows: Mr. Pollard ($360,000), Mr. Isaacs ($335,000), Mr. Vasily ($260,000), Ms. Beal ($220,000), and Ms. Tonra ($162,000). Mr. Crozier
will receive a base salary at least equal to the rate payable to the Chief Executive Officer of Bank of Boston, which is currently $800,000. The Executives will also be entitled to participate in all incentive, savings and retirement plans and welfare and fringe benefit plans and to receive all perquisites provided to other peer executives of Bank of Boston. In the case of Mr. Crozier, his annual incentive award will at least equal the greater of 65% of his base salary and 75% of the annual incentive award payable to the Chief Executive Officer of Bank of Boston. Mr. Gifford's 1995 incentive award was $1,500,000. The Employment Agreements for Messrs. Crozier and Pollard also provide for continued participation in BayBanks' Supplemental Executive Retirement Plan ("SERP") as in effect immediately before the Effective Time. See "THE BAYBANKS MEETING -- ADDITIONAL MATTERS -- Executive Compensation."

     The Employment Agreements provide that, if termination of an Executive's employment occurs during the term of the Employment Agreement and such termination is by Bank of Boston other than for cause (as defined in the Employment Agreements) or by the Executive for good reason (as defined in the Employment Agreements), the Executive will be entitled to receive, among other things, (i) an amount equal to the sum of annual base salary and the maximum annual incentive award for which the Executive is eligible, multiplied by (a) in the case of Messrs. Crozier, Isaacs and Pollard, the number of years and fractions thereof remaining from the date of termination to the end of the term of the Employment Agreement, (b) in the case of Mr. Vasily and Ms. Beal, three years and (c) in the case of Ms. Tonra, two years, (in each case, the "Continuation Period") and (ii) an increase in benefits under the SERP to the benefit that would be payable assuming the Executive continued to be employed at the same rate of pay for the Continuation Period (and, in the case of Mr. Isaacs and Ms. Beal, assuming certain age and service levels had been attained). The amounts payable by Bank of Boston to each of the Executives under the arrangements described in the preceding sentence cannot be known at the present time but may be estimated. Based on certain assumptions described below, the aggregate amounts payable pursuant to clause (i) are: Mr. Crozier ($4,812,500), Mr. Pollard ($945,000), Mr. Isaacs ($376,875), Mr. Vasily ($1,092,000), Ms. Beal
($924,000), and Ms. Tonra ($405,000) and the increases in annual benefits payable under the SERP pursuant to clause (ii) are: Mr. Crozier ($196,502), Mr. Pollard ($44,091), Mr. Isaacs ($85,601), Mr. Vasily ($65,446), Ms. Beal
($29,008), and Ms. Tonra ($13,405). These amounts are calculated on the assumptions that the employment of the Executives with Bank of Boston is terminated immediately after the anticipated Effective Time of the Merger and in circumstances entitling them to the maximum benefits possible under the Employment Agreements, which Bank of Boston and BayBanks believe to be unlikely. In Mr. Crozier's case, they are based on the current salary and the incentive award payable to Mr. Gifford for 1995, as described above. The Executives also will be entitled to continuation of health, medical and life insurance coverage and other employee welfare plans and programs for each Executive after termination of employment for the Continuation Period or, if sooner, until such benefits are provided through the Executive's reemployment. Under the Employment Agreements, a termination of employment by the Executive during the thirty-day period

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

immediately following the first anniversary of the Effective Date will be deemed a termination for good reason. In the event that any payments received by the Executives are subjected to the excise tax imposed upon certain change in control payments under federal tax laws, the Employment Agreements provide for an additional payment sufficient to restore the Executive to the same after-tax position the Executive would have been in if the excise tax had not been imposed but only if such additional payment would result in the Executive receiving after-tax benefits at least equal to 110% of the after-tax benefit that would have been received assuming payments were reduced to an amount not subject to the excise tax.

     The Employment Agreements entered into by the three officers other than the Executives contain similar provisions. From and after the Effective Date, the Employment Agreements supersede any other change in control agreement between BayBanks and the Executives and such other officers, including their participation in the BayBanks Severance Benefits Plan.

     Options and Restricted Stock. No stock options or restricted stock are being granted in connection with the Merger. Officers and employees with outstanding stock options under stock option plans of BayBanks will have their options converted into options with respect to Bank of Boston Common Stock. See "THE MERGER -- Conversion of Shares" and "-- Employee Benefits and Plans." Vesting of previously granted restricted stock and stock options held by officers and employees under BayBanks plans will be accelerated upon approval of the Merger Agreement by BayBanks stockholders. This includes shares of restricted stock and stock options held by the Executives as follows: Mr. Crozier (15,000 shares and 83,334 options), Mr. Pollard (none), Mr. Isaacs (3,330 shares and 16,668 options), Mr. Vasily (2,498 shares and 3,334 options), Ms. Beal (2,498 shares and 3,334 options), and Ms. Tonra (1,665 shares and 1,667 options). Further information about the restricted stock and stock options previously granted to Executives is provided in "THE BAYBANKS
MEETING -- ADDITIONAL MATTERS -- Executive Compensation."

     Directors' Restricted Stock. Certain directors have elected to have their directors' fees earned in prior years payable in restricted stock. Vesting of this restricted stock will be accelerated upon approval of the Merger Agreement by BayBanks stockholders.

     Payment of Deferred Directors' Fees. Certain directors have elected to have payment of previously deferred directors' fees earned in prior years accelerated upon a change in control. These directors will receive an immediate payment of deferred amounts upon approval of the Merger by BayBanks stockholders.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that, in the event of any threatened or actual claim or proceeding in which any person who is or has been a director, officer or employee of BayBanks, its subsidiaries or any of their predecessors (the "Indemnified Parties") is, or is threatened to be, made a party in whole or in part on account of, or pertaining to (i) the fact that such person was a director, officer or employee of BayBanks, its subsidiaries or any of their predecessors, or (ii) the Merger Agreement, the Stock Option Agreements or the transactions contemplated thereby, Bank of Boston will, subject to the conditions set forth in the Merger Agreement, indemnify such person to the fullest extent permitted by law against any liability or expense incurred in connection with any such claim or proceeding. The Merger Agreement provides that Bank of Boston's obligations to indemnify any Indemnified Party will continue for a period of six years following the Effective Time, provided that rights to indemnification in respect to any claim asserted or made within such period will continue until final disposition of such claim. The Merger Agreement further provides that Bank of Boston will, subject to the conditions set forth in the Merger Agreement, use its best efforts, subject to certain pricing considerations, to cause the persons serving as officers and directors of BayBanks immediately prior to the Merger to be covered for a period of four years following the Effective Time by BayBanks' directors and officers liability insurance policy (or any equivalent substitute therefor).

RIGHTS OF DISSENTING STOCKHOLDERS

     If the Merger becomes effective, a stockholder of BayBanks who does not vote in favor of the Merger and who follows the procedures prescribed under Massachusetts law may require BayBanks (as it exists after the Effective Time as the surviving corporation) to pay the fair value, determined as provided under the MBCL, for the Dissenting Shares held by such stockholder. Bank of Boston stockholders do not have such appraisal

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

rights with respect to the Merger. The following is a summary of certain features of the relevant Massachusetts law, the statutory provisions of which are set forth in full in Exhibit F annexed hereto. In order to exercise such statutory appraisal rights, strict adherence to the statutory provisions is required, and each stockholder who may desire to exercise such rights should carefully review and adhere to such provisions.

     A dissenting stockholder of BayBanks who desires to pursue the appraisal rights available thereto must adhere to the following procedures: (i) file a written objection to the Merger with BayBanks before the taking of the stockholders' vote on approval of the Merger Agreement, stating the intention of such stockholder to demand payment for shares owned by such stockholder if the Merger Agreement is approved and the Merger is consummated; (ii) shares owned by such stockholder must not be voted in favor of the Merger Agreement; and (iii) within twenty days of the date of mailing of a notice by BayBanks (as its exists after the Effective Time) to objecting stockholders that the Merger has become effective, make written demand to BayBanks (as it exists after the Effective
Time) for payment for said stockholder's shares. Such written objection should be delivered to BayBanks, 175 Federal Street, Boston, MA 02110, Attention: Ilene Beal, Executive Vice President, Secretary, and Clerk, and such written demand should be delivered to BayBanks (as it exists after the Effective Time), c/o Bank of Boston, 100 Federal Street, Boston, MA 02110, Attention: Gary A. Spiess, General Counsel and Clerk. It is recommended that such objection and such demand be sent by registered or certified mail, return receipt requested.

     A dissenting stockholder (other than a participant in the BayBanks Common Stock Fund or ESOP portions of the BayBanks Savings, Profit Sharing and Stock Ownership Plan) who files the required written objection with BayBanks prior to the stockholder vote need not vote against the Merger Agreement. However, a vote in favor of the Merger Agreement will constitute a waiver of such stockholder's statutory appraisal rights. Since a participant's shares in the BayBanks Common Stock Fund and ESOP will be voted by the trustee of the BayBanks Plan if timely voting instructions are not received from the participant, any such participant who wishes to exercise appraisal rights should vote against the Merger Agreement in order to preserve such rights. Stockholders should note that returning a properly signed proxy card that does not indicate a vote or abstention on approval of the Merger Agreement will constitute a vote in favor of the Merger Agreement. A vote against the Merger Agreement does not, alone, constitute a written objection. Pursuant to the applicable statutory provisions, notice that the Merger has become effective will be sent to each objecting stockholder of BayBanks within ten days after the date on which the Merger becomes effective.

     The value of the BayBanks Common Stock will be determined initially by BayBanks (as it exists after the Effective Time) and the dissenting stockholder. If, during the period of thirty days after the expiration of the period during which the foregoing demand for payment may be made, BayBanks (as it exists after the Effective Time) and the stockholder fail to agree on an appraisal value, either of them may file a bill in equity in the Superior Court of Suffolk County, Massachusetts, asking that the court determine the value of the BayBanks Common Stock of all objecting stockholders. The bill in equity must be filed within four months after the date of expiration of the foregoing thirty-day period. After a hearing, the court will enter a decree determining the fair value of the BayBanks Common Stock and will order BayBanks (as it exists after the Effective Time) to make payment of such value, with interest, if any, to the stockholders entitled to said payment, upon transfer by them to BayBanks (as it exists after the Effective Time) of the certificate or certificates representing the BayBanks Common Stock held by said stockholders. BayBanks and Bank of Boston have made no decision whether or not the surviving company would file such a bill in equity in Superior Court if no agreement on value is reached. If it does not, any dissenting stockholder with whom agreement has not been reached will likely be required to incur the expense of initiating any such proceeding.

     For appraisal proceeding purposes, value is determined as of the day before the approval of the Merger Agreement by BayBanks stockholders, excluding any element of value arising from the expectation or accomplishment of the Merger.

     If a stockholder withdraws his or her demand for appraisal or fails to establish entitlement to appraisal rights under the MBCL, such stockholder will forfeit the right to appraisal and his or her Dissenting Shares will be deemed to have been converted into the right to receive shares of Bank of Boston Common Stock as of the Effective Time (without interest or entitlement to the payment of dividends or other distributions unless

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

payable to stockholders of record at a date prior to the date the dissenting stockholder exercises appraisal rights).

     Under Massachusetts statutory law, procedures relating to dissenters' rights are stated to be the exclusive remedy available to a stockholder objecting to the Merger except upon the grounds that the Merger will be or is illegal or fraudulent as to such stockholder. However, under Massachusetts case law, dissenting stockholders may not be limited to the statutory remedy of judicial appraisal where violations of fiduciary duty are found.

     The law pertaining to the statutory appraisal remedy also contains provisions regarding costs, dividends on dissenting shares, rights under dissenting shares prior to purchase, discontinuance of dissenters' rights, and certain miscellaneous matters. See Exhibit F.

STOCK EXCHANGE LISTINGS

     The Merger Agreement provides for the filing of, and Bank of Boston has filed or will file, a listing application with the NYSE covering the shares of Bank of Boston Common Stock issuable pursuant to the Merger. The obligation of BayBanks to effect the Merger is subject to the condition that such shares of Bank of Boston Common Stock be authorized for listing on the NYSE effective upon official notice of issuance.

RESALES OF BANK OF BOSTON COMMON STOCK

     Bank of Boston Common Stock to be issued to stockholders of BayBanks in connection with the Merger has been registered under the Securities Act. All shares of Bank of Boston Common Stock received by holders of BayBanks Common Stock upon consummation of the Merger will be freely transferable by those stockholders of BayBanks not deemed to be "Affiliates" of Bank of Boston or BayBanks. "Affiliates" are generally defined as persons (often considered to include, but not necessarily be limited to, executive officers, directors and ten percent stockholders) who control, are controlled by, or are under common control with (i) Bank of Boston or BayBanks at the time of the BayBanks Meeting or (ii) Bank of Boston at the Effective Time.

     Rule 145 promulgated by the Commission under the Securities Act restricts the sale of Bank of Boston Common Stock received in the Merger by Affiliates of BayBanks and certain of their family members and related interests. Generally speaking, during the two years following the Effective Time, Affiliates of BayBanks may publicly resell the Bank of Boston Common Stock received by them in the Merger within certain limitations as to the amount of Bank of Boston Common Stock sold in any three-month period and as to the manner of sale. After such two-year period, such Affiliates of BayBanks, provided they are not then Affiliates of Bank of Boston, may resell their shares without such restrictions. Persons who are Affiliates of Bank of Boston will remain subject to limitations and restrictions under Commission Rule 144 with respect to shares they may receive in connection with the Merger (and any other shares of Bank of Boston Common Stock they may own), so long as they continue to be Affiliates. The ability of Affiliates to resell shares of Bank of Boston Common Stock received in the Merger under Rule 145 as summarized herein generally will be subject to Bank of Boston's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell Bank of Boston Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or any available exemption from the Securities Act registration requirements. This Joint Proxy Statement-Prospectus does not cover any resales of Bank of Boston Common Stock received by persons who may be deemed to be Affiliates of BayBanks or Bank of Boston.

     Bank of Boston and BayBanks have agreed to use their best efforts to cause each person who may be deemed to be an Affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for pooling of interests accounting treatment) of such party to deliver to the other party, a letter (an "Affiliate's Letter") intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a pooling of interests. The Affiliate's Letter will provide that such Affiliate will not sell, assign, transfer, or otherwise dispose of any Bank of Boston Common Stock obtained as a result of the Merger, except in compliance with the Securities Act and the rules and regulations of the Commission thereunder. BayBanks certificates surrendered for exchange by any person who is an Affiliate of BayBanks for purposes of Rule 145(c) under the

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

Securities Act shall not be exchanged for certificates representing shares of Bank of Boston Common Stock until BayBanks has received such a written agreement from such person. The stock certificates representing Bank of Boston Common Stock issued to Affiliates in the Merger will bear a legend summarizing the applicable Rule 145 restrictions.

     Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning thirty days before the merger and ending when financial results covering at least thirty days of post-merger operations of the combined entity have been published. In the Affiliate's Letter, Affiliates agree not to sell, transfer or otherwise dispose of, or reduce the risk of ownership with respect to shares of Bank of Boston Common Stock or BayBanks Common Stock (as the case may be) in violation of these guidelines.

     Bank of Boston has agreed in the Merger Agreement to use its best efforts to publish not later than ninety days after the end of the first month after the Effective Time in which there are at least thirty days of post-Merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of the Commission's Accounting Series Release No. 135.

CONVERSION OF SHARES

     At the Effective Time of the Merger, each share of BayBanks Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the BayBanks treasury or held by Bank of Boston or BayBanks or any subsidiary thereof (but including Trust Account Shares and DPC Shares) and Dissenting Shares) will automatically (without any action on the part of Bank of Boston, BayBanks or the holder of any BayBanks Common Stock) be converted into the right to receive 2.2 shares of Bank of Boston Common Stock (the "Common Exchange Ratio"). Because the Common Exchange Ratio is fixed and because the market price of Bank of Boston Common Stock is subject to fluctuation, the value of the shares of Bank of Boston Common Stock that holders of BayBanks Common Stock will receive in the Merger may increase or decrease prior to and following the Merger.

     The Common Exchange Ratio is the product of arms' length negotiations between the respective managements of Bank of Boston and BayBanks. In determining the fairness of the Common Exchange Ratio, the management of Bank of Boston had the benefit of advice from its financial advisor, the investment banking firm of Merrill Lynch, and the management of BayBanks had the benefit of advice from its financial advisor, the investment banking firm of Morgan Stanley. See "THE MERGER -- Opinion of Financial Advisor to Bank of Boston" and "-- Opinion of Financial Advisor to BayBanks."

     The Merger Agreement provides that, if prior to the Effective Time the outstanding shares of Bank of Boston Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Bank of Boston's capitalization, an appropriate and proportionate adjustment will be made to the Common Exchange Ratio.

     All of the shares of BayBanks Common Stock will automatically be cancelled and will cease to exist as of the Effective Time. Each certificate representing shares of BayBanks Common Stock (except Dissenting Shares and shares owned by Bank of Boston or its subsidiaries or BayBanks or its subsidiaries (other than Trust Account Shares or DPC Shares)) will, as of the Effective Time, represent the right to receive (i) a certificate representing the number of whole shares of Bank of Boston Common Stock and (ii) cash in lieu of fractional shares into which the shares of BayBanks Common Stock have been converted pursuant to the Merger Agreement. For the treatment of Dissenting Shares, see "THE
MERGER -- Rights of Dissenting Stockholders." No fractional shares of Bank of Boston Common Stock will be issued to any holder of BayBanks Common Stock upon consummation of the Merger. For each fractional share that would otherwise be issued, Bank of Boston will pay cash in an amount equal to such fraction multiplied by the average of the

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

closing sale prices of Bank of Boston Common Stock on the NYSE as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time. No interest will be paid or accrued on the cash in lieu of fractional shares payable to holders of such certificates. All shares of Bank of Boston Common Stock that are owned by BayBanks or any of its subsidiaries (other than Trust Account Shares and DPC Shares) will become treasury stock of Bank of Boston.

     Each stock option to acquire BayBanks Common Stock granted under the BayBanks stock option plans that is outstanding and unexercised immediately prior to the Effective Time will be converted at the Effective Time into, and will become, a stock option to purchase Bank of Boston Common Stock and will continue to be governed by the terms of BayBanks' stock plans, which will be assumed by Bank of Boston. The number of shares of Bank of Boston Common Stock subject to the new Bank of Boston option will be equal to the product of the number of shares of BayBanks Common Stock subject to the BayBanks option multiplied by the Common Exchange Ratio, rounded down to the nearest share, and the exercise price per share of Bank of Boston Common Stock subject to the new Bank of Boston option will be equal to the exercise price per share of BayBanks Common Stock under the BayBanks option divided by the Common Exchange Ratio, rounded up to the nearest cent. The duration and other terms of each new Bank of Boston option shall be substantially the same as the BayBanks option. Each option granted under BayBanks' stock plans will, pursuant to the terms of each such plan, automatically become vested and exercisable upon approval and adoption of the Merger Agreement by the stockholders of BayBanks. Approval of the Merger by Bank of Boston stockholders will also constitute approval of BayBanks stock option plans to be assumed by Bank of Boston as provided in the Merger Agreement.

     Shares of BayBanks Common Stock held by a stockholder who has demanded appraisal rights in compliance with the provisions of the MBCL will not be converted into the right to receive, or be exchangeable for, the shares of Bank of Boston Common Stock otherwise issuable in exchange for such shares of BayBanks Common Stock unless the stockholder withdraws or fails to perfect the demand. Instead, the stockholder who perfects appraisal rights will receive payment of the appraised value of the Dissenting Shares in accordance with the MBCL. For a further discussion of stockholder appraisal rights, see "THE
MERGER -- Rights of Dissenting Stockholders."

EXCHANGE OF CERTIFICATES

     Bank of Boston. Shares of Bank of Boston Common Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and be unaffected by the Merger, and holders of such stock will not be required to exchange the certificates representing such stock or take any other action by reason of the consummation of the Merger.

     BayBanks. At or prior to the Effective Time, Bank of Boston will deposit with FNBB (the "Exchange Agent"), for the benefit of the holders of certificates of BayBanks Common Stock, certificates representing the shares of Bank of Boston Common Stock and the cash in lieu of any fractional shares (such certificates for shares of Bank of Boston Common Stock and the cash in lieu of any fractional shares, together with any dividends or distributions with respect thereto, being referred to as the "Exchange Fund") to be issued pursuant to the Merger Agreement in exchange for outstanding shares of BayBanks Common Stock.

     As soon as is practicable after the Effective Time, and in no event later than five business days thereafter, a form of transmittal letter will be mailed by the Exchange Agent to the holders of BayBanks Common Stock. The form of transmittal letter will contain instructions for the surrender of certificates representing BayBanks Common Stock in exchange for certificates representing shares of Bank of Boston Common Stock and cash (without interest) in lieu of fractional shares.

     BAYBANKS STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNLESS AND UNTIL THE BAYBANKS STOCKHOLDERS RECEIVE A TRANSMITTAL LETTER.

     Until the certificates representing BayBanks Common Stock are surrendered for exchange after the Effective Time of the Merger, holders of such certificates will accrue but will not be paid dividends or other distributions declared after the Effective Time with respect to the Bank of Boston Common Stock into which their shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid without interest. After the Effective Time, there will be no transfers of shares of BayBanks Common Stock on the BayBanks stock transfer books. If certificates representing shares of BayBanks Common Stock are presented after the Effective Time, they will be cancelled and exchanged for a certificate representing the applicable shares of Bank of Boston Common Stock and cash (without interest) in lieu of fractional shares.

     No certificate representing shares of Bank of Boston Common Stock or cash in lieu of fractional shares will be delivered to a person who is an Affiliate of BayBanks unless such Affiliate has executed and delivered an Affiliate's Letter to Bank of Boston.

     Any portion of the Exchange Fund that remains unclaimed by the stockholders of BayBanks for twelve months after the Effective Time will be paid to Bank of Boston. BayBanks stockholders who have not theretofore received consideration for BayBanks Common Stock as set forth above may thereafter only look to Bank of Boston for payment of shares of Bank of Boston Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Bank of Boston Common Stock (in each case, without interest) deliverable in respect of each share of BayBanks Common Stock held by such stockholder.

     Neither Bank of Boston nor BayBanks nor any other person will be liable to any former holder of BayBanks Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a certificate for BayBanks Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the applicable Bank of Boston Common Stock and cash (without interest) in lieu of fractional shares upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

     If any certificate representing shares of Bank of Boston Common Stock is to be issued in a name other than the name in which the certificate surrendered in exchange therefor is registered, then the certificate so surrendered must be properly endorsed or be accompanied by an appropriate instrument of transfer, and be in proper form for transfer. In such case, the person requesting such exchange must pay to the Exchange Agent in advance (or otherwise establish that payment has been made or is not payable) all transfer or other taxes that may be required.

     For a description of the differences between the rights of the holders of Bank of Boston Common Stock and BayBanks Common Stock, see "COMPARATIVE RIGHTS OF STOCKHOLDERS." For a description of the Bank of Boston Common Stock, see "DESCRIPTION OF BANK OF BOSTON CAPITAL STOCK."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Each party's obligation to effect the Merger is subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the Effective Time:

          (i) approval and adoption of the Merger Agreement, and the transactions contemplated thereby, by the respective requisite affirmative votes of the holders of Bank of Boston Common Stock and BayBanks Common Stock entitled to vote thereon;

          (ii) the shares of Bank of Boston Common Stock which are to be issued to BayBanks stockholders upon consummation of the Merger are authorized for listing on the NYSE, subject to official notice of issuance;

          (iii) all Requisite Regulatory Approvals have been obtained and are in full force and effect and all statutory waiting periods with respect to such approvals have expired (See "THE MERGER -- Regulatory Approvals Required for the Merger");

          (iv) the registration statement of which this Joint Proxy Statement-Prospectus forms a part has become effective and no stop order suspending the effectiveness has been issued and no proceedings for that purpose have been initiated or threatened by the Commission;

          (v) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement is in effect, and no statute, rule, regulation, order, injunction or decree has been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality that prohibits or makes illegal consummation of the Merger;

          (vi) Bank of Boston receives a tax opinion of Bingham, Dana & Gould LLP, counsel to Bank of Boston, and BayBanks receives a tax opinion of Palmer & Dodge, counsel to BayBanks, in form and substance reasonably satisfactory to Bank of Boston and BayBanks, each dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368 of the Code and that accordingly (i) no gain or loss will be recognized by Bank of Boston or by BayBanks as a result of the Merger; (ii) no gain or loss will be recognized by the stockholders of BayBanks who exchange their BayBanks Common Stock solely for Bank of Boston Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Bank of Boston Common Stock); and (iii) the tax basis of the Bank of Boston Common Stock received by stockholders who exchange all of their BayBanks Common Stock solely for Bank of Boston Common Stock in the Merger will be the same as the tax basis of the BayBanks Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received) (See "THE MERGER -- Certain Federal Income Tax Consequences");

          (vii) Bank of Boston and BayBanks each receives a letter from Coopers & Lybrand L.L.P. addressed to each of them, to the effect that the Merger will qualify for pooling of interests accounting treatment (See "THE MERGER -- Accounting Treatment");

          (viii) (a) the representations and warranties of BayBanks set forth in Sections 3.2, 3.3(a), 3.6, 3.15, 3.17 and 3.18 of the Merger Agreement and the representations and warranties of Bank of Boston set forth in Sections 4.2, 4.3(a), 4.6, 4.15, 4.17 and 4.18 of the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on or as of the Closing Date; and (b) the other representations and warranties of BayBanks and Bank of Boston set forth in the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on or as of the Closing Date as provided in the Merger Agreement;

          (ix) each party performs in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and

          (x) the rights issued pursuant to the Rights Agreement dated June 28, 1990, as amended, between Bank of Boston and FNBB as rights agent (the "Bank of Boston Rights Agreement") or the Rights Agreement dated December 23, 1988, as amended, between BayBanks and FNBB as rights agent (the "BayBanks Rights Agreement"), respectively, have not become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the respective agreement. See "DESCRIPTION OF BANK OF BOSTON CAPITAL STOCK" and "COMPARATIVE RIGHTS OF STOCKHOLDERS -- Stockholder Rights Plan."

     No assurance can be provided as to if or when the Requisite Regulatory Approvals will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. If the Merger is not effected on or before December 31, 1996, the Merger Agreement may be terminated by either Bank of Boston or BayBanks, unless the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe covenants and agreements of such party set forth therein. See "THE MERGER -- Termination of the Merger Agreement."

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

     Pending the Merger, Bank of Boston and BayBanks have agreed to, and each will cause its respective subsidiaries to: (i) conduct its business in the usual, regular and ordinary course consistent with past practice; (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees; and (iii) take no action that would materially adversely affect or delay the ability of either Bank of Boston or BayBanks to obtain any necessary approvals of any regulatory agency required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or the Stock Option Agreements.

     Bank of Boston and BayBanks have also agreed to cooperate and use their best efforts promptly to prepare and file all necessary documentation to effect all applications, notices, petitions and filings, and to obtain and to cooperate in obtaining permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the Merger Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations. Bank of Boston and BayBanks have each agreed upon request to furnish to the other party all information concerning themselves and their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Merger. Bank of Boston and BayBanks have also agreed, subject to the terms and conditions of the Merger Agreement, to use their best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries and to consummate the Merger. Bank of Boston and BayBanks have agreed to advise each other promptly of any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the Merger Agreement that indicates that approval may not be obtained or will be materially delayed. Bank of Boston has also agreed to cause the shares of Bank of Boston Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance prior to the Effective Time.

     Bank of Boston and BayBanks have further agreed to give each other access to all of their respective properties, books, contracts, commitments and records and to furnish information concerning their respective businesses, properties and personnel, subject to the restrictions set forth in the Merger Agreement.

     Bank of Boston and BayBanks have each agreed to advise the other promptly of any change or event having a Material Adverse Effect (as defined in the Merger Agreement) on it or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in the Merger Agreement.

     Bank of Boston and BayBanks have agreed that they will coordinate with each other the declaration of any dividends in respect of Bank of Boston Common Stock and BayBanks Common Stock and the record dates and payment dates relating thereto, it being their intention that holders of Bank of Boston Common Stock or BayBanks Common Stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Bank of Boston Common Stock and/or BayBanks Common Stock and any shares of Bank of Boston Common Stock any such holder receives pursuant to the Merger.

     Until the Effective Time, except as expressly contemplated by the Merger Agreement or specified in a schedule thereto or as contemplated by the Stock Option Agreements, BayBanks has agreed that, without the written consent of Bank of Boston, it will not and will not permit any of its subsidiaries to, among other things:

          (i) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of BayBanks or any of its subsidiaries to BayBanks or any of its subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any individual, corporation or other entity, or make any loan or advance;

          (ii) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock (except regular quarterly cash dividends at a rate not in excess of $0.60 per share and except for dividends paid by any of its wholly-owned subsidiaries to BayBanks or any of its wholly-owned subsidiaries); or issue or sell any additional shares of capital stock except pursuant to (a) the exercise of stock options or warrants outstanding as of the date of the Merger Agreement, (b) the BayBanks Stock Option Agreement, and (c) the BayBanks Rights Agreement;

          (iii) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly-owned subsidiary, or cancel, release or assign any indebtedness to any such entity or any claims held by any such entity, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the Merger Agreement;

          (iv) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned subsidiary thereof;

          (v) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

          (vi) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation;

          (vii) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its subsidiaries with any corporation or other entity other than as provided by the Merger Agreement (and BayBanks will promptly notify Bank of Boston of all of the relevant details relating to all inquiries and proposals that it may receive relating to any of such matters);

          (viii) settle any claim, action or proceeding except in the ordinary course of business consistent with past practice;

          (ix) take any action that would prevent or impede the Merger from qualifying (a) for pooling of interests accounting treatment or (b) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained in the Merger Agreement will limit the ability of BayBanks to exercise its rights under the Bank of Boston Stock Option Agreement;

          (x) amend its Articles of Organization or its By-Laws;

          (xi) other than in prior consultation with Bank of Boston, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (xii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of the Merger Agreement, except, in every case, as may be required by applicable law; or

          (xiii) agree to, or make any commitment to, take any of the actions listed above.

     In addition, until the Effective Time, except as expressly contemplated by the Merger Agreement or specified in a schedule thereto or as contemplated by the Stock Option Agreements, Bank of Boston has agreed that, without the written consent of BayBanks, it will not and will not permit any of its subsidiaries to, among other things:

          (i) reclassify any capital stock or make, declare or pay any dividend or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except for (a) regular quarterly cash dividends on Bank of Boston Common Stock at a rate not in excess of such rate as Bank of Boston from time to time adopts as its regular quarterly dividend rate; (b) ordinary quarterly or semiannual cash dividends on preferred stock of Bank of Boston at the rates set forth in the Bank of Boston Articles; and (c) dividends paid by any of its wholly owned subsidiaries or any of their wholly owned subsidiaries);

          (ii) take any action that would prevent or impede the Merger from qualifying (a) for pooling of interests accounting treatment or (b) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained in the Merger Agreement will limit the ability of Bank of Boston to exercise its rights under the BayBanks Stock Option Agreement;

          (iii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of the Merger Agreement;

          (iv) take any action that would materially adversely affect or materially delay its ability to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or the Bank of Boston Stock Option Agreement;

          (v) amend its Articles of Organization, except with respect to the establishment of one or more series of preferred stock or to increase its capital stock to up to 300,000,000 shares of Bank of Boston Common Stock and change the par value of Bank of Boston Common Stock; or

          (vi) agree to, or make any commitment to, take any of the actions listed above.

WAIVER AND AMENDMENT

     Waiver. At any time prior to the Effective Time, Bank of Boston and BayBanks, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or (iii) waive compliance by the other party of any of its agreements or conditions contained in the Merger Agreement, except that after BayBanks stockholder approval, no extension or waiver may reduce the amount or change the form of consideration to be delivered to each of BayBanks' stockholders under the Merger Agreement without further approval of BayBanks' stockholders.

     Amendment. Subject to compliance with applicable law, the Merger Agreement may be amended by Bank of Boston and BayBanks by action taken or authorized by their respective Boards of Directors, at any time, except that after BayBanks stockholder approval, no amendment may reduce the amount or change the form of the consideration to be delivered to BayBanks' stockholders under the Merger Agreement without further approval of BayBanks' stockholders, other than as contemplated by the Merger Agreement.

EXPENSES

     The Merger Agreement provides that Bank of Boston and BayBanks will each pay its own expenses in connection with the Merger and the transactions contemplated thereby, provided that they will divide equally the costs and expenses of printing and mailing the Joint Proxy Statement-Prospectus, and all filing and other fees paid to the Commission in connection with the Merger.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Bank of Boston. From and after the Effective Time, the Bank of Boston Board will be expanded by four members to a total of eighteen members, and Mr. Crozier and the Executive Committee members of the BayBanks Board, John A. Cervieri Jr., Thomas R. Piper, and Glenn P. Strehle, will be appointed as members of the Bank of Boston Board. Messrs. Cervieri, Piper, and Strehle will each be assigned to one of the three classes of directors of the Bank of Boston Board, while Mr. Crozier will be appointed to the class of Bank of Boston directors whose term expires in 1999. Messrs. Cervieri, Piper, and Strehle will be appointed to such committees of the Bank of Boston Board as Messrs. Crozier and Gifford mutually determine at or prior to the Effective Time.

     Following the Merger, Mr. Crozier, presently the Chairman of the Board and President of BayBanks, will serve as Chairman of Bank of Boston, and Mr. Gifford, presently the Chairman of the Board, President and Chief Executive Officer of Bank of Boston, will serve as President and Chief Executive Officer of Bank of Boston. Upon Mr. Crozier's retirement in 1998, Mr. Gifford will add the title of Chairman to his Bank of Boston title. The following persons will comprise the executive management of Bank of Boston Corporation after the
Merger:

                          NAME                                  BANK OF BOSTON TITLE
    -------------------------------------------------  --------------------------------------
    William M. Crozier, Jr...........................  Chairman of the Board
    Charles K. Gifford...............................  President and Chief Executive Officer
    Edward A. O'Neal.................................  Vice Chairman (New England and
                                                       National Consumer Banking)
    William J. Shea..................................  Vice Chairman and Chief Financial
                                                       Officer (International Banking)
    Paul F. Hogan....................................  Executive Vice President (Corporate
                                                       Relationship Banking)

     The process of integrating Bank of Boston and BayBanks is being led by an Integration Steering Committee ("Steering Committee"), chaired by Mr. Gifford, and three integration task forces have been formed. The Steering Committee is responsible for various integration matters including: approving overall integration plans; reviewing high-risk issues and action plans; making decisions related to philosophy, policies and business priorities; providing oversight of the merger planning process; and establishing merger goals. In addition to Mr. Gifford, the Bank of Boston Steering Committee members include Mr. Shea, Mr. O'Neal and Group Executives Peter Manning and Susannah Swihart. The BayBanks Steering Committee members include Mr. Crozier, Mr. Isaacs, Mr. Pollard and Mr. Vasily. The three task forces consist of Regional Banking and Support Activities, both chaired by Mr. Isaacs, and Corporate/Credit co-chaired by Mr. Hogan and Mr. Richard Remis of Bank of Boston. The task forces report to the Steering Committee and are responsible for developing integration plans, identifying issues and making recommendations to the Steering Committee.

     Additional information about these persons and the other individuals who will serve as the directors and executive officers of Bank of Boston following the Merger is contained in Bank of Boston's and BayBanks' respective Annual Reports on Form 10-K for the year ended December 31, 1995, which are incorporated by reference in this Joint Proxy Statement-Prospectus. See "AVAILABLE INFORMATION" and " INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." Messrs. Isaacs and Pollard and certain other senior executives of BayBank, N.A. and FNBB will serve in executive capacities at BayBank of Boston, N.A.

     BayBanks. Following the Merger, BayBanks will survive as a wholly-owned subsidiary of Bank of Boston. The directors of the Merger Subsidiary immediately prior to the Effective Time will be the directors of

BayBanks as it exists after the Effective Time as the surviving corporation, subject to the rights of Bank of Boston as sole stockholder, each to hold office in accordance with the Articles of Organization and By-Laws of BayBanks as the surviving corporation, as amended in the Merger.

     The officers of BayBanks immediately prior to the Effective Time will be the officers of BayBanks as the surviving corporation from and after the Effective Time, each to hold office in accordance with the Articles of Organization and By-Laws of BayBanks as the surviving corporation, as amended in the Merger.

     Subsidiary Banks of Bank of Boston and BayBanks. In connection with the Merger, Bank of Boston and BayBanks will take such actions as they determine to be mutually desirable to consolidate their subsidiary banks, subject to required regulatory approvals. Bank of Boston also expects to consolidate the operations of certain other Bank of Boston and BayBanks subsidiaries that provide similar services. The name or names of the bank subsidiaries of Bank of Boston in New England will be changed after the Merger to include the "BayBank" name. For example, the legal name of the bank subsidiary headquartered in Massachusetts will be "BayBank of Boston, N.A.," and the name of each bank subsidiary located in another state will include the "BayBank" name and the name of that state. The combined bank will continue to use the name "Bank of Boston" for its national relationship and international activities. BayBanks recently filed applications with the OCC for approval of a series of transactions that would result in the merger of BayBank FSB and BayBank NH into BayBank, N.A. It is anticipated that an application for approval of the merger of BayBank, N.A. and FNBB will be filed with the OCC during the first quarter of 1996. It is not a condition to consummation of the Merger that the regulatory approvals required for such mergers have been received. As of the date of this Joint Proxy Statement-Prospectus, no final determination with respect to the manner of consolidating other subsidiaries had been made.

     Cost Savings. While no assurance can be given, Bank of Boston and BayBanks expect to realize annualized cost savings of approximately $190 million (pre-tax) within approximately eighteen months after the Closing Date and to achieve revenue enhancements of approximately $40 million (pre-tax) in 1997. The potential cost savings are expected to be achieved primarily from increased efficiency as a result of reductions in general staffing levels and the consolidation, elimination or divestiture of certain operations, systems, and retail branches. Cost reductions and branch consolidations will come from both Bank of Boston and BayBanks. The potential revenue enhancements are expected to be achieved primarily from the funding advantages of BayBanks' retail deposit base to the combined company. Bank of Boston's and BayBanks' expectations with respect to potential cost savings and revenue enhancements are forward-looking statements. Readers are cautioned that many factors could affect the combined company's future financial performance and cause actual cost savings and revenue enhancements to differ materially from estimated amounts. These factors, some of which are beyond the control of Bank of Boston and BayBanks, include, but are not limited to, the regulatory environment, regional and national economic conditions, inflation, competition, changes in integration plans, interest rate fluctuations and unanticipated changes in business conditions. Therefore, the ultimate level of such expected cost savings and revenue enhancements and the period within which such cost savings and revenue enhancements may be realized or achieved cannot be predicted with certainty.

     In addition, the Federal Reserve Board or the DOJ may request that Bank of Boston or BayBanks divest certain operations in order to alleviate what such agency believes would be an adverse competitive effect. Bank of Boston has not formulated a divestiture proposal and will not do so unless, after discussions with the Federal Reserve Board and the DOJ, Bank of Boston agrees that such divestitures are legally required; accordingly, as of the date of this Joint Proxy Statement-Prospectus, neither Bank of Boston nor BayBanks can predict if divestitures will be required or what the aggregate amount of any such divestitures, if any, may be. While any potential divestitures may affect certain pro forma combined financial statement amounts, merger and restructuring costs, cost savings and revenues, Bank of Boston and BayBanks believe that the aggregate amount and financial impact of any such divestitures is unlikely to be material to the business, operations or financial condition of the combined institution and its subsidiaries, taken as a whole. See "THE MERGER -- Regulatory Approvals Required for the Merger."

     Bank of Boston and BayBanks also anticipate that they will incur merger and reorganization costs, estimated to be approximately $140 million (pre-tax) in the aggregate. It is anticipated that these charges will be incurred and paid during 1996 and 1997, except for certain payments under long-term leases and severance arrangements.

     The merger and reorganization costs include: personnel-related costs, consisting primarily of charges related to employee severance, termination of certain employee benefit plans, and employee assistance costs for separated employees; facilities and systems costs, consisting of lease termination costs and other related costs resulting from the closing of redundant operational facilities and computer equipment and software write-offs due to duplication or incompatibility; customer account access/communications costs, consisting of various initiatives contemplated to affect the Merger with as little disruption to the customer as possible; and transaction costs, consisting of professional fees and other costs directly associated with consummating the Merger.

     Management's cost estimates are forward-looking. While the costs represent management's current estimate of merger and restructuring costs that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final merger and integration plan to be completed prior to consummation of the Merger, which is currently being developed by the corporations' various task forces and integration committees. Readers are cautioned that the completion of this merger and integration plan and the resulting management plans detailing actions to be undertaken to effect the Merger will impact these estimates; the type and amount of actual costs incurred could vary materially from these estimates if the completed plan differs from the underlying assumptions used by management in determining its current estimate of these costs.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement provides that the Merger may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of Bank of Boston or BayBanks:

          (i) by mutual consent of Bank of Boston and BayBanks in a written instrument, if the Bank of Boston Board and the BayBanks Board each so determines by a vote of a majority of the members of its entire board;

          (ii) by either the Bank of Boston Board or the BayBanks Board if any governmental entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;

          (iii) by either the Bank of Boston Board or the BayBanks Board if the Merger shall not have been consummated on or before December 31, 1996, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein;

          (iv) by either the Bank of Boston Board or the BayBanks Board (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained therein) if there is a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which breach is not cured within forty-five days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the closing; provided, however, that neither Bank of Boston nor BayBanks may terminate the Merger Agreement unless the breach of representation or warranty would entitle the party receiving such representation or warranty not to consummate the transactions contemplated by the Merger Agreement;

          (v) by either Bank of Boston or BayBanks if any stockholder approval required for consummation of the Merger has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment or postponement thereof; or

          (vi) by BayBanks if there is a Significant Decline in the Average Closing Price of Bank of Boston Common Stock since December 12, 1995. Pursuant to the Merger Agreement, a Significant Decline in the Average Closing Price of Bank of Boston Common Stock will be deemed to have occurred if both:

             (a) the Average Closing Price of Bank of Boston Common Stock (as defined below) is less than 75% of the Closing Price of Bank of Boston Common Stock of $47.50 on December 8, 1995 (which is $35.625); and

             (b) the number obtained by dividing the Average Closing Price of Bank of Boston Common Stock by 47.50 is less than the number obtained by subtracting (A) .25 from (B) the quotient obtained by dividing the Final Regional Index Price (as defined below) by the Initial Regional Index Price (as defined below).

     For purposes of this Joint Proxy Statement-Prospectus:

          (1) The term "Average Closing Price" of Bank of Boston Common Stock means the average of the closing prices of Bank of Boston Common Stock as reported on the NYSE for the Final Calculation Period.

          (2) The term "Final Calculation Period" means the twenty consecutive trading days ending on the date the Federal Reserve Board issues a final approval of the Merger, or if the Federal Reserve Board gives notice that such approval is not required, the later of (x) the date of such notice or
     (y) the date the OCC issues its approval of the merger of the parties' national bank subsidiaries.

          (3) The term "Morgan Stanley 35-Bank Regional Peer Group" means the group of thirty-five comparable regional banks whose performance is equally weighted and averaged by Morgan Stanley to obtain the Morgan Stanley Bank Index.

          (4) The term "Final Regional Index Price" means the average of the closing prices of the Morgan Stanley 35-Bank Regional Peer Group during the Final Calculation Period.

          (5) The term "Initial Regional Index Price" means the average of the closing prices of the Morgan Stanley 35-Bank Regional Peer Group for the twenty consecutive trading days ending on December 8, 1995.

     In the event that the Merger Agreement is terminated as provided above, the Merger Agreement will forthwith become void and have no effect and none of Bank of Boston, BayBanks, or any of their respective subsidiaries or any of the officers or directors of any of them will be liable under the Merger Agreement or in connection with the transactions contemplated thereby, except (i) Sections 6.2(b), 8.2, 9.2 and 9.3 of the Merger Agreement will survive termination of the Merger Agreement; and (ii) notwithstanding anything to the contrary in the Merger Agreement, neither Bank of Boston nor BayBanks will be relieved or released from any liabilities or damages arising out of its willful breach of the Merger Agreement.

                  CERTAIN TERMS OF THE STOCK OPTION AGREEMENTS

     General. Following the execution of the Merger Agreement, Bank of Boston executed and delivered the Bank of Boston Stock Option Agreement, pursuant to which Bank of Boston granted to BayBanks the Bank of Boston Option. At the same time, BayBanks executed and delivered the BayBanks Stock Option Agreement, pursuant to which BayBanks granted to Bank of Boston the BayBanks Option. The Bank of Boston Stock Option Agreement and BayBanks Stock Option Agreement are attached to this Joint Proxy Statement-Prospectus as Exhibits B and C and are incorporated by reference herein. Bank of Boston and BayBanks approved and entered into the Stock Option Agreements to induce each other to enter into the Merger Agreement. The Stock Option Agreements are intended to increase the likelihood that the Merger will be consummated according to the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreements may have the effect of discouraging persons who might be interested in acquiring all of or a significant interest in Bank of Boston or BayBanks from considering or proposing such an acquisition, even if, in the case of BayBanks, such persons were prepared to offer to pay consideration to BayBanks stockholders that had a higher current market price than the shares of Bank of Boston Common Stock to be received pursuant to the Merger Agreement.

     Except as otherwise stated below, the terms and conditions of the Bank of Boston Stock Option Agreement and the BayBanks Stock Option Agreement are identical in all material respects. For purposes of this section, (a) the Bank of Boston Stock Option Agreement or the BayBanks Stock Option Agreement, as the case may be, is, at times, referred to as the "Stock Option Agreement," (b) Bank of Boston, as issuer of Bank of Boston Common Stock, and BayBanks, as issuer of BayBanks Common Stock upon the exercise of the Bank of Boston Option and BayBanks Option, respectively, are individually referred to as the "Issuer," (c) Bank of Boston, as holder of the BayBanks Option, and BayBanks, as holder of the Bank of Boston Option, are sometimes individually referred to as the "Grantee,"
(d) the Bank of Boston Option and the BayBanks Option, as the case may be, is sometimes referred to as the "Option," (e) Bank of Boston Common Stock and BayBanks Common Stock are referred to as "Issuer Common Stock," and (f) the Grantee and/or any holder or holders of the Option are referred to as the "Holder."

     Grant of Options. The Bank of Boston Stock Option Agreement provides for the purchase by BayBanks of up to 22,400,761 fully paid and non-assessable shares (the "Bank of Boston Option Shares" or the "Issuer Option Shares," as the case may be) of Bank of Boston Common Stock at an exercise price of $47.50 per share (the "Bank of Boston Option Price" or the "Issuer Option Price," as the case may be). The Bank of Boston Option Shares, if issued pursuant to the Bank of Boston Stock Option Agreement, will in no event exceed 19.9% of the Bank of Boston Common Stock issued and outstanding without giving effect to the issuance of any Bank of Boston Common Stock subject to the Bank of Boston Option. The aggregate purchase price for the original number of Bank of Boston Option Shares at the original Bank of Boston Option Price is $1,064,036,147.50.

     The BayBanks Stock Option Agreement provides for the purchase by Bank of Boston of up to 3,907,120 fully paid and non-assessable shares (the "BayBanks Option Shares" or the "Issuer Option Shares," as the case may be) of BayBanks Common Stock at an exercise price of $83.75 per share (the "BayBanks Option Price" or the "Issuer Option Price," as the case may be). The BayBanks Option Shares, if issued pursuant to the BayBanks Stock Option Agreement, will in no event exceed 19.9% of the BayBanks Common Stock issued and outstanding without giving effect to the issuance of any BayBanks Common Stock subject to the BayBanks Option. The aggregate purchase price for the original number of BayBanks Option Shares at the original BayBanks Option Price is $327,221,300.

     The number of shares of Issuer Common Stock subject to the applicable Issuer Option will be increased to the extent that additional shares of Issuer Common Stock are issued or otherwise become outstanding (other than pursuant to an exercise of an Option), such that, after such issuance, the number of Issuer Option Shares will continue to equal 19.9% of the Issuer Common Stock then issued and outstanding without giving effect to the issuance of any Issuer Common Stock subject to such Issuer Option. In the event of any change in the shares of Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares or similar transaction, the type and number of Issuer Option Shares purchasable and the Issuer Option Price will be adjusted in such a manner as to preserve the economic benefits of the Option.

     Triggering Events; Exercise of Options. Each Stock Option Agreement provides that the Holder may exercise the Option, in whole or in part, subject to regulatory approval, if both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below); provided that the Holder shall have sent to the Issuer written notice of such exercise within ninety days following such Subsequent Triggering Event.

     For purposes of each of the Stock Option Agreements:

          (a) The term "Initial Triggering Event" means any of the following events or transactions occurring after December 12, 1995: (i) the Issuer, or any of its subsidiaries, without Grantee's prior written consent, enters into an agreement to engage in, or Issuer's Board of Directors recommends approval of or fails to publicly oppose, an Acquisition Transaction (as defined below) with any person other than Grantee or any of its subsidiaries; (ii) Issuer, or any of its subsidiaries, without Grantee's prior written consent, authorizes, recommends, or proposes, or publicly announces an intention to authorize, recommend or propose to engage in an Acquisition Transaction, or Issuer's Board of Directors publicly withdraws or modifies, or publicly announces an intention to withdraw or modify, its recommendation that Issuer's stockholders approve the transactions contemplated by the Merger Agreement; (iii) any person, other than Grantee or any of its subsidiaries acting in a fiduciary capacity in the ordinary course of business, acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of Issuer's Common Stock; (iv) any person other than Grantee or any of its subsidiaries has made a bona fide, publicly disclosed proposal to Issuer or its stockholders to engage in an Acquisition Transaction; (v) after any person, other than Grantee or any of its subsidiaries, has proposed an Acquisition Transaction, Issuer breaches any covenant or obligation contained in the Merger Agreement and such breach (A) would entitle Grantee to terminate the Merger Agreement and (B) is not remedied prior to the date of Holder's notice to Issuer of the exercise of the Option; or (vi) any person, other than Grantee or any of its subsidiaries, without Grantee's prior written consent, files an application or notice with any federal or state bank regulatory authority for approval to engage in an Acquisition Transaction.

          (b) For purposes of each Stock Option Agreement, the term "Acquisition Transaction" means (i) a merger or consolidation, or any similar transaction, involving Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Commission), (ii) a purchase, lease or any other acquisition of all or a substantial portion of the assets of Issuer or any of its Significant Subsidiaries (except as contemplated by the Merger Agreement), or (iii) an acquisition of 10% or more of the voting power of Issuer or any of its Significant Subsidiaries, or (iv) any substantially similar transaction, provided that no such transaction shall be an Acquisition Transaction if (i) the voting securities of Issuer outstanding immediately prior to such transaction continue to represent 65% of the combined voting power of the voting securities of the Issuer or surviving entity immediately subsequent to such transaction, or (ii) such transaction involves only the Issuer and one or more of its subsidiaries or involves only any two or more of such subsidiaries and is not in violation of the Merger Agreement.

          (c) The term "Subsequent Triggering Event" means either of the following events or transactions occurring after December 12, 1995: (i) the acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Issuer Common Stock; or (ii) the occurrence of the Initial Triggering Event described above in clause (a)(i), except that the percentage referred to in subclause (iii) of the definition of "Acquisition Transaction" set forth above shall be 20%.

     The term "Exercise Termination Event" means the earliest of: (i) the Effective Time of the Merger; (ii) the termination of the Merger Agreement if such termination occurs prior to an Initial Triggering Event, except a termination by Grantee for a volitional, material breach by Issuer of any representation, warranty, covenant or other agreement in the Merger Agreement; and (iii) the passage of twelve months after the termination of the Merger Agreement if such termination follows an Initial Triggering Event or is a termination by Grantee due to a volitional, material breach by Issuer of any representation, warranty, covenant or other agreement in the Merger Agreement (provided that if an Initial Triggering Event continues or occurs beyond such termination of the Merger Agreement and prior to the passage of such twelve-month period, the Option will terminate twelve months from the expiration of the last Initial Triggering Event to expire but in no event more than eighteen months after such termination of the Merger Agreement. Each Stock Option Agreement will expire on the happening of an Exercise Termination Event.

     As of the date of this Joint Proxy Statement-Prospectus, to the best knowledge of Bank of Boston and BayBanks, no Initial Triggering Event or Subsequent Triggering Event has occurred under any of the Stock Option Agreements.

     Registration Rights. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall at the request of Grantee delivered within ninety days of such Subsequent Triggering Event, promptly prepare, file and keep current a shelf registration statement with the Commission. Issuer is required to use its best efforts to cause such registration statement to become effective and to remain current, for a period of 180 days or such shorter time as may be reasonably necessary to effect the sale or other disposition of the Option Shares. Grantee has the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or the Issuer

Option Shares, Issuer is in registration with respect to an underwritten public offering of Issuer Common Stock, and if in the good faith judgment of the underwriter the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Issuer Common Stock, the number of Issuer Option Shares otherwise to be covered in the registration may be reduced as provided in the Stock Option Agreement.

     Repurchase of Options. Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of a Holder, delivered prior to an Exercise Termination Event, the Issuer (or any successor thereto) is required to repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within ninety days of such occurrence (or such later period as provided in the Stock Option Agreements), Issuer must repurchase such number of the Option Shares from the Owner as the Owner designates at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated.

     The term "market/offer price" means the highest of (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of the Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash will be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer. However, if Issuer at any time after delivery of a notice of repurchase as described in this paragraph is prohibited under applicable law or regulation, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full, the Holder or Owner may revoke its notice of repurchase of the Issuer Option or the Issuer Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer will promptly (I) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering and (II) deliver, as appropriate, (a) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of the Issuer Common Stock obtained by multiplying the number of shares of the Issuer Common Stock for which the surrendered Issuer Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (b) to the Owner, a certificate for the Issuer Option Shares it is then so prohibited from repurchasing. A "Repurchase Event" is deemed to have occurred
(i) upon the consummation of an Acquisition Transaction or (ii) upon the acquisition by any person of the beneficial ownership of 50% or more of the then outstanding Issuer Common Stock, provided that a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The repurchase of an Option by an Issuer pursuant to the terms of the Stock Option Agreements may be subject to prior approval of certain regulatory authorities. See "THE
MERGER -- Regulatory Approvals Required for the Merger."

     In the event that prior to an Exercise Termination Event, the Issuer enters into any agreement (a) to consolidate with or merge into any person, other than the Grantee or one of its subsidiaries, such that Issuer is not the continuing or surviving corporation of such consolidation or merger, (b) to permit any person, other than the Grantee or one of its subsidiaries, to merge into the Issuer and the Issuer is the continuing or surviving corporation, but in connection with such consolidation or merger, the outstanding shares of the Issuer Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or the then outstanding shares of Issuer Common Stock after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged corporation; or (c) to sell or otherwise transfer all or substantially all of its assets to any person, other than the Grantee or any of its subsidiaries, then, and in each such case, the agreement governing such transaction must provide that, upon consummation of such transaction and upon terms and conditions set forth in the Stock Option Agreement, the Option will be converted into, or exchanged for, an option having substantially the same terms as the Option (the "Substitute Option") to purchase securities, at the election of the Holder, of either the acquiring person or any person that controls the acquiring person. At the request of the Holder of the Substitute Option, the issuer of the Substitute Option is required to repurchase it at a price, and subject to such other terms and conditions, as set forth in the Stock Option Agreement.

     Assignment of Options. Neither Issuer nor Grantee may assign any of its rights or obligations under the Stock Option Agreement or the Option created thereunder to any other person without the express written consent of the other party, except that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, Grantee may (subject to the terms of the Stock Option Agreement) assign, in whole or in part, its rights and obligations under the Stock Option Agreement or the Option within ninety days (or such later period as provided for in the Stock Option Agreement) following such Subsequent Triggering Event. Grantee, however, may not, assign its rights under the Option until fifteen days after the Federal Reserve Board approves Grantee's application under federal law to acquire the shares of Issuer Common Stock subject to the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

     Additional Provisions. Certain rights and obligations of Bank of Boston and BayBanks under the Options are subject to receipt of required regulatory approvals. The approval of the Federal Reserve Board is required for the acquisition by the Grantee of more than 5% of the outstanding shares of Issuer's Common Stock. Accordingly, Bank of Boston has included or will include in its applications with the Federal Reserve Board a request for approval of the right of each Grantee to exercise its rights under the Stock Option Agreement, including its rights to purchase more than 5% of the outstanding shares of Issuer Common Stock. A repurchase of the Option by the Issuer from a Holder at an Option Repurchase Price pursuant to the Stock Option Agreement may require prior regulatory approval. See "THE MERGER -- Regulatory Approvals Required for the Merger." Acquisition of more than certain statutorily specified percentages of the outstanding shares of Issuer Common Stock on exercise of an Option also would require certain state and federal regulatory approvals described in "THE MERGER -- Regulatory Approvals Required for the Merger" and, in the case of BayBanks' exercise of the Bank of Boston Option, certain other state regulatory approvals.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Combined Financial Information combines the historical Consolidated Financial Statements of Bank of Boston and BayBanks giving effect to the Merger as if it had been effective on December 31, 1995, with respect to the Pro Forma Combined Balance Sheet, and as of the beginning of the periods indicated herein, with respect to the Pro Forma Combined Statements of Income. The Merger will be accounted for as a pooling of interests. This information should be read in conjunction with the historical consolidated financial statements of Bank of Boston and BayBanks, including their respective notes thereto, which are incorporated by reference into this Joint Proxy Statement-Prospectus, and in conjunction with the condensed historical selected financial data and other pro forma combined financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." The effect of estimated merger and reorganization costs expected to be incurred in connection with the Merger has been reflected in the pro forma combined balance sheet; however, since the estimated costs are nonrecurring, they have not been reflected in the pro forma combined statements of income. The pro forma combined financial information does not give effect to any anticipated cost savings in connection with the Merger. The pro forma combined balance sheet is not necessarily indicative of the actual financial position that would have existed had the Merger been consummated on December 31, 1995, or that may exist in the future. The pro forma combined statements of income are not necessarily indicative of the results that would have occurred had the Merger been consummated on the dated indicated or that may be achieved in the future.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AT DECEMBER 31, 1995

                                               BANK OF                     PRO FORMA        PRO FORMA
                                               BOSTON     BAYBANKS(1)    ADJUSTMENTS(1)     COMBINED
                                               -------    -----------    --------------    -----------
                                                                (DOLLARS IN MILLIONS)
ASSETS
Cash and due from banks......................  $ 2,645      $   922                          $ 3,567
Interest bearing deposits in other banks.....    1,250          163                            1,413
Federal funds sold and securities purchased
  under agreements to resell.................    1,350          198                            1,548
Securities held to maturity..................      613           54                              667
Securities available for sale................    5,014        2,549                            7,563
Trading account securities...................    1,109           51                            1,160
Mortgages held for sale......................      889           20                              909
Loans and leases.............................   31,067        7,751                           38,818
Reserve for credit losses....................     (736)        (154)                            (890)
Premises and equipment.......................      617          216                              833
Due from customers on acceptances............      359            2                              361
Other assets.................................    3,220          291                            3,511
                                               -------      -------            ---           -------
          Total assets.......................  $47,397      $12,063                          $59,460
                                               =======      =======            ===           =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits.....................................  $30,948      $10,217                          $41,165
Funds borrowed...............................    8,763          719                            9,482
Acceptances outstanding......................      359            2                              361
Other liabilities............................    1,437          109           $ 83(2)          1,629
Notes payable................................    2,139           65                            2,204
                                               -------    -----------          ---         -----------
Total liabilities............................   43,646       11,112             83            54,841
                                               -------    -----------          ---         -----------
Stockholders' equity:
  Preferred stock............................      508                                           508
  Common stock...............................      253           39             58(3)            350
  Surplus....................................      932          361            (58)(3)         1,235
  Retained earnings..........................    2,020          533            (83)(2)         2,470
  Net unrealized gain on securities available
     for sale................................       64           18                               82
  Treasury stock, at cost....................      (22)                                          (22)
  Cumulative translation adjustments.........       (4)                                           (4)
                                               -------    -----------          ---         -----------
          Total stockholders' equity.........    3,751          951            (83)            4,619
                                               -------    -----------          ---         -----------
          Total liabilities and stockholders'
            equity...........................  $47,397      $12,063                          $59,460
                                               =======    ==========     ===========       ==========

       See "Notes to Unaudited Pro Forma Combined Financial Information."

            UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME SUMMARY

                                                                     YEARS ENDED DECEMBER 31,
                                                                   ----------------------------
                                                                    1995       1994       1993
                                                                   ------     ------     ------
                                                                   (DOLLARS IN MILLIONS, EXCEPT
                                                                        PER SHARE AMOUNTS)
INTEREST INCOME:
  Loans and lease financing, including fees......................  $3,874     $3,114     $2,584
  Securities.....................................................     686        495        362
  Mortgages held for sale........................................      31         43         85
  Federal funds sold and securities purchased under agreements to
     resell......................................................     303        605        147
  Deposits in other banks........................................     224        119        152
                                                                   ------     ------     ------
     Total interest income.......................................   5,118      4,376      3,330
                                                                   ------     ------     ------
INTEREST EXPENSE:
  Deposits.......................................................   1,791      1,301      1,177
  Funds borrowed.................................................     920        906        268
  Notes payable..................................................     159        132        116
                                                                   ------     ------     ------
     Total interest expense......................................   2,870      2,339      1,561
                                                                   ------     ------     ------
  Net interest revenue...........................................   2,248      2,037      1,769
  Provision for credit losses....................................     275        154        107
                                                                   ------     ------     ------
  Net interest revenue after provision for credit losses.........   1,973      1,883      1,662
                                                                   ------     ------     ------
NONINTEREST INCOME:
  Financial service fees.........................................     717        580        529
  Trust and agency fees..........................................     231        215        193
  Trading profits and commissions................................      25         18         26
  Securities gains...............................................       9         14         32
  Other income...................................................     328        208        165
                                                                   ------     ------     ------
          Total noninterest income...............................   1,310      1,035        945
                                                                   ------     ------     ------
NONINTEREST EXPENSE:
  Salaries and employee benefits.................................   1,145      1,043        984
  Occupancy and equipment expense................................     333        317        312
  Other real estate owned expense................................      11         38         82
  Acquisition, divestiture and restructuring charges.............      28         21         85
  Other expense..................................................     560        526        539
                                                                   ------     ------     ------
     Total noninterest expense...................................   2,077      1,945      2,002
                                                                   ------     ------     ------
  Income before income taxes, extraordinary item and cumulative
     effect of accounting change.................................   1,206        973        605
  Provision for income taxes.....................................     528        423        262
                                                                   ------     ------     ------
  INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF
     ACCOUNTING CHANGE...........................................  $  678     $  550     $  343
                                                                   ======     ======     ======
PER COMMON SHARE:
  Income before extraordinary item and cumulative effect of
     accounting change
     Primary.....................................................  $ 4.17     $ 3.44     $ 2.09
     Fully diluted...............................................    4.09       3.37       2.05
  Average number of common shares (in thousands)
     Primary....................................................  153,856    148,913    147,033
     Fully diluted..............................................  156,768    153,616    152,067

       See "Notes to Unaudited Pro Forma Combined Financial Information."

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                              BANK OF                       PRO FORMA        PRO FORMA
                                              BOSTON      BAYBANKS(1)     ADJUSTMENTS(1)     COMBINED
                                              -------     -----------     --------------     ---------
                                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INTEREST INCOME:
  Loans and lease financing, including
     fees...................................  $3,240         $ 634                            $ 3,874
  Securities................................     539           147                                686
  Mortgages held for sale...................      30             1                                 31
  Federal funds sold and securities
     purchased under agreements to resell...     293            10                                303
  Deposits in other banks...................     217             7                                224
                                              ------         -----                             ------
          Total interest income.............   4,319           799                              5,118
                                              ------         -----                             ------
INTEREST EXPENSE:
  Deposits..................................   1,557           234                              1,791
  Funds borrowed............................     866            54                                920
  Notes payable.............................     155             4                                159
                                              ------         -----                             ------
          Total interest expense............   2,578           292                              2,870
                                              ------         -----                             ------
  Net interest revenue......................   1,741           507                              2,248
  Provision for credit losses...............     250            25                                275
                                              ------         -----                             ------
  Net interest revenue after provision for
     credit losses..........................   1,491           482                              1,973
                                              ------         -----                             ------
NONINTEREST INCOME:
  Financial service fees....................     523           194                                717
  Trust and agency fees.....................     217            14                                231
  Trading profits and commissions...........      22             3                                 25
  Securities gains..........................       9                                                9
  Other income..............................     320             8                                328
                                              ------         -----                             ------
          Total noninterest income..........   1,091           219                              1,310
                                              ------         -----                             ------
NONINTEREST EXPENSE:
  Salaries and employee benefits............     897           248                              1,145
  Occupancy and equipment expense...........     241            92                                333
  Other real estate owned expense...........       9             2                                 11
  Acquisition and restructuring expense.....      28                                               28
  Other expense.............................     423           137                                560
                                              ------         -----                             ------
          Total noninterest expense.........   1,598           479                              2,077
                                              ------         -----                             ------
  Income before income taxes................     984           222                              1,206
  Provision for income taxes................     443            85                                528
                                              ------         -----                             ------
     NET INCOME.............................  $  541         $ 137                            $   678
                                              ======         =====                             ======
PER COMMON SHARE:
  Net income
     Primary................................  $ 4.55         $7.01                            $  4.17
     Fully diluted..........................    4.43          6.99                               4.09
  Average number of common shares
   (in thousands)
     Primary...............................  110,716        19,609                            153,856
     Fully diluted.........................  113,560        19,640                            156,768

       See "Notes to Unaudited Pro Forma Combined Financial Information."

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                 BANK OF                     PRO FORMA       PRO FORMA
                                                 BOSTON     BAYBANKS(1)    ADJUSTMENTS(1)    COMBINED
                                                 -------    -----------    --------------    ---------
                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INTEREST INCOME:
  Loans and lease financing, including fees....  $2,606        $ 508                          $ 3,114
  Securities...................................     355          140                              495
  Mortgages held for sale......................      41            2                               43
  Federal funds sold and securities
     purchased under agreements to resell......     600            5                              605
Deposits in other banks........................     116            3                              119
                                                 ------         ----                           ------
          Total interest income................   3,718          658                            4,376
                                                 ------         ----                           ------
INTEREST EXPENSE:
  Deposits.....................................   1,148          153                            1,301
  Funds borrowed...............................     868           38                              906
  Notes payable................................     130            2                              132
                                                 ------         ----                           ------
          Total interest expense...............   2,146          193                            2,339
                                                 ------         ----                           ------
  Net interest revenue.........................   1,572          465                            2,037
  Provision for credit losses..................     130           24                              154
                                                 ------         ----                           ------
  Net interest revenue after provision for
     credit losses.............................   1,442          441                            1,883
                                                 ------         ----                           ------
NONINTEREST INCOME:
  Financial service fees.......................     396          184                              580
  Trust and agency fees........................     201           14                              215
  Trading profits and commissions..............      16            2                               18
  Securities gains.............................      14                                            14
  Other income.................................     201            7                              208
                                                 ------         ----                           ------
          Total noninterest income.............     828          207                            1,035
                                                 ------         ----                           ------
NONINTEREST EXPENSE:
  Salaries and employee benefits...............     813          230                            1,043
  Occupancy and equipment expense..............     231           86                              317
  Other real estate owned expense..............      22           16                               38
  Acquisition and restructuring expense........      21                                            21
  Other expense................................     392          134                              526
                                                 ------         ----                           ------
          Total noninterest expense............   1,479          466                            1,945
                                                 ------         ----                           ------
  Income before income taxes and extraordinary
     item......................................     791          182                              973
     Provision for income taxes................     349           74                              423
                                                 ------         ----                           ------
INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE..................  $  442        $ 108                          $   550
                                                 ======         ====                           ======
PER COMMON SHARE:
  Income before extraordinary item and
     cumulative effect of accounting change
     Primary...................................  $ 3.79        $5.65                          $  3.44
     Fully diluted.............................    3.67         5.65                             3.37
  Average number of common shares (in
     thousands)
     Primary..................................  106,730       19,174                          148,913
     Fully diluted............................  111,427       19,177                          153,616

       See "Notes to Unaudited Pro Forma Combined Financial Information."

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                                 BANK OF                     PRO FORMA       PRO FORMA
                                                 BOSTON     BAYBANKS(1)    ADJUSTMENTS(1)    COMBINED
                                                 -------    -----------    --------------    ---------
                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INTEREST INCOME:
  Loans and lease financing, including fees....  $2,112        $ 472                          $ 2,584
  Securities...................................     271           91                              362
  Mortgages held for sale......................      76            9                               85
  Federal funds sold and securities
     purchased under agreements to resell......     139            8                              147
  Deposits in other banks......................     141           11                              152
                                                 ------         ----                           ------
          Total interest income................   2,739          591                            3,330
                                                 ------         ----                           ------
INTEREST EXPENSE:
  Deposits.....................................   1,016          161                            1,177
  Funds borrowed...............................     264            4                              268
  Notes payable................................     114            2                              116
                                                 ------         ----                           ------
          Total interest expense...............   1,394          167                            1,561
                                                 ------         ----                           ------
  Net interest revenue.........................   1,345          424                            1,769
  Provision for credit losses..................      70           37                              107
                                                 ------         ----                           ------
  Net interest revenue after provision for
     credit losses.............................   1,275          387                            1,662
                                                 ------         ----                           ------
NONINTEREST INCOME:
  Financial service fees.......................     350          179                              529
  Trust and agency fees........................     178           15                              193
  Trading profits and commissions..............      24            2                               26
  Securities gains.............................      32                                            32
  Other income.................................     162            3                              165
                                                 ------         ----                           ------
          Total noninterest income.............     746          199                              945
                                                 ------         ----                           ------
NONINTEREST EXPENSE:
  Salaries and employee benefits...............     771          213                              984
  Occupancy and equipment expense..............     224           88                              312
  Other real estate owned expense..............      44           38                               82
  Acquisition and restructuring expense........      85                                            85
  Other expense................................     407          132                              539
                                                 ------         ----                           ------
          Total noninterest expense............   1,531          471                            2,002
                                                 ------         ----                           ------
  Income before income taxes and extraordinary
     item......................................     490          115                              605
  Provision for income taxes...................     215           47                              262
                                                 ------         ----                           ------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE.......................................  $  275        $  68                          $   343
                                                 ======         ====                           ======
PER COMMON SHARE:
  Income before cumulative effect of accounting
     change
     Primary...................................  $ 2.28        $3.57                          $  2.09
     Fully diluted.............................    2.22         3.56                             2.05
  Average number of common shares (in
     thousands)
     Primary..................................  105,336       18,953                          147,033
     Fully diluted............................  110,258       19,004                          152,067

       See "Notes to Unaudited Pro Forma Combined Financial Information."

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     (1) Certain historical data of BayBanks have been reclassified on a pro forma basis to conform to Bank of Boston's classifications. Transactions between Bank of Boston and BayBanks are not material in relation to the pro forma combined financial statements, and have not been eliminated from the pro forma combined amounts.

     (2) Reflects management's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger and restructuring costs of $140 million ($83 million net of taxes, computed using the federal statutory income tax rate of 35% plus the applicable state income tax rate net of related federal tax benefits) expected to be incurred in connection with the Merger. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined balance sheet in order to disclose the aggregate effect of these activities on Bank of Boston's pro forma combined financial position. The estimated aggregate costs, primarily comprised of anticipated cash charges, include the following:

                                                                   (in millions)
         Employee reduction costs                                      $  35
         Technology-related costs                                         25
         Facilities costs                                                 35
         Customer account access costs                                    30
         Other, including transaction costs                               15
                                                                      ------
                                                                       $ 140
                                                                      ------

         These costs include costs of reducing approximately 2,000 positions, with about half expected to result from normal turnover, comprising employee severance costs, termination of certain employee benefit plans and employee assistance costs for separated employees resulting from reorganizations in connection with the Merger; technology-related costs, principally costs associated with the elimination of redundant systems, including service contract terminations and other related costs of computer equipment and software write-offs due to duplication or incompatibility, and costs of transitioning customer accounts to a common system; facilities costs, comprising lease termination costs and costs related to the closing of approximately 90 redundant branches, as well as the closing of duplicate operational and other facilities; customer account access costs, comprising costs to replace customer checks, ATM cards and other access instruments and related communication costs; and transaction costs, comprising professional fees and other costs directly associated with completing the Merger. Bank of Boston anticipates that the majority of these costs, primarily comprised of cash charges, will be paid in 1996 and 1997.

         Management's cost estimates are forward looking. While the costs represent management's current estimate of merger and restructuring costs that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final merger and integration plan to be completed prior to consummation of the Merger, which is currently being developed by various Bank of Boston and BayBanks task forces and integration committees. Readers are cautioned that the completion of this merger and integration plan and the resulting management plans detailing actions to be undertaken to effect the Merger will impact these estimates; the type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining its current estimate of these costs.

     (3) Pursuant to the Merger Agreement, each outstanding share (19,640,933 shares at December 31, 1995) of BayBanks Common Stock will be converted into 2.2 shares of Bank of Boston Common Stock, subject to adjustment in the event of stock dividends, stock splits or similar changes in Bank of Boston's capitalization. See "THE MERGER -- Conversion of Shares."

                  DESCRIPTION OF BANK OF BOSTON CAPITAL STOCK

COMMON STOCK

     General. Bank of Boston Common Stock as of the Record Date consisted of 200,000,000 authorized shares, par value $2.25 per share, of which there were 110,507,016 shares outstanding. Bank of Boston Common Stock is traded on the NYSE and the BSE. The transfer agent and registrar for Bank of Boston Common Stock is FNBB.

     Shares of Bank of Boston Common Stock may be issued from time to time, in such amounts and proportion and for such consideration as may be fixed by the Bank of Boston Board. No holder of Bank of Boston Common Stock has any preemptive or preferential rights to purchase or to subscribe for any shares of capital stock or other securities which may be issued by Bank of Boston. Bank of Boston Common Stock has no redemption or sinking fund provisions applicable thereto. Bank of Boston Common Stock does not have any conversion rights.

     Bank of Boston issues authorized but unissued shares of its Bank of Boston Common Stock in connection with several employee benefit and stock option and incentive plans maintained by Bank of Boston or its subsidiaries, and Bank of Boston's Automatic Dividend Reinvestment and Common Stock Purchase Plan.

     The shares of Bank of Boston Common Stock are fully paid and non-assessable. Section 45 of Chapter 156B of the MBCL provides that stockholders to whom a corporation makes any distribution, whether by way of dividend, repurchase or redemption of stock or otherwise (other than a distribution of stock of the corporation), if the corporation is, or is thereby rendered, insolvent, shall be liable to the corporation for the amount of such distribution made, or for the amount of such distribution which exceeds that which could have been made without rendering the corporation insolvent, but in either event, only to the extent of the amount paid or distributed to such stockholders, respectively.

     Liquidation. In the event of any liquidation, dissolution or winding up of Bank of Boston, whether voluntary or involuntary, the holders of Bank of Boston Common Stock are entitled to receive, on a share for share basis, any assets or funds of Bank of Boston which are distributable to its holders of Bank of Boston Common Stock upon such events, subject to the prior rights of creditors of Bank of Boston and holders of Bank of Boston's outstanding preferred stock.

     Voting. Holders of Bank of Boston Common Stock are entitled to one vote for each share on all matters voted upon by the stockholders. The shares of Bank of Boston Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors to be elected at a particular meeting if they choose to do so, and in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the Bank of Boston Board.

     Dividends. When, as and if dividends, payable in cash, stock or other property, are declared by the Bank of Boston Board out of funds legally available therefor, the holders of Bank of Boston Common Stock are entitled to share equally, share for share, in such dividends. The payment of dividends on Bank of Boston Common Stock is subject to the prior payment of dividends on Bank of Boston's preferred stock.

     Stockholder Rights Plan. On June 28, 1990, the Bank of Boston Board adopted the Bank of Boston Rights Agreement providing for a dividend of one Preferred Stock Purchase Right for each outstanding share of Bank of Boston Common Stock (the "Rights"). The dividend was distributed on July 12, 1990 to stockholders of record on that date. Holders of shares of Bank of Boston Common Stock issued subsequent to that date receive the Rights with their shares. The Rights trade automatically with shares of Bank of Boston Common Stock and become exercisable only under certain circumstances as described below. The Rights are designed to protect the interests of Bank of Boston and its stockholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with the Bank of Boston Board prior to attempting a takeover and to provide the Bank of Boston Board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Rights may have certain anti-takeover effects. The

Rights should not, however, interfere with any merger or other business combination approved by the Bank of Boston Board.

     Until a Right is exercised, the holder of a Right, as such, will have no rights as a stockholder of Bank of Boston including, without limitation, the right to vote or receive dividends. Upon becoming exercisable, each Right will entitle the holder thereof to purchase from Bank of Boston a unit equal to one one-thousandth of a share of Bank of Boston's Junior Participating Preferred Stock, Series D at a purchase price of $50 per unit, subject to adjustment. In general, the Rights will become exercisable upon the earlier of (i) ten days following a public announcement by Bank of Boston that a person or group has acquired beneficial ownership of 15% or more of Bank of Boston Common Stock or voting securities representing 15% or more of the total voting power of Bank of Boston (the "Stock Acquisition Date") or (ii) ten business days (or such later date as the Bank of Boston Board may determine) after the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of Bank of Boston Common Stock or voting securities representing 15% or more of the total voting power of Bank of Boston.

     Generally, in the event that a person or group becomes the beneficial owner of 15% or more of Bank of Boston Common Stock or voting securities representing 15% or more of the total voting power of Bank of Boston (other than pursuant to an offer for all outstanding shares of Bank of Boston Common Stock and other voting securities which the Bank of Boston Board determines to be fair to stockholders and otherwise in the best interests of Bank of Boston) (a "Flip-In Event"), each Right, other than Rights owned by the acquiror, will thereafter entitle the holder to receive, upon exercise of the Right, Bank of Boston Common Stock having a value equal to two times the exercise price of the Right. In addition, at any time after a Flip-In Event, the Bank of Boston Board may exchange the then exercisable Rights (other than Rights held by the acquiror) for Bank of Boston Common Stock at one share of Bank of Boston Common Stock for each Right. In the event that, any time after the Stock Acquisition Date, Bank of Boston is acquired in a merger or other business combination transaction or more than 50% of Bank of Boston's assets, cash flow or earning power is sold or transferred, each Right, other than Rights owned by the acquiror, will thereafter entitle the holder thereof to receive, upon the exercise of the Right, common stock of the acquiror having a value equal to two times the exercise price of the Right.

     The Rights are redeemable by Bank of Boston at $.01 per Right at any time prior to ten days after the Stock Acquisition Date (which period may be extended at any time while the Rights are still redeemable). The Rights will expire at the close of business on July 12, 2000, unless earlier redeemed or exchanged. The Bank of Boston Rights Agreement was amended on December 12, 1995, to exclude the Merger Agreement, the Bank of Boston Stock Option Agreement, and all the transactions contemplated thereby, from the scope of the agreement.

     The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by the description of the Rights contained in the Bank of Boston Rights Agreement, dated as of June 28, 1990, between Bank of Boston and FNBB, as Rights agent, which is incorporated herein by reference to
Exhibit 1 to Bank of Boston's Registration Statement on Form 8-A dated July 2, 1990.

PREFERRED STOCK

     General. Under Bank of Boston's Restated Articles of Organization, the Bank of Boston Board is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, without par value, in one or more series, with such designations or titles, dividend rates, special or relative rights in the event of liquidation, distribution or sale of assets or dissolution or winding up of Bank of Boston; any sinking fund provisions; any redemption or purchase account provisions; any conversion provisions; and any voting rights thereof, as shall be set forth as and when established by the Bank of Boston Board.

     Bank of Boston has issued and outstanding five series of Preferred Stock; Adjustable Rate Cumulative Preferred Stock, Series A, Series B and Series C, 8.60% Cumulative Preferred Stock, Series E, and 7 7/8% Cumulative Preferred Stock, Series F, (collectively, the "Preferred Stock").

     The Series A, B and C Preferred Stock are issued as whole shares, and the Series E and Series F Preferred Stock are issued as fractional shares represented by depositary shares ("Depositary Shares"). Each Depositary Share represents a one-tenth interest in a share of Series E or Series F Preferred Stock. The shares of Series E and Series F Preferred Stock underlying the Depositary Shares are deposited with FNBB, as Depositary (the "Depositary"), under Deposit Agreements (the "Deposit Agreement"), among Bank of Boston, the Depositary and the holders from time to time of the depositary receipts issued by the Depositary thereunder (the "Depositary Receipts"). The Depositary Receipts evidence the Depositary Shares. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled through the Depositary, in proportion to the one-tenth interest in a share of Series E or Series F Preferred Stock underlying such Depositary Share, to all rights and preferences of a share of Series E or Series F Preferred Stock (including dividend, voting, redemption and liquidation rights).

     As of the Record Date, 4,593,941 shares of Preferred Stock were issued and outstanding with an aggregate liquidation preference of $508.4 million. Holders of the outstanding Preferred Stock (or, Depositary Shares, in the case of Series E and Series F Preferred Stock) have no preemptive rights with respect to shares of any other series of Preferred Stock or with respect to shares of Bank of Boston Common Stock. The outstanding Preferred Stock, and in the case of the Series E and Series F Preferred Stock, the Depositary Shares, are listed on the NYSE and the BSE.

     The shares of outstanding Preferred Stock are fully paid and non-assessable, subject to the provisions of Section 45 of the MBCL discussed above.

     Dividends. Holders of shares (or Depositary Shares, in the case of Series E and Series F Preferred Stock) of each series of outstanding Preferred Stock are entitled to cumulative dividends, when, as and if declared by the Bank of Boston Board. Dividends on the existing Preferred Stock must be paid or set apart for payment before any dividends can be paid to holders of equity securities which by their terms rank junior to the Preferred Stock, including Bank of Boston Common Stock. Dividends on the outstanding Preferred Stock are payable in arrears on the 15th day of March, June, September and December in each year in which the Preferred Stock is outstanding.

     Liquidation and Redemption. In the event of any voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of Bank of Boston, the holders of each share of outstanding Preferred Stock shall be entitled to receive, prior to any payment upon Bank of Boston Common Stock, cash in the amount of $50 in the case of the Series A and Series B Preferred Stock, cash in the amount of $100 in the case of the Series C Preferred Stock and cash in the amount of $250 in the case of Series E and Series F Preferred Stock (equivalent to $25 per Depositary Share). The outstanding Preferred Stock is subject to partial or complete redemption at the option of Bank of Boston, with the prior approval of the Federal Reserve Board, except that the Series E and Series F Preferred Stock are not redeemable prior to September 15, 1997 and July 15, 1998, respectively.

     Voting. Holders of outstanding Preferred Stock have no general voting rights. However, during any period in which dividends on a series of outstanding Preferred Stock are cumulatively in arrears in the amount of six or more full quarterly dividends, the holders of such series shall be entitled (by series, voting as a single class) to elect one director who shall serve until such time as the arrearage in the payment of dividends has been cured.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

GENERAL

     Upon consummation of the transactions contemplated in the Merger Agreement, the stockholders of BayBanks who do not perfect and exercise their statutory dissenters' rights will become stockholders of Bank of Boston. Since both Bank of Boston and BayBanks are Massachusetts corporations, BayBanks stockholders who receive Bank of Boston Common Stock will continue to be subject to the privileges and restrictions provided by the MBCL. In addition, the rights of such stockholders as stockholders of Bank of Boston will be governed by the Articles of Organization and By-Laws of Bank of Boston, which differ in certain respects from BayBanks' Articles of Organization and By-Laws. The material differences are summarized below. This summary is qualified in its entirety by reference to the Massachusetts General Laws, the MBCL and the Articles of Organization and By-Laws of each of Bank of Boston and BayBanks.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

     Consistent with the MBCL, each of the Bank of Boston Board and the BayBanks Board is divided into three classes and the directors of each class are elected by the stockholders to serve staggered three-year terms. The Bank of Boston By-Laws provide that the Bank of Boston Board be composed of not less than three nor more than thirty-five directors. Presently there are fourteen directors on the Bank of Boston Board and eleven directors on the BayBanks Board.

REMOVAL OF DIRECTORS

     Bank of Boston. Pursuant to the MBCL, the directors on the Bank of Boston Board may be removed by the affirmative vote of a majority of the holders of the shares outstanding and entitled to vote in the election of directors only for "cause" as defined in the MBCL.

     BayBanks. The BayBanks directors may be removed from office only by the holders of a majority of the shares outstanding and entitled to vote, or by a majority of the directors then in office, in each case only for "cause" as defined in the MBCL.

STOCKHOLDER NOMINATIONS

     Bank of Boston. The By-Laws of Bank of Boston set forth procedures that must be followed for stockholders to nominate individuals for election to the Bank of Boston Board. Nominations by stockholders must be made in writing and received by the Clerk of Bank of Boston not less than seventy-five nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the meeting is called for a date more than seventy-five days prior to such anniversary date, a stockholder's nomination notice must be received not later than the close of business on the twentieth day following the first to occur of the publication or mailing of the notice of the meeting date. The By-Laws set forth specific requirements as to the content of the nomination notice.

     BayBanks. The procedures required for director nominations under the BayBanks By-Laws require stockholders to give advance notice of director nominations during a thirty-day period that begins ninety days before the calendar date of the prior year's annual meeting and ends sixty days before that date. Other advance notice periods apply in specified circumstances if the date of the annual meeting is moved to a date that is earlier than the prior year's meeting date by thirty days or more, or if the BayBanks Board votes to increase the number of directors on the BayBanks Board and one or more of the seats added is subject to election at the Annual Meeting. Stockholders giving notice of director nominations also are required to meet eligibility criteria and other requirements specified in the By-Laws.

CONFLICT OF INTEREST TRANSACTIONS

     Bank of Boston. The By-Laws of Bank of Boston provide that contracts or other transactions between Bank of Boston and one or more of its directors or between Bank of Boston and any other corporation or other entity with respect to which any of Bank of Boston's directors is a director, officer or has a financial interest, are permitted if: (a) the material facts as to the contract or transaction and the director's relationship or interest are disclosed to the Board or committee and the Board or committee authorizes the contract in good faith by vote of a majority of disinterested directors (even though less than a quorum); (b) if the material facts as to the contract or transaction and the director's relationship or interest are disclosed to the stockholders entitled to vote thereon and it is approved by vote of the stockholders; or (c) if the contract or transaction is fair and reasonable as to Bank of Boston as of the time it is approved by the Board, a committee, or the stockholders.

     BayBanks. Under the BayBanks Articles, no contract or other transaction between the corporation and any of its directors or officers or between the corporation and any entity in which a director or officer has an interest shall be for that reason invalidated or voidable; provided that the director's or officer's interest is disclosed to the meeting of the BayBanks Board or the committee authorizing the contract or transaction, that a quorum of the BayBanks Board or of such committee is present at such meeting, and that the contract or transaction is approved by a majority of such quorum consisting of disinterested directors.

MEETINGS OF STOCKHOLDERS

     Bank of Boston. Under the By-Laws of Bank of Boston, special meetings of stockholders may be called by the President at the direction of the Chairman of the Board or by a majority of the Directors, and must be called by the Clerk, or in case of death, absence, incapacity or refusal of the Clerk, by any other officer upon the written request of stockholders who hold 100% in interest of the capital stock of Bank of Boston entitled to vote at the proposed meeting. Bank of Boston's By-Laws also provide that no business may be transacted at a stockholder meeting except for that (a) specified in the notice thereof given by the Bank of Boston Board; (b) brought before the meeting at the direction of the Bank of Boston Board or the presiding officer; or (c) properly brought before the meeting by a stockholder of record who complies with the notice procedures set forth in the By-Laws (other than with respect to stockholder proposals included in Bank of Boston's proxy statement under Rule 14a-8 under the Exchange
Act). Those notice procedures require that a stockholder's notice be received by the Clerk (i) not less than seventy-five nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting; or (ii) in the case of special meetings, or an annual meeting called for a date more than seventy-five days prior to such anniversary date, not later than the close of business on the twentieth day following the first to occur of the mailing of the notice of the date of such meeting or the public disclosure of such meeting date. The By-Laws set forth specific requirements as to the content of the notice.

     BayBanks. The BayBanks By-Laws provide for the call of a special meeting of stockholders by the president or directors of BayBanks, or upon written application of the owners of not less than 66 2/3% (or such lesser percentage as may be required by law, but not less than the statutory minimum for a corporation with a class of voting stock registered under the Exchange Act of 40%) in interest of the BayBanks stock entitled to vote at such meeting. Business may only be conducted at a special meeting that has been specified in BayBanks' notice of meeting. Business may only be conducted at an annual meeting that has been specified in the BayBanks notice of meeting or approved by the Chairman of the meeting or the Board of Directors. Notice of any stockholder proposal of business to be considered at an annual meeting must be given not less than 120 days before the calendar date of the mailing of BayBanks' proxy statement for the previous year's annual meeting, except in certain specified circumstances. Stockholders submitting proposals also are required to meet eligibility criteria and other requirements specified in the By-Laws.

AMENDMENT OF BY-LAWS

     Bank of Boston. The provisions of Bank of Boston's By-Laws generally may be amended, added to or repealed in whole or in part (a) by vote of the stockholders at a meeting where the substance of the proposed amendment is stated in the notice of the meeting, or (b) by vote of a majority of the entire Bank of Boston Board. However, no amendment may be made by the Board of Directors on any matters reserved to the stockholders by law or the Articles of Organization or which changes the provisions of the By-Laws relating to removal of Directors or amendment of the By-Laws.

     BayBanks. The BayBanks By-Laws may be amended, subject to compliance with the MBCL, or repealed (a) by vote of the stockholders, provided that notice of the proposed amendment is given in the notice of meeting, or (b) by vote of a majority of the directors then in office, except with respect to any provision as to which stockholder action is required by law, the Articles of Organization, or the By-Laws.

REQUIRED VOTE FOR CERTAIN BUSINESS COMBINATIONS

     Bank of Boston. The MBCL provides that an agreement of merger or consolidation, or a sale, lease or exchange of all or substantially all of the property and assets of a corporation must be approved by the holders of two-thirds of the shares of each class of stock outstanding and entitled to vote thereon, unless a corporation's articles of organization designate a lower percentage (but not less than a majority). The Articles of Organization and By-Laws of Bank of Boston do not contain provisions that require a specific lower or higher stockholder vote for such transactions.

     BayBanks. The BayBanks Articles contain a fair price protection provision designed to discourage attempts to acquire BayBanks in two steps whereby remaining stockholder interests would be "squeezed out" in a second-step business combination at a price less than that paid in a first-step hostile tender offer. Under this provision, in addition to such vote of the BayBanks stockholders as is otherwise required, any merger, consolidation, other business reorganization or combination or other transaction with a stockholder who owns beneficially 10% or more of BayBanks' voting stock (a "Substantial Stockholder") or with an affiliate of a Substantial Stockholder would require the approval of either a majority of the Disinterested Directors (as defined in the provision) of BayBanks or the holders of two-thirds of the voting stock of BayBanks held by stockholders other than Substantial Stockholders and affiliates thereof unless
(a) the fair market value per share of the consideration to be paid to the holders of BayBanks Common Stock was at least equal to the highest per share price paid by the Substantial Stockholder for its shares of BayBanks Common Stock, and (b) certain procedural and other requirements were satisfied, including the requirement that the consideration to be paid to BayBanks' stockholders must be cash or the same type of consideration previously used by the Substantial Stockholder.

     In addition, the BayBanks Articles include an "anti-greenmail" provision whereby BayBanks' purchase of shares of its voting capital stock from a Substantial Stockholder at a premium over Fair Market Value (as defined in the provision) is precluded unless approved by the holders of at least the sum of two-thirds of BayBanks voting stock held by stockholders other than Substantial Stockholders and affiliates thereof plus the number of shares of voting stock held by Substantial Stockholders. Purchases by BayBanks pursuant to an open-market purchase program or an offer to all holders of the same class of stock being purchased would not require a stockholder vote.

STOCKHOLDER RIGHTS PLAN

     Bank of Boston. Bank of Boston has distributed to each holder of Bank of Boston Common Stock one Right for each outstanding share of Bank of Boston Common Stock. The Rights entitle the stockholder to certain rights in the event of certain transactions involving Bank of Boston. See "DESCRIPTION OF BANK OF BOSTON CAPITAL STOCK -- Common Stock -- Stockholder Rights Plan."

     BayBanks. Pursuant to a Rights Agreement dated December 23, 1988, between BayBanks and FNBB, as Rights Agent (the "BayBanks Rights Agreement"), stock purchase rights have been distributed to BayBanks stockholders and are attached to each new share of BayBanks Common Stock issued in the future. The stock purchase rights, which are not currently exercisable and which expire in December 1998, may become exercisable in the event of certain unsolicited attempts to acquire BayBanks. The rights become exercisable ten business days after a person (including a group) acquires 20% or more of the outstanding shares of BayBanks Common Stock, or commences a tender offer that would result in such person owning 25% or more of such shares, or the Board of Directors determines that a person owning 10% or more of such shares is an "adverse person." If any person becomes the owner of 25% or more of the outstanding shares of BayBanks Common Stock or the BayBanks Board determines that a person is an adverse person, the rights of holders other than such owner or adverse person become rights to buy shares of BayBanks Common Stock (or of the acquiring company if BayBanks is acquired in any of certain types of mergers or business combinations) having a market value of twice the exercise price of each right, with the result that such owner's or adverse person's interest in BayBanks would be substantially diluted. BayBanks may redeem the stock purchase rights at a price of $.01 per right until ten business days after a person acquires 20% or more of the outstanding shares of BayBanks Common Stock or the BayBanks Board has determined that a person is an adverse person. The BayBanks Rights Agreement was amended on December 12, 1995, to exclude the Merger Agreement, the BayBanks Stock Option Agreement, and all the transactions contemplated thereby from the scope of the agreement.

STATE ANTI-TAKEOVER STATUTES

     The Massachusetts General Laws prohibit corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless: (a) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder, or (b) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time that he becomes an interested stockholder, or (c) the business combination is approved by both the board of directors and two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of a corporation's voting stock. A "business combination" includes mergers, stock and asset sales and other transactions resulting in a financial benefit to the stockholders. The business combinations statute does not apply to the Merger Agreement or the Stock Option Agreements, or any of the transactions contemplated by such agreements, because the Bank of Boston Board and the BayBanks Board each had approved the Merger Agreement and the Stock Option Agreements prior to their execution.

     The Massachusetts General Laws include a statute concerning "control share acquisitions," which limits the voting rights of shares held by persons who have acquired a certain percentage of the voting power of the corporation. Under the Massachusetts statute, shares acquired in a control share acquisition retain the same voting rights as all other shares of the same class or series only to the extent authorized by a vote of the majority of all shares entitled to vote for the election of directors, excluding such acquired shares. As permitted under the statute, the By-Laws both of Bank of Boston and of BayBanks provide that the Massachusetts control share acquisition statute does not apply to them.

                                    EXPERTS

     The consolidated financial statements of Bank of Boston appearing in Bank of Boston's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon included therein and incorporated by reference herein and in the registration statement. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of BayBanks and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Bank of Boston Common Stock offered hereby will be passed upon for Bank of Boston by Gary A. Spiess, General Counsel. As of the Record Date, Mr. Spiess had a direct or indirect interest in 31,342 shares of Bank of Boston Common Stock and had options to purchase an additional 66,205 shares, of which options to purchase 49,313 shares will be exercisable within 60 days after the Record Date.

     The Merger Agreement provides that as a condition to Bank of Boston's and BayBanks' obligation to consummate the Merger, Bank of Boston receives a tax opinion from its counsel, Bingham, Dana & Gould LLP, and BayBanks receives a tax opinion from its counsel, Palmer & Dodge, substantially to the effect that, among other things, for federal income tax purposes, the Merger will be treated as a reorganization as described in Section 368 of the Code. See "THE
MERGER -- Certain Federal Income Tax Consequences."

                            SOLICITATION OF PROXIES

     The cost of solicitation of proxies from holders of Bank of Boston Common Stock and BayBanks Common Stock, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy statements to their principals, will be borne by each respective party. D.F. King & Co., Inc. has been retained by Bank of Boston to assist in the solicitation of proxies and will be compensated in the estimated amount of $6,500 plus reasonable out-of-pocket expenses. Georgeson & Company, Inc. has been retained by BayBanks to assist in the solicitation of proxies and will be compensated in the estimated amount of $11,500 plus reasonable out-of-pocket expenses. In addition to such solicitation and solicitation by use of the mails, solicitation may be made in person or by telephone or telegraph by certain directors, officers and regular employees of Bank of Boston and BayBanks who will not receive additional compensation therefor. Bank of Boston and BayBanks will also reimburse brokerage firms and others who hold record ownership for third parties for their expenses in forwarding proxy materials to the beneficial owners of Bank of Boston Common Stock and BayBanks Common Stock.

                        [ALTERNATE BANK OF BOSTON PAGE]

                THE BANK OF BOSTON MEETING -- ADDITIONAL MATTERS

                             ELECTION OF DIRECTORS

                                 (PROXY ITEM 2)

     Five director nominees are standing for election at the Bank of Boston Meeting for terms of office that will expire at the 1999 Annual Meeting of Stockholders. All of the nominees were elected at the 1993 Annual Meeting of Stockholders.

     Each director will continue in office until the director's term expires and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

     Management has made inquiries and believes that each of the nominees will be willing and able to serve if elected. If any of the nominees shall be unwilling or unable to serve, discretionary authority is reserved to vote for a substitute chosen by the Bank of Boston Board, or the Bank of Boston Board may reduce the number of directors.

     Biographical information is set forth below with respect to the director nominees and the directors whose terms of office expire in 1997 and 1998.

     From and after the Effective Time of the Merger, the Bank of Boston Board will be expanded by four members, and Messers. Crozier, Cervieri, Piper, and Strehle will be appointed as directors of Bank of Boston. See "THE
MERGER -- Management and Operations after the Merger -- Bank of Boston."

                        [ALTERNATE BANK OF BOSTON PAGE]

                       NOMINEES FOR ELECTION AS DIRECTORS
             TERMS EXPIRE AT THE 1999 ANNUAL STOCKHOLDERS' MEETING

WAYNE A. BUDD........... Senior Partner, Goodwin, Procter & Hoar (law firm). United
  Age 54                 States Attorney, District of Massachusetts, from 1989 to 1992;
  Director since 1993    Associate Attorney General of the United States from 1992 to
                         1993; Senior Partner, Goodwin, Procter & Hoar, since 1993;
                         Director of FNBB since 1993.

ALICE F. EMERSON........ Senior Fellow, The Andrew W. Mellon Foundation; President
  Age 64                 Emerita of Wheaton College, Norton, Massachusetts. President of
  Director since 1977    Wheaton College from 1975 to 1991; Senior Fellow, The Andrew W.
                         Mellon Foundation since 1991; Director of FNBB since 1977;
                         Director of Eastman Kodak Company, Champion International
                         Corporation and AES Corporation.

CHARLES K. GIFFORD...... Chairman, President and Chief Executive Officer of Bank of
  Age 53                 Boston and of FNBB. Elected President of Bank of Boston and
  Director since 1987    FNBB in 1989, Chief Operating Officer of both in 1993 and
                         Chairman, President and Chief Executive Officer of both in
                         July, 1995; Director of FNBB since 1987; Director of
                         Massachusetts Mutual Life Insurance Company and Boston Edison
                         Company.

PAUL C. O'BRIEN......... President of The O'Brien Group, Inc. (a firm engaged in
  Age 56                 providing consulting services to companies in the areas of
  Director since 1988    community relations and external affairs). President and Chief
                         Executive Officer of New England Telephone and Telegraph
                         Company from 1988 to 1993 and Chairman of the Board from 1993 to 1994; President of The O'Brien Group, Inc. since January,
                         1995; Director of FNBB since 1988; Director of Cambridge
                         NeuroScience, Inc., First Pacific Networks Inc. and Shiva
                         Corporation.

JOHN W. ROWE............ President and Chief Executive Officer of New England Electric
  Age 50                 System. President and Chief Executive Officer of New England
  Director since 1989    Electric System since 1989; Director of FNBB since 1989;
                         Director of New England Electric System and UNUM Corporation.

                        [ALTERNATE BANK OF BOSTON PAGE]

                         DIRECTORS CONTINUING IN OFFICE
             TERMS EXPIRE AT THE 1997 ANNUAL STOCKHOLDERS' MEETING

GARY L. COUNTRYMAN...... Chairman and Chief Executive Officer of Liberty Mutual
  Age 56                 Insurance Company. President of Liberty Mutual Insurance
  Director since 1982    Company from 1981 to 1992, Chief Executive Officer since 1987 and Chairman since 1991; Director of FNBB since 1982; Director of Boston Edison Company, The Neiman-Marcus Group, Inc. and
                         Alliance of American Insurers.

J. DONALD MONAN, S.J.... President of Boston College, Chestnut Hill, Massachusetts.
  Age 71                 President of Boston College since 1972; Director of FNBB since
  Director since 1976    1976.

RICHARD A. SMITH........ Chairman of the Board of Harcourt General, Inc. (a diversified
  Age 71                 company engaged in international and domestic publishing, and
  Director since 1973    executive outplacement) and The Neiman-Marcus Group, Inc.
                         (retail specialty stores); Chairman and Chief Executive Officer of GC Companies Inc. (exhibition of motion pictures). Chairman and Chief Executive Officer of Harcourt General, Inc. from 1985 to 1991 and Chairman of the Board since 1991; Chairman and
                         Chief Executive Officer of The Neiman-Marcus Group, Inc. from
                         1987 to 1991 and Chairman of the Board since 1991; Chairman,
                         President and Chief Executive Officer of GC Companies Inc. from
                         1993 to November, 1995, and Chairman and Chief Executive
                         Officer since November, 1995; Director of FNBB since 1973;
                         Director of Liberty Mutual Insurance Company and Liberty Mutual
                         Fire Insurance Company.

WILLIAM C. VAN FAASEN... President and Chief Executive Officer of Blue Cross and Blue
  Age 47                 Shield of Massachusetts, Inc. (non-profit health services
  Director since 1994    company). Executive Vice President and Chief Operating Officer
                         of Blue Cross and Blue Shield of Massachusetts, Inc. from 1990 to 1992 and President and Chief Executive Officer since 1992;
                         Director of FNBB since 1994.

                        [ALTERNATE BANK OF BOSTON PAGE]

                         DIRECTORS CONTINUING IN OFFICE
             TERMS EXPIRE AT THE 1998 ANNUAL STOCKHOLDERS' MEETING

WILLIAM F. CONNELL...... Chairman and Chief Executive Officer of Connell Limited
  Age 57                 Partnership (a company primarily engaged in metals recycling
  Director since 1993    and the manufacture of industrial products). Chairman and Chief
                         Executive Officer of Connell Limited Partnership since 1987;
                         Director of FNBB since 1993; Director of Boston Edison Company,
                         Arthur D. Little, Inc., Harcourt General, Inc. and North
                         American Mortgage Company.

THOMAS J. MAY........... Chairman, President and Chief Executive Officer of Boston
  Age 48                 Edison Company. Executive Vice President of Boston Edison
  Director since 1994    Company from 1990 to 1993, President and Chief Operating
                         Officer from 1993 to 1994, Chairman and Chief Executive Officer since 1994 and President since September, 1995; Director of
                         FNBB since 1994; Director of New England Mutual Life Insurance
                         Company.

DONALD F. MCHENRY....... University Research Professor of Diplomacy and International
  Age 59                 Relations, Georgetown University, Washington, D.C. University
  Director since 1981    Research Professor at Georgetown University since 1981 and
                         President of The IRC Group since 1983; Director of FNBB since
                         1981; Director of American Telephone & Telegraph Company,
                         Coca-Cola Company, International Paper Company and SmithKline
                         Beecham, PLC.

THOMAS B. WHEELER....... President and Chief Executive Officer of Massachusetts Mutual
  Age 59                 Life Insurance Company. President of Massachusetts Mutual Life
  Director since 1989    Insurance Company since 1987 and Chief Executive Officer since
                         1988; Director of FNBB since 1989; Director of Massachusetts
                         Mutual Life Insurance Company and Textron Inc.

ALFRED M. ZEIEN......... Chairman of the Board and Chief Executive Officer of The
  Age 66                 Gillette Company (manufacturer of consumer products). Elected
  Director since 1992    Vice Chairman of the Board of The Gillette Company in 1981 and
                         President and Chief Operating Officer and Chairman of the Board
                         and Chief Executive Officer in 1991; Director of FNBB since
                         1992; Director of Polaroid Corporation, Raytheon Company,
                         Repligen Corporation and Massachusetts Mutual Life Insurance
                         Company.

                        [ALTERNATE BANK OF BOSTON PAGE]

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The table below sets forth the beneficial ownership of Bank of Boston Common Stock by each current director, by each current executive officer whose name appears in the "Summary Compensation" table below and by all current directors and executive officers of Bank of Boston as a group, as of the Record Date. As of that date, current directors and executive officers, in the aggregate, beneficially owned 1.9% of the issued and outstanding shares of Bank of Boston Common Stock. In addition to Bank of Boston Common Stock, Bank of Boston also has outstanding five series of nonvoting Preferred Stock. As of the Record Date, no current director or executive officer of Bank of Boston was the beneficial owner of any shares of Bank of Boston's Preferred Stock.

                                             SHARES OF COMMON STOCK
                                              BENEFICIALLY OWNED(1)
                                    -----------------------------------------
                                       SOLE          SHARED       SOLE VOTING                       TOTAL
                                    VOTING AND     VOTING AND       BUT NO                          SHARES
      NAME OF INDIVIDUAL OR         INVESTMENT     INVESTMENT     INVESTMENT       RIGHT TO      BENEFICIALLY
        IDENTITY OF GROUP             POWER          POWER         POWER(2)       ACQUIRE(3)        OWNED
----------------------------------  ----------     ----------     -----------     ----------     ------------
Wayne A. Budd.....................      1,241           200(4)                                          1,441
William F. Connell................     34,780                                                          34,780
Gary L. Countryman................      2,294                                                           2,294
Alice F. Emerson..................      2,653(5)                                                        2,653
Charles K. Gifford................     69,953(6)        414(4)       57,836          244,588          372,791
Paul F. Hogan.....................     12,515(7)                     13,286           46,306           72,107
Peter J. Manning..................      3,832(8)     18,280(4)       10,718           58,822           91,652
Thomas J. May.....................        870(5)                                                          870
Donald F. McHenry.................      4,356(5)                                                        4,356
J. Donald Monan...................      1,177                                                           1,177
Paul C. O'Brien...................      3,838                                                           3,838
Edward A. O'Neal..................      2,579                        34,500          145,000          182,079
John W. Rowe......................      1,882(5)(9)                                                     1,882
William J. Shea...................      8,666(10)                    27,834           98,000          134,500
Richard A. Smith..................      3,427                                                           3,427
William C. Van Faasen.............        986                                                             986
Thomas B. Wheeler.................      2,051(5)                                                        2,051
Alfred M. Zeien...................      1,677                                                           1,677
Directors and Executive Officers
  as a group......................    309,049(11)    18,894         376,321        1,463,992        2,168,256

---------------
 (1) Determined in accordance with Rule 13d-3 under the Exchange Act. Individuals may disclaim beneficial ownership for other purposes. The number of shares of Bank of Boston Common Stock beneficially owned by each director or named executive officer does not equal or exceed 1% of the outstanding shares of Bank of Boston Common Stock.

 (2) Represents shares which are subject to forfeiture and/or transfer restrictions under the terms of Bank of Boston's 1991 Long-Term Stock Incentive Plan (the "1991 Plan").

 (3) Represents shares which the individual has a right to acquire within 60 days after the Record Date through the exercise of stock options granted under Bank of Boston's 1982 or 1986 Stock Option Plans or the 1991 Plan.

 (4) The individual shares investment and voting power with his spouse or another relative as to these shares.

 (5) Includes 368 shares deferred under the terms of Bank of Boston's Director Stock Award Plan.

 (6) Includes 543 shares held by Mr. Gifford as custodian for two of his children and an additional 900 shares owned directly by them.

 (7) Includes 2,044 shares held for Mr. Hogan's benefit by FNBB as Trustee under FNBB's Thrift-Incentive Plan (the "Thrift Plan").

 (8) Represents shares held for Mr. Manning's benefit by FNBB as Trustee under the Thrift Plan.

 (9) Includes 400 shares held by Mr. Rowe's spouse.

(10) Includes 2,000 shares held by Mr. Shea's spouse.

(11) Includes 35,580 shares held for the benefit of 19 executive officers by FNBB as Trustee under the Thrift Plan.

                        [ALTERNATE BANK OF BOSTON PAGE]

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table below sets forth, to the knowledge of Bank of Boston, the only beneficial owner of more than five percent (5%) of Bank of Boston's Common Stock as of December 31, 1995:

                                                         SHARES OF BANK OF          PERCENTAGE OF
                                                           BOSTON COMMON            BANK OF BOSTON
                                                          STOCK OWNED AND            COMMON STOCK
                     NAME AND ADDRESS                   TYPE OF BENEFICIAL           BENEFICIALLY
                   OF BENEFICIAL OWNER                       OWNERSHIP                  OWNED
    --------------------------------------------------  -------------------         --------------
    BayBanks, Inc.....................................       22,404,721(1)               16.6%(1)
    175 Federal Street
    Boston, Massachusetts 02110

---------------
(1) Based upon information contained in a Schedule 13D, dated December 22, 1995, and filed under the Exchange Act by BayBanks. In connection with the execution of the Merger Agreement, Bank of Boston granted BayBanks an option to purchase up to 22,400,761 shares of Bank of Boston Common Stock upon the occurrence of certain events, none of which has occurred as of the date hereof. See "CERTAIN TERMS OF THE STOCK OPTION AGREEMENTS" above. Because such option is not currently exercisable, BayBanks has disclaimed beneficial ownership of the shares subject thereto. One director of BayBanks has sole investment and voting power over a total of 462 shares of Bank of Boston Common Stock. In addition, as trustee of trusts established by its customers, a subsidiary of BayBanks has sole investment power over 1,400 shares of Bank of Boston Common Stock, shared investment power over 2,455 shares and sole voting power over 3,855 shares.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires Bank of Boston's executive officers and directors, and any persons who own more than 10% of a registered class of Bank of Boston's equity securities, to file reports of ownership and changes in ownership of securities with the Commission and the NYSE. Executive officers, directors, and greater than 10% stockholders (of which, to Bank of Boston's knowledge, there currently are none other than BayBanks) are required by Commission regulation to furnish Bank of Boston with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such reports received by it or written representations from certain reporting persons that no other reports were required, Bank of Boston believes that all Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with during 1995.

1995 MEETINGS AND STANDARD FEE ARRANGEMENTS OF THE BANK OF BOSTON BOARD AND COMMITTEES

     1995 Meetings. During 1995, the Bank of Boston Board held fifteen meetings. The Board has an Audit Committee, a Community Investment Committee and a Compensation and Nominating Committee, the members of which are appointed each year following the Annual Meeting of Stockholders. The Bank of Boston Board also has an Executive Committee, the composition of which changes quarterly and which meets monthly. Each member of the Executive, Audit and Community Investment Committees of Bank of Boston is also a member of the corresponding committee of FNBB, and each member of the Compensation and Nominating Committee of Bank of Boston, when it is considering compensation matters, is also a member of the Compensation Committee of FNBB. No member of the Audit Committee is an employee of Bank of Boston or its subsidiaries. When the Compensation and Nominating Committee considers compensation matters, none of its members is an employee of Bank of Boston or its subsidiaries, and when it acts as a nominating committee, its members include the Chairman, President and Chief Executive Officer of Bank of Boston. In addition to the FNBB committees noted above, the Board of Directors of FNBB has a Trust Committee, the members of which are appointed each year following FNBB's Annual Meeting of Stockholders.

     The Executive Committee of Bank of Boston, during the interval between Bank of Boston Board meetings, may exercise all of the authority of the Bank of Boston Board, except those powers that are expressly

                        [ALTERNATE BANK OF BOSTON PAGE]

reserved to the Board under law or Bank of Boston's By-Laws. The members of the Executive Committee are also members of the Executive Committee of FNBB and customarily hold joint meetings of both committees.

     The Executive Committee of Bank of Boston held 10 meetings in 1995. As of March 18, 1996, its members were Messrs. Budd, Countryman, Gifford, May, O'Brien, Smith and Van Faasen.

     The functions of the Audit Committee include recommending the appointment of Bank of Boston's independent accountants, overseeing the duties of Bank of Boston's General Auditor and his or her staff and initiating and supervising examinations of the financial statements or activities of Bank of Boston. The committee also reviews the reports by bank regulatory authorities of their examinations of Bank of Boston and its subsidiaries and the reports of the General Auditor regarding his or her program of continuous financial or operational audits of Bank of Boston and its subsidiaries. In addition, the committee is responsible for reviewing matters associated with internal control and the management of risk. The members of the Audit Committee are also members of the Audit Committee of FNBB and customarily hold joint meetings of both committees. FNBB's committee is also responsible for the annual trust audit of the fiduciary activities of FNBB.

     The Audit Committee of Bank of Boston held four meetings in 1995. As of March 18, 1996, its members were Messrs. McHenry (Chairman), Budd, May, Van Faasen and Zeien.

     The responsibilities of the Compensation and Nominating Committee of Bank of Boston include (i) approving salaries of top executives of several of Bank of Boston's subsidiaries, (ii) discharging duties under various benefit and incentive compensation plans for employees of subsidiaries and under deferred compensation arrangements with directors and (iii) recommending to the Bank of Boston Board candidates for appointment or election as directors. FNBB's Compensation Committee has similar compensation responsibilities, including approving or recommending to its Board of Directors for approval salaries of certain senior executives of FNBB.

     In 1995, the Compensation and Nominating Committee held seven meetings in its capacity as a compensation committee and no meetings in its capacity as a nominating committee. As of March 18, 1996, its members were Messrs. Countryman (Chairman), Connell, Rowe and Wheeler and Fr. Monan and, when the committee acts in its capacity as a nominating committee, its members include Mr. Gifford.

     The Compensation and Nominating Committee will consider candidates for appointment or election as directors proposed by the Chairman, President and Chief Executive Officer, by any other officer of Bank of Boston, or by any director or stockholder. In addition, stockholders who wish to directly nominate candidates for the Bank of Boston Board must provide Bank of Boston with a timely written notice containing information about the candidate and the stockholder making the nomination as required by Bank of Boston's By-Laws. Any such stockholder should consult the By-Laws for the timing and other requirements of this notice. Stockholders seeking to propose candidates to the Compensation and Nominating Committee or to nominate candidates directly should submit such proposals or the required notices in writing to the Clerk of Bank of Boston, at the address set forth above under "THE BANK OF BOSTON MEETING -- Proxies; Voting and Revocation."

     The Community Investment Committee of Bank of Boston reviews and oversees the policies of Bank of Boston's subsidiary banks relating to their responsibilities under the Community Reinvestment Act of 1977 and any similar federal or state laws or regulations. The members of the Community Investment Committee are also members of the Community Investment Committee of FNBB and customarily hold joint meetings of both committees.

     The Community Investment Committee of Bank of Boston held four meetings in 1995. As of March 18, 1996, its members were Messrs. Wheeler (Chairman), Budd, O'Brien, Rowe and Van Faasen.

                        [ALTERNATE BANK OF BOSTON PAGE]

     The functions of the Trust Committee of FNBB include reviewing and approving all general policies pertaining to the exercise of fiduciary powers by FNBB and overseeing the exercise of FNBB's fiduciary powers and policies.

     FNBB's Trust Committee held four meetings in 1995. As of March 18, 1996, its members included certain officers of FNBB and the following Directors: Ms. Emerson (Chair), Messrs. McHenry and Zeien and Fr. Monan.

     In 1995, each director attended at least 75% of the total number of meetings of the Bank of Boston Board and the committees of the Bank of Boston Board on which he or she served, except Messrs. Van Faasen and Zeien.

     Fee Arrangements. Fees are paid only to directors who are not officers of Bank of Boston or FNBB. An annual cash retainer of $15,000 is paid to each director of Bank of Boston, along with a fee of $1,200 for attendance at each meeting of the Bank of Boston Board and $1,000 for attendance at each Board committee meeting. The Chairmen of Bank of Boston's Audit, Compensation and Nominating and Community Investment Committees and FNBB's Trust Committee receive annual retainers of $8,000, $5,000 $3,000 and $3,000, respectively. All annual retainers are prorated if a position is held for less than a year. The directors do not receive additional fees or retainers for service on FNBB's Board of Directors or on FNBB's Audit, Compensation, Executive or Community Investment Committees (except that an additional attendance fee will be paid when an FNBB Board or committee meeting is not held on the same day as the comparable Bank of Boston Board or committee meeting).

     Non-employee directors of Bank of Boston and FNBB may defer receipt of their cash fees and retainers. Deferred amounts are generally paid to the director when the director's term expires or to the director's beneficiary in the event of death. At the election of the director, deferred accounts periodically are adjusted to reflect changes in the performance of Bank of Boston Common Stock, are credited with interest at FNBB's IRA Money Market Rate or, subject to certain restrictions, are credited at a rate of interest equal to 130% of an average of certain ten-year U.S. Treasury Note rates. Bank of Boston and FNBB have established trusts for the payment of deferred director fees (and for payment of the director retirement benefits described below), which will be funded at the discretion of the Bank of Boston Board or under circumstances constituting a change of control of Bank of Boston.

     Under Bank of Boston's Director Stock Award Plan, each non-employee director receives on January 1 and July 1 of each year an award of Bank of Boston Common Stock having a fair market value equal to 50% of the annual cash retainer in effect at the beginning of the preceding six-month period, exclusive of meeting fees and committee retainers, for services rendered during that period. Awards are prorated in the case of any director who was not a director for all of the preceding award period. Directors may elect annually to defer receipt of their stock awards for the following calendar year. The number of shares so deferred, together with dividend equivalents, will be credited to a share deferral account established for the director.

     Each non-employee director of Bank of Boston qualifies for a retirement benefit from Bank of Boston after serving continuously for 60 months as a director of Bank of Boston or FNBB, unless he or she resigns in order to serve on the board of an institution not affiliated with Bank of Boston. The annual retirement benefit equals the annual director cash retainer in effect at the director's retirement or earlier death. The payments continue for a period equal to the length of the individual's service as a director, and certain survivor benefits are provided. Upon a change of control of Bank of Boston, each non-employee director will be fully vested in his or her retirement benefit.

                        [ALTERNATE BANK OF BOSTON PAGE]

COMPENSATION OF EXECUTIVE OFFICERS

                         COMPENSATION COMMITTEE REPORT
                                       ON
                             EXECUTIVE COMPENSATION

     The Compensation and Nominating Committee (the "Compensation Committee") has prepared the following report for inclusion in this Joint Proxy Statement-Prospectus.

Compensation Philosophy.

     This report reflects Bank of Boston's compensation philosophy as endorsed by the Bank of Boston Board and the Compensation Committee and resulting actions taken by Bank of Boston and FNBB for 1995, as shown in the various tables supporting this report. The Compensation Committee either approves or recommends to the Bank of Boston Board payment amounts and award levels for executive officers of Bank of Boston and its affiliates. With regard to compensation actions affecting Messrs. Gifford or Stepanian, all of the non-employee members of the Bank of Boston Board acted as the approving body with respect to the recommendations of the Compensation Committee.

     Essentially, Bank of Boston has designed its executive compensation program to:

     -- Support a pay for performance policy that differentiates compensation amounts based on a discretionary evaluation of performance results in three basic areas, ranked in the following order of importance: corporate, business unit and individual performance;

     -- Motivate key executives to achieve strategic business initiatives and reward them for their achievement;

     -- Provide compensation opportunities which are comparable to those offered by the Comparator Banks Group (as defined below), thus allowing Bank of Boston to compete for and retain talented executives who are critical to Bank of Boston's long-term success; and

     -- Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in the ownership of Bank of Boston Common Stock.

     As an executive's level of responsibility increases, a greater portion of potential total compensation is based on stock- and cash-based performance incentives and less on salary and employee benefits, often causing greater variability in the individual's absolute compensation level from year to year.

     At present, executive compensation is composed of salary, annual incentive opportunities, long-term incentive opportunities in the form of stock options and restricted stock and benefits typically offered to executives by the Comparator Banks Group. These key elements are designed to provide a competitive, well-balanced total compensation program which is supportive of Bank of Boston's strategies.

     Each year, Bank of Boston participates in several compensation studies to determine the competitiveness of its executive compensation program. The comparator group used for this compensation analysis covers a cross-section of large regional and money center banks ("the Comparator Banks Group"), including those with a significant international presence. This group provides a relevant competitive frame of reference covering Bank of Boston's three strategic businesses: Personal, Corporate and Global Banking.

     The banks within the Comparator Banks Group are included in the Keefe, Bruyette & Woods 50 Bank Index ("KBW 50") used in the Five-Year Stockholder Return comparison which is found at the end of the discussion of compensation of executive officers. The Compensation Committee believes that, while the KBW 50 provides a broader measure of investment performance in the banking industry, the Comparator Banks Group used for compensation analysis represents Bank of Boston's most direct competitors for executive talent.

                        [ALTERNATE BANK OF BOSTON PAGE]

     The value of the total compensation program for achieving targeted performance will be positioned within a range around the median of total compensation provided by the Comparator Banks Group. The mix of elements is designed to approximate the profile of the Comparator Banks Group for target performance. Merit salary increases, annual bonuses and long-term incentives are the variable pay elements used to differentiate performance above or below expectations.

Base Salary.

     The purpose of base salary is to attract and retain key executives who are critical to Bank of Boston's long-term success by providing a basic level of income that recognizes the market value of the position as well as the individual's performance and experience. Average salaries are targeted to be in a range around the median of the Comparator Banks Group. Individual salary adjustments are determined by considering the following factors: the individual's personal contribution to business unit and corporate results, the individual's actual salary level relative to the median for comparable positions in the Comparator Banks Group and Bank of Boston's overall salary budget for the year. While no specific weighting is determined, all of these factors are important, with judgment exercised by the Compensation Committee in determining individual salary adjustments. In setting salaries for 1995, the Compensation Committee reviewed Comparator Banks Group data for 1994. According to this data, salaries for 1995 were within the range targeted by the Compensation Committee.

Annual Discretionary Bonus.

     Bonuses are awarded under Bank of Boston's Performance Recognition Opportunity Plan (the "Performance Plan"). The purpose of the Performance Plan is to reward and motivate executives for the achievement of strategic business initiatives in a given year in support of a pay for performance philosophy. This philosophy differentiates compensation based on the Compensation Committee's discretion in evaluating results in three basic areas, ranked in the following order of importance: corporate, business unit and individual performance. Target award opportunities for achieving expected performance are established for each executive position. Targets are set within a range around the median annual bonus payouts for comparable positions in the Comparator Banks Group. Actual awards may be above or below target depending on performance. Performance is measured primarily on results achieved against internal and external goals. The Compensation Committee established 1995 goals for operating income, noninterest expense, the operating ratio (the ratio of noninterest expense to total revenue), credit quality (which, for Bank of Boston, is based on a measure of Bank of Boston's lower quality exposures compared to capital), return on equity, return on assets, earning per share growth and stock price change. These goals were not specifically weighted in terms of relative importance. The Compensation Committee may also review other internal and external criteria in determining bonus funding levels and individual awards. In setting bonus awards for 1995, the Compensation Committee reviewed Comparator Banks Group data regarding annual bonuses paid in 1995 for 1994 performance. According to this data, bonuses for 1995 were at the top of the range targeted by the Compensation Committee due to performance that significantly exceeded the established goals.

Long-Term Stock Incentive.

     Stock options and restricted stock are awarded under the 1991 Plan. The purpose of the 1991 Plan is to provide a focus on the achievement of future long-term results by aligning the interests of the executive with the interests of stockholders through the use of stock awards. Both the annual stock awards to executive officers and the aggregate annual share usage under the plan are targeted to be within a range around the median award levels and share usage of the Comparator Banks Group.

     In setting the level of stock awards in 1995, the Compensation Committee reviewed Comparator Banks Group data on long-term incentive grants made during 1994. According to this data, stock option and restricted stock awards made in 1995 were within the range targeted by the Compensation Committee. In determining stock awards, the Compensation Committee first establishes the total number of shares subject to an award and then allocates the total between stock options and restricted stock. For awards made in 1995, the

                        [ALTERNATE BANK OF BOSTON PAGE]

ratio of stock options to restricted stock was set at 4:1, which reflected the prevailing practices of the Comparator Banks Group as set forth in a survey provided by an independent consulting firm.

     In granting or recommending the grant of stock awards to executive officers in 1995, the Compensation Committee took into account the executive's level of responsibility and potential for enhancing, through stock price appreciation, the long-term interests of stockholders, as well as the practices of the Comparator Banks Group as verified by external surveys conducted annually. The Compensation Committee did not consider the amount of stock options or restricted stock already held by executive officers when it determined individual stock awards in 1995.

Stock Ownership Guidelines.

     In 1995, the Compensation Committee established stock ownership guidelines for the executive officers named in the Summary Compensation Table (the "named executive officers") and other executives in charge of core businesses or corporate-wide support areas. The stock ownership guidelines represent minimum levels of ownership of Bank of Boston Common Stock and are expected to be achieved over a five-year period. Guidelines vary by organizational level and range from three to five times salary.

Chief Executive Officer Compensation for 1995.

     Mr. Stepanian served as Chairman and Chief Executive Officer of Bank of Boston and FNBB through July 27, 1995. In January, 1995, Mr. Stepanian was awarded 84,000 stock options and 21,000 shares of restricted stock which were intended to link his compensation to the longer-term performance of Bank of Boston, consistent with the practices of the Comparator Banks Group. Effective April 3, 1995, the Bank of Boston Board increased Mr. Stepanian's annual salary to $880,000. This action took into consideration Comparator Banks Group market base salary data as provided by an independent consulting firm and the Board's assessment of Bank of Boston's earnings performance over the prior twelve-month period.

     As of July 27, 1995, Mr. Stepanian retired as Chairman and Chief Executive Officer of Bank of Boston and FNBB after 32 years of service. Bank of Boston and FNBB have entered into a retirement transition agreement with Mr. Stepanian which is described below under "Severance and Retirement Agreements -- Retirement Agreement." Under the Retirement Transition Agreement, the Compensation Committee determined Mr. Stepanian's bonus for 1995 in accordance with the Performance Plan criteria described more fully above under the heading "Annual Discretionary Bonus," prorated to reflect the portion of the year during which he served as Chief Executive Officer. Based on these considerations, Mr. Stepanian was awarded a bonus of $1,016,000 for 1995.

     Mr. Gifford was elected Chairman, President and Chief Executive Officer of Bank of Boston and FNBB on July 27, 1995. Effective August 7, 1995, the Bank of Boston Board increased Mr. Gifford's salary from $670,000 to $800,000 in recognition of the additional responsibilities he was assuming. In recommending this increase to the Bank of Boston Board, the Compensation Committee considered Comparator Banks Group market base salary data provided by an independent consulting firm.

     The Compensation Committee established goals for 1995 which are identified above under the heading "Annual Discretionary Bonus." These goals, as well as the development and execution of strategy, provided a basis for the bonus award to Mr. Gifford. In terms of relative importance, equal weight was placed on performance versus internal goals, external financial comparisons and the development and execution of strategy. All of these criteria represented important factors, with judgment exercised by the Compensation Committee in conducting a thorough assessment of the 1995 results of Bank of Boston. Overall performance significantly exceeded the established goals. The Compensation Committee also considered Comparator Banks Group bonus data provided by an independent consulting firm. Based on these factors, Mr. Gifford was awarded a bonus of $1,500,000 for 1995 performance.

     Mr. Gifford was also awarded 52,000 stock options and 13,000 shares of restricted stock in 1995 while serving as President and Chief Operating Officer of Bank of Boston. These long-term stock incentive awards

                        [ALTERNATE BANK OF BOSTON PAGE]

support the Compensation Committee's interest in linking Mr. Gifford's compensation to the longer term performance of Bank of Boston, consistent with the practices of the Comparator Banks Group.

Deductibility of Executive Compensation under the Internal Revenue Code.

     Under the provisions of the Omnibus Budget Reconciliation Act of 1993, a publicly held corporation may not deduct in any taxable year compensation in excess of $1 million paid to its chief executive officer or its four other most highly compensated officers, subject to a number of exceptions. Internal Revenue Service ("IRS") regulations and transition rules of Section 162(m) of the Code specify certain conditions which, if satisfied, will permit the deductibility of compensation even if it exceeds $1 million.

     The Compensation Committee has discussed these tax provisions and has conducted an assessment of their potential impact on Bank of Boston. Based on this review, the Compensation Committee has concluded that, in view of the applicability of the IRS' transition rules to certain past and future awards under the 1991 Plan, the short-term impact of these provisions on Bank of Boston will not be material. In addition, Bank of Boston's 1996 Long-Term Incentive Plan, which is being submitted for stockholder approval under Proxy Item 5, has been designed to exempt stock options, stock appreciation rights and certain other awards from the deductibility limits of Section 162(m). The Compensation Committee will continue to monitor the impact of Section 162(m) on an ongoing basis in order to balance the benefits of favorable tax treatment for Bank of Boston with a need to apply prudent judgment in carrying out Bank of Boston's pay for performance executive compensation philosophy.

     This report was submitted by the Compensation Committee, which consists of the following non-employee directors:

Gary L. Countryman, Chairman     J. Donald Monan     Thomas B. Wheeler
William F. Connell               John W. Rowe

                        [ALTERNATE BANK OF BOSTON PAGE]

EXECUTIVE COMPENSATION TABLES AND INFORMATION

     The tables that appear below, along with the accompanying text and footnotes, provide information on compensation and benefits for the named executive officers, as determined by the Commission's requirements. All the data regarding values for stock options and grants of restricted stock are hypothetical in terms of the amounts that an individual may or may not receive because such amounts are contingent on continued employment with Bank of Boston and the price of Bank of Boston Common Stock. All year-end values shown in these tables for outstanding stock options and restricted stock reflect a price of $46.25 per share, which was the closing price of Bank of Boston Common Stock on December 29, 1995, as reported in the "New York Stock Exchange Composite Transactions" section of the Eastern Edition of The Wall Street Journal.

     The following table displays compensation information for the past three fiscal years for each of the named executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                                                                      PAYOUTS
                                                                                  AWARDS             ---------
                                     ANNUAL COMPENSATION(1)             --------------------------    LONG-TERM
                            -------------------------------------------  RESTRICTED      SECURITIES    INCENTIVE
      NAME AND                                           OTHER ANNUAL      STOCK         UNDERLYING      PLAN        ALL OTHER
 PRINCIPAL POSITION   YEAR   SALARY      BONUS(2)       COMPENSATION(3)  AWARDS(4)       OPTIONS(#)    PAYOUTS(5) COMPENSATION(6)
--------------------  ----  --------    ----------      ---------------  ---------       ----------    ---------  ---------------
C.K. Gifford........  1995  $707,884      $1,500,000              --     $ 372,125       106,757(9)    $645,469      $  32,230
Chairman, President   1994   604,807       1,000,000              --            --(8)     65,000             --         46,849
  & CEO (7)           1993   550,000         550,000              --       107,100        16,800             --         35,801
E.A. O'Neal.........  1995   443,269         625,000              --       200,375        28,000        430,313         12,342
Vice Chairman         1994   418,269         500,000              --            --(8)     35,000             --         11,006
                      1993   400,000         300,000       $ 128,698        76,500        12,000             --          6,230
W.J. Shea...........  1995   389,230         625,000              --       200,375        28,000        430,313          8,671
Vice Chairman, CFO    1994   350,576         500,000              --            --(8)     35,000             --          6,828
  and Treasurer       1993   305,000(10)     400,000(10)          --       268,750(10)    35,000(10)         --          2,989
P.J. Manning........  1995   252,307         230,000          65,329        80,150        21,168(9)     215,156         10,221
Executive Director,   1994   245,000         210,000              --            --(8)     12,500             --         10,368
  Mergers &           1993   245,000         140,000              --        45,900         7,200             --         10,165
    Acquisitions
P.F. Hogan..........  1995   244,615         250,000              --        91,600        15,248(9)     215,156         10,967
Executive Vice        1994   221,923         175,000              --            --(8)     15,000             --         14,741
  President (11)      1993   194,615         140,000              --        45,900         7,200             --         11,016
* * * * *
I. Stepanian........  1995   561,923(13)   1,016,000              --       601,125        84,000        903,656        404,300
  Retired Chairman    1994   817,884       1,500,000              --            --(8)    105,000             --         64,657
  & CEO (12)          1993   768,846       1,100,000              --       153,000        24,000             --         50,625

---------------
 (1) Salary and bonus amounts include portions deferred under Bank of Boston's Non-Qualified Deferred Compensation Plan for Executives (the "Deferral Plan") and the Thrift Plan.

 (2) Except as otherwise indicated, bonus amounts shown were awarded under the Performance Plan for performance during the year indicated.

 (3) During the years covered by the table, none of the named executive officers, except for Messrs. O'Neal and Manning, received perquisites or other personal benefits in an amount sufficient to require reporting under the Commission's rules. The amount shown in 1993 for Mr. O'Neal includes payments by FNBB of $124,698 in connection with his relocation upon being hired by FNBB. The amount shown in 1995 for Mr. Manning includes a tax offset payment of $62,872 in connection with his exercise of certain stock options under Bank of Boston's 1986 Stock Option Plan

 (4) The values shown are based on the closing price of Bank of Boston Common Stock on the date of each grant, rather than the year-end closing price.

                        [ALTERNATE BANK OF BOSTON PAGE]

     As of December 31, 1995, each of the named executive officers held the following number of restricted shares having the corresponding year-end market values:

                                                                      AS OF DECEMBER 31, 1995
                                                                     -------------------------
                                                                       TOTAL
                                                                     NUMBER OF
                                                                     RESTRICTED     AGGREGATE
                                                                      SHARES         MARKET
                                  NAME                                 HELD           VALUE
     --------------------------------------------------------------  ---------     -----------
     C.K. Gifford..................................................    30,784       $1,423,760
     E.A. O'Neal...................................................    20,000          925,000
     W.J. Shea.....................................................    17,000          786,250
     P.J. Manning..................................................    10,201          471,796
     P.F. Hogan....................................................     6,501          300,671
     * * * * *
     I. Stepanian..................................................         0                0

     These shares vest in installments of one-third on each of the third, fourth and fifth anniversaries of the grant date if the executive is then employed by an affiliate of Bank of Boston, subject to earlier vesting in the event of death, retirement or disability. Half of the shares delivered on each designated anniversary date will remain subject to certain transferability restrictions until the earliest of ten years after the grant date, the date on which the executive attains age 55 or the date of the executive's death or disability. The Compensation Committee or the Bank of Boston Board may remove or modify the restrictions on restricted stock at any time. In addition, all restrictions on restricted stock would automatically lapse upon a change of control of Bank of Boston. Dividends are paid on the restricted stock reported in the table to the same extent as they are paid on Bank of Boston Common Stock generally.

 (5) Represents the dollar value of vested shares of Performance Restricted Stock, calculated by multiplying the closing price of Bank of Boston Common Stock on each vesting date by the number of shares that vested on that date. Shares of Performance Restricted Stock vested as follows: (i) when the closing price of Bank of Boston Common Stock exceeded $40 per share on July 20 and July 21, 1995, 75% of the shares vested and (ii) when the closing price of Bank of Boston Common Stock exceeded $45 per share on September 13 and September 14, 1995, the remaining 25% of the shares vested. At the time the Performance Restricted Stock was awarded, the closing price of Bank of Boston Common Stock was $25.50 per share. Half of the shares delivered on each vesting date remain subject to the transferability restrictions described above in footnote 4.

 (6) Includes matching employer contributions and credits under the Thrift Plan and the Deferral Plan for the named executive officers as follows:
     1995 -- Mr. Gifford, $28,315; Mr. O'Neal, $10,942; Mr. Shea, $5,846; Mr.
     Manning, $10,092; Mr. Hogan, $9,785; and Mr. Stepanian, $19,769;
     1994 -- Mr. Gifford, $24,192; Mr. O'Neal, $1,962; Mr. Manning, $9,800; Mr.
     Hogan, $8,887 and Mr. Stepanian, $32,715; and 1993 -- Mr. Gifford, $22,000;
     Mr. Manning, $9,800; Mr. Hogan, $7,784; and Mr. Stepanian, $30,754. Also includes interest credited on previously earned salary and bonuses deferred under the Deferral Plan or similar arrangements, to the extent such credits were made at a rate that exceeded a rate determined by the Commission's rules, as follows: 1995 -- Mr. Gifford, $3,915; Mr. O'Neal, $1,400; Mr. Shea, $2,825; Mr. Manning, $129; Mr. Hogan, $1,182; and Mr. Stepanian, $8,574; 1994 -- Mr. Gifford, $22,657; Mr. O'Neal, $9,044; Mr. Shea, $6,828;
     Mr. Manning, $568; Mr. Hogan, $5,864; and Mr. Stepanian, $31,942; and
     1993 -- Mr. Gifford, $13,801; Mr. O'Neal, $6,230; Mr. Shea, $2,989; Mr.
     Manning, $366; Mr. Hogan, $3,232; and Mr. Stepanian, $19,511. The amount shown in 1995 for Mr. Stepanian also includes a total of $375,957 paid by FNBB during 1995 pursuant to the retirement transition agreement between Mr. Stepanian, Bank of Boston and FNBB (the "Retirement Transition Agreement"). See "Severance and Retirement Agreements -- Retirement Agreement" below.

 (7) Mr. Gifford served as President and Chief Operating Officer of Bank of Boston and FNBB until July 27, 1995, the date on which he was elected Chairman, President and Chief Executive Officer of both.

 (8) Awards of Performance Restricted Stock in 1994 are not reported as "Restricted Stock Awards" because of their performance-based conditions on vesting. The vesting of these awards in 1995 is reported in the table under the heading "Long-Term Incentive Plan Payouts."

 (9) Includes "reload" option grants. See footnote 2 to the "Option Grants in 1995" table.

(10) Mr. Shea joined Bank of Boston in January of 1993. Prior to joining Bank of Boston, Mr. Shea signed a written offer of employment providing for (i) an initial annual salary of $325,000, (ii) a hiring bonus of $125,000, (iii) a

                        [ALTERNATE BANK OF BOSTON PAGE]

     minimum bonus of $125,000 under the Performance Plan for 1993 and (iv) awards of 35,000 stock options and 10,000 shares of restricted stock upon the commencement of his employment. Mr. Shea's bonus for 1993, as shown in the table, consists of the $125,000 hiring bonus plus a bonus of $275,000 under the Performance Plan.

(11) Mr. Hogan served as Executive Director, Credit and Loan Review, of Bank of Boston and FNBB until December 18, 1995, the date on which he became Executive Vice President of both.

(12) Mr. Stepanian served as Chairman and Chief Executive Officer of Bank of Boston and FNBB until his retirement as of July 27, 1995.

(13) Represents salary earned by Mr. Stepanian through his retirement date. Salary continuation paid to Mr. Stepanian during 1995 pursuant to his Retirement Transition Agreement is reported in the table under the heading "All Other Compensation."

STOCK-BASED COMPENSATION

     The following table provides details regarding stock options granted to the named executive officers in 1995 under the 1991 Plan. In addition, in accordance with the Commission's rules, this table shows hypothetical gains on a pre-tax basis, or "option spreads," that would exist for the respective options granted in 1995 to the named executive officers. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. To put this data into perspective, the resulting stock prices for the options granted on January 26, 1995 (expiration date of January 26, 2005) would be $46.63 at a 5% rate of appreciation and $74.25 at a 10% rate of appreciation.

                             OPTION GRANTS IN 1995

                                    INDIVIDUAL GRANTS                               POTENTIAL
                  ------------------------------------------------------        REALIZABLE VALUE
                                   % OF                                            AT ASSUMED
                  NUMBER OF        TOTAL                                         ANNUAL RATES OF
                  SECURITIES      OPTIONS                                          STOCK PRICE
                  UNDERLYING      GRANTED                                       APPRECIATION FOR
                   OPTIONS          TO          EXERCISE                           OPTION TERM
                   GRANTED       EMPLOYEES       PRICE        EXPIRATION     -----------------------
      NAME        (#)(1)(2)       IN 1995      ($/SH.)(3)      DATE(4)          5%           10%
----------------  ----------     ---------     ----------     ----------     --------     ----------
C.K. Gifford....    52,000shs.      4.65%       $ 28.625        1/26/05      $936,260     $2,372,500
                     9,195(5)       0.82          43.50         2/27/02       151,011        348,214
                     9,848(5)       0.88          43.50         2/25/03       191,077        452,619
                    35,714(5)       3.19          43.50         1/27/04       796,151      1,934,475
E.A. O'Neal.....    28,000          2.50          28.625        1/26/05       504,140      1,277,500
W.J. Shea.......    28,000          2.50          28.625        1/26/05       504,140      1,277,500
P.J. Manning....    11,200          1.00          28.625        1/26/05       201,656        511,000
                     6,217(5)       0.56          43.75         2/27/02       103,189        238,111
                     3,751(5)       0.34          43.75         2/25/03        73,514        174,265
P.F. Hogan......    12,800          1.14          28.625        1/26/05       230,464        584,000
                     1,115(5)       0.10          43.75         4/11/01        15,661         35,292
                     1,333(5)       0.12          43.75         2/27/02        22,125         51,054
* * * * *
I. Stepanian....    84,000          7.51          28.625        7/27/96(6)    183,540(6)     372,540(6)

---------------
(1) Fifty percent of these stock options are exercisable at the date of grant and the remaining 50% vest and become exercisable one year after the date of grant. Under the terms of his Retirement Transition Agreement, the unvested portion of Mr. Stepanian's option grant became fully exercisable as of the date of his retirement. See "Severance and Retirement
    Agreements -- Retirement Agreement" below. The Compensation Committee or the Bank of Boston Board may accelerate the exercisability of stock options, in whole or in part, at any time. In addition, the exercisability of stock options would automatically accelerate upon a change of control of Bank of Boston.

(2) These stock options have a replenishment provision which provides for a "reload" option grant if an optionee uses previously acquired shares of Bank of Boston Common Stock to pay the exercise price of a stock option. The reload

                        [ALTERNATE BANK OF BOSTON PAGE]

    option granted will equal the number of whole shares tendered, and the new exercise price will be the closing price of Bank of Boston Common Stock on the date the underlying stock option is exercised. The new option will have the same expiration date as the original option.

(3) The exercise price of all stock options may be no less than the closing price of Bank of Boston Common Stock on the date of the grant.

(4) All stock options expire 10 years after the date of grant, except as otherwise noted.

(5) "Reload" option grants. See footnote 2 above.

(6) Mr. Stepanian's options expire one year following his retirement date. As a result, his potential realizable value has been calculated based upon an option term of 1 1/2 years, instead of 10 years.

     The following table shows stock option exercises by the named executive officers during 1995, including the aggregate value realized upon exercise. This represents the net pre-tax gain in excess of the purchase price at time of purchase. In addition, this table includes the number of shares underlying both "exercisable" (i.e., vested) and "unexercisable" (i.e., unvested) stock options as of December 31, 1995. Also reported are the values of "in-the-money" options, which reflect the positive spread between the exercise price of any such existing stock options and $46.25, the year-end per share price of Bank of Boston Common Stock.

      AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END 1995 OPTION VALUES

                                                        NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                           SHARES                      OPTIONS AT YEAR-END(#)                 AT YEAR-END
                          ACQUIRED       VALUE      -----------------------------     ---------------------------
         NAME            ON EXERCISE    REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
-----------------------  -----------   ----------   -----------     -------------     -----------   -------------
C.K. Gifford...........    121,590     $2,177,306     237,089shs.       53,379shs.    $ 5,398,003     $ 533,542
E.A. O'Neal............         --             --     131,000           14,000          2,805,750       246,750
W.J. Shea..............         --             --      75,250           22,750          1,481,594       416,281
P.J. Manning...........     25,636        536,357      53,222           10,585          1,218,276       111,163
P.F. Hogan.............      8,667        272,028      39,906            7,625            850,811       115,863
* * * * *
I. Stepanian...........     46,245        556,645     501,633                0         11,309,809             0

                              RETIREMENT BENEFITS

     The following table shows the years of service and the estimated annual retirement benefits payable at Bank of Boston's normal retirement age of 65 to each of the named executive officers in the form of a single lifetime annuity based on: current salary; average bonus awarded for the past five years (or, for Messrs. O'Neal and Shea, estimated future bonuses); and an assumed future annual interest rate of 7.5% on each individual's cash balance account:

                                                                                     ESTIMATED
                                                                  PRIOR YEARS OF       ANNUAL
                                                                     SERVICE         RETIREMENT
                                                                    AT AGE 65         BENEFITS
                                                                  --------------     ----------
    C.K. Gifford................................................        41            $839,418
    E.A. O'Neal.................................................        17             181,845
    W.J. Shea...................................................        20             194,235
    P.J. Manning................................................        32             197,484
    P.F. Hogan..................................................        36             241,575
    * * * * *
    I. Stepanian................................................        35(1)          824,119(2)

---------------

(1) Under the terms of his Retirement Transition Agreement, Mr. Stepanian will cease to accrue service credit after age 62. See "Severance and Retirement Agreements -- Retirement Agreement" below.

(2) This amount includes retirement benefits payable to Mr. Stepanian under his Retirement Transition Agreement. See "Severance and Retirement
    Agreements -- Retirement Agreement" below. Mr. Stepanian will be eligible to commence a reduced form of this benefit at or after age 62.

                        [ALTERNATE BANK OF BOSTON PAGE]

     The estimates shown reflect the current cash balance formula discussed below, plus any accrued benefits (computed as a single lifetime annuity) under the prior plan formula for service through December 31, 1988. For service periods after December 31, 1988, credits are made annually to an individual's account at a rate ranging from zero to 11% of the executive officer's salary and bonus (as reported in the Summary Compensation Table), depending on the individual's age and years of service. The maximum credit is made for an individual with 20 to 34 years of service and no credit is made for an individual with less than one year of service or 40 or more years of service. An individual whose employment commences after age 40 receives an additional year of service for each year by which his or her age at commencement exceeds 40. In addition, interest ranging from a minimum of 5.5% to a maximum of 10% will be credited annually on an individual's beginning-of-the-year account balance. Subject to these minimum and maximum percentages, the interest credit percentage will represent the average three-month Treasury Bill rate for the calendar year plus 0.5%. These benefits are provided under a combination of FNBB's tax-qualified retirement plan and supplemental plans. The supplemental plans provide retirement income payments to cover benefits not payable under the tax-qualified plan due to limitations imposed by tax law and the exclusion of bonus awards from the basic retirement plan formula.

SUPPLEMENTAL DEATH BENEFITS

     FNBB is providing for Mr. Gifford supplemental post-retirement death benefits of up to $1,000,000, increased for any tax liability. These benefits are integrated with the term life insurance benefit offered to all retired employees. In order to receive this full supplemental benefit, he must have 10 years of service and retire after age 62; the benefit is reduced to 90% if his retirement occurs at age 61, and to 80% at age 60; if his retirement occurs before age 60, there is no supplemental benefit.

SEVERANCE AND RETIREMENT AGREEMENTS

     Severance Agreements. The named executive officers have severance agreements which provide that if termination of employment occurs within the three-year period (two-year period in the case of Messrs. Manning and Hogan) following a change of control of Bank of Boston and such termination is by Bank of Boston for other than "cause" or by the executives for "good reason," the executives will be entitled to receive, among other things, (i) an amount equal to three times (two times in the case of Messrs. Manning and Hogan) the sum of the executive's annual salary and his average annual bonus for the three preceding years, (ii) an amount equal to the cost to FNBB to provide life, disability, accident and health insurance benefits for three years (two years in the case of Messrs. Manning and Hogan), and (iii) service credit accruing, for three years (two years in the case of Messrs. Manning and Hogan), under FNBB's retirement plan, the Thrift Plan and certain supplemental plans. These severance agreements provide no benefits prior to a change in control. In the event any payments received under these agreements are subjected to the excise tax imposed under Section 4999 of the Code, such payments will be reduced to the maximum amount that could be paid without subjecting such payments to the excise tax (unless the reduction would decrease the net after-tax payment to the executive).

     Retirement Agreement. Bank of Boston and FNBB have entered into the Retirement Transition Agreement with Mr. Stepanian. Pursuant to this agreement, Mr. Stepanian will be entitled to receive, until November, 1998, payments of approximately $1,950,000 per year (representing continuation of his base salary at retirement plus the average of certain past bonuses) plus the continuation of pension, certain matching contributions, death benefits and other employee benefits during that period as though he had remained an active employee, but he will no longer participate in stock-based benefits. The portion of such payments and continuation arrangements made in 1995 is set forth above in the Summary Compensation Table and the footnotes thereto. In addition, Mr. Stepanian is entitled to office space and other perquisites available to other retired senior executives of Bank of Boston, to reimbursement of certain fees and expenses associated with the negotiation and execution of the Retirement Transition Agreement and to the payment of employee benefits accrued during his service with Bank of Boston. Mr. Stepanian agreed that, through the above date, he would not compete with Bank of Boston or any of its subsidiaries in certain activities in New England.

                        [ALTERNATE BANK OF BOSTON PAGE]

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Countryman, Connell, Rowe, Wheeler and Fr. Monan served as members of the Compensation Committee during 1995. None of these individuals had any transactions or relationships with Bank of Boston in 1995 requiring specific disclosure under the Commission's rules. For a general description of the types of transactions and relationships directors and executive officers of Bank of Boston and their associates may have had with Bank of Boston and/or its subsidiaries during 1995, see "THE BANK OF BOSTON MEETING -- ADDITIONAL
MATTERS -- Indirect Interest of Directors and Executive Officers in Certain Transactions."

     During 1995, there were no "interlocking" or cross-board memberships that are required to be disclosed under the Commission rules, except for the following:

     -- Mr. Gifford was a member of the Compensation Committee of Boston Edison Company ("Boston Edison"); Mr. May, the Chairman, President and Chief Executive Officer of Boston Edison, was a director of Bank of Boston (but not on Bank of Boston's Compensation Committee).

     -- Helen G. Drinan, Bank of Boston's Executive Director, Human Resources, was a member of the Compensation Committee of Blue Cross and Blue Shield of Massachusetts, Inc. ("Blue Cross/Blue Shield"); Mr. Van Faasen, the President and Chief Executive Officer of Blue Cross/Blue Shield, was a director of Bank of Boston (but not on Bank of Boston's Compensation Committee).

     -- Mr. Stepanian was a director of Liberty Mutual Insurance Company ("Liberty Mutual") (but not on Liberty Mutual's compensation committee); Mr. Countryman, the Chairman and Chief Executive Officer of Liberty Mutual, was the Chairman of Bank of Boston's Compensation Committee. Mr. Countryman has been the Chairman of the Compensation Committee for the past eight years.

                        [ALTERNATE BANK OF BOSTON PAGE]

FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     The following table compares the total return on Bank of Boston Common Stock over the last five years to the S&P 500 and the KBW 50. The KBW 50 is comprised of 50 of the nation's largest banks, including all money-center and most major regional banks. Total return values for these indices were calculated based on cumulative total return values, assuming reinvestment of dividends.

               COMPARISONS OF FIVE-YEAR TOTAL STOCKHOLDER RETURNS

                               12/90   12/91   12/92   12/93   12/94   12/95
Bank of Boston Corporation      $100    $186    $415    $381    $444    $820
S&P 500                          100     130     140     155     157     215
KBW 50                           100     158     202     213     202     324

INDIRECT INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN CERTAIN TRANSACTIONS

     Some directors and executive officers of Bank of Boston and their associates were customers of and had transactions with or involving FNBB and/or one or more of Bank of Boston's other subsidiaries in the ordinary course of business during 1995. Additional transactions may be expected to take place in the ordinary course of business in the future. Some of Bank of Boston's directors are directors, officers, trustees or principal security holders of corporations or other organizations which were customers of, or had transactions with, FNBB and/or one or more of Bank of Boston's other subsidiaries in the ordinary course of business during 1995. In addition, Mr. Budd is a Senior Partner at Goodwin, Procter & Hoar, a law firm which Bank of Boston has retained from time to time in connection with various legal matters.

     The outstanding loans and commitments to, and other financial transactions with, directors or executive officers of Bank of Boston or to or with persons or business entities affiliated with directors or executive officers of Bank of Boston were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collection or present other unfavorable features. In addition to banking and financial transactions, FNBB and other subsidiaries of Bank of Boston, but not Bank of Boston itself, have had additional transactions with, or have used products or services of, various organizations of which directors of Bank of Boston are directors or officers. The amounts involved have in no case been material in relation to the business of FNBB or other subsidiaries of Bank of Boston, and it is believed that they have not been material in relation to the business of such other organizations. It is expected that FNBB

                        [ALTERNATE BANK OF BOSTON PAGE]

and other subsidiaries of Bank of Boston will continue to have similar transactions with, and use products or services of, such organizations in the future.

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

                                 (PROXY ITEM 3)

     The firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") has been selected by the Bank of Boston Board, subject to ratification by the stockholders, to be Bank of Boston's independent auditors for 1996. Coopers & Lybrand, independent certified public accountants, has served as independent auditors of FNBB and its subsidiaries since 1969, and of Bank of Boston since it commenced activity in 1971, and has significant experience in bank accounting and auditing. Neither the firm nor any of its partners has any direct or indirect financial interest in, or any connection (other than as independent auditors) with, Bank of Boston or FNBB or any of Bank of Boston's other subsidiaries. Representatives of Coopers & Lybrand are expected to be present at the Bank of Boston Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

     The consolidated financial statements of Bank of Boston for the year ended December 31, 1995 have been audited and reported upon by Coopers & Lybrand. In connection with its independent audit function during 1995, Coopers & Lybrand also reviewed certain filings with the Commission, audited the financial statements of certain subsidiaries and affiliates and issued reports in specific areas. In addition, Coopers & Lybrand performed certain non-audit services including consultations with Bank of Boston and its subsidiaries regarding systems, policies, procedures, internal controls, potential acquisitions, reviews of certain tax returns, provision of income tax services to certain officers of Bank of Boston and expatriate employees and assistance in other operational projects. All of the professional services provided by Coopers & Lybrand during 1995 were furnished at customary rates and terms. Should the selection of Coopers & Lybrand as independent auditors of Bank of Boston not be ratified by the stockholders, the Bank of Boston Board will reconsider the matter.

     THE BANK OF BOSTON BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE FIRM OF COOPERS & LYBRAND AS INDEPENDENT AUDITORS TO EXAMINE BANK OF BOSTON'S FINANCIAL STATEMENTS FOR THE CURRENT FISCAL YEAR.

                   INCREASE IN NUMBER AND CHANGE IN PAR VALUE
              OF AUTHORIZED SHARES OF BANK OF BOSTON COMMON STOCK

                                 (PROXY ITEM 4)

     The Bank of Boston Board has adopted a vote recommending that stockholders amend the Bank of Boston Articles to (i) increase the authorized shares of Bank of Boston Common Stock from 200,000,000 shares to 300,000,000 shares and (ii) change the par value of Bank of Boston Common Stock from $2.25 to $1.50 per share. Based upon the number of shares of Bank of Boston Common Stock issued and outstanding as of the Record Date, stockholder approval of the proposal will result in an increase in the number of authorized but unissued shares from 87,468,368 to 187,468,368.

     On the Record Date, the number of shares of Bank of Boston Common Stock either issued or reserved for issuance totaled approximately 126,107,890. Bank of Boston expects to issue approximately 45,000,000 shares of Bank of Boston Common Stock to holders of BayBanks Common Stock in the Merger. Thus, out of the 200,000,000 shares currently authorized, Bank of Boston would have only approximately 28,892,110 shares of Bank of Boston Common Stock available for future issuance following the Merger.

     The Bank of Boston Board believes that the increase in authorized shares is desirable to provide Bank of Boston with the flexibility to respond to future business needs and opportunities. The additional authorized shares will be available for issuance from time to time, without further action or authorization by the stockholders (except as required by law or by a national stock exchange), in connection with possible investment opportunities, acquisitions of other companies or for other corporate purposes as determined by the

                        [ALTERNATE BANK OF BOSTON PAGE]

Bank of Boston Board. These purposes might include raising additional capital funds through offerings of shares of Bank of Boston Common Stock or of equity or debt securities convertible into or exchangeable for Bank of Boston Common Stock, the issuance of shares of Bank of Boston Common Stock in connection with the declaration of stock dividends, and the issuance of shares of Bank of Boston Common Stock in connection with Bank of Boston's dividend reinvestment plan and the employee benefit plans and incentive compensation plans of Bank of Boston and its subsidiaries.

     If such additional authorized shares are issued to other than existing stockholders, the percentage interest of existing stockholders in Bank of Boston will be reduced. Although the existence or issuance of authorized but unissued shares of Bank of Boston capital stock could, under certain circumstances, have an anti-takeover effect, Bank of Boston has no present intention of issuing such shares for anti-takeover purposes.

     If the amendment is approved, as soon as practicable after the Bank of Boston Meeting, Bank of Boston will file with the Massachusetts Secretary of State's Office Articles of Amendment to the Bank of Boston Articles reflecting the increase in authorized shares and the reduction in par value. The fee for filing such Articles of Amendment will be based on the increase, if any, in the aggregate par value of Bank of Boston Common Stock (par value per share multiplied by the number of authorized shares), subject to a minimum filing fee of $100. Assuming that stockholders approve the increase in the authorized Bank of Boston Common Stock from 200,000,000 to 300,000,000 shares, the proposed change in par value will have the effect of saving Bank of Boston approximately $225,000 in filing fees. The change in par value will have no effect on the underlying market value of Bank of Boston Common Stock.

     THE BANK OF BOSTON BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE BANK OF BOSTON ARTICLES TO PROVIDE FOR AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES AND A REDUCTION IN THE PAR VALUE OF BANK OF BOSTON COMMON STOCK.

                   APPROVAL OF 1996 LONG-TERM INCENTIVE PLAN

                                 (PROXY ITEM 5)

     The Bank of Boston Board has approved the Bank of Boston Corporation 1996 Long-Term Incentive Plan (the "1996 Plan" or the "Plan") and has directed that the Plan be submitted to stockholders for their approval at the Bank of Boston Meeting. The 1996 Plan provides for the granting of stock options, stock appreciation rights ("SARs"), restricted stock, performance shares and other awards. The full text of the 1996 Plan is set forth in Exhibit G to this Joint Proxy Statement-Prospectus, and the following discussion is qualified in its entirety by the text of the Plan.

BACKGROUND

     Bank of Boston's existing long-term incentive plan, the 1991 Plan, is expiring as of December 31, 1996. The types of awards that may be granted under the 1991 Plan are limited to stock options, SARs and restricted stock. The Bank of Boston Board believes that, in order to attract, retain and reward key officers and employees, it is important for Bank of Boston to adopt a flexible long-term incentive plan that is both competitive with, and responsive to, rapidly changing financial services industry standards. The 1996 Plan will provide Bank of Boston with the ability to devise incentive programs that are responsive to the demands of the marketplace.

PURPOSE

     The 1996 Plan is designed to create and enhance significant ownership of Bank of Boston Common Stock by key officers and employees of Bank of Boston and its affiliates. Additional purposes of the Plan include providing a meaningful incentive to participants to make substantial contributions to Bank of Boston's future success, enhancing Bank of Boston's ability to attract and retain persons who will make such contributions,

                        [ALTERNATE BANK OF BOSTON PAGE]

and ensuring that Bank of Boston has competitive compensation opportunities for its key officers and employees. By furthering these objectives, the Plan is intended to benefit the interests of stockholders.

ADMINISTRATION

     The 1996 Plan will be administered by a committee appointed by the Bank of Boston Board (the "Plan Committee"). It is expected that the Compensation Committee will serve as the Plan Committee. Except as described below, the Plan Committee will have full authority to determine the provisions of awards, including vesting schedules, price, performance standards, length of any performance, restriction or option period, dividend rights, post-retirement and termination rights and payment alternatives. The Plan Committee will also have the authority to interpret the terms of the Plan and of awards made under the Plan, to adopt, amend and rescind rules and guidelines for the administration of the Plan and to decide all questions and settle all controversies and disputes which may arise in connection with the Plan. To the extent permitted by applicable law, the Plan Committee may delegate to one or more executive officers who are also directors the power to make awards to participants who are not subject to the reporting requirements of Section 16(a) of the Exchange Act. The Bank of Boston Board will approve or ratify awards made under the Plan to any executive officer who is also a director of Bank of Boston.

     Membership of the Plan Committee will be constituted consistent with exemption under Rule 16b-3 under the Exchange Act (or any successor rule) for those awards that are intended to be so exempt and with qualification under the performance-based exception from the deductibility limits set forth in Section 162(m) of the Code and the regulations thereunder (the "performance-based exception") for those awards that are intended to so qualify.

ELIGIBILITY

     Eligibility to receive awards under the 1996 Plan will be limited to officers and employees of Bank of Boston or its affiliates who, in the opinion of the Plan Committee, are in a position to have a significant effect upon Bank of Boston's business and consolidated earnings. As of the date of this Joint Proxy Statement-Prospectus, no awards have been made under the 1996 Plan and no definitive determination has been made as to the persons to whom awards will be made or the number of shares which may be covered by such awards.

SHARES SUBJECT TO THE 1996 PLAN

     The 1996 Plan provides that (i) the total number of shares of Bank of Boston Common Stock as to which awards may be granted in any year may not exceed one and one-quarter percent of the outstanding Bank of Boston Common Stock as of the first business day of such year and (ii) the total number of shares of Bank of Boston Common Stock available for grants of restricted and performance shares in any year may not exceed one-half of one percent of the outstanding Bank of Boston Common Stock as of the first business day of such year.

     In addition to these shares, there will be carried forward and available for awards under the Plan in each succeeding year, all of the following: (i) any unused portion of the limit set forth in the preceding sentence for any preceding years; (ii) shares of Bank of Boston Common Stock represented by awards under the 1996 Plan which are canceled, forfeited, surrendered, terminated or expire unexercised or which are settled in any manner that results in fewer shares outstanding than were initially awarded (including the surrender of shares of Bank of Boston Common Stock as full or partial payment for an award or any tax obligation thereon); (iii) the excess amount of variable awards under the 1996 Plan which become fixed at less than their maximum limitations; (iv) authorized shares of Bank of Boston Common Stock as to which stock options, stock appreciation rights and restricted stock awards have not been granted under the 1991 Plan as of December 31, 1996 and (v) shares of Bank of Boston Common Stock under the 1991 Plan subject to stock options, stock appreciation rights or restricted stock awards which, during the current year or any preceding year, are canceled, forfeited, surrendered, terminated or expire unexercised or which are settled in any manner

                        [ALTERNATE BANK OF BOSTON PAGE]

that results in fewer shares outstanding than were initially awarded (including the surrender of shares of Bank of Boston Common Stock as full or partial payment for an award or any tax obligation thereon).

     Assuming that there are approximately 150,000,000 shares of Bank of Boston Common Stock outstanding as of January 2, 1997, 1,875,000 shares would be available for grant during 1997 (the first year of the Plan), together with any shares remaining available for grant under the 1991 Plan as of December 31, 1996. As of the Record Date, approximately 1,511,702 shares were available for grant under the 1991 Plan, and 4,237,757 shares were subject to outstanding grants under that plan.

     For purposes of calculating the total number of shares of Bank of Boston Common Stock available for grants of awards, the grant of a performance share is deemed to be equal to the maximum number of shares of Bank of Boston Common Stock which may be issued under the award, and where the value of an award is variable on the date it is granted, the value is deemed to be the maximum limitation of the award. Awards payable solely in cash will not reduce the number of shares of Bank of Boston Common Stock available for awards granted under the 1996 Plan.

     In addition to the annual share limits described above, over the term of the Plan, no more than 5,000,000 shares of Bank of Boston Common Stock may be issued under incentive stock options.

     Shares of Bank of Boston Common Stock issued under the 1996 Plan may consist of authorized but unissued shares, treasury shares or previously issued shares reacquired by Bank of Boston, including shares purchased on the open market.

ANNUAL LIMIT ON AWARDS TO INDIVIDUAL PARTICIPANTS

     The 1996 Plan provides that, in any year, the total number of shares of Bank of Boston Common Stock as to which awards may be granted to any participant may not exceed the lesser of (i) three-tenths of one percent of the outstanding Bank of Boston Common Stock as of the first business day of such year or (ii) 600,000 shares. Assuming that there are approximately 150,000,000 shares of Bank of Boston Common Stock outstanding as of January 2, 1997, 450,000 shares would be available for grant to any participant during 1997 (the first year of the Plan).

EFFECTIVE DATE AND TERM

     Subject to approval by Bank of Boston's stockholders, the 1996 Plan will become effective as of January 1, 1997, and awards may be made under the Plan from and after that date. No awards may be made under the 1996 Plan after December 31, 2006, but awards granted before then may extend beyond that date. Incentive stock options may not be granted under the Plan after December 20, 2005.

STOCK OPTIONS

     Options granted under the 1996 Plan may be either incentive stock options (within the meaning of Section 422 of the Code) or nonqualified stock options, as determined by the Plan Committee. The Plan Committee will also determine the frequency of granting options and the number of shares of Bank of Boston Common Stock subject to options granted under the 1996 Plan. The exercise price for the purchase of shares of Bank of Boston Common Stock subject to an option will not be less than the fair market value of Bank of Boston Common Stock at the time the option is granted. The market price of one share of Bank of Boston Common Stock on March 14, 1996 was $46.875.

     It is contemplated that options will not be exercisable after the expiration of ten years from the date of grant, but the Plan Committee may grant an option that is exercisable for a greater or lesser period of time. It is also contemplated that the Plan Committee will generally provide that the right to exercise an option will accrue one year after the date of grant with respect to 50 percent of the shares of Common Stock subject to the option, and will accrue as to the remaining shares two years after the date of grant. The Plan Committee may, however, grant an option that is immediately exercisable with respect to all of the shares of Bank of

                        [ALTERNATE BANK OF BOSTON PAGE]

Boston Common Stock subject to the option or that is exercisable in different installments and at different times from those described above. The Plan Committee also may accelerate the time at which one or more option installments may be exercised.

     Shares of Bank of Boston Common Stock purchased on the exercise of an option will be paid for by the participant at the time of such exercise in one or more of the following ways, as determined by the Plan Committee at the time of grant: (i) in cash; (ii) by delivery of previously owned shares of Bank of Boston Common Stock; (iii) subject to such guidelines as the Plan Committee may promulgate, by delivery of an "exercise notice" instructing Bank of Boston to deliver the shares of Bank of Boston Common Stock being purchased to a broker, subject to the broker's delivery of cash to Bank of Boston for the purchase price and any applicable withholding taxes; (iv) by delivery of such other lawful consideration as the Plan Committee may determine or (v) by any combination of the foregoing. The Plan Committee may provide for the automatic award of an option upon the delivery of shares to Bank of Boston in payment of the exercise price of another option for up to the number of shares delivered to Bank of Boston in payment of the exercise price of such other option.

     Each participant's award documentation will set forth the extent to which an option will be exercisable following the participant's death, retirement or disability or other termination of employment.

STOCK APPRECIATION RIGHTS

     The Plan Committee may award SARs in connection with related options ("tandem SARs") or independently of any options ("freestanding SARs"). The Plan Committee will determine the frequency of granting SARs and the number of SARs granted under the 1996 Plan. The grant price of a freestanding SAR will not be less than the fair market value per share of Bank of Boston Common Stock at the time the SAR is granted. The grant price of a tandem SAR will not be less than the option exercise price of the related option.

     SARs will be exercisable during a period of time determined by the Plan Committee. It is contemplated that SARs will not be exercisable after the expiration of ten years from the date of grant, but the Plan Committee may grant an SAR that is exercisable for a greater or lesser period of time. It is also contemplated that the Plan Committee will generally provide that the right to exercise 50% of any Freestanding SARs granted under the Plan will accrue one year after the date of grant, and that the right to exercise the balance of such Freestanding SARs will accrue two years after the date of grant. The Plan Committee may, however, grant Freestanding SARs that are immediately exercisable or that are exercisable in different installments and at different times from those described above. The Plan Committee also may accelerate the time at which one or more installments of Freestanding SARs may be exercised. Tandem SARs may be exercised for all or part of the shares subject to the related option upon the surrender of the right to exercise the equivalent portion of the related option. A tandem SAR may be exercised only with respect to the shares of Bank of Boston Common Stock for which its related option is then exercisable.

     Upon exercise of an SAR, a participant will be entitled to receive the excess (if any) of the fair market value of a share of Bank of Boston Common Stock on the date the SAR is exercised over the grant price of the SAR. SARs may be payable in cash, shares of Bank of Boston Common Stock or a combination of the two, as provided by the Plan Committee.

     Each participant's award documentation will set forth the extent to which an SAR will be exercisable following the participant's death, retirement or disability or other termination of employment.

RESTRICTED STOCK

     Subject to the provisions of the 1996 Plan, the Plan Committee may award shares of restricted stock. The participant's award documentation will set forth the terms of the award, including the applicable restrictions. Such restrictions may include performance-based restrictions, employment-based restrictions and any other

                        [ALTERNATE BANK OF BOSTON PAGE]

conditions deemed appropriate by the Plan Committee. The Plan Committee may remove or modify restrictions on restricted stock at any time.

     The participant may not sell, assign, transfer, pledge or otherwise encumber shares of restricted stock until the applicable restrictions have been satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant. Except as otherwise provided by the Plan Committee, a participant will have dividend and voting rights as to shares of restricted stock awarded under the 1996 Plan, including shares that are subject to forfeiture.

     Each participant's award documentation will set forth the extent to which the participant (or his or her legal representative, guardian, estate or beneficiary) will have the right to receive unvested shares of restricted stock following the participant's death, retirement or disability or other termination of employment.

PERFORMANCE SHARES

     Subject to the provisions of the 1996 Plan, the Plan Committee may award performance shares. The number of performance shares granted and/or the vesting of performance shares, in the Plan Committee's discretion, will be contingent upon the attainment of certain performance goals over a period of time (the "performance period"), all as determined by the Plan Committee and evidenced by the participant's award documentation. During the performance period, the Plan Committee will determine the number of performance shares (if any) earned by a participant. Earned performance shares may be paid in cash, shares of Bank of Boston Common Stock or a combination thereof having an aggregate fair market value equal to the number of performance shares earned multiplied by the fair market value of a share of Bank of Boston Common Stock as of the date the performance shares were earned. Shares of Bank of Boston Common Stock used to pay earned performance shares may have additional restrictions as determined by the Committee. To the extent provided by the Committee, participants may defer receipt of payment of any performance shares or other amounts, such as dividend equivalent rights, earned pursuant to the participant's award documentation.

     Each participant's award documentation will set forth the extent to which the participant (or his or her legal representative, guardian, estate or beneficiary) will have the right to receive unearned performance shares following the participant's death, retirement or disability or other termination of employment.

OTHER AWARDS

     The Plan Committee may grant other awards under the 1996 Plan, consisting of shares of Bank of Boston Common Stock, fixed or variable units valued or based on Bank of Boston Common Stock, fixed or variable units valued or based on measures (including performance measures) that are unrelated to Bank of Boston Common Stock, or any combination of the foregoing. If any such award consists of units other than shares of Bank of Boston Common Stock, it may be made payable in cash or shares of Bank of Boston Common Stock or a combination of the two. The Plan Committee will determine the terms of such awards including any transfer restrictions, vesting provisions, the value of such awards and the form and timing of payment of such awards.

     Each participant's award documentation will set forth the extent to which the participant (or his or her legal representative, guardian, estate or beneficiary) will have the right to exercise or receive such awards following the participant's death, retirement or disability or other termination of employment.

DIVIDEND EQUIVALENT RIGHTS

     Subject to the provisions of the 1996 Plan, the Plan Committee may grant dividend equivalent rights with respect to awards. Dividend equivalent rights are rights to receive the value of dividends that would have been paid with respect to an award had the shares subject to the award been owned by the participant. In the discretion of the Plan Committee, dividend equivalent rights may be paid in shares of Bank of Boston Common Stock, cash or a combination of the two.

                        [ALTERNATE BANK OF BOSTON PAGE]

SECTION 162(m) OF THE CODE

     Section 162(m) of the Code limits to $1 million the deduction a public corporation may claim for compensation in any year to any of the corporation's top five officers. Performance-based compensation that satisfies certain requirements is exempt from this deduction limitation.

     Stock options and SARs granted under the 1996 Plan are intended to qualify as performance-based for purposes of the regulations under Section 162(m). Accordingly, the employer deduction, if any, associated with those awards should not be limited by Section 162(m). In addition, the 1996 Plan authorizes the Plan Committee to make awards of restricted stock or performance shares conditioned on the satisfaction of performance criteria. In the case of restricted stock or performance share awards intended to qualify for the Section 162(m) performance-based exception, the Plan Committee will select performance goals based on one or more of the following criteria: (i) earnings, (ii) return on equity, (iii) return on assets, (iv) return on investment, (v) revenues, (vi) expenses, (vii) the operating ratio (as defined above in the Compensation Committee Report on Executive Compensation), (viii) stock price, (ix) stockholder return, (x) market share, (xi) charge-offs, (xii) credit quality (as defined above in the Compensation Committee Report on Executive Compensation) or
(xiii) customer satisfaction measures. The performance goals selected in any case may be particular to a participant or the division, branch, line of business, affiliate or other unit in which the participant works, or may be based on the performance of Bank of Boston on a consolidated basis. The selected performance goals will be stated in the form of an objective, nondiscretionary formula, and the Plan Committee will certify in writing the attainment of such performance goals prior to any payout with respect to such awards. The Plan Committee will retain the discretion to reduce the amount payable under an award, even if the performance goal is achieved.

TRANSFERABILITY OF AWARDS

     Except as described in the following sentence, no award under the 1996 Plan may be transferred by a participant otherwise than by will, by the laws of descent and distribution or by operation of a "qualified domestic relations order" (as that term is defined in the Code), and during the participant's lifetime, an award may be exercised only by the participant or by his or her guardian or legal representative. The Plan Committee may provide for greater transferability in the case of any award, including transfers to members of the participant's family, except where doing so would be inconsistent with exemption under Rule 16b-3 of the Exchange Act (for awards intended to be so exempt) or with qualification under the performance-based exception (for awards intended to so qualify). In addition, incentive stock options awarded under the 1996 Plan may be transferable only to the extent permitted under the rules prescribed in the Code for incentive stock options.

ADJUSTMENT OF AWARDS

     The 1996 Plan provides that the number and kind of shares of Bank of Boston Common Stock which may be awarded under the Plan or which are subject to outstanding awards, as well as the option or grant price of any award, will be subject to adjustment in the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting Bank of Boston Common Stock or certain other transactions which, in the determination of the Plan Committee, would affect Bank of Boston Common Stock.

CHANGE IN CONTROL

     Unless otherwise provided in a participant's award documentation, if there is a change in control (as defined in the 1996 Plan) of Bank of Boston, (i) stock options and SARs granted under the Plan will become immediately exercisable and will remain exercisable through their entire term, (ii) any restricted periods or restrictions on restricted stock will lapse and (iii) the target payout opportunities attainable under outstanding awards of restricted stock and performance shares will be deemed to have been fully earned for the entire performance period, and the vesting of all awards will be accelerated.

                        [ALTERNATE BANK OF BOSTON PAGE]

AMENDMENT OR TERMINATION

     The Bank of Boston Board may amend, suspend or terminate the 1996 Plan at any time. Stockholder approval of any such action will be obtained to the extent that such approval is required in order for awards intended to be exempt under Rule 16b-3 of the Exchange Act to be so exempt or for awards intended to be treated as "qualified performance-based compensation" under Section 162(m) of the Code to be so treated. The Plan Committee may make non-material amendments to the 1996 Plan. The Plan Committee may amend, modify, terminate or waive any condition or provision of any outstanding award under the 1996 Plan, except that it generally may not increase the number of shares subject to any outstanding award or decrease the option or award price of the award. The participant's consent to any such action may be required to the extent provided in the 1996 Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES RELATING TO
STOCK OPTIONS AND SARS GRANTED UNDER THE 1996 PLAN

     The following is a summary of the principal federal income tax consequences associated with stock options and SARs granted under the 1996 Plan. It does not describe all federal tax consequences associated with stock options and SARs, nor does it describe foreign, state or local tax consequences associated with such awards.

Stock Options

     General. No taxable income or deduction results by reason of the grant of a stock option under the 1996 Plan. The income tax treatments associated with the exercise of nonqualified stock options and the exercise of incentive stock options are summarized below. Special rules may apply where the exercise price of a stock option is paid by tendering previously owned shares of stock, or where the shares acquired upon exercise are subject to restrictions under the 1996 Plan.

     Nonqualified stock options. In general, the employee to whom a nonqualified stock option has been awarded under the 1996 Plan will recognize, upon exercise of the option, taxable ordinary income (subject to withholding) equal to the value of the Bank of Boston Common Stock acquired upon exercise minus the exercise price. The employer will be entitled to a corresponding deduction provided certain wage-reporting requirements are satisfied. Any gain or loss upon a subsequent sale or exchange of the shares will be a capital gain or loss, long-term or short-term, depending on the applicable holding period for the shares. The employer will not be entitled to a deduction with respect to any such subsequent gain or loss.

     Incentive stock options. No ordinary income to the optionee and no deduction for the employer results upon the exercise of an incentive stock option, although an employee exercising an incentive stock option may in some cases have an alternative minimum tax liability by reason of the exercise. If an employee holds shares acquired upon exercise of an incentive stock option for at least one year after exercise and at least two years from the date of grant of the option, any gain or loss recognized upon a subsequent sale or exchange of the shares will be a long-term capital gain or loss for which the employer will be entitled to no deduction. With limited exceptions, if the employee disposes of any incentive stock option shares before satisfying these holding periods, he or she will have ordinary income at time of disposition equal to the excess (if any) of the value of those shares at time of exercise over the exercise price, and the employer will be entitled to a corresponding deduction. Any additional gain recognized in connection with the disposition will be treated as capital gain, short-term or long-term, depending on the applicable holding period for the shares. The employer will not be entitled to a deduction with respect to any such additional gain. For purposes of these rules, in general, an incentive stock option that is exercised more than three months following termination of employment is treated as a nonqualified stock option, as are incentive stock options to the extent they first become exercisable in any calendar year for shares having a grant-date value in excess of $100,000.

                        [ALTERNATE BANK OF BOSTON PAGE]

Stock Appreciation Rights

     In general, when an SAR is exercised, the employee to whom the SAR was awarded will recognize ordinary income, and the employer will be able to claim a deduction, equal to the amount of cash and the fair market value of any property delivered in satisfaction of the exercise.

Other Rules

     Under Section 280G of the Code, payments in excess of specified limits that are made in connection with a corporate change in control may result in a 20% additional tax to the recipient and a lost deduction for the employer. Stock options or SARs deemed to have been granted or to have become exercisable in connection with a change in control of Bank of Boston may be required to be valued and taken into account as "payments" for this purpose.

     In addition, stock options and SARs awarded under the 1996 Plan are intended to qualify for the performance-based compensation exemption under
Section 162(m). See "Section 162(m) of the Code" above.

PAYMENT OF WITHHOLDING TAXES

     Bank of Boston may withhold, or require a participant to remit to Bank of Boston, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the 1996 Plan. The Plan Committee may permit a participant to satisfy such tax withholding requirements, up to the amount calculated by applying the participant's maximum marginal tax rate, by delivery to Bank of Boston of shares of Bank of Boston Common Stock owned by the participant, including shares retained from the award creating the tax obligation.

     THE BANK OF BOSTON BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE BANK OF BOSTON CORPORATION 1996 LONG-TERM INCENTIVE PLAN.

                        [ALTERNATE BANK OF BOSTON PAGE]

                             STOCKHOLDER PROPOSAL A

                                 (PROXY ITEM 6)

     Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, D.C. 20037, who holds of record 300 shares of Bank of Boston Common Stock, has informed Bank of Boston that she intends to introduce the following proposal for action at the Bank of Boston Meeting:

     RESOLVED: That the stockholders of Bank of Boston, assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

     (a) The handing of contribution cards of a single political party to an employee by a supervisor.

     (b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

     (c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

     (d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

     (e) Placing a preponderance of contribution cards of one party at mail station locations.

     The statement submitted in support of this Stockholder Proposal is as follows:

     The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclinations. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (non Bank of Boston).

     If you agree, please mark your proxy FOR this resolution.

     THE BANK OF BOSTON BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL A.

     Bank of Boston, like all corporations, is subject to many federal and state laws and regulations governing corporate involvement in partisan political activity, and is committed to full compliance with those laws and regulations.

     Bank of Boston encourages its employees to participate in the political process, including making personal contributions to candidates and parties they wish to support. In addition, as authorized by federal law, Bank of Boston sponsors several employee-funded political action committees, under which employees make voluntary contributions which are used to support candidates and incumbent public officials who are willing to listen to Bank of Boston's views on proposed legislation and on other issues affecting the financial services industry or the communities served by Bank of Boston and its subsidiaries. In all cases, Bank of Boston, consistent with its legal obligations and its internal policies, follows procedures to ensure that contributions from employees are entirely voluntary.

     Bank of Boston's policies, in conjunction with federal and state regulations, are more than adequate to meet the concerns raised by this proposal. Accordingly, the Bank of Boston Board believes that the adoption of the proposed resolution would serve no purpose.

     FOR THE FOREGOING REASONS, THE BANK OF BOSTON BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL A.

                        [ALTERNATE BANK OF BOSTON PAGE]

                             STOCKHOLDER PROPOSAL B

                                 (PROXY ITEM 7)

     John Jennings Crapo, Post Office Box 151, Cambridge, MA 02140-0002, who holds of record 1,034 shares of Bank of Boston Common Stock, has informed Bank of Boston that he intends to present the following proposal for action at the Bank of Boston Meeting:

     Immediately prior to the approbation by the Board of Directors ("our Board") of the Bank of Boston Corporation ("our Corporation") of any merger of our Corporation or subsidiary of it with another entity, part of a subsidiary with another entity, in each instance our Directors are requested to present to stockholders of our Corporation as a Shareholder Proposal the proposal to merge for shareholder ratification by stockholders of our Corporation.

     Each proposal is requested to be presented to shareholders and their proxy representatives at the stockholder meeting of our Corporation.

     In no instance it is requested shall a merger of Bank of Boston Corporation or subsidiary be effectuated without first our Corporation receiving the assent of stockholders of our Corporation.

     Each proposal it is requested shall contain a balanced presentation of the arguments in Favor and Against said merger.

     "Merger" for the purpose of this Proposal it is requested shall include Friendly Takeover, purchase of Corporation individually, by a group or another entity, Hostile Takeover or Hostile Bid, white knight overture but shall not exclude identical or similar demeanor which is described by other speech.

     The statement submitted in support of this Stockholder Proposal is as follows:

     Stockholder Proposal at last year's Annual Meeting of Stockholders of Bank of Boston Corporation (the "Registrant") received substantial support.

     Events is the banking industry in recent years emphasize the necessity of all stockholders carefully scrutinizing acquisitions.

     Although it may be boring to some to be historic, I briefly summarize some pertinent information as follows of the FEDERAL DEPOSIT INSURANCE CORPORATION re: Bank FAILURES:

                                                                             CLOSED OR
        YEAR                                                                 ASSISTED
        ----                                                                 ---------
        1982...............................................................      42
        1983...............................................................      48
        1984...............................................................      72
        1985...............................................................     120
        1986...............................................................     145
        1987...............................................................     184
        1988...............................................................     221
        1989...............................................................     207
        1990...............................................................     169
        1991...............................................................     127
        1992...............................................................     122
        1993...............................................................      42

     Others, too, I know are able to offer additional reasons why this proposal is worthy of ADOPTION by stockholders of this Registrant

     THE BANK OF BOSTON BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL B.

                        [ALTERNATE BANK OF BOSTON PAGE]

     At the 1995 Annual Meeting of Stockholders, stockholders overwhelmingly rejected this proposal. The Bank of Boston Board continues to believe that adoption of this proposal would not serve the best interests of Bank of Boston or its stockholders. The proposal requests that Bank of Boston submit to stockholders for approval every transaction that involves the merger of Bank of Boston, its subsidiaries or any part of any subsidiary regardless of the transaction's size, strategic importance or effect on stockholders. Under current law and applicable stock exchange rules, merger or acquisition proposals are generally required to be submitted to a company's stockholders when they involve significant transactions such as the sale of the entire company or the distribution of a significant portion of a company's stock or assets. In instances where transactions are less significant, companies make merger and acquisition decisions based on the business judgment of their management and boards of directors. The Bank of Boston Board believes that existing laws and rules adequately protect stockholder interests.

     Bank of Boston has participated actively in merger and acquisition activities over the past several years and has completed a number of transactions that have increased stockholder value. The Bank of Boston Board believes that this proposal would significantly inhibit Bank of Boston's ability to evaluate merger and acquisition proposals in a timely manner and would place Bank of Boston at a significant disadvantage in competing for acquisition opportunities. The Bank of Boston Board also believes that this proposal would provide no added benefit to stockholders and would be expensive, burdensome and impractical given the size of Bank of Boston and the complexity of its business.

     FOR THE FOREGOING REASONS, THE BANK OF BOSTON BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL B.

                             STOCKHOLDER PROPOSAL C

                                 (PROXY ITEM 8)

     Robert Sitka, 198 Burlington Avenue, Bristol, Connecticut 06010, who holds of record 78 shares of Bank of Boston Common Stock, has informed Bank of Boston that he intends to introduce the following proposal for action at the Meeting:

     RESOLVED: That the SHAREHOLDERS of, BANK OF BOSTON assembled in 1996 Annual Meeting in Person and by Proxy, hereby request That The BY-LAWS Be AMENDED To PROVIDE. That the HIGHEST SALARY TO BE PAID be NOT TO EXCEED [$560,000.00] to the CHAIRMAN or to the CHIEF EXECUTIVE OFFICER as reported in the Compensation Table listing the Annual Compensation in The Notice of Annual Meeting.

BY-LAW: Amendments:

     1. SALARIES listed in the Compensation Table of The Notice of Annual Meeting MUST BE [PRE-SENTED] EVERY YEAR [ONLY] at the SHAREHOLDERS ANNUAL MEETING. Have APPROVAL of it's SHAREHOLDERS with a [66 2/3% VOTE in PERSON or by PROXY or PROXIES. "The Shareholders are the OWNERS of Bank of Boston".

     2. NO SALARY increase CAN BE GIVEN to the CHAIRMAN or CHIEF EXECUTIVE OFFICER. [unless approved by shareholders]

     3. NO OTHER "Compensation" can be GIVEN UNLESS APPROVED by the SHAREHOLDERS of The Bank of Boston, the OWNERS.

     4. All other [SALARIES] listed in: NOTICE OF ANNUAL MEETING to be LESS THAN ($420,000.00) to any other OFFICER.

     5. SHAREHOLDERS, being the OWNERS must be given the right IN PERSON and by Proxy or Proxies to APPROVE SALARIES presented in, "The Notice of Annual Meeting [ONLY].

                        [ALTERNATE BANK OF BOSTON PAGE]

     6. NO SALARY INCREASE SHALL be given at any, SPECIAL SHAREHOLDER MEETING, only at the ANNUAL MEETING of shareholders to be VOTED UPON in person or by proxy or proxies.

     The statement submitted in support of this Stockholder Proposal is as follows:

     A. FORMER [Chairman IRA STEPANIAN] was Paid a Salary of $817,884.00, Bonus under the Performance Plan of $1,500,000.00, PLUS LONG TERM Stock Option for a TOTAL of $2,500,000.00 plus or minus Plus other BENEFITS as Health Care; with only a Dividend Increase of (53 Cents).

     B. Mr. Charles Gifford, The New Chairman of Bank of Boston received in 1994 a Salary of ($604,807.00) and a Bonus of $1,000,000.00 almost DOUBLE 1993's award of $550,000, for a Total of $1,604,807.00 plus or minus; Plus other Benefits NOT REPORTED such as Health Care. Mr. Charles Gifford gets PAID before the Shareholders the Owners GET their dividend.

     C. SHAREHOLDERS being the OWNERS should be given the rights to AMEND the BY-LAW'S [to] APPROVE SALARIES listed in The Notice of Annual Meeting.

     D. The Shareholders ARE THE LAST TO GET PAID, meaning a CASH Dividend.

     E. SALARY INCREASES should be reviewed by the STOCKHOLDERS YEARLY, for the STOCKHOLDERS are the OWNERS. ESPECIALLY when SALARIES are not submitted for SHAREHOLDER APPROVAL as in the RESOLUTION PRESENTED.

     If you AGREE PLEASE MARK your PROXY -- FOR -- if you disagree mark against.
NOTE: (PROXY OR PROXIES not MARKED WILL BE VOTED AGAINST this RESOLUTION.).

     THE BANK OF BOSTON BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL C.

     The Bank of Boston Board believes that this proposal would unreasonably and unnecessarily constrain Bank of Boston's ability to attract and retain talented executives who are critical to building long-term value for Bank of Boston's stockholders. As discussed more fully above in the Compensation Committee Report on Executive Compensation, Bank of Boston has designed its executive compensation program to support its pay for performance philosophy, to motivate executives to achieve strategic business initiatives and reward them for their achievement, to provide compensation opportunities which are comparable to those offered by other financial institutions and to align the interest of executives with the long-term interests of stockholders. If this proposal were adopted, Bank of Boston would be placed at a severe disadvantage relative to the institutions with which it competes for executive talent because those institutions would not be subject to similar constraints.

     Flexibility is critical if Bank of Boston's compensation program is to remain competitive with the rapidly changing financial services industry. The imposition of arbitrary limits on executive compensation, such as those contemplated by this proposal, would inhibit Bank of Boston's flexibility to make compensation decisions supportive of Bank of Boston's strategies, to the detriment of both Bank of Boston and its stockholders.

     FOR THE FOREGOING REASONS, THE BANK OF BOSTON BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL C.

                             STOCKHOLDER PROPOSAL D

                                 (PROXY ITEM 9)

     David B. Sitka, Elizabeth Sitka and George Sitka, 198 Burlington Avenue, Bristol, Connecticut 06010, who collectively hold of record 102 shares of Bank of Boston Common Stock, have informed Bank of Boston that they intend to introduce the following proposal for action at the Bank of Boston Meeting:

     RESOLVED: That the SHAREHOLDERS of, BANK OF BOSTON assembled in 1996 Annual Meeting in Person and by Proxy, hereby request that following the ANNUAL MEETING, an IMPROVED POST MEETING REPORT, contain the following INFORMATION be SENT to all SHAREHOLDERS.

     (a) An IMPROVED SUMMARY of the matters DISCUSSED.

                        [ALTERNATE BANK OF BOSTON PAGE]

     (b) The number of Shares CAST -- FOR -- and AGAINST each Nominee for election to the Board of Directors.

     (c) The IDENTIFICATION OF PARTICIPANTS, and Shareholder QUESTIONS and MANAGEMENT'S Answers.

     The statement submitted in support of this Stockholder Proposal is as follows:

     1. The 1995 Annual Meeting was [ADJOURNED] by the Former Chairman IRA STEPANIAN BEFORE THE FOLLOWING "Questions" could [NOT] be asked.

     2. JUSTICE HAROLD P. KELLY of the SUPREME COURT of Erie County, N.Y., recently STATED, that the ANNUAL MEETING of stockholders is, NOT A SECRET CONCLAVE.

     3. WHY a transcript of the ANNUAL MEETING is NOT available for it's shareholders, [FREE]? Since the shareholders PAY our directors a Retainers Fee Plus Other Fees.

     4. DO the shareholders have the right to CHANGE the [ BY-LAWS Yes or No]?

     5. Do our PRESENT or PAST Directors receive LIFE INSURANCE what AMOUNT and [WHY] WHO PAYS for the policy? What ;is the COST? [WHO] gets the benefits, Family or Bank? If Family WHY?

     6. DO the DIRECTORS receive a [PENSION] upon retiring and the AMOUNT and [WHY], did the DIRECTORS [GET] SHAREHOLDER APPROVAL for the Directors PENSION PLAN?

        a. When [was] the PENSION PLAN put into effect and how many directors participate?

        b. What is the yearly COST to the SHAREHOLDERS?

        c. The Directors RETAINER FEE they receive yearly, is this amount USED as the PENSION FEE to be given upon retirement?

        d. [DID] management MAKE the Pension Plan [retroactive] when adopted, to Former Directors who were not in the pension plain?

        e. DO the Directors WIFE receive her husbands PENSION [after his passing away]?

     It should be NOTED this is the shareholders money NOT THE directors money.

     7. ARE any of the Present or Retired DIRECTORS [COVERED] under any type or receive ANY KIND of HEALTH CARE BENEFITS or any family members from the Bank of Boston?

        a. What type of Coverage?

        b. What is the COST?

     Which the SHAREHOLDERS PAY FOR before a Dividend is Paid?

     8. Bank of Boston have any LOANS OUTSTANDING to OUR DIRECTORS or family members?

        a. Amount or Amounts of Loans outstanding and to whom at what RATE of Interest Per-Loan?

        b. Give the TYPE of LOANS with Interest Rate Per-Loan?

        c. LOANS outstanding to Directors who are heads of companies, amount or amounts and RATE of Interest Per-Loan?

     9. NOTE: Mr. Charles K. Gifford then President, was NOT ALLOWED to answer the following questions, by the Former Chairman Ira Stepanian:

        a. WHY are YOU entitled to a BONUS of $1,000,000.00 with a SALARY of $604,807.00 when the dividend HAS NOT BEEN INCREASED to the original dividend as of the year 1988?

                        [ALTERNATE BANK OF BOSTON PAGE]

        b. Tell the shareholders the list of benefits you and your family received from the bank and the COST?

        c. HOW many times did you go overseas, give the TOTAL COST?

        d. Did you take your [WIFE] overseas and how many times when you went on bank business what was the TOTAL COST to the SHAREHOLDERS the OWNERS?

        e. What was the Banks DERIVATIVES [LOSS] the amount invested in DERIVATIVES which is another form of gambling? What was the banks yearly LOSS for the PAST three years?

     10. TOTAL amount of LOANS OUT standing to Third World Countries and Interest RATE [charged] and what was the FOUR LARGEST write offs?

     11. Do these third world countries have to give our bank any security? AS our Customers do when getting a loan or mortgage.

     12. HOW much did the bank have to write off from the LOAN LOSS RESERVE Account [Per-Share], which ARE the shareholders earnings?

     If you agree PLEASE mark your PROXY [FOR], if you disagree mark against.
NOTE: [PROXY or PROXIES not MARKED WILL BE VOTED AGAINST this RESOLUTION]

     THE BANK OF BOSTON BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL D.

     The Bank of Boston Board believes that the adoption of this proposal would not advance the interests of Bank of Boston or its stockholders. The proposal would require Bank of Boston to prepare and distribute to stockholders, following each Annual Stockholders' Meeting, a highly detailed recitation of every matter discussed or voted upon at the meeting. Consistent with the Commission's requirements, Bank of Boston already includes, in its quarterly report on Form 10-Q following each stockholder meeting, a brief description of each matter voted upon at the meeting and a tabulation of the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, as to each matter considered at the meeting (including a separate tabulation with respect to each Director nominee). The Form 10-Q is available to any stockholder, without charge, upon written request to External Affairs at the address shown below under "10-K REPORT."

     The Bank of Boston Board believes that the information disclosed in the Form 10-Q adequately informs stockholders of the key items of business considered at each stockholder meeting, and that the additional items called for in the proponent's report would be of little interest to most stockholders. Accordingly, the Board sees no need for Bank of Boston to incur the substantial additional costs that would be involved in preparing and distributing such a report to stockholders.

     FOR THE FOREGOING REASONS, THE BANK OF BOSTON BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL D.

                        [ALTERNATE BANK OF BOSTON PAGE]

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Stockholders who wish to submit proposals pursuant to Rule 14a-8 under the Exchange Act at the 1997 Annual Meeting of Stockholders will be required to deliver the proposals to Bank of Boston on or prior to November 20, 1996. Bank of Boston's By-Laws also contain certain provisions which impose additional requirements upon the submission of stockholder nominations for director and other stockholder proposals. Please forward any such proposals or the required notices to the Clerk of Bank of Boston, at the address set forth above under "THE BANK OF BOSTON MEETING -- Proxies; Voting and Revocation."

                                 OTHER MATTERS

     The Bank of Boston Board knows of no business which will be presented for consideration at the Bank of Boston Meeting other than those items set forth in this Joint Proxy Statement-Prospectus. The enclosed proxy confers upon each person entitled to vote the shares represented thereby discretionary authority to vote such shares with respect to any other matter which may be properly presented for action at the Bank of Boston Meeting.

                           BY-LAWS OF BANK OF BOSTON

     Since last year's Annual Meeting of stockholders, there have been no amendments to the By-Laws of Bank of Boston.

                                 ANNUAL REPORT

     A copy of Bank of Boston's Annual Report to stockholders for the year ended December 31, 1995, which includes financial statements, has been previously mailed to all stockholders. The Annual Report is not to be regarded as proxy soliciting material.

                                  10-K REPORT

     A copy of Bank of Boston's Annual Report to the Commission on Form 10-K for the year ended December 31, 1995 will be made available at the Bank of Boston Meeting and may be obtained without charge by any stockholder upon written request addressed to Agnes Y. Brooks, External Affairs, The First National Bank of Boston, P.O. Box 1987, MA BOS 01-28-04, Boston, Massachusetts 02105.

                                          By Order of the Board of Directors,

                                          /s/ GARY A. SPIESS

                                          GARY A. SPIESS
                                          Clerk

Dated: March 18, 1996

                           [ALTERNATE BAYBANKS PAGE]

                   THE BAYBANKS MEETING -- ADDITIONAL MATTERS

                             ELECTION OF DIRECTORS

     In addition to being asked to vote upon approval of the Merger Agreement, BayBanks stockholders will elect three directors at the BayBanks Meeting, who will serve on the BayBanks Board for three years and until their respective successors are chosen and qualified or, if earlier, until consummation of the Merger. Upon consummation of the Merger, Mr. Crozier and three other members of the BayBanks Board will become directors of Bank of Boston, and the directors of the Surviving Corporation will be those persons who were the directors of Boston Merger Corp. immediately before the Merger.

     Unless the enclosed proxy withholds authority to vote for one or more of the nominees or indicates a broker non-vote, the shares represented by such proxy will be voted for the election as directors of the nominees indicated below. If any nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of such proxy.

     The following table contains certain information as to the nominees for election to the office of director of BayBanks and each other person whose term of office as a director will continue after the meeting, and includes the number of shares of BayBanks Common Stock beneficially owned, directly or indirectly, by each of such persons as of February 12, 1996. The nominees for election to the office of director at the meeting are Mr. Cervieri, Mr. Isaacs, and Ms. McNamee and are indicated by an asterisk in the table that follows.

                                                                                             SHARES OF
                                                                       FIRST                   COMMON
                                  PRINCIPAL OCCUPATION                 BECAME     PRESENT      STOCK
                                 AND OTHER DIRECTORSHIPS            DIRECTOR OF     TERM    BENEFICIALLY
            NAME               HELD IN PUBLIC CORPORATIONS    AGE     BAYBANKS    EXPIRES     OWNED(1)
---------------------------- -------------------------------  ----  ------------  --------  ------------
John A. Cervieri Jr.(2)*.... Chairman and President,           65       1980        1996         4,928
                             Property Capital Associates,
                             Inc. -- Real estate investment
                             and consulting firm; Managing
                             Trustee, Property Capital
                             Trust, and Chairman of the
                             Board and Chief Executive
                             Officer, Americana Hotels and
                             Realty Corporation
William M. Crozier, Jr.(2).. Chairman of the Board and         63       1974        1998       155,725
                             President of BayBanks
Robert L. Gable............. Chairman, President, and Chief    65       1994        1998           706
                             Executive Officer, Unitrode
                             Corporation -- Manufacturer of
                             analog integrated circuits
Samuel J. Gerson............ Chairman of the Board and Chief   54       1990        1997         2,347
                             Executive Officer, Filene's
                             Basement, Inc. -- Retailer
Donald L. Isaacs*........... Vice Chairman of the Board of    48        1992        1996        35,639
                             BayBanks
Norman E. MacNeil........... Chairman of the Board, Ark-Les   69        1971        1998         6,587
                             Corporation -- Manufacturer of
                             switches and electrical
                             components
Arlene A. McNamee*.......... Executive Director, Catholic     49        1990        1996         2,942
                             Social Services, Diocese of
                             Fall River -- Social services
                             agency

                           [ALTERNATE BAYBANKS PAGE]

                                                                                             SHARES OF
                                                                       FIRST                   COMMON
                                  PRINCIPAL OCCUPATION                 BECAME     PRESENT      STOCK
                                 AND OTHER DIRECTORSHIPS            DIRECTOR OF     TERM    BENEFICIALLY
            NAME               HELD IN PUBLIC CORPORATIONS    AGE     BAYBANKS    EXPIRES     OWNED(1)
---------------------------- -------------------------------  ----  ------------  --------  ------------
Thomas R. Piper(2).......... Lawrence E. Fouraker Professor    58       1979        1997         3,178
                             of Business Administration,
                             Harvard University Graduate
                             School of Business
                             Administration -- Educational
                             institution
Richard F. Pollard.......... Vice Chairman of the Board of    63..      1983        1997        46,631
                             BayBanks
Glenn P. Strehle(2)......... Vice President for Finance and   59..      1979        1998         4,328
                             Treasurer, Massachusetts
                             Institute of
                             Technology -- Educational
                             institution; Director, SofTech,
                             Inc. and Liberty Financial
                             Companies; Trustee, Property
                             Capital Trust
Joseph H. Torras............ Chairman of the Board, Preco      71       1990        1997        52,247
                             Corporation -- Manufacturer of
                             pulp, paper, and specialty
                             products
Directors and Executive.....                                                                   429,933
Officers as a Group.........                                                                     (2.2%)

---------------

 *  Nominee for election as director.

(1) Does not include a total of 14,286 shares of BayBanks Common Stock that are held by members of the immediate families of two directors and one officer, who disclaim beneficial ownership of such shares. Includes the following shares subject to options exercisable as of February 12, 1996, or within 60 days thereafter: Mr. Crozier 88,178, Mr. Isaacs 8,323, and all executive officers and directors as a group 127,833; as well as the following shares of Restricted Stock as to which the holders have voting power but will not have investment power until the restrictions lapse: Mr. Crozier 16,000, Mr. Isaacs 3,730, Mr. Pollard 400, and all executive officers and directors as a group 39,131. The group total also includes 35,587 shares beneficially owned by Michael W. Vasily, Executive Vice President, of which 17,166 shares are subject to options exercisable as of February 12, 1996, or within 60 days thereafter, and 2,898 shares are Restricted Stock, and 61,691 shares beneficially owned by Ilene Beal, Executive Vice President, of which 14,166 shares are subject to options exercisable as of February 12, 1996, or within 60 days thereafter, and 2,898 shares are Restricted Stock. None of the persons listed beneficially owns more than 1% of the outstanding Common Stock.

(2) Member of the Executive Committee.

     The preceding table shows the present principal occupation of the directors listed. Each director has had the same principal occupation for the past five years except for Ms. McNamee, whose occupation is described in the biography below.

NOMINEES FOR ELECTION.

     JOHN A. CERVIERI JR. -- Mr. Cervieri has been a director of BayBanks since 1980. He is Chairman and President of Property Capital Associates, Inc., and PCA Capital Corporation, organizations that provide investment advisory services to institutional investors and investment partnerships. He has held these positions through predecessor companies since 1971. Mr. Cervieri also is Managing Trustee of Property Capital Trust, a real estate investment trust with which he has been affiliated since its inception in 1969, and is Chairman and Chief Executive Officer of Americana Hotels and Realty Corporation. He graduated from Columbia College and the Harvard University Graduate School of Business Administration and served as a pilot in the United States Air Force. Mr. Cervieri is a member of the American Society of Real Estate Counselors and former

                           [ALTERNATE BAYBANKS PAGE]

Chairman of its New England Chapter, as well as former Chairman of the National Association of Real Estate Investment Trusts and former Chairman of the Executive Committee of the National Realty Committee. He lectures on real estate financing and is active in various finance, economic, and trade associations. He also is a member of the Board and of the Executive Committee of New England Medical Center, Inc., and a member of the Corporation of the Dana-Farber Cancer Institute.

     DONALD L. ISAACS -- Mr. Isaacs became a director of BayBanks in 1992, when he was elected a Vice Chairman. Prior to that he served in various management capacities with the Company beginning in 1974. Earlier in his career Mr. Isaacs held several positions in the computer technology field, having served at the Federal Reserve Bank of Boston just prior to joining BayBanks. Mr. Isaacs holds a bachelor's degree in mathematics from Tufts University and a Master of Science degree in management from the Sloan School of Management at the Massachusetts Institute of Technology. He is a director of both CIRRUS and Maestro USA, which are global electronic banking networks, as well as an overseer of Boston's Museum of Science and a member of the Boston Economic Club.

     ARLENE A. MCNAMEE -- Ms. McNamee has been a director of BayBanks since 1990, and prior to that had been a director of the former BayBank South and its predecessor banks since 1980. Ms. McNamee is Executive Director, Catholic Social Services, Diocese of Fall River, in which position she has served since 1994. Prior to that, during 1993, she was Southeast Regional Administrator for the Massachusetts Society for the Prevention of Cruelty to Children. From 1988 to 1993, Ms. McNamee was associated with Richards & Davis Co., Inc., a wholesale distributor of lumber, where she occupied various management positions, becoming President in 1990. Ms. McNamee continues to serve in that capacity, but it is no longer her principal occupation. Earlier in her career Ms. McNamee was a founder and director of shelters for troubled adolescents and was involved in various capacities in the public welfare sector. Ms. McNamee is a graduate of Stonehill College and is a Licensed Certified Social Worker. She is a Director of the United Way of Greater New Bedford and of Saint Luke's Hospital in New Bedford where she is Vice Chairman of the Board. Ms. McNamee also serves on numerous state and local boards and committees with particular concentration in the social services field.

     Committees of the Board. The Audit Committee is composed of Mr. Gable, Mr. Gerson, Ms. McNamee, and Mr. Piper. The Audit Committee's primary functions are to make annual recommendations to the Board of Directors as to the designation of independent auditors for BayBanks, to meet with the auditors to review the scope of the audit, to review the internal audit and loan review programs of BayBanks and its subsidiaries, and to review reports on those activities. In addition, the Audit Committee reviews reports of regulatory examinations and internal reports on credit quality. The Committee reports to the BayBanks Board on all such matters. In performing its functions, the Audit Committee held four meetings in 1995. The Corporate Compensation Committee, the members of which also comprise the Stock Option Committee, is composed of Messrs. Cervieri, Strehle, and Torras. Its function is to consider and recommend action to the Board of Directors on compensation matters. The Corporate Compensation Committee administers BayBanks' Incentive Compensation Plan and Restricted Stock Plan, and, acting as the Stock Option Committee, the Stock Option Plan. In addition, it administers BayBanks' Supplemental Executive Retirement Plan and Severance Benefits Plan. In performing their functions in 1995, the Corporate Compensation Committee held five meetings and the Stock Option Committee held one meeting. The entire Board of Directors functions as a nominating committee and considers nominations submitted to the Chairman of the Board and President. The BayBanks Board held twelve meetings in 1995.

     Compensation of Directors. Directors are paid a fee of $1,000 for each full meeting of the BayBanks Board or a Committee of the BayBanks Board they attend and an annual retainer of $15,000. Until 1996, each director in office immediately after the Annual Meeting of stockholders received the annual retainer in the form of shares of BayBanks Common Stock. For tax purposes, directors may elect to defer all or part of their cash compensation and to receive their retainer shares subject to forfeiture restrictions that permit deferral of the realization of income on the value received. All such restrictions will terminate upon approval of the

                           [ALTERNATE BAYBANKS PAGE]

Merger Agreement by BayBanks stockholders. Officers of BayBanks who are directors do not receive additional compensation for their service as directors.

     Compensation Committee Interlocks and Insider Participation. Certain of BayBanks' executive officers and directors are at present, as in the past, customers of its subsidiary banks and have transactions with such banks in the ordinary course of business. In addition, certain of the directors, including members of the Corporate Compensation Committee, are at present, as in the past, also directors or officers of corporations or members of partnerships that are customers of BayBanks' subsidiary banks and that have transactions with such banks in the ordinary course of business. Such transactions with executive officers and directors of BayBanks and with such corporations and partnerships were at rates and charges comparable to those charged to other customers of the subsidiary banks. Loans to executive officers and directors and persons and entities related to them were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than normal risk of collectibility or present other features unfavorable to the lending bank.

                           [ALTERNATE BAYBANKS PAGE]

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table provides summary information on the cash compensation and certain other compensation paid, awarded, or accrued by BayBanks and its subsidiaries for each of the last three fiscal years to, or for, the five executive officers of the Corporation who received the highest compensation for 1995 as measured by their cash compensation and bonus.

                                                                 LONG TERM COMPENSATION
                                                                         AWARDS
                                                                ------------------------
                                        ANNUAL COMPENSATION     RESTRICTED    SECURITIES
                                       ---------------------      STOCK       UNDERLYING       ALL OTHER
                                       SALARY(1)    BONUS(2)    AWARDS(3)      OPTIONS      COMPENSATION(4)
 NAME AND PRINCIPAL POSITION    YEAR      ($)         ($)          ($)           (#)              ($)
------------------------------  ----   ---------    --------    ----------    ----------    ---------------
William M. Crozier, Jr.         1995    $600,000    $390,000      $937,500       50,000         $70,353
  Chairman of the Board,        1994     530,000     333,017            --           --          43,251
  President, and Director       1993     461,250     249,844            --       50,000          29,696

Richard F. Pollard              1995     335,000     167,500            --           --          39,280
  Vice Chairman of the Board    1994     310,000     149,833            --           --          23,050
  and Director                  1993     297,500      99,167            --           --          17,362

Donald L. Isaacs                1995     315,000     157,500            --           --          36,935
  Vice Chairman of the Board    1994     290,000     140,167            --           --          21,357
  and Director                  1993     262,500     109,375            --       25,000          13,778

Michael W. Vasily               1995     235,000      82,250            --           --          27,555
  Executive Vice President      1994     215,000      72,742            --           --          16,066
  and Chief Financial Officer   1993     183,750      53,594            --           --           9,551

Ilene Beal                      1995     205,000      71,750            --           --          24,037
  Executive Vice President,     1994     190,000      64,283            --           --          13,819
  Secretary, and Clerk          1993     170,625      42,656            --           --           8,869

---------------
(1) Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code.

(2) Incentive compensation based on performance for the years shown.

(3) Restricted Stock granted for the year shown, expressed as the dollar value of the shares granted at the closing price on April 27, 1995, the date of grant, which was $62.50. Such shares vest over a period of three years in equal parts; however, all outstanding shares of Restricted Stock will vest automatically in the event BayBanks stockholders approve the Merger Agreement. Dividends on Restricted Stock are paid at the same time and in the same amounts as dividends on stock not subject to restriction. At year end 1995, the number and aggregate value of Restricted Stock holdings of each of the executive officers listed in the table were as follows, as calculated using the year-end closing price of BayBanks Common Stock, which was $98.25: Mr. Crozier 16,000 shares, $1,572,000; Mr. Pollard 400 shares, $39,300; Mr. Isaacs 6,400 shares, $628,800; Mr. Vasily 4,900 shares,
    $481,425; and Ms. Beal 4,900 shares, $481,425.

(4) Consists of the dollar value of stock and cash payments made under BayBanks' Employee Stock Ownership Plan ("ESOP") and Profit Sharing Plan and related Excess Benefit Plans for the years shown. Amounts included for 1993 cover the ESOP and the Excess Benefit Plan payments for 1993, as well as the Excess Benefit Plan payments for 1992 and 1991, which were paid in 1993. ESOP stock payments do not include dividends on shares contributed.


                           [ALTERNATE BAYBANKS PAGE]

     Stock Option Grants in Last Fiscal Year. The following table provides information on stock options granted during 1995 to Mr. Crozier, who was the only executive officer named in the Summary Compensation Table who received a grant of options.

                          NUMBER OF
                         SECURITIES         % OF TOTAL
                         UNDERLYING       OPTIONS GRANTED
                           OPTIONS        TO EMPLOYEES IN     EXERCISE PRICE     EXPIRATION        GRANT DATE
         NAME           GRANTED(1)(#)       FISCAL YEAR         ($/SHARE)           DATE        PRESENT VALUE(2)
----------------------  -------------     ---------------     --------------     ----------     ----------------
William M. Crozier,
  Jr..................      50,000          62.7%             $62.50           4/27/01          $659,000

---------------

(1) The options shown were granted on April 27, 1995. Such options become exercisable in annual increments of one-third of the shares subject thereto beginning on the first anniversary of the date of the grant; however, all such options will become exercisable automatically in the event that BayBanks stockholders approve the Merger Agreement.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value of the options an executive may realize, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The model assumes exercise of options upon the expiration date; a future risk-free rate of return of 5.38% for an option term of six years; a stock price volatility of .1748; a dividend yield of 2.5%; and no forfeiture of options. These assumptions are based upon historical experience and are not a forecast of future stock price performance or volatility or of future dividend policy.

     Aggregated Option Exercises in Last Fiscal Year and Year-End Stock Option Values. The following table provides information regarding the aggregate number of shares of BayBanks Common Stock received upon exercise of options during the last fiscal year, the aggregate dollar value realized upon exercise, and the total number of unexercised stock options held as of the end of 1995 by the executive officers named in the Summary Compensation Table.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS AT               IN-THE-MONEY OPTIONS
                                SHARES                    DECEMBER 31, 1995(#)       AT DECEMBER 31, 1995(1)($)
                               ACQUIRED      VALUE     ---------------------------   ---------------------------
            NAME              ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -----------   --------   -----------   -------------   -----------   -------------
William M. Crozier, Jr......     12,488     $487,170      68,734        102,778      $ 4,168,697    $ 4,772,925
Richard F. Pollard..........     18,000      546,573      -0-           -0-              -0-           -0-
Donald L. Isaacs............     16,666      351,683       6,889         26,445          428,840      1,496,198
Michael W. Vasily...........      2,500      113,594      18,722          3,778        1,195,445        235,181
Ilene Beal..................      7,500      269,250      13,722          3,778          884,195        235,181

---------------

(1) Based on the difference between the 1995 year-end closing price of the Common Stock, which was $98.25, and the option exercise price for each underlying grant.

                           [ALTERNATE BAYBANKS PAGE]

     Pension Plan Table. Executive officers of BayBanks participate in the BayBanks' Retirement Plan and, if designated by the Corporate Compensation
Committee, in BayBanks' supplemental executive retirement plan ("SERP"). The following table shows the estimated annual lifetime retirement benefits payable from both plans to the executive officers named in the Summary Compensation
Table, beginning at age 65.

      AVERAGE                                                   YEARS OF SERVICE
       ANNUAL                                           ------------------------------------
    COMPENSATION                                          15            20          25-35
    ------------                                        --------      --------      --------
    $  200,000.......................................  $ 60,000      $ 80,000      $100,000
       300,000.......................................    90,000       120,000       150,000
       400,000.......................................   120,000       160,000       200,000
       500,000.......................................   150,000       200,000       250,000
       600,000.......................................   180,000       240,000       300,000
       800,000.......................................   240,000       320,000       400,000
     1,000,000.......................................   300,000       400,000       500,000
     1,200,000.......................................   360,000       480,000       600,000

     The amounts in the table have been calculated under the Retirement Plan and SERP benefit formulas using the years of service and average annual compensation levels specified in the table without taking into account any offsets for Social Security benefits. Compensation taken into account for the named executive officers by the Retirement Plan and SERP benefit formulas is the same as the amounts shown as salary and bonus in the Annual Compensation portion of the Summary Compensation Table. Average annual compensation is determined using the three consecutive years in the ten years preceding retirement or earlier termination of service in which compensation is the highest. Years of service credited as of year-end 1995 for the named executive officers are as follows:
Mr. Crozier (32 years), Mr. Isaacs (21 years), Mr. Pollard (19 years), Mr. Vasily (17 years) and Ms. Beal (23 years).

     Severance Arrangements. Approval of the Merger by BayBanks stockholders will constitute a change in control of BayBanks for purposes of determining the entitlement of BayBanks employees, including executive officers, to certain severance and other benefits as described below. BayBanks and Bank of Boston have entered into employment agreements with certain members of management that will provide employment and severance benefits from and after the Effective Time, superseding the benefits described below. See "THE MERGER -- Interests of Certain Persons in the Merger."

     BayBanks has a Severance Benefits Plan that provides severance benefits to certain employees of BayBanks and its subsidiaries in connection with a change in control of BayBanks. Benefits are payable in the event of termination of employment without cause or voluntary termination following certain events (such as a specified reduction in salary or benefits) occurring within two years after a change in control of BayBanks. Under the Plan, the executive officers named in the Summary Compensation Table would receive for each year of service a severance payment of eight weeks' salary and pro rata incentive compensation, covering up to a maximum of 156 weeks. They also would receive medical, life, and other insurance coverages for the number of weeks used to compute severance pay, as well as outplacement assistance valued at not less than 15% of annual salary.

     Under the terms of the Retirement Plan and SERP, the formulas currently used to determine benefits would be modified in the event of a change in control of BayBanks. A feature of the formulas provides smaller benefits to terminating employees who are not yet eligible for retirement as compared to employees with the same compensation and length of service who are eligible for retirement. Since a participant's ability to continue as an employee until retirement age could be affected by a change in control, this feature of the benefit formulas would be deleted from such plans if a change in control occurs. Also, in the event of a change in control, the number of weeks used to compute severance pay under the Severance Benefits Plan will be added to the age and service of SERP participants when their SERP benefits are calculated.

                           [ALTERNATE BAYBANKS PAGE]

     Vesting of restricted stock and stock options would be accelerated upon a change in control. Also, protections have been implemented to ensure, to the extent possible, that employees and directors of BayBanks at the time of a change in control receive the value of compensation or benefits earned but not received before the change in control. These protections include payment of a pro rata portion of incentive compensation plan awards upon a change in control, immediate payout of award amounts previously deferred under the incentive compensation plan (providing that a prior election to accelerate payment upon a change in control was made by those individuals eligible to defer payment of such awards), entitlement to a profit-sharing allocation during the year a change in control occurs, and funding of a trust to provide certain non-qualified benefits.

               CORPORATE COMPENSATION COMMITTEE AND STOCK OPTION
               COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

     Securities and Exchange Commission regulations require the compensation committee of the board of directors of a publicly-traded company to publish in each proxy statement involving the election of directors a report addressing certain aspects of executive officer compensation for the last completed fiscal year. The following report is provided in accordance with those regulations.

     The compensation of the Corporation's executive officers reported for 1995 was paid or awarded pursuant to plans and arrangements that collectively are intended to attract, retain, and motivate employees of outstanding ability, control costs, link changes in compensation to individual and corporate performance, and align the interests of management with the interests of the Corporation's stockholders.

     The Corporate Compensation Committee reviews executive officer salaries each year and recommends to the Board of Directors appropriate adjustments based on the Corporation's salary budget for the year, competitive salary levels, changes in job responsibilities, and the performance of each executive.

     To determine competitive salary levels the Corporation participates in external compensation studies, subscribes to professional surveys with respect to salary movements by region and industry, and engages compensation consultants to provide information and advice on its compensation programs and cash compensation levels for specific positions. In addition, the Corporate Compensation Committee engages independently an outside compensation consulting firm to provide it with research data and analysis regarding the competitiveness of the salaries and incentive compensation opportunity for the executives of the Corporation named in the proxy statement Compensation Table. For this purpose the consulting firm reviews the compensation of executives of selected regional bank holding companies throughout the United States. Such companies are selected for comparative purposes based on either a New England regional presence or comparable asset size and business characteristics. Companies in the compensation reference group that are located outside of New England tend to range in size from approximately $7 to $33 billion and have significant consumer banking operations. There is some overlap between the companies included in the compensation reference group and the companies comprising the published industry index in the stock performance graph that follows this report. However, the majority of the companies comprising the Dow Jones Eastern Regional Banks Index are considerably larger than those in the compensation reference group or have substantially different business characteristics (i.e., product/service mix) and therefore have not been considered appropriate bases of comparison for compensation study purposes.

     In 1995, in determining a recommended salary adjustment for Mr. Crozier for that year, the Committee considered both the report of its compensation consultant and the Company's 1994 financial results, as well as the achievement of organizational objectives. With respect to financial performance the Committee considered principally the substantial increase in the Corporation's earnings for the year, which exceeded 14% of stockholders' equity and were well above budget. The Committee also noted with respect to financial performance that careful management of the Company's securities portfolio, comprising investments of very high quality and relatively short maturity, had minimized the potential adverse effect of declining bond prices during the year and facilitated an effective reallocation of assets to fund the strong growth in loans that

                           [ALTERNATE BAYBANKS PAGE]

occurred as the local economy recovered from the recession of the early 1990s. In addition, the Committee noted that increases in operating expenses were modest while the organization continued to maintain or increase its market share of deposit accounts and loans in the region. The Committee observed as well that successful organization changes, which had contributed to the accomplishment of financial objectives, were facilitated by the strength of the Company's senior and middle management, the renewal and development of which had been an important longer term corporate objective. The Committee reviewed its consultant's report on the competitiveness of the chief executive officer's salary in the context of 1994 earnings performance and overall financial results. The report indicated that Mr. Crozier's salary was not only well below the median salary for chief executives of reference group banks, but was in the lowest quartile for that group despite Committee action taken over the last several years in response to prior similar findings by the compensation consultant. The Committee previously had established as an equitable compensation target the median range (25th to 75th percentile) for reference group companies and reaffirmed that objective. The Committee determined that its recommendation to the Board of Directors with respect to Mr. Crozier's 1995 salary increase, when combined with his incentive compensation opportunity, should bring his compensation to a level above the lowest quartile of the reference group.

     In connection with its consideration in 1995 of the chief executive officer's current and future compensation the Committee took note of the provisions of Section 162(m) of the Internal Revenue Code limiting the income tax deductions of public companies for certain compensation in excess of $1 million paid to certain executive officers and observed that this limit could be exceeded in the future based on the level of salary, incentive compensation, and other applicable taxable compensation paid to Mr. Crozier. It was the consensus of the Committee that although it generally is a desirable objective to have executive compensation qualify as tax-deductible whenever in the Committee's judgment that would be consistent with the objectives pursuant to which particular compensation is paid, the Corporation should compensate its executive officers fairly and not be constrained by anticipated tax treatment. Accordingly, the Committee determined that since its principal objective was to provide the chief executive officer with competitive financial incentives at this important stage of the Company's development, it would take such action as was necessary to do so.

     Executive officers of the Corporation (as well as other designated staff members) are eligible to receive incentive compensation up to specified percentages of their salaries under the Corporation's Incentive Compensation Plan. Participants and their award eligibility for each plan year are approved by the Corporate Compensation Committee, and, in the case of the executive officers named in the Compensation Table, by the Board. Participants are intended to be those individuals with positions in which job performance can significantly affect profits or the achievement of strategic objectives. The level of incentive compensation for which each participant is eligible is based on the scope of that individual's responsibility and accountability relative to other Plan participants. Awards under the Incentive Compensation Plan are based partly on the performance of the Corporation (the Corporate award) and partly on an evaluation of individual job performance. Corporate performance normally accounts for one third of the award opportunity. Under the Plan the Committee may recommend to the Board exceptions to this formula, but it has not done so.

     Determination of the portion of the Corporate award that will be paid for any year is made by the full Board following the end of that year on the basis of the Corporate Compensation Committee's review of data comparing the Corporation's performance with previously established internal budget targets and with the performance of other similar companies. For these purposes, budget targets and performance comparisons with other companies focus principally on net income, return on equity, and operating profit margins, but also may include other financial measures, such as return on assets, price/earnings ratios, and market value/book value ratios. The reference group companies, which are reviewed annually by the Corporate Compensation Committee and the Board, are substantially the same as the reference group companies comprising the compensation study group. The overlap of these companies with the Dow Jones Eastern Regional Banks Index is described above. In early 1996 the Corporate Compensation Committee and the Board determined that 100% of the Corporate Award would be paid for 1995 because earnings results and return on equity had exceeded budgetary targets.

                           [ALTERNATE BAYBANKS PAGE]

     The portion of each incentive award that is determined specifically by an evaluation of individual performance is based principally on the extent to which individual performance goals for the year were achieved and, in the case of executive officers of the Corporation named in the Compensation Table, an evaluation by the Corporate Compensation Committee and the Board of the executive's job performance during the year. In determining awards for individual job performance by the named executives other than the chief executive officer, the Committee receives recommendations from the chief executive officer. Individual performance goals that are the primary bases of the award evaluations may be budgetary, strategic, organizational, operational, and administrative. Budgetary goals may include, as applicable, sales, revenues, profits, asset quality, and expense control. In addition, in accordance with the Plan, the Committee considers other factors, including, for example, the quality and effectiveness of an executive's response to significant developments affecting the Company or a line of business during the year (e.g., economic and competitive events). The Committee, which has discretion over selection of individual award determination factors, subject to Board review, does not necessarily weight performance factors in determining the individual portion of an award, except that the Plan provides that up to half of the individual portion of the award may be based on subjective considerations. The results of the Committee's Plan administration are reviewed by the Board of Directors.

     In determining the incentive compensation award for Mr. Crozier for 1995, the Committee and the Board noted the Company's outstanding achievements with respect to its most important financial, strategic, and organization objectives. These included, in particular, negotiation of the merger transaction with Bank of Boston Corporation on terms favorable to BayBanks shareholders. The Committee cited the Company's superior 1995 earnings performance (as described in the 1995 Annual Report) and the steep ascent of the stock price during the year. It was noted as well that the strength of 1995 financial performance allowed the Corporation to increase the quarterly dividend to shareholders from $.45 at year end 1994 to $.60 per share. The Committee commended also the success of initiatives to expand geographically into southern New Hampshire, which had been an important marketing objective realized in 1995 upon consummation of the acquisitions of NFS Financial Corp. and Cornerstone Financial Corporation and the integration by year-end of substantially all of their operations into those of the rest of the Company. The Committee additionally noted the internal organization restructuring accomplished in 1995, which simplified operations and positioned the Company for further future consolidation. This included the merger into one bank of the three banking subsidiaries located in Massachusetts and Connecticut and the repositioning of non-bank companies as subsidiaries of that bank. The Committee observed that the Company also sustained and advanced important product and service initiatives, including significant developments in the application of electronic banking technology, while continuing to lead in its consumer market share position and increase its share in other principal product lines. The Committee concluded that the full amount of the incentive award for which the chief executive officer was eligible should therefore be paid.

     The Stock Option Plan and the Restricted Stock Plan are administered by the Stock Option and Corporate Compensation Committees, subject to review by the Board. These Plans provide longer term incentives intended to attract, motivate, and retain outstanding individuals as employees of the Corporation and its subsidiaries and to reward those who make substantial contributions to the success and welfare of the Corporation to the benefit of the Corporation's shareholders. They also are intended to align the future interests of the executives who receive grants under the Plans with the interests of shareholders and provide compensation that is directly related to enhancements in shareholder value. Benefits accrue over a number of years, depending on the terms of the grants: Stock Options become exercisable and restrictions on shares lapse during a vesting period, providing that the grantee remains in the employ of the Corporation or a subsidiary. During the vesting period Restricted Stock recipients are paid dividends on their restricted shares.

     In April 1995 the Corporate Compensation and Stock Option Committees made grants to Mr. Crozier under both the Restricted Stock Plan and the Stock Option Plan. At that time the Committee reviewed the total compensation paid to the chief executive officer in the context of the competitive information considered in establishing his 1995 salary and in the context of organization plans and strategic issues facing the

                           [ALTERNATE BAYBANKS PAGE]

Company. The Committee noted that certain executive officers, the chief executive officer among them, had not participated in stock option grants made in 1991 when the stock price was about one-fifth of the April 1995 market price. They discussed with Mr. Crozier the management challenges facing the Company and plans for the Company's future, as well as the Committee's expectations regarding the chief executive's role in ensuring a secure future for the Company's shareholders and its other important constituencies. They noted the importance of providing adequate financial incentives for the Company's leader and concluded that stock plan awards would be of considerable significance in establishing competitive compensation opportunity at a time when the challenges facing the Company, including accelerating financial services competition and banking industry consolidation, were considerable.

     Based on information available from external and internal sources, the Stock Option Committee determined that a grant of 50,000 stock options -- the same level as the last stock option grant to the chief executive officer -- would be appropriate. In this regard the Committee reviewed information provided by its compensation consultant at the time of the last stock option grant to the chief executive officer and concluded that the factors considered in establishing the size of that grant remained relevant. The Committee determined that the grant should expire in six years, rather than the more typical ten years associated with grants under the Plan, to reflect Mr. Crozier's age and career plans. The Corporate Compensation Committee, which administers the Restricted Stock Plan, determined for the reasons cited above that a grant to Mr. Crozier of 15,000 shares of restricted stock vesting in equal parts over a three-year period would complement the stock option grant in ensuring that his financial reward for successful performance would be commensurate with that of other banking organization leaders similarly situated.

     Respectfully submitted,

                                          Glenn P. Strehle, Chairman
                                          John A. Cervieri Jr.
                                          Joseph H. Torras

                           [ALTERNATE BAYBANKS PAGE]

     Five Year Stock Performance Graph. The following graph shows the cumulative total stockholder return on BayBanks Common Stock (stock price appreciation plus dividends) over the five-year period ended December 31, 1995, and compares this return with that of the S&P Composite -- 500 Stock Index and the Dow Jones Eastern Regional Banks Index.



                       Dec-90  Dec-91  Dec-92  Dec-93  Dec-94  Dec-95

BayBanks Inc.           $100    $150    $320    $406    $434    $833

S&P 500 (R)             $100    $130    $140    $155    $157    $215

Dow Jones Eastern
Regional Banks Index    $100    $185    $266    $279    $269    $460


                           [ALTERNATE BAYBANKS PAGE]

                       OWNERSHIP OF BAYBANKS COMMON STOCK

     The following are the only known beneficial owners of more than 5% of BayBanks Common Stock as of December 31, 1995:

     NAME AND ADDRESS                                  AMOUNT AND NATURE             PERCENT
    OF BENEFICIAL OWNER                             OF BENEFICIAL OWNERSHIP         OF CLASS
    -------------------                             -----------------------         --------
Bank of Boston Corporation........................      3,938,640 shares(2)           16.7%
100 Federal Street
Boston, MA 02110(1)

Marine Midland Bank and BayBank, N.A..............      1,277,791 shares(3)(4)         6.5%
Co-Trustees of the BayBanks Savings,
Profit Sharing and Stock Ownership Plan
250 Park Avenue
New York, New York 10177

---------------

(1) Bank of Boston has filed a Schedule 13D with the Commission reporting the above stock ownership as of December 21, 1995.

(2) For purposes of this table, Bank of Boston is deemed the beneficial owner of the 3,907,120 shares of BayBanks Common Stock subject to the Bank of Boston Option. The Bank of Boston Option may be exercised and shares of BayBanks Common Stock issued to Bank of Boston in the circumstances described above under "CERTAIN TERMS OF THE STOCK OPTION AGREEMENTS." As trustee under trusts established by their customers, certain subsidiary banks of Bank of Boston have sole or shared voting and investment power over 31,520 of the shares shown.

(3) BayBank, N.A., 175 Federal Street, Boston Massachusetts 02110, disclaims beneficial ownership of 578,238 of the shares shown (2.9% of the class). BayBank, N.A. also is Trustee of the BayBanks Retirement Plan, in which capacity it has sole investment power with respect to the 405,000 shares of BayBanks Common Stock held by that Plan (2.1% of the class). As Trustee, BayBank, N.A. will vote such shares in accordance with applicable standards of fiduciary responsibility. As trustee under other trusts established by its customers, BayBank, N.A. shares voting power and has sole or shared investment power over an additional 23,885 shares of BayBanks Common Stock.

(4) Investment decisions with respect to the shares in the BayBanks, Inc. Common Stock Fund portion of the Plan are made by the participants in that fund. Marine Midland Bank, as Co-Trustee, will vote the shares in the Common Stock Fund in accordance with timely voting instructions received from the participants in that fund and will vote the shares allocated to participants' accounts in the ESOP portion of the Plan in accordance with timely voting instructions received from the ESOP participants. The Co-Trustee will vote the shares allocated to participants' accounts in the Common Stock Fund and ESOP portions of the Plan for which timely voting instructions are not received from participants, as well as the unallocated shares in the ESOP portion of the Plan, in accordance with applicable standards of fiduciary responsibility.


                             [ALTERNATE BAYBANKS PAGE]

                                    ACCOUNTANTS

     The firm of KPMG Peat Marwick LLP, independent certified public accountants, has audited the accounts of BayBanks for a number of years and will do so during 1996. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, to be available to respond to appropriate questions, and to have the opportunity to make a statement if they so desire.

                  STOCKHOLDER PROPOSALS AT 1997 ANNUAL MEETING

     It is anticipated that the Merger will occur during 1996, so that there will be no 1997 Annual Meeting of BayBanks stockholders. However, in the event that there will be such a meeting, if any stockholder of BayBanks intends to present a proposal at the meeting and desires that it be considered for inclusion in BayBanks' proxy statement and form of proxy for the meeting, it must be received by BayBanks at 175 Federal Street, Boston, Massachusetts 02110, no later than November 20, 1996. Any proposal to be presented at the 1997 Annual Meeting also must comply with the requirements, including timing, specified in BayBanks' By-Laws.


                                            /s/ Ilene Beal

                                            ILENE BEAL, Secretary and Clerk

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of December 12, 1995, by and among Bank of Boston Corporation, a Massachusetts corporation ("Parent"), Boston Merger Corp., a newly incorporated Massachusetts corporation and a wholly owned subsidiary of Parent ("Merger Sub") and BayBanks, Inc., a Massachusetts corporation ("Subject Company").

     WHEREAS, the Boards of Directors of Parent and Subject Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Subject Company, with Subject Company becoming a wholly owned subsidiary of Parent, as the surviving corporation in the Merger; and

     WHEREAS, as a condition to, and after the execution of, this Agreement, Parent and Subject Company are entering into a Parent Stock Option Agreement (the "Parent Option Agreement") attached hereto as Exhibit A; and

     WHEREAS, as a condition to, and after the execution of, this Agreement, Parent and Subject Company are entering into a Subject Company Stock Option Agreement (the "Subject Company Option Agreement"; and together with the Parent Option Agreement, the "Option Agreements") attached hereto as Exhibit B; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Massachusetts Business Corporation Law (the "MBCL"), at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall merge with and into Subject Company. Subject Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Massachusetts. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

     1.2 Effective Time. The Merger shall become effective as set forth in the articles of merger (the "Articles of Merger") which shall be submitted for filing to the Secretary of the Commonwealth pursuant to Section 78(d) of the MBCL on the Closing Date (as defined in Section 9.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 80 of the MBCL.

     1.4 Conversion of Subject Company Common Stock. At the Effective Time, subject to Section 2.2(e) hereof, by virtue of the Merger and without any action on the part of Parent, Subject Company or the holder of any of the shares of Subject Company Common Stock (as defined below):

     (a) Each share of the common stock, par value $2.00 per share, of Subject Company (the "Subject Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Subject Company Common Stock held (x) in Subject Company's treasury or (y) directly or indirectly by Parent or Subject Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined below)) shall be converted into the right to

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

receive 2.2 shares (the "Common Exchange Ratio") of the common stock, par value $2.25 per share, of Parent ("Parent Common Stock").

     (b) All of the shares of Subject Company Common Stock converted into Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Common Certificate") previously representing any such shares of Subject Company Common Stock shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of Parent Common Stock and (ii) cash in lieu of fractional shares into which the shares of Subject Company Common Stock represented by such Common Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e) hereof. Common Certificates previously representing shares of Subject Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Common Certificates in accordance with Section 2.2 hereof, without any interest thereon. If prior to the Effective Time the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Parent's capitalization, then an appropriate and proportionate adjustment shall be made to the Common Exchange Ratio.

     (c) At the Effective Time, all shares of Subject Company Common Stock that are owned by Subject Company as treasury stock and all shares of Subject Company Common Stock that are owned directly or indirectly by Parent or Subject Company or any of their respective Subsidiaries (other than shares of Subject Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties, including all shares held by the Subject Company's Savings, Profit Sharing and Employee Stock Ownership Plan (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Subject Company, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Subject Company Common Stock held by Parent or Subject Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Subject Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Subject Company or any of their respective Subsidiaries, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by Subject Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

     (d) Notwithstanding anything in this Agreement to the contrary, shares of Subject Company Common Stock which are outstanding immediately prior to the Effective Time, the holders of which shall have delivered to Subject Company a written demand for appraisal of such shares in the manner provided in the applicable provisions of the MBCL ("Dissenting Shares"), shall not be converted into the right to receive, or be exchangeable for, the shares of Parent Common Stock otherwise issuable in exchange for such shares of Subject Company Common Stock pursuant to this Section 1.4 but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of the MBCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such shares or (ii) if any holder fails to establish his entitlement to appraisal rights as provided in Sections 86 through 98 of the MBCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Subject Company Common Stock and each of such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, the shares of Parent Common Stock otherwise issuable in exchange for such shares of Subject Company Common Stock pursuant to this Section 1.4, without any interest thereon.

     1.5 Merger Sub Common Stock. At and after the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall become and be converted into one share of common stock of the Surviving Corporation.

     1.6 Options. (a) At the Effective Time, each option granted by Subject Company to purchase shares of Subject Company Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Subject Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and otherwise, to the extent not inconsistent with the foregoing, subject to the terms of the Subject Company Stock Option Plans (as defined in Section 3.2(a)) as set forth in Section 3.11 of the Subject Company Disclosure Schedule):

          (1) The number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of the number of shares of Subject Company Common Stock subject to the original option and the Common Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

          (2) The exercise price per share of Parent Common Stock under the new option shall be equal to the exercise price per share of Subject Company Common Stock under the original option, divided by the Common Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

     The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to Subject Company shall be deemed to be references to Parent.

     1.7 Articles of Organization. At the Effective Time, the Articles of Organization of Merger Sub, as in effect at the Effective Time, shall be by amendment the Articles of Organization of the Surviving Corporation. The name of the Surviving Corporation shall be the name of the Merger Sub immediately prior to the Effective Time and its purposes and authorized capital stock shall be those of Merger Sub as set forth in its Articles of Organization as in effect immediately prior to the Effective Time.

     1.8 Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.9 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.

     1.10 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, subject to the rights of Parent as the sole stockholder, each to hold office in accordance with the Articles of Organization and Bylaws of the Surviving Corporation. The officers of the Subject Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time each to hold office in accordance with the Articles of Organization and Bylaws of the Surviving Corporation.

     1.11 Board of Directors of Parent. From and after the Effective Time, the Board of Directors of Parent shall be expanded by four members and Mr. Crozier and three additional members of the Board of Directors of Subject Company shall be appointed as directors of Parent. Mr. Crozier shall serve as Chairman of Parent and Mr. Gifford shall serve as Chief Executive Officer and President of Parent from and after the Effective Time. The representatives, other than Mr. Crozier, selected by Subject Company to serve as directors of Parent shall be divided equally among the three classes of directors of Parent and Mr. Crozier shall be appointed to the class of directors whose term comes up for reelection in 1999. The representatives selected by the Subject Company to serve as directors of Parent from and after the Effective Time shall be appointed to such committees of the Board of Directors of Parent as Messrs. Crozier and Gifford shall mutually determine at or prior to the Effective Time.

     1.12 Subsidiary Bank Mergers. Parent and Subject Company shall take such actions as they determine to be mutually desirable to effectuate a merger of the subsidiary banks of Parent and Subject Company, either immediately before, concurrently with or following the Effective Time with the objective of establishing one national bank subsidiary for each state in New England in which the parties currently have bank subsidiaries and/or a multi-state national bank subsidiary. The name or names of the bank subsidiaries of Parent in New England from and after the Effective Time shall be changed to be as follows: (i) the name of the bank subsidiary located in Massachusetts shall be changed to BayBank of Boston, N.A.; and (ii) the name of the bank subsidiaries located in other states shall be changed to BayBank of [state name], N.A. To the extent there is more than one bank subsidiary in any state, the name of each bank in such state shall include the phrase "BayBank of Boston" if the state is Massachusetts and "BayBank of [state name]" with respect to any other state. To the extent that a multi-state national bank subsidiary is established, such subsidiary bank shall be named BayBank of Boston, N.A., to the extent the bank includes the Massachusetts branches of Parent. It is understood that Parent will continue to use the tradename Bank of Boston for its national relationship business and international activities.

                                   ARTICLE II
                               EXCHANGE OF SHARES

     2.1 Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent and reasonably acceptable to Subject Company (which may be a Subsidiary of Parent) (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and the cash in lieu of any fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section
1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Subject Company Common Stock.

     2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares, if any, into which the shares of Subject Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Subject Company Common Stock shall have become entitled pursuant to the provisions of
Article I hereof, and (ii) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. Notwithstanding anything to the contrary contained herein, no certificate representing Parent Common Stock or cash in lieu of a fractional share interest shall be delivered to a person who is an Affiliate (as defined in Section 6.5) of Subject Company unless such Affiliate has theretofore executed and delivered to Parent the agreement referred to in Section 6.5.

     (b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate.

     (c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of Subject Company of the shares of Subject Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock as provided in this
Article II.

     (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Subject Company. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Subject Company who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the New York Stock Exchange as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereto.

     (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Subject Company for twelve months after the Effective Time shall be paid to Parent. Any stockholders of Subject Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the shares of Parent Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Subject Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Subject Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Subject Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY

     Subject Company hereby represents and warrants to Parent as follows:

     3.1 Corporate Organization. (a) Subject Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Subject Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Subject Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent, Subject Company or the Surviving Corporation, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. Subject Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). The Articles of Organization and Bylaws of Subject Company, copies of which have previously been made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Each Subject Company Subsidiary is (i) duly organized and validly existing as a bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Subject Company, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (c) The minute books of Subject Company accurately reflect in all material respects all corporate actions held or taken since January 1, 1993 of its stockholders and Board of Directors (including committees of the Board of Directors of Subject Company).

     3.2 Capitalization. (a) The authorized capital stock of Subject Company consists of 50,000,000 shares of Subject Company Common Stock and 1,000,000 shares of preferred stock, $10 par value. At the close of business on November 30, 1995 there were 19,633,771 shares of Subject Company Common Stock outstanding and no shares of Subject Company Preferred Stock outstanding, and 2,899 shares of Subject Company Common Stock held in Subject Company's treasury. On November 30, 1995, no shares of Subject Company Common Stock or Subject Company Preferred Stock were reserved for issuance, except that (i) 1,403,503 shares of Subject Company Common Stock were reserved for issuance pursuant to Subject Company's 1994 Restricted Stock Plan, 1990 Stock Plan for Directors, and Savings, Profit Sharing and Employee Stock Ownership Plan, (ii) 722,523 shares of Subject Company Common Stock were reserved for issuance upon the exercise of stock options pursuant to the 1978 Stock Option Plan, the 1988 Stock Option Plan, and the NFS Financial Corp. Stock Option Plan (collectively, the "Subject Company Stock Option Plans"), (iii) 200,000 shares of Subject Company Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "Subject Company Rights") distributed to holders of Subject Company Common Stock pursuant to the Shareholder Rights Agreement, dated as of December 23, 1988, between Subject Company and The First National Bank of Boston, as Rights Agent (the "Subject Company Shareholder Rights Agreement"), and (iv) the shares of Subject Company Common Stock issuable pursuant to the Subject Company Option Agreement. All of the issued and outstanding shares of Subject Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth in Section 3.2(a) of the disclosure schedule of Subject Company delivered to Parent concurrently herewith (the "Subject Company Disclosure Schedule") and except for the Subject Company Shareholder Rights Agreement and the Subject Company Option Agreement, Subject Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Subject Company Common Stock or Subject Company Preferred Stock or any other equity securities of Subject Company or any securities representing the right to purchase or otherwise receive any shares of Subject Company Common Stock or Subject Company Preferred Stock. Subject Company has previously provided Parent with a list of the option holders, the date of each option to purchase Subject Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under an applicable Subject Company Stock Option Plan. Except as set forth in Section 3.2(a) of the Subject Company Disclosure Schedule, since November 30, 1995, Subject Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date and as disclosed in Section 3.2(a) of the Subject Company Disclosure Schedule, pursuant to the Subject Company Option Agreement and pursuant to the Subject Company Shareholder Rights Agreement.

     (b) Except as set forth in Section 3.2(b) of the Subject Company Disclosure Schedule, Subject Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subject Company Subsidiaries, free and clear of any liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in Section 3.2(b) of the Subject Company Disclosure Schedule, no Subject Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Parent with Section 1.6 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which Subject Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of Subject Company or any of its Subsidiaries.

     3.3 Authority; No Violation. (a) Subject Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Subject Company. The Board of Directors of Subject Company has directed that this Agreement and the transactions contemplated hereby be submitted to Subject Company's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Subject Company Common Stock, no other corporate proceedings on the part of Subject Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Subject Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of Subject Company, enforceable against Subject Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Except as set forth in Section 3.3(b) of the Subject Company Disclosure Schedule, neither the execution and delivery of this Agreement by Subject Company nor the consummation by Subject Company of the transactions contemplated hereby, nor compliance by Subject Company with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Organization or Bylaws of Subject Company or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Subject Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Subject Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Subject Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have or be reasonably likely to have a Material Adverse Effect on Subject Company.

     3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications and notices, (ii) the filing of applications with the Office of the Thrift Supervision (the "OTS") under HOLA and approval of such applications,
(iii) the filing of any requisite
applications with the Office of the Comptroller of the Currency (the "OCC"),
(iv) the filing of any required applications or notices with any state agencies and approval of such applications and notices (the "State Approvals"), (v) the filing with the SEC of a joint proxy statement in definitive form relating to the meetings of Parent's and Subject Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement") and the registration statement on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus, (vi) the filing of the Articles of Merger pursuant to the MBCL, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (viii) such filings as may be required in connection with a change of control of entities subject to the Investment Company Act of 1940, (ix) the approval of this Agreement by the requisite vote of the stockholders of Parent and Subject Company, and (x) the consents and approvals set forth in Section 3.4 of the Subject Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by Subject Company of this Agreement and (B) the consummation by Subject Company of the Merger and the other transactions contemplated hereby.

     3.5 Reports. Subject Company and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1993 with (i) the Federal Reserve Board, (ii) the OTS,
(iii) any state or foreign regulatory authority (each a "State Regulator"), (iv) the OCC and (v) any other self-regulatory organization ("SRO") (collectively "Regulatory Agencies"), and all other material reports and statements required to be filed by them since January 1, 1993, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or foreign governmental or regulatory body, the Federal Reserve Board, the FDIC, the OCC, the OTS, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Subject Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Subject Company, investigation into the business or operations of Subject Company or any of its Subsidiaries since January 1, 1994. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Subject Company or any of its Subsidiaries.

     3.6 Financial Statements. Subject Company has previously delivered to Parent copies of (a) the consolidated balance sheets of Subject Company and its Subsidiaries as of December 31, for the fiscal years 1993 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1992 through 1994, inclusive, as reported in Subject Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Subject Company, and (b) the unaudited consolidated balance sheet of Subject Company and its Subsidiaries as of September 30, 1994 and September 30, 1995 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the nine month periods then ended as reported in Subject Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995 filed with the SEC under the Exchange Act. The December 31, 1994 consolidated balance sheet of Subject Company (including the related notes, where applicable) fairly presents the consolidated financial position of Subject Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Subject Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles

("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Subject Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     3.7 Broker's Fees. Except as set forth in Section 3.7 of the Subject Company Disclosure Schedule, neither Subject Company nor any Subject Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreements.

     3.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Subject Company Reports (as defined below) filed prior to the date hereof, since December 31, 1994, (i) neither Subject Company nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Subject Company.

     (b) Except as publicly disclosed in Subject Company Reports filed prior to the date hereof, and except as set forth in Section 3.8(b) of the Subject Company Disclosure Schedule, since December 31, 1994, Subject Company and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

     (c) Except as set forth in Section 3.8(c) of the Subject Company Disclosure Schedule, since December 31, 1994, neither Subject Company nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1994, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than customary year-end bonuses for fiscal 1994 or 1995 or (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

     3.9 Legal Proceedings. (a) Neither Subject Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Subject Company's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Subject Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Subject Company Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Subject Company.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Subject Company, any of its Subsidiaries or the assets of Subject Company or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on Subject Company.

     3.10 Taxes and Tax Returns. (a) Each of Subject Company and its Subsidiaries has duly filed all material Federal, state and, to the best of Subject Company's knowledge, material local information returns and tax returns required to be filed by it on or prior to the date hereof and has duly paid or made provisions for the payment of all material Taxes (as defined below) and other material governmental charges which have been incurred or are due or claimed to be due from it by Federal, state, county or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges (1) which are not yet delinquent or are being contested in good faith and as to which adequate provision for payment has been made and (2) have not been finally determined. Except as set forth on Section
3.10 of the Subject Company Disclosure Schedule, the income tax returns of Subject Company and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") and any liability with respect thereto has been satisfied for all years to and including 1990, and no material deficiencies were asserted as a result of such examination or all such deficiencies were satisfied, except where the failure to do so would not have a Material Adverse Effect on Subject Company. In addition,
(i) proper and accurate amounts have been withheld by Subject Company and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable Federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on Subject Company, (ii) Federal, state, county and local returns which are accurate and complete in all material respects have been filed by Subject Company and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on Subject Company, (iii) the amounts shown on such Federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by Subject Company in its consolidated financial statements, except where failure to do so would not have a Material Adverse Effect on Subject Company and (iv) there are no Tax liens upon any property or assets of the Subject Company or its Subsidiaries except liens for current taxes not yet due.

     (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

     (c) Except as set forth in Section 3.10(c) of the Subject Company Disclosure Schedule, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Subject Company or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Subject Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code) that would be likely to have a Material Adverse Effect on Subject Company.

     (d) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Subject Company or any Subsidiary of Subject Company under any contract, plan, program, arrangement or understanding would be reasonably likely to have a Material Adverse Effect on Subject Company.

     3.11 Employees. (a) Section 3.11(a) of the Subject Company Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "Plans") by Subject Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with Subject Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     (b) Subject Company has heretofore delivered to Parent true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

     (c) Except as set forth in Section 3.11(c) of the Subject Company Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in compliance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified or may be amended to preserve its qualification, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Subject Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Subject Company, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Subject Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Subject Company, its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Subject Company or its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Subject Company, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction with respect to a Plan in connection with which Subject Company, its Subsidiaries or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Subject Company there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

     (d) Except as set forth in Section 3.11(d) of the Subject Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Subject Company or any of its affiliates from Subject Company or any of its affiliates under any Subject Company Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Subject Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

     3.12 SEC Reports. Subject Company has previously made available to Parent an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1993 by Subject Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Subject Company Reports") and prior to the date hereof and (b) communication mailed by Subject Company to its stockholders since January 1, 1993 and prior to the date hereof, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Subject Company has timely filed all Subject Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Subject Company Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     3.13 Compliance with Applicable Law. Except as disclosed in Section 3.13 of the Subject Company Disclosure Schedule, Subject Company and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Subject Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Subject Company, and neither Subject Company nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.

     3.14 Certain Contracts. (a) Except as set forth in Section 3.14(a) of the Subject Company Disclosure Schedule, neither Subject Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors or executive officers of Subject Company (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, Subject Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Subject Company Reports, (iv) which materially restricts the conduct of any line of business by Subject Company, (v) with or to a labor union or guild (including any collective bargaining agreement), or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Subject Company has previously delivered to Parent true and correct copies of all employment, consulting and deferred compensation agreements relating to any director or executive officer of Subject Company which are in writing and to which Subject Company or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the Subject Company Disclosure Schedule, is referred to herein as a "Subject Company Contract", and neither Subject Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have a Material Adverse Effect on Subject Company.

     (b) (i) Each Subject Company Contract is valid and binding and in full force and effect, (ii) Subject Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Subject Company Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Subject Company, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Subject Company or any of its Subsidiaries under any such Subject Company Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on Subject Company.

     3.15  Agreements with Regulatory Agencies.  Except as set forth in Section
3.15 of the Subject Company Disclosure Schedule, neither Subject Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 3.15 of the Subject Company Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Subject Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is currently considering issuing or requesting any Regulatory Agreement.

     3.16 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the December 31, 1994 consolidated balance sheet of Subject Company and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1994, neither Subject Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Subject Company.

     3.17 State Takeover Laws. The Board of Directors of Subject Company has approved the transactions contemplated by this Agreement and the Option Agreements such that the provisions of Ch. 110F of the Massachusetts General Laws and the provisions of the Subject Company's Articles of Organization relating to special voting requirements for certain business combinations will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

     3.18 Rights Agreement. Subject Company has taken all necessary action so that the entering into of this Agreement and the Option Agreements, the Merger, the acquisition of shares pursuant to the Option Agreements and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Subject Company Rights Agreement or enable or require the Subject Company Rights to be exercised, distributed or triggered.

     3.19 Pooling of Interests. As of the date of this Agreement, Subject Company has no reason to believe that the Merger will not qualify as a pooling of interests for accounting purposes.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                   OF PARENT

     Parent hereby represents and warrants to Subject Company as follows:

     4.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act. The Articles of Organization and Bylaws of Parent, copies of which have previously been made available to Subject Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Each Parent Subsidiary is (i) duly organized and validly existing as a bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Parent, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (c) The minute books of Parent accurately reflect in all material respects all corporate actions held or taken since January 1, 1993 of its stockholders and Board of Directors (including committees of the Board of Directors of Parent).

     4.2 Capitalization. (a) The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock, of which as of November 30, 1995, 112,566,642 shares were issued and outstanding and none of which were held in treasury, (ii) 10,000,000 shares of Preferred Stock, without par value ("Parent Preferred Stock"), of which as of November 30, 1995, (A) 3,393,977 Shares of Adjustable Rate Cumulative Preferred Stock and 1,200,000 shares of Fixed Rate Cumulative Preferred Stock were issued and outstanding (represented by 120,000 depository shares) and (B) 200,000 shares were designated and no shares were issued as outstanding of the Junior Participating Preferred Stock, Series D, designated pursuant to the Rights Agreement dated as of June 28, 1990 between Parent and The First National Bank of Boston, as Rights Agent (the "Parent Rights Agreement"). All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth in Section 4.2(a) of the disclosure schedule of Parent delivered to Subject Company concurrently herewith (the "Parent Disclosure Schedule"), and except for the Parent Rights Agreement and the Parent Option Agreement, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. As of November 30, 1995, 3,732,000 shares of Parent Common Stock were reserved for issuance pursuant to outstanding warrants, rights, options and the employee benefit plans set forth in Section 4.11(a) of the Parent Disclosure Schedule and no shares of Parent Preferred Stock were reserved for issuance. Except as set forth in Schedule 4.2 of the Parent Disclosure Schedule, since November 30, 1995,

Parent has not issued or agreed to issue any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date and as disclosed in Section 4.2(a) of the Parent Disclosure Schedule and pursuant to the Parent Company Option Agreement. The shares of Parent Capital Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     (b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Parent Subsidiaries, free and clear of any liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, no Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     4.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has directed that this Agreement and the transactions contemplated hereby be submitted to Parent's stockholders for approval at a meeting of such stockholders and except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the shares of Parent Common Stock present and voting at the meeting of stockholders of Parent at which the Merger is voted upon as required under the rules and regulations of the NYSE, no other corporate proceedings on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Subject Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Organization or Bylaws of Parent or
(ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have or be reasonably likely to have a Material Adverse Effect on Parent.

     4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the filing of applications with the OTS under HOLA and approval of such applications, (iii) the filing of any requisite applications with the OCC, (iv) the filing of the State Approvals, (v) the filing with the SEC of the Joint Proxy Statement and the S-4, (vi) the filing of the Articles of Merger pursuant to the MBCL, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (viii) such filings and approvals as may be required in connection with a change of control of entities subject to the Investment Company Act of 1940, and (ix) the approval of this Agreement by the requisite vote of the stockholders of Parent and Subject Company, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by Parent of this Agreement and (B) the consummation by Parent of the Merger and the other transactions contemplated hereby.

     4.5 Reports. Parent and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1993 with the Regulatory Agencies, and all other material reports and statements required to be filed by them since January 1, 1993, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or foreign governmental or regulatory body, the Federal Reserve Board, the FDIC, the OCC, the OTS, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Parent and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 1994. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

     4.6 Financial Statements. Parent has previously delivered to Subject Company copies of (a) the consolidated balance sheets of Parent and its Subsidiaries as of December 31, for the fiscal years 1993 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1992 through 1994, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Coopers & Lybrand LLP, independent public accountants with respect to Parent, and (b) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of September 30, 1994 and September 30, 1995 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the nine month periods then ended as reported in Parent's Quarterly Report on Form 10-Q for the period ended September 30, 1995 filed with the SEC under the Exchange Act. The December 31, 1994 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.7 Broker's Fees. Except as set forth in Section 4.7 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreements.

     4.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Parent Reports (as defined below) filed prior to the date hereof, since December 31, 1994, (i) neither Parent nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Parent.

     (b) Except as publicly disclosed in Parent Reports filed prior to the date hereof, and except as set forth in Section 4.8(b) of the Parent Disclosure Schedule, since December 31, 1994, Parent and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

     (c) Except as set forth in Section 4.8(c) of the Parent Disclosure Schedule, since December 31, 1994, neither Parent nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1994, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than customary year-end bonuses for fiscal 1994 or 1995 or (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

     4.9 Legal Proceedings. (a) Neither Parent nor any of its Subsidiaries is a party to any and there are no pending or, to the best of Parent's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Parent Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Parent.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on Parent or the Surviving Corporation.

     4.10 Taxes and Tax Returns. (a) Each of Parent and its Subsidiaries has duly filed all material Federal, state and, to the best of Parent's knowledge, material local information returns and tax returns required to be filed by it on or prior to the date hereof and has duly paid or made provisions for the payment of all material Taxes (as defined below) and other material governmental charges which have been incurred or are due or claimed to be due from it by Federal, state, county or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges (1) which are not yet delinquent or are being contested in good faith and as to which adequate provision for payment has been made and (2) have not been finally determined. Except as set forth on Section 4.10 of the Parent Company Disclosure Statement, the income tax returns of Parent and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") and any liability with respect thereto has been satisfied for all years to and including 1990, and no material deficiencies were asserted as a result of such examination or all such deficiencies were satisfied, except where the failure to do so would not have a Material Adverse Effect on Parent. In addition, (i) proper and accurate amounts have been withheld by Parent and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable Federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on Parent, (ii) Federal, state, county and local returns which are accurate and complete in all material respects have been filed by Parent and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on Parent, (iii) the amounts shown on such Federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by Parent in its consolidated financial statements, except where failure to do so would not have a Material Adverse Effect on Parent and (iv) there are no Tax liens upon any property or assets of the Parent or its Subsidiaries except liens for current taxes not yet due.

     (b) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Parent or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury

Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Parent Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code) that would be likely to have a Material Adverse Effect on Parent.

     (c) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Parent or any Subsidiary of Subject Company under any contract, plan, program, arrangement or understanding would be reasonably likely to have a Material Adverse Effect on Parent.

     4.11 Employees. (a) Section 4.11(a) of the Parent Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "Parent Plans") by Parent, any of its Subsidiaries or by any trade or business; whether or not incorporated (a "Parent ERISA Affiliate"), all of which together with Parent would be deemed a "single employer" within the meaning of
Section 4001 of ERISA.

     (b) Parent has heretofore delivered to Subject Company true and complete copies of each of the Parent Plans and all related documents, including but not limited to (i) the actuarial report for such Parent Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Parent Plan.

     (c) Except as set forth in Section 4.11(c) of the Parent Disclosure Schedule, (i) each of the Parent Plans has been operated and administered in all material respects in compliance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Parent Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified or may be amended to preserve its qualification, (iii) with respect to each Parent Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Parent Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Plan's actuary with respect to such Parent Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Parent Plan allocable to such accrued benefits, (iv) no Parent Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Parent, its Subsidiaries or any Parent ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Parent, its Subsidiaries or the Parent ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Parent, its Subsidiaries or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent, its Subsidiaries or any Parent ERISA Affiliate of incurring a material liability thereunder, (vi) no Parent Plan is a "multiemployer pension plan", as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Parent or its Subsidiaries as of the Effective Time with respect to each Parent Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and
Section 412 of the Code, (viii) neither Parent, its Subsidiaries nor any Parent ERISA Affiliate has engaged in a transaction with respect to a Parent Plan in connection with which Parent, its Subsidiaries or any Parent ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Parent there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Plans or any trusts related thereto.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Parent or any of its affiliates from Parent or any of its affiliates under any Parent Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Parent Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

     4.12 SEC Reports. Parent has previously made available to Subject Company an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1993 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the "Parent Reports") and prior to the date hereof and (b) communication mailed by Parent to its stockholders since January 1, 1993 and prior to the date hereof, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     4.13 Compliance with Applicable Law. Except as disclosed in Section 4.13 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.

     4.14 Certain Contracts. (a) Except as set forth in Section 4.14(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors or executive officers of Parent (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, Subject Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent Reports, (iv) which materially restricts the conduct of any line of business by Parent, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Parent has previously delivered to Subject Company true correct copies of all employment, consulting and deferred compensation agreements relating to any director or executive officer of Parent which are in writing and to which Parent or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in Section 4.14(a) of the Parent Disclosure Schedule, is referred to herein as a "Parent Contract", and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have a Material Adverse Effect on Parent.

     (b) (i) Each Parent Contract is valid and binding and in full force and effect, (ii) Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Parent, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

     4.15  Agreements with Regulatory Agencies.  Except as set forth in Section
4.15 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order

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

issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the Parent Disclosure Schedule, a "Parent Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is currently considering issuing or requesting any Regulatory Agreement.

     4.16 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the December 31, 1994 consolidated balance sheet of Parent and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1994, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Parent.

     4.17 State Takeover Laws. The Board of Directors of Parent has approved the transactions contemplated by this Agreement and the Option Agreements such that the provisions of Ch. 110F of the Massachusetts General Laws will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

     4.18 Rights Agreement. Parent has taken all necessary action so that the entering into of this Agreement and the Option Agreements, the Merger, the acquisition of shares pursuant to the Option Agreements and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Parent Rights Agreement or enable or require the Parent Rights to be exercised, distributed or triggered.

     4.19 Pooling of Interests. As of the date of this Agreement, Parent has no reason to believe that the Merger will not qualify as a pooling of interests for accounting purposes.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or the Option Agreements, each of Parent and Subject Company shall, and shall cause each of their respective Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action which would materially adversely affect or materially delay the ability of either Parent or Subject Company to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Option Agreements.

     5.2 Subject Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Subject Company Disclosure Schedule and, except as expressly contemplated or permitted by this Agreement or the Option Agreements, Subject Company shall not, and Subject Company shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

          (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Subject Company or any of its Subsidiaries to Subject Company or any of its Subsidiaries; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds,

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

     sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

          (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock (except for regular quarterly cash dividends at a rate not in excess of $0.60 per share of Subject Company Common Stock and except for dividends paid by any of the wholly owned Subsidiaries of Subject Company to Subject Company or any of its wholly owned Subsidiaries); or issue or sell any additional shares of capital stock except pursuant to (A) the exercise of stock options or warrants outstanding as of the date of this Agreement, (B) the Subject Company Option Agreement, or (C) the Subject Company Shareholder Rights Agreement;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

          (d) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof;

          (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

          (f) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation;

          (g) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its Subsidiaries with any corporation or other entity other than as provided by this Agreement (and Subject Company shall promptly notify Parent of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);

          (h) settle any claim, action or proceeding, except in the ordinary course of business consistent with past practice;

          (i) take any action that would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of Subject Company to exercise its rights under the Parent Option Agreement;

          (j) amend its Articles of Organization or its Bylaws; or

          (k) other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (l) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

          (m) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

     5.3 Parent Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or the Parent Option Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Subject Company:

          (a) reclassify any of its capital stock or make, declare, or pay any dividend or make any other distribution on, any shares of its capital stock or any securities or obligations, convertible into or exchangeable for any shares of its capital stock (except for regular quarterly cash dividends on the Parent Common Stock at a rate not in excess of such rate as Parent from time to time adopts as its regular quarterly dividend rate, ordinary quarterly or semiannual cash dividends on the Parent Preferred Stock at the rates set forth in the Parent Articles of Organization and except for dividends paid by any of its wholly owned Subsidiaries or any of their wholly owned Subsidiaries);

          (b) take any action that would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of Parent to exercise its rights under the Subject Company Option Agreement;

          (c) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions of the Merger set forth in Article VII of this Agreement not being satisfied or in a violation of any provision of this Agreement;

          (d) take any action that would materially adversely affect or materially delay its ability to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Parent Option Agreement;

          (e) amend its Articles of Organization except with respect to the establishment of one or more series of preferred stock or to increase its capital stock to up to 300,000,000 shares of Parent Common Stock and change the par value of the Parent Common Stock; or

          (f) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Regulatory Matters. (a) Parent and Subject Company shall promptly prepare and file with the SEC the Joint Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and Subject Company shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Parent and Subject Company shall thereafter mail the Joint Proxy Statement to their respective stockholders. Parent shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Subject Company shall furnish all information concerning Subject Company and the holders of Subject Company Common Stock as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent and Subject Company shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Subject Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) Parent and Subject Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Subject Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) Parent and Subject Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Parent and Subject Company shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Parent and Subject Company shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws, savings and loan or savings association laws (other than reports or documents which Parent or Subject Company, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Parent nor Subject Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent's or Subject Company's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Each of Parent and Subject Company shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated December 5, 1995 between Parent and Subject Company (the "Confidentiality Agreement").

     (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

     6.3 Stockholders' Approvals. Each of Parent and Subject Company shall call a meeting of its stockholders (which may be its 1996 Annual Meeting) to be held as soon as practicable for the purpose of voting upon the requisite stockholder approvals required in connection with this Agreement and the Merger, and each shall use its best efforts to cause such meetings to occur on the same date. The Boards of Directors of Parent and Subject Company shall recommend such approval to their respective stockholders.

     6.4 Legal Conditions to Merger. Each of Parent and Subject Company shall, and shall cause its Subsidiaries to, use their best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Subject Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

     6.5 Affiliates; Publication of Combined Financial Results. (a) Each of Parent and Subject Company shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the stockholders meetings called by Parent and Subject Company to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a) hereto (in the case of affiliates of Subject Company) or Exhibit 6.5(b) hereto (in the case of affiliates of Parent).

     (b) Parent shall use its best efforts to publish no later than ninety (90) days after the end of the first month after the Effective Time in which there are at least thirty (30) days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     6.6 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, Inc. (the "NYSE"), subject to official notice of issuance, prior to the Effective Time.

     6.7 Employee Benefit Plans. (a) From and after the Effective Time and through the last day of the calendar year in which the Effective Time occurs, and subject to applicable law, Parent shall continue Subject Company's Plans as in effect at the Effective Time. From and after such date, and subject to applicable law, Parent shall provide to the employees of Parent and its Subsidiaries who formerly were employees of Subject Company and its Subsidiaries employee benefits, including but not limited to pension plans, thrift plans, management incentive plans, group life plans, accidental death and dismemberment plans, travel accident plans, medical and hospitalization plans and long term disability plans, substantially the same as those provided to similarly situated employees of Parent and its Subsidiaries. From and after the Effective Time, employees of Parent or its Subsidiaries who were employees of the Subject Company and its Subsidiaries immediately prior to the Effective Time shall receive full credit for all purposes under such plans, including, without limitation, for purposes of determining participation levels in a cash balance, retiree medical or similar plan, but not for the accrual of benefits, for their years of service prior to the Effective Time with the Subject Company or any of its Subsidiaries (and any predecessors thereto) and all preexisting conditions to which any such employees are subject shall be waived under the welfare plans of Parent and its Subsidiaries.

     (b) Parent agrees to honor in accordance with their terms (i) all Plans and
(ii) all contracts, arrangements, commitments, or understandings described in
Section 3.14(a)(i) disclosed on the Subject Company Disclosure Schedule and
(iii) all benefits vested thereunder as of the Effective Time; provided, however, that nothing in this sentence shall be interpreted as preventing Parent from amending, modifying or terminating any Plans, contracts, arrangements, commitments or understandings, in accordance with their terms. Notwithstanding the foregoing, Parent agrees to recognize compensation paid by Parent or its Affiliates on and after the Effective Time in determining benefits attributable to Subject Company's defined benefit retirement plan, and any excess or supplemental retirement plan as in effect at the Effective Time.

     (c) The provisions of this Section 6.7 respecting Parent's agreement (i) to grant service credits as provided in Section 6.7(a) and (ii) to honor the contracts, arrangements, commitments and understandings referred to Section 6.7(b)(ii) are intended to be for the benefit of and enforceable by the persons referred to therein or the parties to these agreements, respectively, and their heirs and representatives.

     6.8 Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Subject Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Subject Company, any of the Subject Company Subsidiaries or any of their respective predecessors or (ii) this Agreement, the Option Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted of arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this
Section 6.8 except to the extent such failure to notify materially prejudices Parent. Parent's obligations under this Section 6.8 continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

     (b) Parent shall use its best efforts to cause the persons serving as officers and directors of Subject Company immediately prior to the Effective Time to be covered for a period of four (4) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Subject Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend more than 200% of the current amount expended by Subject Company (the "Insurance Amount") per year of coverage to maintain or procure insurance coverage pursuant hereto and further provided that if Parent is unable to maintain or obtain the insurance called for by this
Section 6.8(b), Parent shall use its best efforts to obtain as much comparable insurance as available for the Insurance Amount.

     (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this section.

     (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Party and his or her heirs and representatives may have under the charter or bylaws of the Subject Company or any of its Subsidiaries, any contract or applicable law.

     6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Parent and a Subsidiary of Subject Company) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

     6.10 Advice of Changes. Parent and Subject Company shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     6.11 Dividends. After the date of this Agreement, each of Parent and Subject Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Subject Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Parent Common Stock or Subject Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Subject Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

     6.12 Gains Taxes. Subject Company and its Subsidiaries shall pay all state or local taxes, if any (collectively, the "Gains Taxes"), attributable to the transfer of the beneficial ownership of Subject Company's and its Subsidiaries' real properties, and any penalties or interest with respect thereto, payable in connection with the consummation of the Merger. Subject Company and its Subsidiaries shall cooperate with Parent in the filing of any returns with respect to the Gain Taxes, including supplying in a timely manner a complete list of all real property interests held by Subject Company and its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real properties of Subject Company and its Subsidiaries shall be determined by Parent in its reasonable discretion. The shareholders of Subject Company shall be deemed to be bound by the allocation established pursuant to this Section 6.12 in the preparation of any return with respect to the Gains Taxes. Furthermore, Parent will not supply cash or other property to Subject Company and its Subsidiaries for purposes of replacing cash used by such companies to pay the Gains Taxes.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the respective requisite affirmative votes of the holders of Subject Company Common Stock and Parent Common Stock entitled to vote thereon.

          (b) NYSE Listing. The shares of Parent Common Stock which shall be issued to the stockholders of Subject Company upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

          (f) Federal Tax Opinion. Parent shall have received an opinion of Bingham, Dana & Gould, counsel to Parent, and Subject Company shall have received an opinion of Palmer & Dodge, counsel to Subject Company, in form and substance reasonably satisfactory to Parent and Subject Company, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368 of the Code and that accordingly:

             (i) No gain or loss will be recognized by Parent or Subject Company as a result of the Merger;

             (ii) No gain or loss will be recognized by the stockholders of Subject Company who exchange their Subject Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock); and

             (iii) The tax basis of the Parent Common Stock received by stockholders who exchange all of their Subject Company Common Stock solely for Parent Common Stock in the Merger will be the same as the tax basis of the Subject Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, Subject Company and others.

          (g) Pooling of Interests. Parent and Subject Company shall each have received a letter from Coopers & Lybrand L.L.P. addressed to Subject Company and Parent, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

     7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of Subject Company set forth in Sections 3.2, 3.3(a), 3.6, 3.15,
     3.17 and 3.18 of the Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on or as of the Closing Date and (ii) the representations and warranties of Subject Company set forth in this Agreement other than those specifically enumerated in clause (i) hereof shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (ii), no effect shall be given to any exception in such representations relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause (ii), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect upon the Subject Company. Parent shall have received a certificate signed on behalf of Subject Company by the Chief Executive Officer and the Chief Financial Officer of Subject Company to the foregoing effect.

          (b) Performance of Obligations of Subject Company. Subject Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Subject Company by the Chief Executive Officer and the Chief Financial Officer of Subject Company to such effect.

          (c) Subject Company Rights Agreement. The rights issued pursuant to the Subject Company Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

     7.3 Conditions to Obligations of Subject Company. The obligation of Subject Company to effect the Merger is also subject to the satisfaction or waiver by Subject Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Sections 4.2, 4.3(a), 4.6, 4.15, 4.17 and
     4.18 of the Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on or as of the Closing Date and (ii) the representations and warranties of Parent set forth in this Agreement other than those specifically enumerated in clause (i) hereof shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (ii), no effect shall be given to any exception in such representations relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause (ii), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect upon Parent. Subject Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Subject Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c) Parent Rights Agreement. The rights issued pursuant to the Parent Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Subject Company or Parent:

          (a) by mutual consent of Parent and Subject Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either the Board of Directors of Parent or the Board of Directors of Subject Company if any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c) by either the Board of Directors of Parent or the Board of Directors of Subject Company if the Merger shall not have been consummated on or before December 31, 1996, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by either the Board of Directors of Parent or the Board of Directors of Subject Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to Section 8.1(d) unless the breach of representation or warranty, together with all such other breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of representation or warranty by the Subject Company) or Section 7.3(a) (in the case of a breach of a representation or warranty by Parent).

          (e) by either Parent or the Subject Company if any approval of the stockholders of Parent or the Subject Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof; or

          (f) by Subject Company if there shall have occurred, since the date of this Agreement, a Significant Decline (as defined below) in the Average Closing Price (as defined below) of the Parent Common Stock as compared to the price of $47.50 (the "Conversion Price"). The "Average Closing Price" of the Parent Common Stock shall mean the average of the closing price of the Parent Common Stock as reported on the NYSE for the 20 consecutive trading days ending on the date the Federal Reserve Board issues an order approving the Merger or, if the Federal Reserve Board gives notice that its approval is not required, the later of (x) the date of such notice or (y) the date the Office of the Comptroller of the Currency issues its approval of the merger of the parties' principal national bank subsidiaries as contemplated by Section 1.12 (the "Final Calculation Period"). A "Significant Decline" shall be deemed to have occurred if (i) the Average Closing Price of the Parent Common Stock is less than 75% of the Conversion Price and (ii) the number obtained by dividing the Average Closing Price of the Parent Common Stock by the Conversion Price is less than the number obtained by dividing the average of the closing prices of the Morgan Stanley 35-Bank Regional Peer Group during the Final Calculation Period by the average of the closing prices of the Morgan Stanley 35-Bank Regional Bank Peer Group for the 20 consecutive trading days ending on December 8, 1995 and subtracting .25 from the quotient.

     8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or Subject Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Subject Company, any of their respective Subsidiaries or any of the officers or directors or any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except (i) Sections 6.2(b), 8.2, 9.2 and 9.3, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Subject Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Subject Company; provided, however, that after any approval of the transactions contemplated by this Agreement by Subject Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Subject Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by Subject Company's stockholders, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the Subject Company stockholders hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (the "Closing Date").

     9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement, in any instrument delivered pursuant to this Agreement or in the Confidentiality Agreement (other than pursuant to the Option Agreements, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Parent and Subject Company.

     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent, to:
        Bank of Boston Corporation
        100 Federal Street
        Boston, Massachusetts 02110
        Fax:  (617) 434-7825
        Attn:  Peter J. Manning
             Executive Director Mergers
                     and Acquisitions

        with copies to:

        Bank of Boston Corporation
        100 Federal Street
        Boston, Massachusetts 02110
        Fax:  (617) 434-1029
        Attn:  Gary A. Spiess
             General Counsel

        Bingham, Dana & Gould
        150 Federal Street
        Boston, Massachusetts 02110
        Fax:  (617) 951-8736
        Attn:  Norman Shachoy, Esq. and
             Neal J. Curtin, Esq.

     and

        Skadden Arps, Slate,
          Meagher & Flom
        919 Third Avenue
        New York, New York 10019
        Fax:  (212) 735-2000
        Attn:  Fred White, Esq.

     and

     (b) if to Subject Company, to:

        BayBanks, Inc.
        175 Federal Street
        Boston, Massachusetts 02110
        Fax:  (617) 556-6328
        Attn:  William M. Crozier, Jr.

        with a copy to:
        Palmer & Dodge
        One Beacon Street
        Boston, Massachusetts 02108
        Fax:  (617) 227-4420
        Attn:  Jerry V. Klima, Esq.
                      and

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Fax:  (212) 402-2000
        Attn:  Edward D. Herlihy, Esq.

     9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require Subject Company, Parent or any of their respective Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation.

     9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Option Agreements and the Confidentiality Agreement.

     9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law.

     9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.10 Publicity. Except as otherwise required by applicable law or the rules of the NYSE or the National Association of Securities Dealers, Inc. (in which case a party shall consult in advance with the other party), neither Parent nor Subject Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 and Section 6.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, Parent, Merger Sub and Subject Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                            BANK OF BOSTON CORPORATION

[Seal]                               By:/s/  PETER J. MANNING
                                     --------------------------
                                        PETER J. MANNING
                                        Executive Director

                                     BOSTON MERGER CORP.

[Seal]                               By:/s/  PETER J. MANNING
                                     --------------------------
                                        PETER J. MANNING
                                        President

                                     By:/s/  WILLIAM J. PARENT
                                     --------------------------
                                        WILLIAM J. PARENT
                                        Treasurer

                                     BAYBANKS, INC.

[Seal]                               By:/s/  WILLIAM M. CROZIER, JR.
                                     -------------------------------
                                        WILLIAM M. CROZIER, JR.
                                        Chairman of the Board and President

                                     By: /s/  MICHAEL W. VASILY
                                     --------------------------
                                        MICHAEL W. VASILY
                                        Treasurer

                                                                       EXHIBIT B

                             STOCK OPTION AGREEMENT

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

     STOCK OPTION AGREEMENT, dated December 12, 1995, between Bank of Boston Corporation, a Massachusetts corporation ("Issuer"), and BayBanks, Inc., a Massachusetts corporation ("Grantee").

                                  WITNESSETH:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Agreement; and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 22,400,761 fully paid and nonassessable shares of Issuer's Common Stock, par value $2.25 per share ("Common Stock"), at a price of $47.50 per share (the "Option Price"); provided further that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of twelve months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is nonvolitional) (provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such twelve-month period, the Exercise Termination Event shall be twelve months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction or shall have failed to publicly oppose an Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC") of Issuer, (x) a purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Significant Subsidiary of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any (i) merger, consolidation or similar transaction involving Issuer or any Significant Subsidiary in which the voting securities of Issuer outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 65% of the combined voting power of the voting securities of the Issuer or the surviving entity outstanding immediately after the consummation of such merger, consolidation, or similar transaction, or (ii) any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement;

          (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

          (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

          (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

          (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
     (y) shall not have been cured prior to the Notice Date (as defined below);
     or

          (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, whether in draft or final form, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. sec. 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering the resale of this Option and any shares issued pursuant to this Option and the issuance of any shares issuable pursuant to this Option to the extent then permitted under the rules, regulations or policies of the SEC and, to the extent not so permitted, the resale of such shares issuable pursuant to this Option. The Issuer shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

     7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer,
(iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner a certificate for the Option Shares it is then so prohibited from repurchasing.

     (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the proviso to Section 2 (b) (i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

          (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (3) "Assigned Value" shall mean the market/offer price, as defined in
     Section 7.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

     10. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11.  Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

          (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          (c) Issuer has taken all action (including if required redeeming all of the Rights or amending or terminating the Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

     12.  Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

     14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     18. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                            BANK OF BOSTON CORPORATION

                                            By: /s/ PETER J. MANNING
                                                 Peter J. Manning

                                            BAYBANKS, INC.

                                            By: /s/ WILLIAM M. CROZIER, JR.
                                                 William M. Crozier, Jr.

                                                                       EXHIBIT C

                             STOCK OPTION AGREEMENT
                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

     STOCK OPTION AGREEMENT, dated December 12, 1995, between BayBanks, Inc., a Massachusetts corporation ("Issuer"), and Bank of Boston Corporation, a Massachusetts corporation ("Grantee").

                                  WITNESSETH:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Agreement; and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 3,907,120 fully paid and nonassessable shares of Issuer's Common Stock, par value $2.00 per share ("Common Stock"), at a price of $83.75 per share (the "Option Price"); provided further that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of twelve months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such twelve-month period, the Exercise Termination Event shall be twelve months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction or shall have failed to publicly oppose an Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Significant Subsidiary of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any (i) merger, consolidation or similar transaction involving Issuer or any Significant Subsidiary in which the voting securities of Issuer outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 65% of the combined voting power of the voting securities of the Issuer or the surviving entity outstanding immediately after the consummation of such merger, consolidation, or similar transaction, or (ii) any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement;

          (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

          (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

          (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

          (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
     (y) shall not have been cured prior to the Notice Date (as defined below);
     or

          (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, whether in draft or final form, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. sec.18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering the resale of this Option and any shares issued pursuant to this Option and the issuance of any shares issuable pursuant to this Option to the extent then permitted under the rules, regulations or policies of the SEC and, to the extent not so permitted, the resale of such shares issuable pursuant to this Option. The Issuer shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

     7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer,
(iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner a certificate for the Option Shares it is then so prohibited from repurchasing.

     (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the proviso to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

          (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (3) "Assigned Value" shall mean the market/offer price, as defined in
     Section 7.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

     10. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11.  Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

          (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          (c) Issuer has taken all action (including if required redeeming all of the Rights or amending or terminating the Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

     12.  Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

     14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     18. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                            BAYBANKS, INC.

                                            By: /s/  WILLIAM M. CROZIER, JR.
                                                 William M. Crozier, Jr.

                                            BANK OF BOSTON CORPORATION

                                            By: /s/  PETER J. MANNING
                                                 Peter J. Manning

                                                                       EXHIBIT D

                                      LOGO

                                                                  March 18, 1996

Board of Directors
Bank of Boston Corporation
100 Federal Street
Boston, MA 02110

Members of the Board:

     We understand that Bank of Boston Corporation ("Bank of Boston") and BayBanks, Inc. ("BayBanks") have entered into an Agreement and Plan of Merger (the "Agreement") dated December 12, 1995, pursuant to which BayBanks will be merged with and into Bank of Boston or a subsidiary of Bank of Boston in a transaction (the "Merger") in which each outstanding share of BayBank's common stock, par value $2.00 per share (the "BayBanks Shares") will be converted into the right to receive 2.20 shares (the "Exchange Ratio") of the common stock, par value $2.25 per share, of Bank of Boston, (the "Bank of Boston Shares"), all as set forth more fully in the Agreement. In connection with the Merger, the parties have also entered into agreements, each dated December 12, 1995, (the "Option Agreements") pursuant to which Bank of Boston and BayBanks will grant to the other an option to acquire, under certain circumstances 19.9% of their respective outstanding common shares, all as set forth more fully in the Option Agreements.

     You have asked us whether, in our opinion, the proposed Exchange Ratio in the Merger is fair to Bank of Boston from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

      (1) Reviewed BayBanks' Annual Reports on Form 10-K and related audited financial information for the five fiscal years ended December 31, 1995;

      (2) Reviewed Bank of Boston's Annual Reports on Form 10-K and related audited financial information for the five fiscal years ended December 31, 1995;

      (3) Reviewed certain limited financial information, including financial forecasts and assumptions regarding cost savings resulting from the Merger, relating to the respective business, earnings, assets, contingencies and prospects of BayBanks and Bank of Boston, furnished to us by senior management of BayBanks and Bank of Boston;

      (4) Conducted certain limited discussions with members of senior management of BayBanks and Bank of Boston concerning their respective financial condition, businesses, earnings, cash flow, assets, liabilities, operations, regulatory condition, financial forecasts, contingencies and prospects;

      (5) Reviewed the historical market prices and trading activity for the BayBanks Shares and the Bank of Boston Shares and compared them with that of certain publicly traded companies which we deemed to be relevant;

      (6) Compared the respective results of operations of BayBanks and Bank of Boston with that of certain publicly traded companies which we deemed to be relevant;

      (7) Compared the proposed financial terms of the Merger contemplated by the Agreement as described to us by senior management of Bank of Boston with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

      (8) Reviewed the amount and timing of the projected cost savings for BayBanks and Bank of Boston following the Merger as prepared, and discussed with us, by the senior management of Bank of Boston;

      (9) Considered based upon information provided by Bank of Boston's senior management, the pro forma impact of the transaction on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of Bank of Boston;

     (10)  Considered the terms of the Merger set forth in the Agreement;

     (11) Considered the terms of the stock options set forth in the Option Agreements; and

     (12) Reviewed such other financial information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

     In preparing our opinion, with your consent we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by BayBanks and Bank of Boston, including that contemplated in the numbered items above, and we have not independently verified such information or undertaken an independent evaluation or appraisal of the assets and liabilities, contingent or otherwise, of BayBanks or Bank of Boston or any of their subsidiaries, nor have we been furnished any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses and, with your consent, we have not made an independent evaluation of the adequacy of the allowance for loan losses of BayBanks or Bank of Boston, nor have we reviewed any individual credit files relating to Bank of Boston or BayBanks and, with your consent, we have assumed that the aggregate allowance for loan losses for both Bank of Boston and BayBanks is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With your consent, we have also assumed and relied upon the managements of BayBanks and Bank of Boston as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to, and discussed with, us. In that regard, we have assumed and relied with your consent that such forecasts, including without limitation, financial forecasts, evaluations of contingencies, projected cost savings and operating synergies resulting from the Merger and projections regarding underperforming and non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and results of operations reflect the best currently available estimates, allocations and judgments of such respective managements as to the future financial performance of BayBanks, Bank of Boston or the combined entity, as the case may be. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     Our opinion has been rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approval for the Merger.

     We have been retained by the Board of Directors of Bank of Boston as an independent contractor to act as financial advisor to Bank of Boston with respect to the Merger and will receive a fee for our services. We may have, in the past, provided financial advisory and financing services to BayBanks and Bank of Boston and received customary fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade debt and/or equity securities of BayBanks and Bank of Boston and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities. We have also provided a bridge loan to a joint venture in which Bank of Boston is an investor formed to acquire Bank of Boston's mortgage banking business for which we have received customary compensation paid by Bank of Boston and which bridge loan is expected to be refinanced by us in the future through a securities offering or otherwise.

     Our opinion is directed to the Board of Directors of Bank of Boston and does not constitute a recommendation to any shareholder of Bank of Boston as to how such shareholder should vote at any shareholder meeting of Bank of Boston held in connection with the Merger. This opinion is directed only to the proposed Exchange Ratio.

     On the basis of, and subject to the foregoing, we are of the opinion that the proposed Exchange Ratio in the Merger is fair to Bank of Boston from a financial point of view.

                                        Very truly yours,

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                   INCORPORATED

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

                                                                       EXHIBIT E

MORGAN STANLEY

                                                  MORGAN STANLEY & CO.
                                                  INCORPORATED
                                                  1585 BROADWAY
                                                  NEW YORK, NEW YORK 10036
                                                  (212) 761-4000

                                               March 18, 1996

Board of Directors
BayBanks, Inc.
175 Federal Street
Boston, MA 02110

Members of the Board:

     We understand that BayBanks, Inc. ("BBNK"), Bank of Boston Corporation ("BKB"), and Boston Merger Corp., a newly formed wholly owned subsidiary of BKB ("Merger Sub") have entered into an Agreement and Plan of Merger, dated as of December 12, 1995 (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into BBNK (the "Merger"). Pursuant to the Merger, BBNK will become a wholly owned subsidiary of BKB and each outstanding share of common stock, par value $2.00 per share, of BBNK (the "BBNK Common Stock"), other than shares held by BBNK or BKB or any subsidiary of BBNK or BKB or as to which dissenters' rights have been perfected, will be converted into
2.2 shares (the "Exchange Ratio") of common stock, par value $2.25 per share, of BKB (the "BKB Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of BBNK Common Stock (other than BKB and its affiliates).

     For purposes of the opinion set forth herein, we have:

          (i) analyzed certain publicly available financial statements and other information of BBNK and BKB, respectively;

          (ii) analyzed certain internal financial statements and other financial and operating data concerning BBNK and BKB prepared by the managements of BBNK and BKB, respectively;

          (iii) analyzed certain financial projections of BBNK and BKB prepared by the managements of BBNK and BKB, respectively;

          (iv) discussed the past and current operations and financial condition and the prospects of BBNK and BKB with senior executives of BBNK and BKB, respectively, and analyzed certain pro forma financial projections for the combined company prepared by senior executives of BBNK and BKB;

          (v) reviewed the reported prices and trading activity for the BBNK Common Stock and the BKB Common Stock;

          (vi) compared the financial performance of BBNK and BKB and the prices and trading activity of the BBNK Common Stock and the BKB Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (vii) discussed with independent auditors of BBNK their review of the financial and accounting affairs of BBNK and with the independent auditors of BKB their review of the financial and accounting affairs of BKB;

          (viii) discussed the results of regulatory examinations of BBNK and BKB with the senior managements of the respective companies;

          (ix) discussed the strategic objectives of the merger and the plan for the combined company with senior executives of BBNK and BKB;

          (x) reviewed and discussed with senior managements of BBNK and BKB certain estimates of the cost savings projected by BBNK and BKB for the combined company and compared such amounts to those estimated in certain precedent transactions;

          (xi) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions;

          (xii) participated in discussions and negotiations among representatives of BBNK and BKB and their financial and legal advisors;

        (xiii) reviewed the Merger Agreement and certain related documents; and

          (xiv) performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including the estimates of cost savings expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of BBNK and BKB. We have not made any independent valuation or appraisal of the assets or liabilities of BBNK and BKB, nor have we been furnished with any such appraisals and we have not examined any individual loan files of BBNK or BKB. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any other party with respect to the acquisition of BBNK or any of its assets.

     We have acted as financial advisor to the Board of Directors of BBNK in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for BBNK and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of BBNK and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by BBNK with the Securities and Exchange Commission with respect to the Merger. In addition, we express no opinion and make no recommendation as to how the stockholders of BBNK should vote at the stockholders meeting being held in connection with the Merger.

     Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of BBNK Common Stock (other than BKB and its affiliates).

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ Donald A. Moore, Jr.
                                              DONALD A. MOORE, JR.
                                              Managing Director

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

                                                                       EXHIBIT F

             TEXT OF SECTIONS 85 THROUGH 98 OF CHAPTER 156B OF THE
                     MASSACHUSETTS BUSINESS CORPORATION LAW

SEC.85.  DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK; EXCEPTION

     A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

SEC.86.  SELECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

     If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

SEC.87.  STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING;
         FORM

     The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

     "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

SEC.88.  NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

     The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

SEC.89.  DEMAND FOR PAYMENT; TIME FOR PAYMENT

     If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

SEC.90.  DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

     If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

SEC.91.  PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

     If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

SEC.92.  DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

     After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

SEC.93.  REFERENCE TO SPECIAL MASTER

     The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

SEC.94.  NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

     On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SEC.95.  COSTS; INTEREST

     The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

SEC.96.  DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

     Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

     (1) A bill shall not be filed within the time provided in section ninety;

     (2) A bill, if filed, shall be dismissed as to such stockholder; or

     (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

     Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

SEC.97.  STATUS OF SHARES PAID FOR

     The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

SEC.98.  EXCLUSIVE REMEDY; EXCEPTION

     The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

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

                                                                       EXHIBIT G

                           BANK OF BOSTON CORPORATION

1996 LONG-TERM INCENTIVE PLAN

1. Purpose.

     The Bank of Boston Corporation 1996 Long-Term Incentive Plan (the "Plan") has been adopted to create and enhance significant ownership of the Common Stock of the Corporation by key officers and employees of the Corporation and its Affiliates. Additional purposes of the Plan include providing a meaningful incentive to Participants to make substantial contributions to the Corporation's future success, enhancing the Corporation's ability to attract and retain persons who will make such contributions, and ensuring that the Corporation has competitive compensation opportunities for such key officers and employees.

     By furthering these objectives, the Plan is intended to benefit the interests of the stockholders of the Corporation.

2. Definitions.

     As used herein, the following words or terms have the meanings set forth below:

     2.1. "Affiliate" means (a) a corporation or other entity in which the Corporation owns, directly or indirectly or has the power to vote or cause to be voted, stock or other ownership interests representing more than 50% of the total combined voting power of such entity or (b) any other entity in which the Corporation has a significant equity interest, as determined by the Committee. Except as determined by the Committee in particular cases, if an entity ceases to be an Affiliate for any reason (a "disaffiliation"), the employment of each individual who was employed by the entity shall be treated as having been involuntarily terminated by the Corporation and its Affiliates effective upon such disaffiliation, unless such individual thereafter continues to be employed by the Corporation or another entity which remains an Affiliate.

     2.2. "Award" means any Options, Stock Appreciation Rights, Restricted Stock, Performance Shares or Other Awards granted under the Plan.

     2.3. "Award Documentation" means a writing delivered to a Participant specifying the terms and conditions of an Award and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable.

     2.4. "Beneficial Owner" shall have the meaning defined in Rule 13d-3 under the Exchange Act.

     2.5. "Board" means the Board of Directors of the Corporation, except that, whenever action is to be taken under the Plan with respect to a Reporting Person, "Board" shall mean only such directors who are "disinterested persons" or "non-employee directors," as applicable, within the meaning of Rule 16b-3 under the Exchange Act or any successor rule.

     2.6. A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

          2.6.1. There is an acquisition of control of the Corporation as defined in Section 2(a)(2) of the Bank Holding Company Act of 1956, or any similar successor provision, as in effect at the time of the acquisition; or

          2.6.2. Continuing Directors constitute two-thirds (2/3) or less of the membership of the Board, whether as the result of a proxy contest or for any other reason or reasons; or

          2.6.3. Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding voting securities; or

          2.6.4. There is a change in control of the Corporation of a nature that would be required to be reported in response to item 1(a) of Current Report on Form 8-K or item 6(e) of Schedule 14A of Regulation 14A or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Corporation is then subject to such reporting requirement, including without limitation any merger or consolidation of the Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) forty-five percent (45%) or more of the combined voting power of the voting securities (entitled to vote generally for the election of directors) of the Corporation or such surviving or parent entity outstanding immediately after such merger or consolidation and which would result in those persons who are Continuing Directors immediately prior to such merger or consolidation constituting more than two-thirds (2/3) of the membership of the Board or the board of such surviving or parent entity immediately after, or subsequently at any time as contemplated by or as a result of, such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person acquired twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding securities; or

          2.6.5. the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets (or any transaction having a similar effect).

     2.7. "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

     2.8. "Committee" means the committee appointed by the Board with authority to administer the Plan. Membership of the Committee shall at all times be constituted consistent with exemption under Rule 16b-3 under the Exchange Act (or any successor rule) of those Awards that are intended to be so exempt and with qualification under the Performance-Based Exception of those Awards that are intended to so qualify. To the extent that the Committee delegates its power to make Awards as permitted by Section 4.1, all references in the Plan to the Committee's authority to make Awards and determinations with respect thereto shall be deemed to include the Committee's delegate or delegates.

     2.9. "Common Stock" or "Stock" means the Common Stock, par value $2.25 per share, of the Corporation.

     2.10. "Continuing Director" means any director (a) who has continuously been a member of the Board since not later than the date of a Potential Change of Control or (b) who is a successor of a director described in clause (a), if such successor (and any intervening successor) shall have been recommended or elected to succeed a Continuing Director by a majority of the then Continuing Directors.

     2.11. "Corporation" means Bank of Boston Corporation, a corporation established under the laws of the Commonwealth of Massachusetts.

     2.12. "Designated Beneficiary" means the beneficiary designated by a Participant, in a manner acceptable to the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

     2.13. "Disability" means a physical or mental condition of such a nature that it would qualify a Participant for benefits under the long-term disability insurance plan of The First National Bank of Boston or any successor plan. The Committee shall have the authority to determine whether and when, consistent with the foregoing, a Participant has suffered a Disability for purposes of the Plan.

     2.14. "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

     2.15. "Fair Market Value," in the case of a share of Common Stock on a particular day, means the closing price of the Common Stock for that day as reported in the "NYSE-Composite Transactions" section of the Eastern Edition of The Wall Street Journal, or if no prices are quoted for that day, for the last preceding day on which such prices of Common Stock are so quoted. In the event "NYSE-Composite Transactions" cease to be reported, the Committee shall adopt some other appropriate method for determining Fair Market Value.

     2.16. "Freestanding SAR" means an SAR that is granted independently of any Options.

     2.17. "Incentive Stock Option" means an Option, granted to a Participant pursuant to Section 8, which is intended to satisfy the requirements of Section 422(b) of the Code or any successor provision.

     2.18. "Nonqualified Stock Option" means an Option, granted to a Participant pursuant to Section 8, which is not intended to qualify as an Incentive Stock Option.

     2.19. "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

     2.20. "Other Award" means an Award (other than an Option, SAR, Restricted Stock or Performance Share) granted to a Participant pursuant to Section 12. An Other Award may consist of Shares, fixed or variable units valued or based on Common Stock, fixed or variable units valued or based on measures (including performance measures) that are unrelated to Common Stock, or any combination of the foregoing. An Other Award that consists of units other than Shares, whether or not valued or based on Common Stock, may be made payable in cash or Shares or a combination of cash and Shares.

     2.21. "Participant" means an individual selected by the Committee to receive an Award under the Plan.

     2.22. "Performance-Based Exception" means the performance-based exception from the deductibility limits set forth in Section 162(m) of the Code and the
Section 162(m) Regulations.

     2.23. "Performance Goals" means, with respect to Awards that are intended to qualify for the Performance-Based Exception, objectively determinable performance goals established by the Committee within the time period specified in the Section 162(m) Regulations and based on any of the following criteria:
(a) earnings, (b) return on equity, (c) return on assets, (d) return on investment, (e) revenues, (f) expenses; (g) the operating ratio; (h) stock price; (i) stockholder return; (j) market share; (k) charge-offs, (l) credit quality, or (m) customer satisfaction measures. Such Performance Goals may be particular to a Participant or the division, branch, line of business, Affiliate or other unit in which the Participant works, or may be based on the performance of the Corporation on a consolidated basis. Notwithstanding the preestablishment of a Performance Goal with respect to an Award in accordance with the Section 162(m) Regulations, nothing herein shall be construed as limiting the Committee's ability to reduce the amount payable under the Award (including, for this purpose, reducing the amount of any Award that would otherwise be granted, or reducing the portion of any Award that would otherwise vest) upon attainment of such Performance Goal.

     2.24. "Performance Period" means the period of time designated by the Committee applicable to a Performance Stock Award during which specified Performance Goals shall be measured.

     2.25. "Performance Share" means an Award granted to a Participant pursuant to Section 11.

     2.26. "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (a) the Corporation or any of its subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (c) an underwriter temporarily holding securities pursuant to a registered offering of such securities in accordance with an agreement with the Corporation, or (d) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

     2.27. "Potential Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

          2.27.1. the Corporation enters into an agreement, the consummation of which would result in a Change in Control;

          2.27.2. the Corporation or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

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          2.27.3. any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing fifteen percent (15%) or more of the combined voting power of the Corporation's then outstanding securities (entitled to vote generally for the election of directors); or

          2.27.4. the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

     2.28. "Prior Plan" means the Corporation's 1991 Long-Term Stock Incentive Plan.

     2.29. "Reporting Person" means a person required to file reports under
Section 16(a) of the Exchange Act or any successor statute.

     2.30. "Restricted Period" means the period during which the transfer of shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of Performance Goals or upon the occurrence of other events as determined by the Committee), and the Shares are subject to a substantial risk of forfeiture, as provided in Section 10.

     2.31. "Restricted Stock" means an Award granted to a Participant pursuant to Section 10.

     2.32. "Retirement" means termination of employment with the Corporation or any Affiliate if such termination of employment constitutes normal retirement, early retirement, disability retirement or other retirement as provided for at the time of such termination of employment under the applicable retirement program then maintained by the Corporation or the Affiliate, provided that the Participant does not continue in the employment of the Corporation or any Affiliate and provided further that such termination does not constitute a Termination for Cause.

     2.33. "Section 162(m) Regulations" means the regulations promulgated under
Section 162(m) of the Code, as amended from time to time.

     2.34 "Shares" means shares of Common Stock.

     2.35. "Stock Appreciation Right" or "SAR" means an Award granted to a Participant, alone or in connection with a related Option, pursuant to Section 9.

     2.36. "Tandem SAR" means an SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase a share of Common Stock under the related Option (and when a share of Common Stock is purchased under the related Option, the Tandem SAR shall similarly be canceled).

     2.37. "Termination for Cause" means the termination of a Participant's employment due to any act which, in the discretionary judgment of the Committee, is deemed inimical to the best interests of the Corporation or any Affiliate, including, but not limited to: (a) willful and gross misconduct in respect of the Participant's duties for the Corporation or the Affiliate, (b) conviction of a felony or perpetration of a common law fraud, (c) willful failure to comply with applicable laws or regulations with respect to the execution of the Corporation's or the Affiliate's businesses or (d) theft, fraud, embezzlement, dishonesty or other conduct which has resulted or is likely to result in material economic or other damage to the Corporation or any Affiliate.

3. Effective Date and Term.

     Subject to approval by the Corporation's stockholders, the Plan shall become effective as of January 1, 1997, and Awards may be granted under the Plan from and after that date. No Awards may be made under the Plan after December 31, 2006, but Awards theretofore granted may extend beyond that date. Notwithstanding the foregoing, no Incentive Stock Options shall be granted after December 20, 2005.

4. Administration.

     4.1. The Plan shall be administered by the Committee. Subject to the provisions set forth herein, the Committee shall have full authority to determine the provisions of Awards, including, without limitation,

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

vesting schedules, price, performance standards (including Performance Goals), length of relevant performance, restriction or option period, dividend rights, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of the Plan and individual Award Documentation. The Committee also shall have full authority to interpret the terms of the Plan and of Awards made under the Plan, to adopt, amend and rescind rules and guidelines for the administration of the Plan and for its own acts and proceedings and to decide all questions and settle all controversies and disputes which may arise in connection with the Plan. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers who are also directors of the Corporation the power to make Awards to Participants who are not Reporting Persons at the time of such Awards and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of Awards for such Participants as a group.

     4.2. Notwithstanding Section 4.1 and subject to the provisions set forth herein, the Board shall approve or ratify Awards made under the Plan to any executive officer who is also a director of the Corporation.

     4.3. The decision of the Committee on any matter as to which it is given authority under Section 4.1 above shall be final and binding on all persons concerned.

5. Shares Subject to the Plan.

     5.1. Subject to adjustment in accordance with the provisions of Section
13.8 and subject to Section 5.4, (a) the total number of Shares available for grants of Awards (including, without limitation, Awards of Restricted Stock and Performance Shares) in any calendar year shall not exceed one and one-quarter percent (1.25%) of the outstanding Common Stock as of the first business day of such calendar year and (b) the total number of Shares available for grants of Restricted Stock and Performance Shares in any calendar year shall not exceed one-half of one percent (.5%) of the outstanding Common Stock as of the first business day of such calendar year. Shares issued under the Plan may consist in whole or in part of authorized but unissued Shares, Shares held as treasury stock or previously issued Shares reacquired by the Corporation, including Shares purchased on the open market. Notwithstanding the foregoing, the maximum number of Shares that may be issued under Incentive Stock Options awarded under the Plan, subject to adjustment in accordance with Section 13.8, shall be 5,000,000 Shares.

     5.2. Subject to adjustment in accordance with Section 13.8, the total number of Shares available for grants of Awards in any calendar year to any Participant shall not exceed the lesser of (a) three-tenths of one percent (.3%) of the outstanding Common Stock as of the first business day of such calendar year or (b) 600,000 Shares.

     5.3. For purposes of calculating the total number of Shares available for grants of Awards, (a) the grant of a Performance Share shall be deemed to be equal to the maximum number of Shares which may be issued upon payment of the Performance Share and (b) where the value of an Award is variable on the date it is granted, the value shall be deemed to be the maximum limitation of the Award. Awards payable solely in cash shall not reduce the number of Shares available for Awards granted under the Plan.

     5.4. There shall be carried forward and available for Awards under the Plan in each succeeding calendar year, in addition to Shares available for grant under Section 5.1, all of the following: (a) any unused portion of the limit set forth in Section 5.1 for any preceding calendar years; (b) Shares represented by Awards which, during that calendar year or any preceding calendar years, have been canceled, forfeited, surrendered, terminated or expire unexercised (with the exception of the termination of a Tandem SAR upon the exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR), or which are settled in a manner that results in fewer Shares outstanding than were initially awarded (including, without limitation, the surrender of Shares as full or partial payment for the Award or any tax obligation thereon); (c) the excess amount of variable Awards which become fixed at less than their maximum limitations; (d) authorized Shares as to which Options, SARs and Restricted Stock were not granted under the Prior Plan as of December 31, 1996 and (e) Shares granted under the Prior Plan subject to Options, SARs or Restricted Stock which, during that calendar year or any preceding calendar years, have been canceled, forfeited, surrendered, terminated or expire unexercised or which are settled in a manner that results in fewer Shares outstanding than were initially awarded (including, without limitation, the surrender of Shares as full or partial payment for the Award or any tax obligation thereon).

6. Eligibility for Awards.

     Any officer or employee of the Corporation or its Affiliates who, in the opinion of the Committee, is in a position to have a significant effect upon the Corporation's business and consolidated earnings, shall be eligible to receive an Award under the Plan.

7. Grant of Awards.

     From time to time while the Plan is in effect, the Committee may, in its absolute discretion, select from among the persons eligible to receive Awards (including persons to whom Awards were previously granted) those persons to whom Awards are to be granted. Such Awards may be granted on a stand alone, combination or tandem basis. In addition to granting Awards for purposes of incentive compensation, Awards may also be made in tandem with or in lieu of other current or deferred employee compensation.

8. Options.

     8.1. Grant of Options. Subject to the provisions of the Plan, the Committee may award Options, alone or in combination with other Awards under the Plan. Options granted under the Plan may be either Incentive Stock Options or Nonqualified Stock Options. The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422(b) of the Code or any successor provision, and any regulations thereunder.

     8.2. Option Price. The Option price per share of Common Stock, with respect to each Option, shall not be less than the Fair Market Value per share at the time the Option is granted.

     8.3. Period of Options. An Option shall be exercisable during such period of time as the Committee shall determine, subject, in the case of Incentive Stock Options, to any limitation required by the Code. It is contemplated that the Committee will provide that an Option shall not be exercisable after the expiration of ten years from the date the Option is granted.

     8.4. Exercise of Options. Each Option shall be made exercisable at such time or times, and shall be subject to such conditions or restrictions, as the Committee shall determine. It is contemplated that the Committee will normally provide that the right to exercise an Option will accrue on the first anniversary of the date of grant with respect to 50 percent of the number of shares of Common Stock subject to the Option and that the right to exercise the Option with respect to the balance of the shares subject thereto will accrue on the second anniversary of the date of grant. However, the Committee may, in its discretion, in any case provide that the Option will be exercisable immediately with respect to all of the shares of Common Stock subject to the Option or that the right to exercise the Option will accrue in different installments and at different times from those set forth above.

     8.5. Payment for and Delivery of Stock. Payment of the Option exercise price may be made by any of the following methods, as determined by the Committee at the time the Option is granted: (a) in cash or its equivalent (b) by delivery of Shares already owned by the Participant, valued at their Fair Market Value on the date of exercise (provided that any Shares so delivered shall have been held by the Participant for such period, if any, as the Committee shall determine), (c) subject to such guidelines as may be promulgated by the Committee, by delivery of a notice instructing the Corporation to deliver the Shares being purchased to a broker, subject to the broker's delivery of cash to the Corporation equal to the purchase price and any applicable withholding taxes, (d) by delivery of such other lawful consideration as the Committee may determine or (e) by any combination of the foregoing. The Committee may provide for the automatic award of an Option upon the delivery of Shares to the Corporation in payment of the exercise price of another Option for up to the number of Shares delivered to the Corporation in payment of the exercise price of such other Option.

     8.6. Termination of Employment. Each Participant's Award Documentation shall set forth the extent to which the Participant or the Participant's legal representative, guardian or Designated Beneficiary shall have the right to exercise an Option following the termination of the Participant's employment with the Corporation and its Affiliates. Such provisions shall be determined in the sole discretion of the Committee and may reflect distinctions based on the reasons for termination of employment, including, without limitation, termination of employment by reason of the Participant's death, Retirement or Disability.

9. Stock Appreciation Rights.

     9.1. Grant of SARs. Subject to the provisions of the Plan, the Committee may award SARs alone or in combination with other Awards under the Plan.

     9.2. Grant Price. The grant price of a Freestanding SAR shall not be less than the Fair Market Value of the Common Stock at the time of grant of the SAR. The grant price of a Tandem SAR shall not be less than the Option exercise price of the related Option.

     9.3. Term of SARs. An SAR shall be exercisable during such period of time as the Committee shall determine. It is contemplated that the Committee will provide that an SAR shall not be exercisable after the expiration of ten years from the date the SAR is granted.

     9.4. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

     9.5 Exercise of Freestanding SARs. Freestanding SARs shall be made exercisable at such time or times, and shall be subject to such conditions or restrictions, as the Committee shall determine. It is contemplated that the Committee will normally provide that the right to exercise 50 percent of any Freestanding SARs granted hereunder will accrue on the first anniversary of the date of grant and that the right to exercise the balance of such Freestanding SARs will accrue on the second anniversary of the date of grant. However, the Committee may, in its discretion, in any case provide that Freestanding SARs will be exercisable immediately or that the right to exercise Freestanding SARs will accrue in different installments and at different times from those set forth above.

     9.6. Payment of SARs. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Corporation in an amount determined by multiplying (a) the excess, if any, of the Fair Market Value of a share of Common Stock on the date of exercise over the grant price by (b) the number of Shares with respect to which the SAR is exercised. SARs may be payable in cash, Shares or a combination of the two, as provided by the Committee. Shares issued on the settlement of the exercise of SARs shall be valued at their Fair Market Value on the date of exercise.

     9.7. Termination of Employment. Each Participant's Award Documentation shall set forth the extent to which the Participant or the Participant's legal representative, guardian or Designated Beneficiary shall have the right to exercise an SAR following the termination of the Participant's employment with the Corporation and its Affiliates. Such provisions shall be determined in the sole discretion of the Committee and may reflect distinctions based on the reasons for termination of employment, including, without limitation, termination of employment by reason of the Participant's death, Retirement or Disability.

10. Restricted Stock.

     10.1. Grant of Restricted Stock. Subject to the provisions of the Plan, the Committee may award Restricted Stock alone or in combination with other Awards under the Plan.

     10.2. Terms of Restricted Stock. The Restricted Period and other provisions of each Restricted Stock Award shall be established by the Committee and shall be set forth in the Participant's Award Documentation.

     10.3. Nontransferability; Other Restrictions. Except as provided in this
Section 10, shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period. The Committee may impose such other conditions and/or restrictions on any shares of Restricted Stock granted under the Plan as it may deem advisable including, without limitation, performance-based restrictions (whether or not based upon the achievement of Performance Goals), employment-based restrictions and/or restrictions under applicable federal or state securities laws.

     10.4. Participants' Rights in Restricted Stock. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of Restricted Stock shall be registered in the name of the Participant and, except as otherwise determined by the Committee, shall be delivered to the Participant after the last day of the Restricted Period. Except as otherwise provided by the Committee, during and after the Restricted Period, dividends with respect to any Restricted Stock shall be paid to, and voting rights with respect to any such Shares shall be vested in, the Participant. To the extent provided by the Committee, Participants may defer the receipt of any dividends payable during the Restricted Period with respect to Restricted Stock.

     10.5. Termination of Employment. Each Participant's Award Documentation shall set forth the extent, if any, to which the Participant or the Participant's legal representative, guardian or Designated Beneficiary shall have the right to receive unvested shares of Restricted Stock following the termination of the Participant's employment with the Corporation and its Affiliates. Such provisions shall be determined in the sole discretion of the Committee and may reflect distinctions based on the reasons for termination of employment, including, without limitation, termination of employment by reason of the Participant's death, Retirement or Disability.

     10.6. Consideration for Restricted Stock. Restricted Stock shall be issued for no cash consideration or such minimum consideration as may be required under applicable law.

11. Performance Shares.

     11.1. Grant of Performance Shares. Subject to the provisions of the Plan, the Committee may award Performance Shares alone or in combination with other Awards under the Plan. The number and/or vesting of Performance Shares granted, in the Committee's discretion, shall be contingent upon the degree of attainment of the Performance Goals over the Performance Period.

     11.2. Form and Timing of Payment of Performance Shares. During the course of a Performance Period, the Committee shall determine the number of Performance Shares as to which the Participant has earned the right to be paid based upon the attainment of the applicable Performance Goals. The Committee shall pay any earned Performance Shares as soon as practicable after they are earned in the form of cash, Shares or a combination thereof (as determined by the Committee) having an aggregate Fair Market Value equal to the number of Performance Shares earned multiplied by the Fair Market Value of a share of Common Stock determined as of the date such Performance Shares were earned. Any Shares used to pay out earned Performance Shares may be granted subject to any restrictions deemed appropriate by the Committee. To the extent provided by the Committee, Participants may defer the receipt of payment of any Performance Shares or other amounts (e.g., dividend equivalent rights) earned pursuant to the Award Documentation.

     11.3. Termination of Employment. Each Participant's Award Documentation shall set forth the extent to which the Participant or the Participant's legal representative, guardian or Designated Beneficiary shall have the right to receive unearned Performance Shares following the termination of the Participant's employment with the Corporation and its Affiliates. Such provisions shall be determined in the sole discretion of the Committee and may reflect distinctions based on the reasons for termination of employment, including, without limitation, termination of employment by reason of the Participant's death, Retirement or Disability.

12. Other Awards.

     12.1. Grant of Other Awards. Subject to the provisions of the Plan, the Committee may award Other Awards alone or in combination with other Awards under the Plan.

     12.2. Terms of Other Awards. The Committee shall determine the terms and provisions of Other Awards including, without limitation, any transfer restrictions, vesting provisions, the value of such Awards and the form and timing of payment of such Awards.

     12.3. Termination of Employment. Each Participant's Award Documentation shall set forth the extent to which the Participant or the Participant's legal representative, guardian or Designated Beneficiary shall have the right to exercise or receive Other Awards following the termination of the Participant's employment with the Corporation and its Affiliates. Such provisions shall be determined in the sole discretion of the Committee and may reflect distinctions based on the reasons for termination of employment, including, without limitation, termination of employment by reason of the Participant's death, Retirement or Disability.

13. General Provisions Applicable to Awards.

     13.1. Non-transferability of Awards. Subject to the provisions of this Section, (a) no Award under the Plan shall be transferable otherwise than by will, by the laws of descent and distribution, or by operation of a "qualified domestic relations order," as that term is defined in the Code, and (b) during the lifetime of the Participant to whom an Award has been granted, rights under the Award may be exercised only by the Participant, the Participant's guardian or legal representative, or by the assignee of the Award under a "qualified domestic relations order." Notwithstanding the foregoing, the Committee may provide for greater transferability in the case of any Award, including, without limitation, transfer to one or more members of the Participant's family or to a partnership or trust established for the benefit of one or more members of the Participant's family. In no event shall Incentive Stock Options awarded under the Plan be transferable other than as permitted under the rules prescribed in the Code for incentive stock options. An Award that is intended to be exempt under Rule 16b-3 under the Exchange Act or any successor rule, or that is intended to qualify for the Performance-Based Exception, shall be transferable only to the extent consistent with such exemption or qualification. Nothing in this Section shall be construed as restricting the transfer of Shares that have become free of other transfer restrictions under the Plan or that were awarded free of any such restrictions.

     13.3. Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter. The Committee may grant Awards hereunder that are intended to satisfy the Performance-Based Exception and Awards that are not intended to satisfy that exception. Awards hereunder that are intended to satisfy the Performance-Based Exception shall be subject to the limitations of
Section 5.2. In no event shall an Award hereunder which is not intended to satisfy the Performance-Based Exception be conditioned upon an Award hereunder (to the same Participant) which is intended to satisfy the Performance-Based Exception.

     13.4. Tax Withholding. The Committee shall require, on such terms as it deems necessary, that the Participant pay to the Corporation, or make other satisfactory provision for payment of, any federal, state or local taxes required by law to be withheld in respect of Awards under the Plan. In the Committee's discretion, a Participant may elect to satisfy all or a portion of his or her federal, state and local tax withholding requirements or liability, up to the amount calculated by applying the Participant's maximum marginal tax rate, by having Shares withheld from the Shares otherwise issuable in connection with the event creating the tax obligation, or by delivering to the Corporation previously owned Shares, valued at their Fair Market Value on the date that withholding taxes are determined. The Corporation and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

     13.5. Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable laws. Notwithstanding the provisions of this Section 13.5, Awards to any such individuals who are Reporting

Persons shall be made in accordance with the other provisions of the Plan, except as otherwise permitted by Rule 16b-3 under the Exchange Act or any successor rule.

     13.6. Amendment of Award. The Committee may amend, modify, terminate or waive any condition or provision of any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonqualified Stock Option; provided, however, that the Committee may not (except in accordance with Section 13.8) increase the number of Shares subject to any outstanding Award or decrease the Option or award price of the Award. The Participant's consent to any such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

     13.7. Acceleration of Vesting; Waiver of Restrictions. Notwithstanding any provision of the Plan or any Award Documentation to the contrary, the Committee, in its sole discretion, shall have the power at any time to (a) accelerate the vesting or exercisability of any Award granted under the Plan, including, without limitation, acceleration to such date that would result in such Awards becoming immediately vested or exercisable, or (b) waive any restrictions of any Award granted under the Plan.

     13.8. Changes in Stock; Adjustment of Awards. In the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock or any other transaction (including, without limitation, an extraordinary cash dividend) which, in the determination of the Committee, affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall equitably adjust any or all of (a) the number and kind of Shares in respect of which Awards may be made under the Plan,
(b) the number and kind of Shares subject to outstanding Awards, and (c) the Option or grant price with respect to any of the foregoing, provided that the number of Shares subject to any Award shall always be a whole number. In the event of any merger, consolidation, dissolution or liquidation of the Corporation, the Committee, in its sole discretion, may, as to any outstanding Awards, make such substitution or adjustment in the aggregate number of Shares reserved for issuance under the Plan and in the number and purchase price (if any) of Shares subject to such Awards as it may determine, make outstanding Awards fully exercisable, or amend or terminate such Awards upon such terms and conditions as it shall provide (which, in the case of the termination of the vested portion of any Award, shall require payment or other consideration which the Committee deems equitable in the circumstances). Notwithstanding the foregoing, in the case of an Award intended to qualify as an Incentive Stock Option or to qualify for the Performance-Based Exception, adjustment shall be made under this Section 13.8 only to the extent, if any, consistent with continued qualification of the Award as an Incentive Stock Option or continued qualification of the award for the Performance-Based Exception, as the case may be.

     13.9. Change In Control. Unless otherwise provided in a Participant's Award Documentation, upon the occurrence of a Change in Control of the Corporation,
(a) any and all Options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable through their entire term; (b) any Restricted Periods and restrictions imposed on Restricted Stock shall lapse; and
(c) the target payout opportunities attainable under all outstanding Awards of Restricted Stock and Performance Shares shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control, and the vesting of all Awards shall be accelerated as of the effective date of the Change in Control.

     13.10. Dividend Equivalent Rights. The Committee may, in its discretion, provide that any dividends declared on Shares subject to an Award, and which would have been paid with respect to such Shares had they been owned by a Participant, be paid to the Participant in Shares, cash or a combination of cash and Shares, as specified in the Award Documentation.

14. Miscellaneous.

     14.1. No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Corporation and its Affiliates expressly reserve the right at any time to terminate the employment of a Participant free from any liability or claim under the Plan, except as may be expressly provided in the applicable Award. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in Awards granted under the Plan shall not constitute an element of damages in the event of termination of employment of a Participant, even if termination is in violation of an obligation of the Corporation or an Affiliate to the Participant, by contract or otherwise.

     14.2. No Rights as a Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the stock at the time of the Award except as otherwise provided in the applicable Award.

     14.3. No Fractional Shares. No fractional Shares shall be issued under the Plan, and cash shall be paid in lieu of any fractional Shares in settlement.

     14.4. Unfunded Plan. The Plan shall be unfunded, shall not create (or be construed to create) a trust or a separate fund or funds, and shall not establish any fiduciary relationship between the Corporation and any Participant or other person.

     14.5. Successors and Assigns. The Plan shall be binding on all successors and assigns of the Participant, including without limitation the Participant's Designated Beneficiary or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

     14.6. Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that no amendment which requires stockholder approval in order for those Awards that are intended to be exempt under Rule 16b-3 under the Exchange Act (or any successor rule) to be so exempt or for those Awards that are intended to qualify under the Performance-Based Exception to so qualify shall be effective unless approved by the requisite vote of the Corporation's stockholders. The Committee may make non-material amendments to the Plan.

     14.7. Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 67 of Chapter 156B of the Massachusetts General Laws authorizes a corporation to indemnify any director, officer, employee or other agent of the corporation to whatever extent specified in or authorized by (a) the articles of organization, (b) a by-law adopted by the stockholders or (c) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

     The Registrant's By-Laws provide indemnity to the Registrant's Directors and Officers in such capacity or as directors or officers of a wholly-owned subsidiary of the Registrant for liability resulting from judgments, fines, expenses or settlement amounts incurred in connection with any action, including an action by or in the right of the Registrant, brought against such person in such capacity. Under Massachusetts law and the By-Laws, no indemnification may be provided for any person with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Registrant or of such subsidiary. The By-Laws also provide that, with respect to any matter disposed of by a compromise payment by such Director or Officer, pursuant to a consent decree or otherwise, no indemnification shall be provided unless such indemnification shall be ordered by a court or such compromise shall be approved as being in the best interest of the Registrant, after notice that it involves such indemnification: (a) by a disinterested majority of the Directors then in office, (b) by a majority of the disinterested Directors then in office, provided that there has been obtained an opinion in writing of independent counsel to the effect that such person appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Registrant, or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for Directors, exclusive of any stock owned by any interested Director or Officer. Under Massachusetts law, a court may uphold indemnification in connection with a suit in which there is a recovery by or in the right of a corporation.

     The By-Laws also provide for indemnification for all other directors and officers of the Registrant's wholly-owned subsidiaries to the extent authorized by the Board of Directors on the same statutory standard set forth in the preceding paragraph. Where such a person is wholly successful in defending the claim, he or she shall be entitled to indemnification. Directors and officers of other subsidiaries and employees and agents of the Registrant and any subsidiaries may be indemnified as determined by the Board from time to time.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS.

     (a) The following is a list of exhibits to this Registration Statement:

          (2)(a) Agreement and Plan of Merger, dated as of December 12, 1995, by and between Bank of Boston, BayBanks and Merger Subsidiary (included as Exhibit A to the Joint Proxy Statement -Prospectus).

          (2)(b) Stock Option Agreements, dated as of December 12, 1995, by and between Bank of Boston and BayBanks (included as Exhibits B and C to the Joint Proxy Statement-Prospectus).

          (3)(a) Restated Articles of Organization of Bank of Boston, as amended through November 24, 1993, incorporated herein by reference to Exhibit 3(a) to Bank of Boston's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-6522).

          (3)(b) By-Laws of Bank of Boston, as amended through April 28, 1994, incorporated herein by reference to Exhibit 3(b) to Bank of Boston's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-6522).

          (4)(a) Rights Agreement, dated as of June 28, 1990, between Bank of Boston and FNBB, as Rights Agent (the "Rights Agreement"), and the description of the Rights, incorporated herein by reference to Bank of Boston's Registration Statement on Form 8-A relating to the Rights and to Exhibit 1 of such registration statement (File No. 1-6522).

          (4)(b) Amendment to the Rights Agreement, dated December 12, 1995, between Bank of Boston and FNBB, as Rights Agent, incorporated herein by reference to Bank of Boston's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-6522).

          (5)     Opinion of Gary A. Spiess, Esq.

          (8)(a) Form of Opinion of Bingham, Dana & Gould LLP as to certain tax matters.

          (8)(b)  Form of Opinion of Palmer & Dodge as to certain tax matters.

          (23)(a) Consent of Coopers & Lybrand L.L.P. with respect to Bank of Boston.

          (23)(b) Consent of KPMG Peat Marwick LLP with respect to BayBanks.

          (23)(c) Consent of Gary A. Spiess, Esq. (included in Exhibit 5).

          (23)(d) Consent of Bingham, Dana & Gould LLP.

          (23)(e) Consent of Palmer & Dodge.

          (23)(f) Consent of Merrill Lynch, Pierce, Fenner & Smith
                  Incorporated.

          (23)(g) Consent of Morgan Stanley & Co. Incorporated.

          (23)(h) Consent of William M. Crozier, Jr.

          (23)(i) Consent of Thomas R. Piper.

          (23)(j) Consent of Glenn P. Strehle.

          (23)(k) Statement pursuant to Rule 438.

          (24)    Power of Attorney of certain officers and directors.

          (99)(a) Form of Proxy for Annual Meeting of Stockholders of Bank of Boston.

          (99)(b) Form of Proxy for Annual Meeting of Stockholders of BayBanks.

          (99)(c) Text of Sections 85 to 98 of the Massachusetts Business Corporation Law (included as Exhibit F to the Joint Proxy Statement-Prospectus).

          (99)(d) Employment Agreement dated as of December 12, 1995 by and among Bank of Boston Corporation, BayBanks, Inc., and William
                  M. Crozier, Jr.

     (b) Financial Statements Schedules.

      Not Applicable.

     (c) Fairness Opinions.

     Included in Part I as Exhibits D and E to the Joint Proxy
Statement-Prospectus included in this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; or

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Joint Proxy Statement-Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, and Commonwealth of Massachusetts, on the 15th day of March, 1996.

                                          BANK OF BOSTON CORPORATION

                                          By:   /s/ GARY A. SPIESS
                                              (Gary A. Spiess)

                                              (General Counsel and Clerk)


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                   SIGNATURE                                TITLE                  DATE
-----------------------------------------------    -----------------------    ------------------
            /S/ CHARLES K. GIFFORD*                Chairman of the Board      March 15, 1996
-----------------------------------------------    of Directors,
              Charles K. Gifford                   President, Chief
                                                   Executive Officer and
                                                   Director (Chief
                                                   Executive Officer)

             /S/ WILLIAM J. SHEA*                  Vice Chairman, Chief       March 15, 1996
-----------------------------------------------    Financial Officer and
                William J. Shea                    Treasurer (Chief
                                                   Financial Officer)

           /S/ ROBERT T. JEFFERSON*                Comptroller (Chief         March 15, 1996
-----------------------------------------------    Accounting Officer)
              Robert T. Jefferson

              /S/ WAYNE A. BUDD*                   Director                   March 15, 1996
-----------------------------------------------
                 Wayne A. Budd

              WILLIAM F. CONNELL*                  Director                   March 15, 1996
-----------------------------------------------
              William F. Connell


-----------------------------------------------    Director                   March   , 1996
              Gary L. Countryman

             /S/ ALICE F. EMERSON*                 Director                   March 15, 1996
-----------------------------------------------
               Alice F. Emerson

                   SIGNATURE                                TITLE                    DATE
-----------------------------------------------    -----------------------    ------------------
                THOMAS J. MAY*                     Director                   March 15, 1996
-----------------------------------------------
                 Thomas J. May

              DONALD F. MCHENRY*                   Director                   March 15, 1996
-----------------------------------------------
               Donald F. McHenry

               J. DONALD MONAN*                    Director                   March 15, 1996
-----------------------------------------------
                J. Donald Monan

               PAUL C. O'BRIEN*                    Director                   March 15, 1996
-----------------------------------------------
                Paul C. O'Brien

                 JOHN W. ROWE*                     Director                   March 15, 1996
-----------------------------------------------
                 John W. Rowe


-----------------------------------------------    Director                   March   , 1996
               Richard A. Smith


-----------------------------------------------    Director                   March   , 1996
             William C.Van Faasen

              THOMAS B. WHEELER*                   Director                   March 15, 1996
-----------------------------------------------
               Thomas B. Wheeler

               ALFRED M. ZEIEN*                    Director                   March 15, 1996
-----------------------------------------------
                Alfred M. Zeien

*By:             /s/ GARY A. SPIESS
    --------------------------------------------
          Gary A. Spiess, Attorney-in-Fact